As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 333-

811- 06466

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.
Post-Effective Amendment No.
and
REGISTRATION STATEMENT
UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 61

ML OF NEW YORK VARIABLE ANNUITY

SEPARATE ACCOUNT A

(Exact Name of Registrant)

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

(Name of Depositor)

(Former Depositor, Transamerica Advisors Life Insurance Company of New York)

440 Mamaroneck Avenue

Harrison, NY 10528

(Address of Depositor’s Principal Executive Offices)

Depositor’s Telephone Number: (800) 333-6524

Darin D. Smith, Esq.

Transamerica Financial Life Insurance Company

4333 Edgewood Road, N.E.

Cedar Rapids, IA 52499-4240

(Name and Address of Agent for Service)

Title of Securities Being Registered:

Flexible Premium Individual Deferred Variable Annuity Contracts

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of the Registration statement.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERRILL LYNCH RETIREMENT PLUS

Issued by

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

ML of New York Variable Annuity Separate Account A

ML of New York Variable Annuity Separate Account B

Supplement Dated July 1, 2014

to the

Prospectus dated May 1, 2008, as Supplemented

Home Office: 440 Mamaroneck Avenue

Harrison, New York 10528

Service Center: 4333 Edgewood Road NE

Cedar Rapids, Iowa 52499-0001

Phone: (800) 333-6524

Transamerica Financial Life Insurance Company (“TFLIC”) is amending the prospectus for Merrill Lynch Retirement Plus contracts (the “Contracts”) for the purpose of providing information regarding the merger (the “Merger”) of the insurance company on your Contract, Transamerica Advisors Life Insurance Company of New York (“TALICNY”), with and into TFLIC.

TALICNY no longer sells the Contracts. Following the Merger, TFLIC will not sell the former TALICNY Contracts.

Effective on or about July 1, 2014, TALICNY merged with and into its affiliate TFLIC. Before the Merger, TALICNY was the insurance company on the Contracts. Upon consummation of the Merger, TALICNY’s corporate existence ceased by operation of law, and TFLIC assumed legal ownership of all of the assets of TALICNY, including ML of New York Variable Annuity Separate Account A and ML of New York Separate Account B (the “separate accounts”) that fund the Contracts, and the assets of the separate accounts. As a result of the merger, TFLIC became responsible for all liabilities and obligations of TALICNY, including those created under the Contracts. The Contracts have thereby become flexible premium individual deferred variable annuity contracts funded by a separate accounts of TFLIC.

The Merger did not affect the terms of, or the rights and obligations under, your Contract, other than to change to the company that provides your Contract benefits from TALICNY to TFLIC. The Merger also did not result in any adverse tax consequences for any Contract owners, and Contract owners will not be charged additional fees or expenses as a result of the Merger. You will receive a Contract endorsement from TFLIC that reflects the change from TALICNY to TFLIC. Until we amend all forms we use that are related to the Contracts, we may still reflect TALICNY in correspondence and disclosure to you.

The following are the available investment options:

SUBACCOUNT	PORTFOLIO	ADVISOR/SUBADVISOR
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Series I Shares
Invesco V.I. Core Equity Fund	Invesco V.I. Core Equity Fund	Invesco Advisers, Inc.
Invesco V.I. Comstock Fund	Invesco V.I. Comstock Fund	Invesco Advisers, Inc.

AllianceBernstein Variable Products Series Fund, Inc. – Class A
AllianceBernstein Global Thematic Growth Portfolio	AllianceBernstein Global Thematic Growth Portfolio	AllianceBernstein L.P.

American Century Variable Portfolios, Inc. – Class I
VP International Fund	VP International Fund	American Century Investment Management, Inc.
VP Ultra® Fund	VP Ultra® Fund	American Century Investment Management, Inc.

BlackRock Variable Series Funds, Inc. – Class I Shares
BlackRock Basic Value V.I. Fund	BlackRock Basic Value V.I. Fund	BlackRock Advisors, LLC
BlackRock Capital Appreciation V.I. Fund	BlackRock Capital Appreciation V.I. Fund	BlackRock Advisors, LLC
BlackRock Global Allocation V.I. Fund	BlackRock Global Allocation V.I. Fund	BlackRock Advisors, LLC
BlackRock Global Opportunities V.I. Fund	BlackRock Global Opportunities V.I. Fund	BlackRock Advisors, LLC
BlackRock High Yield V.I. Fund	BlackRock High Yield V.I. Fund	BlackRock Advisors, LLC
BlackRock International V.I. Fund	BlackRock International V.I. Fund	BlackRock Advisors, LLC
BlackRock Large Cap Core V.I. Fund	BlackRock Large Cap Core V.I. Fund	BlackRock Advisors, LLC
BlackRock Large Cap Growth V.I. Fund	BlackRock Large Cap Growth V.I. Fund	BlackRock Advisors, LLC
BlackRock Large Cap Value V.I. Fund	BlackRock Large Cap Value V.I. Fund	BlackRock Advisors, LLC
BlackRock Money Market V.I. Fund	BlackRock Money Market V.I. Fund	BlackRock Advisors, LLC
BlackRock S&P 500 Index V.I. Fund	BlackRock S&P 500 Index V.I. Fund	BlackRock Advisors, LLC
BlackRock Total Return V.I. Fund	BlackRock Total Return V.I. Fund	BlackRock Advisors, LLC
BlackRock U.S. Government Bond V.I. Fund	BlackRock U.S. Government Bond V.I. Fund	BlackRock Advisors, LLC
BlackRock Value Opportunities V.I. Fund	BlackRock Value Opportunities V.I. Fund	BlackRock Advisors, LLC

Davis Variable Account Fund, Inc.
Davis Value Portfolio	Davis Value Portfolio	Davis Selected Advisers, LP

Federated Insurance Series – Primary Shares
Federated Managed Tail Risk Fund II	Federated Managed Tail Risk Fund II	Federated Global Investment Management Corp.
Federated Kaufmann Fund II	Federated Kaufmann Fund II	Federated Equity Management Company of Pennsylvania

MFS® Variable Insurance Trust - Initial Class
MFS® Growth Series	MFS® Growth Series	MFS® Investment Management

PIMCO Variable Insurance Trust - Administrative Class Shares
Total Return Portfolio	Total Return Portfolio	Pacific Investment Management Company LLC

Additional Information:

The following subaccount were closed to new investments on December 6, 1996:

BlackRock Variable Series Funds, Inc. – Class I Shares
BlackRock Managed Volatility V.I. Fund	BlackRock Managed Volatility V.I. Fund	BlackRock Advisors, LLC
BlackRock Equity Dividend V.I. Fund	BlackRock Equity Dividend V.I. Fund	BlackRock Advisors, LLC

Effective December 12, 2011, the following subaccounts are closed to new investments:

AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Series I Shares
Invesco V.I. American Franchise Fund	Invesco V.I. American Franchise Fund	Invesco Advisers, Inc.

AllianceBernstein Variable Products Series Fund, Inc. – Class A
AllianceBernstein Large Cap Growth Portfolio	AllianceBernstein Large Cap Growth Portfolio	AllianceBernstein L.P.

The following hereby replaces the ML Life Insurance Company of New York section of the prospectus:

Transamerica Financial Life Insurance Company

Transamerica Financial Life Insurance Company was incorporated under the laws of the State of New York on October 3, 1947. It is engaged in the sale of life and health insurance and annuity contracts. The Company is a wholly-owned indirect subsidiary of Transamerica Corporation which conducts most of its operations through subsidiary companies engaged in the insurance business or in providing non-insurance financial services. All of the stock of Transamerica Corporation is indirectly owned by AEGON N.V. of The Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business. The Company is located at 440 Mamaroneck Avenue, Harrison, New York 10528, and is licensed in all states and the District of Columbia.

All obligations arising under the Contracts, including the promise to make annuity payments, are general corporate obligations of the Company. Accordingly, no financial institution, brokerage firm or insurance agency is responsible for the financial obligations of the Company arising under the Contracts.

The following hereby replaces the Legal Proceedings section of the prospectus:

Legal Proceedings

We, like other life insurance companies, are subject to regulatory and legal proceedings, including class action lawsuits, in the ordinary course of our business. Such legal and regulatory matters include proceedings specific to us and other proceedings generally applicable to business practices in the industry in which we operate. In some lawsuits and regulatory proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation or regulatory proceeding cannot be predicted with certainty, at the present time, we believe that there are no pending or threatened proceedings or lawsuits that are likely to have a material adverse impact on the separate account, on TCI’s ability to perform under its principal underwriting agreement, or on our ability to meet our obligations under the Contract.

We are currently being audited on behalf of multiple states’ treasury and controllers’ offices for compliance with laws and regulations concerning the identification, reporting and escheatment of unclaimed benefits or abandoned funds. The audits focus on insurance company processes and procedures for identifying unreported death claims, and their use of the Social Security Master Death File to identify deceased Contract and contract holders. In addition, we are the subject of multiple state Insurance Department inquiries and market conduct examinations with a similar focus on the handling of unreported claims and abandoned property. The audits and related examination activity have resulted in or may result in additional payments to beneficiaries, escheatment of funds deemed abandoned, administrative penalties and changes in our procedures for the identification of unreported claims and handling of escheatable property. We do not believe that any regulatory actions or agreements that have resulted from or will result from these examinations has had or will have a material adverse impact on the separate account, on TCI’s ability to perform under its principal underwriting agreement, or on our ability to meet our obligations under the Contract.

The following hereby replaces the Experts section of the prospectus:

Independent Registered Public Accounting Firm

The financial statements of the ML of New York Variable Annuity Separate Account A and ML of New York Variable Annuity Separate Account B, at December 31, 2013 and for the periods disclosed in the financial statements, and the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing herein, have been audited by Ernst & Young LLP, Suite 3000, 801 Grand Avenue, Des Moines, Iowa 50309, Independent Registered Public Accounting Firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon their reports given on their authority as experts in accounting and auditing.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account A Supplement Dated May 1, 2013 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2008)	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account B Supplement Dated May 1, 2013 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2008)

The following hereby amends and supplements your prospectus:

Abandoned or Unclaimed Property

Every state has unclaimed property laws that generally provide for escheatment to the state of unclaimed property (including proceeds of annuity, life and other insurance policies) under various circumstances. In addition to the state unclaimed property laws, we may be required to escheat property pursuant to regulatory demand, finding, agreement or settlement. To help prevent such escheatment, it is important that you keep your contact and other information on file with us up to date, including the names, contact information and identifying information for owners, insureds, annuitants, beneficiaries and other payees. Such updates should be communicated in a form and manner satisfactory to us.

Legal Proceedings

We, like other life insurance companies, are subject to regulatory and legal proceedings, including class action lawsuits, in the ordinary course of our business. Such legal and regulatory matters include proceedings specific to us and other proceedings generally applicable to business practices in the industry in which we operate. In some lawsuits and regulatory proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation or regulatory proceeding cannot be predicted with certainty, at the present time, we believe that there are no pending or threatened proceedings or lawsuits that are likely to have a material adverse impact on the separate account, on TCI’s ability to perform under its principal underwriting agreement, or on our ability to meet our obligations under the policy.

We are currently being audited on behalf of multiple states’ treasury and controllers’ offices for compliance with laws and regulations concerning the identification, reporting and escheatment of unclaimed benefits or abandoned funds. The audits focus on insurance company processes and procedures for identifying unreported death claims, and their use of the Social Security Master Death File to identify deceased policy and contract holders. In addition, we are the subject of multiple state Insurance Department inquiries and market conduct examinations with a similar focus on the handling of unreported claims and abandoned property. The audits and related examination activity may result in additional payments to beneficiaries, escheatment of funds deemed abandoned, administrative penalties and changes in our procedures for the identification of unreported claims and handling of escheatable property. We do not believe that any regulatory actions or agreements that result from these examinations will have a material adverse impact on the separate account, on TCI’s ability to perform under its principal underwriting agreement, or on our ability to meet our obligations under the policy.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account A Supplement Dated December 12, 2011 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2011)	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account A Supplement Dated December 12, 2011 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2008)

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account B Supplement Dated December 12, 2011 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2011)	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account B Supplement Dated December 12, 2011 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2008)

This supplement updates the Prospectus for Merrill Lynch Retirement Plus® Annuity issued by Transamerica Advisors Life Insurance Company and Transamerica Advisors Life Insurance Company of New York.

Effective on or about December 12, 2011, the Invesco V.I. Capital Appreciation Fund subaccount and AllianceBernstein Large Cap Growth Portfolio subaccount (the “Subaccounts”) will be closed to new investment. “Closed to new investment” means no one can allocate additional amounts (either through policy transfer or additional premium) to the Subaccounts after December 12, 2011.

If you have any amount in the Subaccounts on December 12, 2011, you may do the following (subject to the terms and conditions contained in the prospectus):

•	transfer amounts out of the Subaccounts into other subaccounts;

•	withdraw amounts from the Subaccounts; and

•	maintain your current investment in the Subaccounts.

Please note: If you have given us allocation instructions for premium payments or other purposes (for example, dollar cost averaging) directing us to invest in the Subaccounts, you need to provide us with new instructions for amounts that would have otherwise gone into the Subaccounts.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account A Supplement Dated September 9, 2011 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2011)	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account A Supplement Dated September 9, 2011 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2008)

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account B Supplement Dated September 9, 2011 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2011)	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account B Supplement Dated September 9, 2011 to the Prospectus For RETIREMENT PLUS (Dated May 1, 2008)

This supplement updates the Prospectus for Merrill Lynch Retirement PlusSM Annuity issued by Transamerica Advisors Life Insurance Company and Transamerica Advisors Life Insurance Company of New York.

Effective on or about October 1, 2011 the following fund name changes will occur:

Current Fund Name	New Fund Name
BlackRock High Income V. I. Fund	BlackRock High Yield V. I. Fund
BlackRock International Value V. I. Fund	BlackRock International V. I. Fund
BlackRock Government Income V. I. Fund	BlackRock U.S. Government Bond V. I. Fund

Because of this change, all references in the Prospectus to the funds listed will be changed.

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY

Merrill Lynch Life Variable Annuity

Separate Account A

Supplement Dated March 28, 2011

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2010)

Merrill Lynch Life Variable Annuity

Separate Account B

Supplement Dated March 28, 2011

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2010)

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated March 28, 2011

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account B

Supplement Dated March 28, 2011

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

This supplement describes a change regarding the variable annuity contracts listed above issued by Transamerica Advisors Life Insurance Company and Transamerica Advisors Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective May 1, 2011, the Merrill Lynch Retirement Plus Advisor® (“RPA”) program is no longer available.

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY

Merrill Lynch Life Variable Annuity

Separate Account A

Supplement Dated March 9, 2011

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2010)

Merrill Lynch Life Variable Annuity

Separate Account B

Supplement Dated March 9, 2011

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2010)

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated March 9, 2011

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account B

Supplement Dated March 9, 2011

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

This supplement describes a change regarding the variable annuity contracts listed above issued by Transamerica Advisors Life Insurance Company and Transamerica Advisors Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective April 1, 2011, the Merrill Lynch Retirement Plus Advisor® (“RPA”) program is no longer available.

ML LIFE INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated July 30, 2010

to the Prospectuses For

MERRILL LYNCH INVESTOR CHOICE

ANNUITY (Investor Series)

(Dated May 1, 2010)

RETIREMENT POWER

(Dated May 1, 2004)

RETIREMENT OPTIMIZER

(Dated May 1, 2004)

RETIREMENT PLUS

(Dated May 1, 2009)

ML of New York Variable Annuity

Separate Account B

Supplement Dated July 30, 2010

to the Prospectus For

RETIREMENT PLUS

(Dated May 1, 2009)

ML of New York Variable Annuity

Separate Account C

Supplement Dated July 30, 2010

to the Prospectus For

CONSULTS ANNUITY

(Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account D

Supplement Dated July 27, 2010

To the Prospectus For

MERRILL LYNCH INVESTOR CHOICE

ANNUITY (IRA Series)

(Dated May 1, 2010)

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2006)

ML of New York Variable Annuity

Separate Account

Supplement Dated July 30, 2010

to the Prospectus For

PORTFOLIO PLUS

(Dated May 1, 1993)

This supplement describes certain changes to the variable annuity contracts listed above (the “Contracts”) issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective July 1, 2010, the ML Life Insurance Company of New York changed its name to Transamerica Advisors Life Insurance Company of New York.

ML LIFE INSURANCE COMPANY OF

NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated June 14, 2010

to the

Prospectuses For

RETIREMENT POWER (Dated May 1, 2004)

RETIREMENT OPTIMIZER (Dated May 1, 2004)

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account B

Supplement Dated June 14, 2010

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account C

Supplement Dated June 14, 2010

to the

Prospectus For

CONSULTS ANNUITY (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account D

Supplement Dated June 14, 2010

to the

Prospectus For

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2005)

ML of New York Variable Annuity

Separate Account

Supplement Dated June 14, 2010

to the

Prospectus For

PORTFOLIO PLUS (Dated May 1, 1993)

This supplement describes certain changes to the variable annuity contracts listed above (the “Contracts”) issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

The following changes are effective:

Signature Guarantee

As protection against fraud, we require that the following transaction requests include a Medallion signature guarantee:

•	All written requests for surrenders (i.e. partial surrenders and full surrenders) over $250,000;

•	Any non-electronic disbursement request made on or within 15 days of a change to the address of record for a contract owner’s account;

•	Any written disbursement request made on or within 15 days of an ownership change;

•	Any disbursement request when the Company has been directed to send proceeds to a different personal address from the address of record for the contract owner’s account. PLEASE NOTE: This requirement will not apply to disbursement requests made in connection with exchanges of one annuity contract for another with the same owner in a “tax-free exchange”;

•	All written requests for surrenders (i.e. partial surrenders and full surrenders) when the Company does not have an original signature on file.

You can obtain a Medallion signature guarantee from more than 7,000 financial institutions across the United States and Canada that participate in the Medallion signature guarantee program. This includes many:

•	National and state banks;

•	Savings banks and savings and loan associations;

•	Securities brokers and dealers; and

•	Credit unions.

The best source of a Medallion signature guarantee is a bank, savings and loan association, brokerage firm, or credit union with which you do business. Guarantor firms may, but frequently do not, charge a fee for their services.

A notary public cannot provide a Medallion signature guarantee. Notarization will not substitute for a Medallion signature guarantee.

*  *  *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 333-6524, or write the Service Center at 4333 Edgewood Road NE Cedar Rapids, Iowa 52499-0001.

2

MERRILL LYNCH LIFE INSURANCE

COMPANY

Merrill Lynch Life Variable Annuity

Separate Account A

Supplement Dated June 1, 2010

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2010)

Merrill Lynch Life Variable Annuity

Separate Account B

Supplement Dated June 1, 2010

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2010)

ML LIFE INSURANCE COMPANY OF

NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated June 1, 2010

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account B

Supplement Dated June 1, 2010

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

This supplement describes a change regarding the variable annuity contracts listed above issued by Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

On or about June 1, 2010 (“merger date”), the Van Kampen Life Investment Trust Comstock Portfolio of the Van Kampen Life Investment Trust will merge into an empty “shell fund” of the AIM Variable Insurance Funds (Invesco Variable Insurance Funds) trust and be renamed Invesco Van Kampen V.I. Comstock Fund. This merger will not involve any change in the fund’s management, investment objective or policies because the surviving fund is an empty “shell fund”.

Because of this merger, the Van Kampen Life Investment Trust Comstock Portfolio subaccount (the “Subaccount”) will be renamed Invesco Van Kampen V.I. Comstock Fund.

No action is necessary on your part if you want to remain invested in the Subaccount. If you do not wish to remain allocated to the Subaccount, you may generally transfer your policy value allocated in this Subaccount to any other subaccount listed in your Prospectus. However, please note that there may be negative consequences and you may lose certain benefits if your transfer or updated investment allocation violates any allocation guidelines and restrictions applicable to allocation instructions for premium payments or other purposes (for example, dollar cost averaging or guaranteed withdrawal benefits).

If you reallocate your policy value to another subaccount from the Invesco Van Kampen V.I. Comstock Fund, you will not be charged for the transfer from that Subaccount to another available subaccount if made within 30 days of the merger date. This reallocation also will not count as a transfer for purposes of any free transfers that you receive each contract year.

ML LIFE INSURANCE COMPANY OF

NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated November 6, 2009

to the

Prospectuses For

RETIREMENT POWER (Dated May 1, 2004)

RETIREMENT OPTIMIZER (Dated May 1, 2004)

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account B

Supplement Dated November 6, 2009

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account C

Supplement Dated November 6, 2009

to the

Prospectus For

CONSULTS ANNUITY (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account D

Supplement Dated November 6, 2009

to the

Prospectus For

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2005)

ML of New York Variable Annuity

Separate Account

Supplement Dated November 6, 2009

to the

Prospectus For

PORTFOLIO PLUS (Dated May 1, 1993)

This supplement describes certain changes to the variable annuity contracts listed above (the “Contracts”) issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

The following changes will be effective the date of this supplement:

•	You are not permitted to send full or partial withdrawals directly to your personal MLPF&S brokerage account.

•	As a protection against fraud, we require that the following transaction requests include a Medallion signature guarantee:

•	All requests for partial withdrawals or full surrenders that are submitted in writing of $50,000 and over;

•	Any partial withdrawal or full surrender request that are to be paid by check and are submitted in writing, if such request is made on or within 15 days of a change to the address of record for a contract owner’s account; and

•	Any partial withdrawal or full surrender request when we are directed to send proceeds to a different address from the address of record for that contract owner’s account. PLEASE NOTE: This requirement does not apply to withdrawal request made in connection with exchanges of one annuity contract for another with the same owner in a “tax-free exchange” under Section 1035 of the Internal Revenue Code or a Qualified Direct Rollover to another insurance company.

You can obtain a Medallion signature guarantee from more than 7,000 financial institutions across the United States and Canada that participate in the Medallion signature guarantee program. This includes many national and state banks, savings banks and savings and loan associations, securities brokers and dealers, and credit unions.

The best source of a Medallion signature guarantee is a bank, savings and loan association, brokerage firm, or credit union with which you do business. Guarantor firms may, but frequently do not, charge a fee for their services. A notary public cannot provide a Medallion signature guarantee. Notarization will not substitute for a Medallion signature guarantee.

*  *   *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 333-6524 (for Contracts issued by ML Life Insurance Company of New York), or write the Service Center at 4333 Edgewood Road NE Cedar Rapids, Iowa 52499-0001.

2

MERRILL LYNCH LIFE INSURANCE

COMPANY

Merrill Lynch Life Variable Annuity

Separate Account A

Supplement Dated August 19, 2009

to the

Prospectuse For

RETIREMENT PLUS (Dated May 1, 2009)

Merrill Lynch Life Variable Annuity

Separate Account B

Supplement Dated August 19, 2009

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2009)

ML LIFE INSURANCE COMPANY OF

NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated August 19, 2009

to the

Prospectuses For

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account B

Supplement Dated August 19, 2009

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

This supplement describes a change to the variable annuity contracts listed above (the “Contracts”) issued by Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Liquidation of Portfolios

We have been advised that the MLIG Variable Insurance Trust consisting of the following portfolios:

Roszel/Allianz CCM Capital Appreciation Portfolio	Roszel/Allianz NFJ Small Cap Value Portfolio
Roszel/Delaware Trend Portfolio	Roszel/JPMorgan Small Cap Growth Portfolio
Roszel/Lord Abbett Affiliated Portfolio	Roszel/Lord Abbett Mid Cap Value Portfolio
Roszel/Seligman Mid Cap Growth Portfolio

(the “Portfolios”) will liquidate on or about October 23, 2009 (the “Liquidation Date”). Because of the liquidation, the subaccounts investing in the Portfolios (the “Subaccounts”) will be closed effective as of the close of business on the Liquidation Date.

If you have policy value allocated to the Subaccounts on the Liquidation Date, shares of the Portfolios held for you in the Subaccounts will be exchanged for shares of the BlackRock Money Market V.I. Fund portfolio (the “Money Market Portfolio”), of equal value on the Liquidation Date, and held in the BlackRock Money Market V.I. Fund (the “Money Market Subaccount”).

If you have given us allocation instructions for premium payments or other purposes (for example, Dollar Cost Averaging) directing us to invest in the Subaccounts, you need to provide us with new instructions for amounts that would have otherwise gone into those Subaccounts. If you are enrolled in the Dollar Cost Averaging Program and we do not receive updated allocation instructions from you as of the Liquidation Date, then the liquidation Subaccounts used in the program will be replaced by the Money Market Subaccount on the Liquidation Date. If your premium allocation instructions include one or more liquidating Subaccount, new allocation instructions must accompany the first premium payment after the Liquidation Date. If we do not receive new allocation instructions, the premium payment will be rejected.

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 (for Contracts issued by Merrill Lynch Life Insurance Company) or (800) 333-6524 (for Contracts issued by ML Life Insurance Company of New York), or write the Service Center at 4333 Edgewood Road NE, Cedar Rapids, Iowa 52499.

Prospectus

May 1, 2008

ML of New York Variable Annuity Separate Account A (“Account A”)

and

ML of New York Variable Annuity Separate Account B (“Account B”)

Flexible Premium Individual Deferred Variable Annuity Contract

also known as

Modified Single Premium Individual Deferred Variable Annuity Contract (“the Contract”)

issued by

ML Life Insurance Company of New York (“ML of New York”)

Home Office: 4 Manhattanville Road

Purchase, NY 10577

Service Center: P.O. Box 44222

Jacksonville, Florida 32231-4222

4802 Deer Lake Drive East

Jacksonville, Florida 32246

Phone: (800) 333-6524

offered through

Transamerica Capital, Inc.

This Prospectus gives you information you need to know before you invest. Keep it for future reference. Address all communications concerning the Contract to the Service Center at the address above.

The variable annuity contract described here provides a variety of investment features. It also provides options for income protection later in life.

It is important that you understand how the Contract works, and its benefits, costs, and risks. First, some basics.

What is an annuity?

An annuity provides for the systematic liquidation of a sum of money at the annuity date through a variety of annuity options. Each annuity option has different protection features intended to cover different kinds of income needs. Many of these annuity options provide income streams that can’t be outlived.

What is a variable annuity?

A variable annuity bases its benefits on the performance of underlying investments. These investments may typically include stocks, bonds, and money market instruments. The annuity described here is a variable annuity.

What are the risks in owning a variable annuity?

A variable annuity does not guarantee the performance of the underlying investments. The performance can go up or down. It can even decrease the value of money you’ve put in. You bear all of this risk. You could lose all or part of the money you’ve put in.

How does this annuity work?

We put your premium payments as you direct into one or more subaccounts of Account A and/or Account B. In turn, we invest each subaccount’s assets in corresponding portfolios of the following:

•	AIM Variable Insurance Funds
•	AIM V.I. Capital Appreciation Fund
•	AIM V.I. Core Equity Fund

•	AllianceBernstein Variable Products Series Fund, Inc.
•	AllianceBernstein VPS Global Technology Portfolio
•	AllianceBernstein VPS Large Cap Growth Portfolio

•	American Century Variable Portfolios, Inc.
•	VP International Fund
•	VP Ultra® Fund

•	BlackRock Variable Series Funds, Inc.
•	BlackRock Basic Value V.I. Fund
•	BlackRock Total Return V.I. Fund†
•	BlackRock Fundamental Growth V.I. Fund
•	BlackRock Global Allocation V.I. Fund
•	BlackRock Global Growth V.I. Fund
•	BlackRock Government Income V.I. Fund
•	BlackRock High Income V.I. Fund
•	BlackRock International Value V.I. Fund
•	BlackRock Large Cap Core V.I. Fund
•	BlackRock Large Cap Growth V.I. Fund
•	BlackRock Large Cap Value V.I. Fund
•	BlackRock Money Market V.I. Fund*
•	BlackRock S&P 500 Index V.I. Fund
•	BlackRock Value Opportunities V.I. Fund

•	Davis Variable Account Fund, Inc.
•	Davis Value Portfolio

•	Federated Insurance Series
•	Federated Capital Appreciation Fund II
•	Federated Kaufmann Fund II

•	MFS® Variable Insurance TrustSM
•	MFS Growth Series††

•	MLIG Variable Insurance Trust
•	Roszel/Allianz CCM Capital Appreciation Portfolio
•	Roszel/Allianz NFJ Small Cap Value Portfolio
•	Roszel/Delaware Trend Portfolio
•	Roszel/JPMorgan Small Cap Growth Portfolio
•	Roszel/Lord Abbett Affiliated Portfolio
•	Roszel/Lord Abbett Mid Cap Value Portfolio
•	Roszel/Seligman Mid Cap Growth Portfolio

•	PIMCO Variable Insurance Trust
•	Total Return Portfolio

•	Van Kampen Life Investment Trust
•	Comstock Portfolio

†	Formerly, BlackRock Bond V.I. Fund
††	Formerly, MFS® Emerging Growth Series
*	Available both through Account A and Account B.

The value of your contract at any point in time up to the annuity date is called your contract value. Before the annuity date, you are generally free to direct your contract value among the subaccounts as you wish. You may also withdraw all or part of your contract value. If you die before the annuity date, we pay a death benefit to your beneficiary.

We’ve designed this annuity as a long-term investment. If you withdraw money from the annuity too soon, you may incur substantial charges. In addition, any money you take out of the contract is subject to tax, and if taken before age 59 1⁄2 may also be subject to a 10% Federal penalty tax. For these reasons, you need to consider your current and short-term income needs carefully before you decide to buy the Contract.

Although this Prospectus was primarily designed for potential purchasers of the Contract, you are receiving this Prospectus as a current contract owner. As a current contract owner, you should note that the options, features, and charges of the Contract may vary over time and generally, you may not change your Contract or its features, as issued. For more information about the particular options, features, and charges applicable to you, please contact your Financial Advisor, refer to your Contract, and/or note Contract variations referenced throughout this Prospectus. Currently, this Contract is not available for purchase.

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What does this annuity cost?

We may impose a number of charges, including a deferred sales charge and a mortality and expense risk charge. We provide more details on these two charges as well as a description of all other charges later in the Prospectus.

This Prospectus contains information about the Contract and the Accounts that you should know before you invest. A Statement of Additional Information contains more information about the Contract and the Accounts. We have filed this Statement of Additional Information, dated May 1, 2008, with the Securities and Exchange Commission. We incorporate this Statement of Additional Information by reference. If you want to obtain this Statement of Additional Information, simply call or write us at the phone number or address of our Service Center referenced earlier in this prospectus. There is no charge to obtain it. The table of contents for this Statement of Additional Information appears at the end of this Prospectus.

The Securities and Exchange Commission (“SEC”) maintains a web site that contains the Statement of Additional Information, material incorporated by reference, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Current prospectuses for the AIM Variable Insurance Funds, the AllianceBernstein Variable Products Series Fund, Inc., the American Century Variable Portfolios, Inc., the BlackRock Variable Series Funds, Inc., the Davis Variable Account Fund, Inc., the Federated Insurance Series, the MFS® Variable Insurance TrustSM, the MLIG Variable Insurance Trust, the PIMCO Variable Insurance Trust, and the Van Kampen Life Investment Trust must accompany this Prospectus. Please read these documents carefully and retain them for future reference.

The Securities and Exchange Commission has not approved these Contracts or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

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DEFINITIONS

accumulation unit: An index used to compute the value of the contract owner’s interest in a subaccount prior to the annuity date.

annuitant: The person on whose continuation of life annuity payments may depend.

annuity date: The date on which annuity payments begin. The annuity date must occur by the older annuitant’s 90th birthday.

beneficiary(s): The person(s) designated by you to receive payment upon the death of an owner prior to the annuity date.

contract anniversary: The same date each year as the date of issue of the Contract.

contract year: The period from one contract anniversary to the day preceding the next contract anniversary.

Individual Retirement Account or Annuity (“IRA”): A retirement arrangement meeting the requirements of Section 408 of the Internal Revenue Code (“IRC”).

monthiversary: The same date of each month as the date on which the Contract was issued.

net investment factor: An index used to measure the investment performance of a subaccount from one valuation period to the next.

nonqualified contract: A Contract issued in connection with a retirement arrangement other than a qualified arrangement described in the IRC.

qualified contract: A Contract issued in connection with a retirement arrangement described under section 403(b) or 408(b) of the IRC.

Roth Individual Retirement Account or Annuity (“Roth IRA Account”): A retirement arrangement meeting the requirements of Section 408A of the IRC.

tax sheltered annuity: A Contract issued in connection with a retirement arrangement that receives favorable tax status under Section 403(b) of the IRC.

valuation period: The interval from one determination of the net asset value of a subaccount to the next. Net asset values are determined as of the close of trading on each day the New York Stock Exchange is open.

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CAPSULE SUMMARY OF THE CONTRACT

This capsule summary provides a brief overview of the Contract. More detailed information about the Contract can be found in the sections of this Prospectus that follow, all of which should be read in their entirety.

The Contract is available as a nonqualified contract or may be issued as an IRA in certain circumstances or purchased through an established IRA or Roth IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”). The Contract is currently not available to be issued in connection with a retirement arrangement under Section 403(b) of the Internal Revenue Code (i.e., a tax sheltered annuity contract). We no longer accept any additional contributions from any source to your 403(b) Contract. In addition, we prohibit the issue of a 403(b) Contract in an exchange for the 403(b) contract or custodial account of another provider. Federal law limits maximum annual contributions to qualified contracts. Please note that if you purchase your Contract through a custodial account, the owner of the Contract will be the custodial account and the annuitant must generally be the custodial account owner.

A variable annuity provides for tax deferred growth potential. The tax advantages typically provided by a variable annuity are already available with tax-qualified plans, such as IRAs and Roth IRAs. You should carefully consider the advantages and disadvantages of owning a variable annuity in a tax-qualified plan, as well as the costs and benefits of the Contract (including the annuity income and death benefits), before you purchase the Contract in a tax-qualified plan.

We offer other variable annuity contracts that have different contract features, minimum premium amounts, fund selections, and optional programs. However, these other contracts also have different charges that would affect your subaccount performance and contract values. To obtain more information about these other contracts, contact our Service Center or your Financial Advisor.

For information concerning compensation paid for the sale of Contracts, see “Other Information — Selling the Contract.”

Premiums

Generally, before the annuity date you can pay premiums as often as you like. The minimum initial premium is $5,000 for a nonqualified Contract and $2,000 for an IRA Contract. Subsequent premiums generally must each be $100 or more. We may refuse to issue a Contract or accept additional premiums under your Contract if the total premiums paid under all variable annuity contracts issued by us and our affiliate, Merrill Lynch Life Insurance Company, or any other life insurance company affiliate, on your life (or the life of any older co-owner) exceed $1,000,000. Under an automatic investment feature, you can make subsequent premium payments systematically from your Merrill Lynch brokerage account. For more information, contact your Financial Advisor.

The Accounts

As you direct, we will put premiums into subaccounts of Account A and/or Account B corresponding to the Funds in which we invest your contract value. For the first 14 days following the date of issue, we put all premiums you’ve directed into Account A into the BlackRock Money Market V.I. Subaccount. After the 14 days, we’ll put the money into the Account A subaccounts you’ve selected. Currently, you may allocate premiums or contract value among 18 of 34 available subaccounts. Generally, within certain limits you may transfer Account A value periodically among Account A subaccounts.

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The Funds Available For Investment

•	AIM Variable Insurance Funds
•	AIM V.I. Capital Appreciation Fund
•	AIM V.I. Core Equity Fund

•	AllianceBernstein Variable Products Series Fund, Inc.
•	AllianceBernstein VPS Global Technology Portfolio
•	AllianceBernstein VPS Large Cap Growth Portfolio

•	American Century Variable Portfolios, Inc.
•	VP International Fund
•	VP Ultra® Fund

•	BlackRock Variable Series Funds, Inc.
•	BlackRock Basic Value V.I. Fund
•	BlackRock Total Return V.I. Fund
•	BlackRock Fundamental Growth V.I. Fund
•	BlackRock Global Allocation V.I. Fund
•	BlackRock Global Growth V.I. Fund
•	BlackRock Government Income V.I. Fund
•	BlackRock High Income V.I. Fund
•	BlackRock International Value V.I. Fund
•	BlackRock Large Cap Core V.I. Fund
•	BlackRock Large Cap Growth V.I. Fund
•	BlackRock Large Cap Value V.I. Fund
•	BlackRock Money Market V.I. Fund*
•	BlackRock S&P 500 Index V.I. Fund
•	BlackRock Value Opportunities V.I. Fund

•	Davis Variable Account Fund, Inc.
•	Davis Value Portfolio

•	Federated Insurance Series
•	Federated Capital Appreciation Fund II
•	Federated Kaufmann Fund II

•	MFS® Variable Insurance TrustSM
•	MFS® Growth Series

•	MLIG Variable Insurance Trust
•	Roszel/Allianz CCM Capital Appreciation Portfolio
•	Roszel/Allianz NFJ Small Cap Value Portfolio
•	Roszel/Delaware Trend Portfolio
•	Roszel/JPMorgan Small Cap Growth Portfolio
•	Roszel/Lord Abbett Affiliated Portfolio
•	Roszel/Lord Abbett Mid Cap Value Portfolio
•	Roszel/Seligman Mid Cap Growth Portfolio

•	PIMCO Variable Insurance Trust
•	Total Return Portfolio

•	Van Kampen Life Investment Trust
•	Comstock Portfolio

*	Available both through Account A and Account B.

We have closed the subaccounts investing in the BlackRock Balanced Capital V.I. Fund and the BlackRock Utilities and Telecommunications V.I. Fund of the BlackRock Variable Series Funds, Inc. to allocations of new premium payments and incoming transfers of contract value.

If you want detailed information about the investment objectives of the Funds, see “Investments of the Accounts” and the prospectuses for the Funds.

Fees and Charges

Mortality & Expense Risk Charge

We impose a mortality and expense risk charge to cover certain risks. The mortality portion compensates us for mortality risks we assume for the annuity payment and death benefit guarantees made under the Contract. The expense portion compensates us for expense risks we assume if the contract maintenance and administration charges aren’t enough to cover all Contract maintenance and administration expenses. The charge equals 1.25% annually for Account A and 0.65% annually for Account B. We deduct it daily from the net asset value of the Accounts. This charge ends on the annuity date.

Sales Charge

We may impose a deferred sales charge only if you withdraw money from Account A. The maximum charge is 7% of premium withdrawn during the first year after that premium is paid. The charges decrease by 1% each year. After year seven, it’s 0%. We don’t impose a sales charge on withdrawals or surrenders from Account B. The sales charge applies to each subsequent premium payment, as well as the initial premium payment.

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Administration Charge

We charge 0.10% annually to reimburse us for costs associated with the establishment and administration of the Contract. We deduct this charge daily only from the net asset value of Account A. We don’t impose the charge on the assets of Account B. This charge ends on the annuity date.

Contract Maintenance Charge

We charge $40 at the end of each contract year and upon a full withdrawal to reimburse us for expenses related to maintenance of the Contract. We waive this charge on all Contracts with a contract value of at least $50,000 on the Contract anniversary and in certain circumstances where you own more than three Contracts. The charge ends on the annuity date.

Guaranteed Minimum Income Benefit Fee (“GMIB Fee”)

On the last business day of each month and upon termination of the Guaranteed Minimum Income Benefit Rider, we determine the amount of the GMIB Fee. We will deduct the GMIB Fee determined for each month within a calendar quarter (and upon termination of the Rider) from your contract value on the last business day of each calendar quarter (and upon termination of the Rider). The amount of the GMIB Fee, how it is determined, and the circumstances under which it may be deducted are described under “Guaranteed Minimum Income Benefit.” We deduct this fee regardless of whether annuity payments under the GMIB would be higher than those provided under the Contract. This fee ends on the annuity date.

Premium Taxes

On the annuity date we may deduct a charge for any premium taxes imposed by a state. Premium tax rates vary from jurisdiction to jurisdiction. They currently range from 0% to 3.5%.

Fund Expenses

You will bear the costs of advisory fees and operating expenses deducted from Fund assets.

You can find detailed information about fees and charges imposed on the Contract under “Charges and Deductions”.

Transfers

Transfers Among Account A Subaccounts

Before the annuity date, you may transfer all or part of your Account A value among the subaccounts up to six times per contract year without charge. However, the BlackRock Balanced Capital V.I. Subaccount and the BlackRock Utilities and Telecommunications V.I. Subaccount are closed to transfers of contract value from other subaccounts.

You may make more than six transfers among available subaccounts, but we may charge $25 per extra transfer. You may elect a Dollar Cost Averaging feature so that money you’ve put in the Account A BlackRock Money Market V.I. Subaccount is systematically transferred monthly into other Account A subaccounts you select without charge. In addition, through participation in the Merrill Lynch RPA® program, you may have your Account A values invested under an investment program based on your investment profile (see “Transfers”, “Dollar Cost Averaging”, and “Merrill Lynch Retirement Plus Advisor®”). Please note that effective May 1, 2008, the Merrill Lynch RPA® program is no longer available for new enrollment. We may impose additional restrictions on transfers. (See “Transfers — Disruptive Trading”.)

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Transfers From Account A to Account B

Once each contract year, you may transfer from Account A to Account B all or a portion of the greater of any gain in account value and/or any premium no longer subject to a sales charge or 10% of premiums still subject to a sales charge (minus any premium already withdrawn or transferred). Additionally, we allow periodic transfers of all or a portion of the greater amount, determined at the time of each periodic transfer, on a monthly, quarterly, semi-annual or annual basis. You cannot make automatic transfers from Account A to Account B and systematic withdrawals from Account A in the same contract year.

This is the only amount you may transfer from Account A to Account B during a contract year. We impose no charge on this transfer. We don’t permit transfers from Account B to Account A.

Withdrawals

You can withdraw money from the Contract. Withdrawals from Account A are generally subject to a sales charge (see “Sales Charge”). However, we won’t impose a sales charge to the extent that the withdrawals from Account A in a contract year do not exceed the “free withdrawal amount” determined as of the date we receive your withdrawal request. The “free withdrawal amount” equals the greater of (a) or (b) minus any premiums previously withdrawn or transferred during that contract year, where:

(a)	=	10% of total premiums paid into Account A that are subject to a contingent deferred sales charge; and

(b)	=	your gain in Account A plus premiums allocated to Account A that are not subject to a contingent deferred sales charge.

You may take your free withdrawals through lump sum withdrawals or the systematic withdrawal program. Through systematic withdrawals from Account A you may elect, once per contract year, for withdrawals to be paid on a monthly, quarterly, semi-annual or annual basis.

We don’t impose a sales charge on withdrawals from Account B.

Once each contract year you may use the automatic withdrawal program to withdraw the value in Account B on a monthly, quarterly, semi-annual, or annual basis. These automatic withdrawals are not subject to any sales charge (see “Withdrawals and Surrenders”).

A withdrawal may have adverse tax consequences, including the imposition of a penalty tax on withdrawals prior to age 59 1⁄2. Withdrawals from tax sheltered annuities are restricted (see “Federal Income Taxes”).

Death Benefit

Regardless of investment experience, the Contract provides a guaranteed minimum death benefit if a contract owner (or the annuitant if the Contract has a non-natural owner) dies before the annuity date.

Currently, if you are under age 80 on the date of issue, the death benefit equals the greatest of:

(i)	premiums paid into Account A less “adjusted withdrawals” from Account A and “adjusted transfers” to Account B plus the value of Account B;

(ii)	the contract value on the date we receive due proof of death; and

(iii)	The Maximum Anniversary Value plus the value of Account B.

If you are age 80 or over on the date of issue, the death benefit equals the greater of:

(i)	premiums paid into Account A less “adjusted withdrawals” from Account A and “adjusted transfers” to Account B plus the value of Account B; or

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(ii)	the contract value on the date we receive due proof of death.

You can find more detailed information about the death benefit and how it is calculated, including age limitations that apply under “Death Benefit.”

If you purchased your Contract prior to June 13, 2003, your guaranteed minimum death benefit was calculated in a different manner. Please refer to your Contract.

The payment of a death benefit may have tax consequences (see “Federal Income Taxes”).

Annuity Payments

Annuity payments begin on the annuity date and are made under the annuity option you select. When you first buy the Contract, the annuity date for nonqualified Contracts is the older annuitant’s 90th birthday. If your Contract is owned by the type of non-natural person (i.e., a corporation or a non-grantor trust) that does not receive tax deferral, the annuity date is the annuitant’s 85th birthday. The annuity date for IRA Contracts or tax sheltered annuity Contracts is generally when the owner/annuitant reaches age 70 1⁄2.

Details about the annuity options available under the Contract can be found under “Annuity Options”.

Annuity payments may have tax consequences (see “Federal Income Taxes”).

All optional guaranteed benefit riders under the Contract terminate when annuity payments begin or on the maturity date.

Guaranteed Minimum Income Benefit

For an additional annual fee, you may elect the Guaranteed Minimum Income Benefit (“GMIB”). The GMIB is an optional rider that provides the option to receive payment of guaranteed minimum monthly fixed income during the lifetime of the annuitant, subject to certain conditions. See “Guaranteed Minimum Income Benefit”.

Ten Day Right to Review

When you receive the Contract, review it carefully to make sure it is what you intended to purchase. Within ten days (60 days in the case of a replacement) after you receive the Contract, you may return it for a refund. The Contract will then be deemed void. To receive a refund, return the Contract along with your letter of instruction to the Service Center or to the Financial Advisor who sold it. We will then refund the greater of all premiums paid into the Contract or the contract value as of the date we receive your returned Contract.

Replacement of Contracts

Generally, it is not advisable to purchase a Contract as a replacement for an existing annuity contract. You should replace an existing contract only when you determine that the Contract is better for you. You may have to pay a surrender charge on your existing contract, and the Contract will impose a new surrender charge period. Before you buy a Contract, ask your Financial Advisor if purchasing a Contract could be advantageous, given the Contract’s features, benefits, and charges.

You should talk to your tax advisor to make sure that this purchase will qualify as a tax-free exchange. If you surrender your existing contract for cash and then buy the Contract, you may have to pay Federal income taxes, including possible penalty taxes, on the surrender. Also, because we will not issue the Contract until we have received the initial premium from your existing insurance company, the issuance of the Contract may be delayed.

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FEE TABLE

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer contract value between the subaccounts. State premium taxes may also be deducted.

Contract Owner Transaction Expenses
Sales Load Imposed on Premiums	None
Contingent Deferred Sales Charge (as a % of premium withdrawn)[1]	7%
Transfer Fee[2]	$25

The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Fund fees and expenses. This table also includes the charges you would pay if you added optional riders to your Contract.

Periodic Charges Other Than Fund Expenses
Annual Contract Maintenance Charge[3]	$40
Separate Account Annual Expenses (as a % of average Separate Account value)
Account A:
Mortality and Expense Risk Charge	1.25%
Administration Charge	0.10%

Total Account A Annual Expenses	1.35%
Account B:
Mortality and Expense Risk Charge	0.65%
Administration Charge	0.00%

Total Account B Annual Expenses	0.65%
Annual Charge for Optional Rider:
Guaranteed Minimum Income Benefit[4]	0.40%

[1]	The contingent deferred sales charge decreases by 1% annually to 0% after seven years for each premium payment made, as follows:

Complete Years Elapsed Since Payment of Premium	Charge as a Percentage of Premium Withdrawn
0 years	7%
1 year	6%
2 years	5%
3 years	4%
4 years	3%
5 years	2%
6 years	1%
7 or more years	0%

[2]	There is no charge for the first 6 transfers in a contract year. We currently do not, but may in the future, charge a $25 fee on all subsequent transfers. These rules apply only to transfers among Account A subaccounts. They do not apply to transfers from Account A to Account B. No transfers may be made from Account B.
[3]	The contract maintenance charge will be assessed annually at the end of each contract year if the contract value is less than $50,000 and upon surrender if other than on the contract anniversary.
[4]	The figure shown is an annualized percentage of the GMIB Benefit Base. The GMIB charge will be deducted from your Account A value at the end of each calendar quarter based on the GMIB Benefit Base as of the last business day of each month within the calendar quarter. We will also deduct a pro rata amount of this fee upon termination of the Rider. We won’t deduct this fee after the annuity date.

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The next table shows the Fund fees and expenses that you may pay periodically during the time that you own the Contract. The table shows the minimum and maximum total operating expenses for the fiscal year ended December 31, 2007. More detail concerning each Fund’s fees and expenses is contained in the prospectus for each Fund.

Range of Expenses for the Funds[5]	Minimum	Maximum
Total Annual Fund Operating Expenses
(total of all expenses that are deducted from Fund assets, including management fees, 12b-1 fees, and other expenses)	0.39%	2.46%

[5]	The Fund expenses used to prepare this table were provided to us by the Funds. We have not independently verified such information. The expenses shown are those incurred for the year ended December 31, 2007 or estimated for the current year. Current or future expenses may be greater or less than those shown. The investment adviser for certain Funds may contractually or voluntarily reimburse or waive Fund expenses. For more information about these arrangements, consult the prospectuses for the Funds.

Example

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner Transaction Expenses, the Annual Contract Maintenance Charge, Separate Account Annual Expenses (assuming you are invested in Account A), the GMIB Fee, and Annual Fund Operating Expenses.

The Example assumes that you invest $10,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the maximum and minimum fees and expenses of any of the Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

(1)	If you surrender the Contract at the end of the applicable time period:

Assuming the maximum fees and expenses of any Fund, your costs would be:

1 year	3 years	5 years	10 years
$1,064	$1,764	$2,477	$4,522

Assuming the minimum fees and expenses of any Fund, your costs would be:

1 year	3 years	5 years	10 years
$873	$1,184	$1,489	$2,581

(2)	If you annuitize or remain invested in the Contract at the end of the applicable time period:

Assuming the maximum fees and expenses of any Fund, your costs would be:

1 year	3 years	5 years	10 years
$429	$1,303	$2,196	$4,522

Assuming the minimum fees and expenses of any Fund, your costs would be:

1 year	3 years	5 years	10 years
$223	$691	$1,189	$2,581

The Examples reflect the $40 contract maintenance charge as 0.040% of average assets. They assume the GMIB Rider is elected. They reflect the fee for the GMIB Rider at an annual rate of .40% of the GMIB Benefit Base determined monthly and deducted quarterly from your account value. Contractual waivers and reimbursements are reflected in the first year of the example, but not in subsequent years. See the “Charges and Discussions” section in this Prospectus and the Fund prospectuses for a further discussion of fees and charges.

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The examples should not be considered a representation of past or future expenses or annual rates of return of any Fund. Actual expenses and annual rates of return may be more or less than those assumed for the purpose of the examples.

Condensed financial information containing the accumulation unit value history appears at the end of this Prospectus.

YIELDS AND TOTAL RETURNS

From time to time, we may advertise yields, effective yields, and total returns for the subaccounts. These figures are based on historical earnings and do not indicate or project future performance. We may also advertise performance of the subaccounts in comparison to certain performance rankings and indices. More detailed information on the calculation of performance information appears in the Statement of Additional Information.

Effective yields and total returns for a subaccount are based on the investment performance of the corresponding Fund. Fund expenses influence Fund performance.

The yields of the Account A BlackRock Money Market V.I. Subaccount and the Account B BlackRock Money Market V.I. Subaccount refer to the annualized income generated by an investment in each subaccount over a specified 7-day period. The yield is calculated by assuming that the income generated for that 7-day period is generated each 7-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

The yield of an Account A subaccount (besides the Account A BlackRock Money Market V.I. Subaccount) refers to the annualized income generated by an investment in the subaccount over a specified 30-day or one month period. The yield is calculated by assuming the income generated by the investment during that 30-day or one-month period is generated each period over 12 months and is shown as a percentage of the investment.

The average annual total return of a subaccount refers to return quotations assuming an investment has been held in each subaccount for 1, 5 and 10 years, or for a shorter period, if applicable. The average annual total returns represent the average compounded rates of return that would cause an initial investment of $1,000 to equal the value of that investment at the end of each 1-, 5-and 10-year period. These percentages include any sales charge that would apply if you terminated the Contract at the end of each period indicated, but exclude any deductions for premium taxes.

We may also advertise or present yield or total return performance information computed on different bases, but this information will always be accompanied by average annual total returns for the corresponding subaccounts. For example, we may present total return information that doesn’t reflect a deduction for the sales charge. This presentation assumes that an investment in the Contract will extend beyond the period when the sales charge applies, consistent with the long term investment and retirement objectives of the Contract. We may also advertise total return performance information for the Funds. We may also present total return performance information for a subaccount for periods before the date the subaccount commenced operations. If we do, we’ll base performance of the corresponding Fund as if the subaccount existed for the same periods as those indicated for the corresponding Fund, with a level of fees and charges equal to those currently imposed under the Contracts. We may also present total performance information for a hypothetical Contract assuming allocation of the initial premium to more than one subaccount or assuming monthly transfers from the Account A BlackRock Money Market V.I. Subaccount to designated subaccounts under a dollar cost averaging program. This information will reflect the performance of the affected subaccounts for the duration of the allocation under the hypothetical Contract. It will also reflect the deduction of charges described above except for the sales charge. This information may also be compared to various indices.

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Advertising and sales literature for the Contracts may also compare the performance of the subaccounts and Funds to the performance of other variable annuity issuers in general or to the performance of particular types of variable annuities investing in mutual funds, with investment objectives similar to each of the Funds corresponding to the subaccounts. Performance information may also be based on rankings by services which monitor and rank the performance of variable annuity issuers in each of the major categories of investment objectives on an industry-wide basis. Advertising and sales literature for the Contracts may also compare the performance of the subaccounts to various indices measuring market performance. These unmanaged indices assume the reinvestment of dividends, but do not reflect any “deduction” for the expense of operating or managing an investment portfolio.

Advertising and sales literature for the Contracts may also contain information on the effect of tax deferred compounding on subaccount investment returns, or returns in general. The tax deferral may be illustrated by graphs and charts and may include a comparison at various points in time of the return from an investment in a Contract (or returns in general) on a tax-deferred basis (assuming one or more tax rates) with the return on a currently taxable basis.

ML LIFE INSURANCE COMPANY OF NEW YORK

We are a stock life insurance company organized under the laws of the State of New York on November 28, 1973 and engaged in the sale of life insurance and annuity products. On December 28, 2007, we became an indirect wholly owned subsidiary of AEGON USA, Inc. (“AEGON USA”). AEGON USA is indirectly owned by AEGON N.V. of the Netherlands, the securities of which are publicly traded. AEGON N.V. of the Netherlands conducts its business through subsidiary companies engaged primarily in the insurance business. We were formerly an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”), a corporation whose common stock is traded on the New York Stock Exchange.

Our financial statements can be found in the Statement of Additional Information. You should consider them only in the context of our ability to meet any Contract obligation.

THE ACCOUNTS

You may direct premiums into one or both of two segregated investment accounts available to the Contract (the “Accounts”). The ML of New York Variable Annuity Separate Account A (“Account A”) offers through its subaccounts a variety of investment options. Each option has a different investment objective. The ML of New York Variable Annuity Separate Account B (“Account B”) offers a money market investment through its subaccount.

We established the Accounts on August 14, 1991. They are governed by New York law, our state of domicile. They are registered with the Securities and Exchange Commission as unit investment trusts under the Investment Company Act of 1940. Each account meets the definition of a separate account under the Federal securities laws. The Accounts’ assets are segregated from all of our other assets.

Segregation of Account Assets

Obligations to contract owners and beneficiaries that arise under the Contract are our obligations. We own all of the assets in the Accounts. Each Account’s income, gains, and losses, whether or not realized, derived from Account assets are credited to or charged against the Account without regard to our other income, gains or losses. The assets in each Account will always be at least equal to the reserves and other liabilities of the Account. If an Account’s assets exceed the required reserves and other Contract liabilities, we may transfer the excess to our general account. Under New York insurance law the assets in each Account, to the extent of its reserves and liabilities, may not be charged with liabilities arising out of any other business we conduct nor may the assets of either Account be charged with any liabilities of the other Account.

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Number of Subaccounts; Subaccount Investments

There are 34 subaccounts currently available under the Contract. Of these, 33 are currently available through Account A and one is currently available through Account B. The subaccount available through Account B invests in the BlackRock Money Market V.I. Fund, which is also available through a subaccount in Account A. Two subaccounts previously available through Account A (the BlackRock Balanced Capital V.I. Subaccount and the BlackRock Utilities and Telecommunications V.I. Subaccount) are closed to allocations of new premiums and incoming transfers of contract value. All subaccounts invest in a corresponding portfolio of the AIM Variable Insurance Funds (the “AIM V.I. Funds”); the AllianceBernstein Variable Products Series Fund, Inc. (the “AllianceBernstein Fund”); the American Century Variable Portfolios, Inc. (the “American Century Portfolios”); the BlackRock Variable Series Funds, Inc. (the “BlackRock Variable Funds”); the Davis Variable Account Fund, Inc. (the “Davis Fund”); the Federated Insurance Series (the “Federated Series”); the MFS®Variable Insurance TrustSM (the “MFS Trust”); the MLIG Variable Insurance Trust (the “MLIG Trust”); the PIMCO Variable Insurance Trust (the “PIMCO VIT Trust”); or the Van Kampen Life Investment Trust (the “Van Kampen Trust”). Additional subaccounts may be added or closed in the future.

Although the investment objectives and policies of certain Funds are similar to the investment objectives and policies of other portfolios that may be managed or sponsored by the same investment adviser, subadviser, manager, or sponsor, nevertheless, we do not represent or assure that the investment results will be comparable to any other portfolio, even where the investment adviser, subadviser, or manager is the same. Differences in portfolio size, actual investments held, fund expenses, and other factors all contribute to differences in fund performance. For all of these reasons, you should expect investment results to differ. In particular, certain funds available only through the Contract have names similar to funds not available through the Contract. The performance of a fund not available through the Contract should not be indicative of performance of the similarly named fund available through the Contract.

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INVESTMENTS OF THE ACCOUNTS

General Information and Investment Risks

Information about investment objectives, management, policies, restrictions, expenses and all other aspects of fund operations can be found in the Funds’ prospectuses and Statements of Additional Information. Read these carefully before investing. Fund shares are currently sold to our separate accounts as well as separate accounts of Merrill Lynch Life Insurance Company (an indirect wholly owned subsidiary of AEGON USA), and insurance companies affiliated or not affiliated with us, to fund benefits under certain variable annuity and variable life insurance contracts. Shares of these funds may be offered to certain pension or retirement plans.

Generally, you should consider the Funds as long-term investments and vehicles for diversification, but not as a balanced investment program. Many of these Funds may not be appropriate as the exclusive investment to fund a Contract for all contract owners. The Fund prospectuses also describe certain additional risks, including investing on an international basis or in foreign securities and investing in lower rated or unrated fixed income securities. There is no guarantee that any Fund will be able to meet its investment objectives. Meeting these objectives depends upon future economic conditions and upon how well fund management anticipates changes in economic conditions.

THE FUNDS

The following tables summarize each Fund’s investment objective(s), investment adviser(s), asset class, and investment style.

AIM Variable Insurance Funds	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
AIM V.I. Capital Appreciation Fund (Series I)	Seeks growth of capital.

Invesco Aim Advisors, Inc

Subadvisers: AIM Funds Management Inc. (anticipates changing its name to Invesco Trimark Investment Management Inc. on or prior to December 31, 2008); Invesco Global Asset Management (N.A.), Inc.; Invesco Institutional (N.A.), Inc.; Invesco Senior Secured Management, Inc.; Invesco Hong Kong Limited; Invesco Asset Management Limited; Invesco Asset Management (Japan) Limited; Invesco Asset Management Deutschland, GmbH; and Invesco Australia Limited.

Domestic Equity/ Large Cap Growth

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AIM Variable Insurance Funds	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
AIM V.I. Core Equity Fund (Series I)	Seeks growth of capital.

Invesco Aim Advisors, Inc.

Subadvisers: AIM Funds Management Inc. (anticipates changing its name to Invesco Trimark Investment Management Inc. on or prior to December 31, 2008); Invesco Global Asset Management (N.A.), Inc.; Invesco Institutional (N.A.), Inc.; Invesco Senior Secured Management, Inc.; Invesco Hong Kong Limited; Invesco Asset Management Limited; Invesco Asset Management (Japan) Limited; Invesco Asset Management Deutschland, GmbH; and Invesco Australia Limited.

Domestic Equity/ Large Cap Blend

AllianceBernstein Variable Products Series Fund, Inc.	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
AllianceBernstein VPS Global Technology Portfolio (Class A)	Seeks long-term growth of capital.	AllianceBernstein L.P.	Domestic Equity/ Large Cap Growth

AllianceBernstein VPS Large Cap Growth Portfolio (Class A)	Seeks long-term growth of capital.	AllianceBernstein L.P.	Domestic Equity/ Large Cap Growth

American Century Variable Portfolios, Inc.	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
VP International Fund (Class 1)	Seeks capital growth.	American Century Global Investment Management, Inc.	International Equity/ International

VP Ultra® Fund (Class I)	Seeks long-term capital growth.	American Century Investment Management, Inc.	Domestic Equity/ Large Cap Growth

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BlackRock Variable Series Funds, Inc.	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
BlackRock Balanced Capital V.I. Fund (Class I)*	Seeks a level of current income and a degree of stability of principal not normally available from an investment solely in equity securities and the opportunity for capital appreciation greater than is normally available from investments solely in debt securities.	BlackRock Advisors, LLC (“BlackRock Advisors”) Subadviser: BlackRock Financial Management, Inc. (“BlackRock Financial”) and BlackRock Investment Management, LLC (“BlackRock Investment”)	Balanced/US

BlackRock Basic Value V.I. Fund (Class I)	Seeks capital appreciation and, secondarily, income.	BlackRock Advisors Subadviser: BlackRock Investment	Domestic Equity/Large Cap Value

BlackRock Total Return V.I. Fund (Class I) (formerly, BlackRock Bond V.I. Fund)	Seeks to maximize total return, consistent with income generation and prudent investment management.	BlackRock Advisors Subadviser: BlackRock Financial	Fixed Income/ Intermediate Term

BlackRock Fundamental Growth V.I. Fund (Class I)	Seeks long-term growth of capital.	BlackRock Advisors Subadviser: BlackRock Investment	Domestic Equity/Large Cap Growth

BlackRock Global Allocation V.I. Fund (Class I)	Seeks high total investment return.	BlackRock Advisors Subadviser: BlackRock Investment, BlackRock Asset Management U.K. Limited (“BlackRock U.K.”)	Balanced/Global

BlackRock Global Growth V.I. Fund (Class I)	Seeks long-term growth of capital.	BlackRock Advisors Subadviser: BlackRock Investment	International Equity/Global

BlackRock Government Income V.I. Fund (Class I)	Seeks the highest possible current income consistent with the protection of capital.	BlackRock Advisors Subadviser: BlackRock Financial	Fixed Income/ Intermediate Term

BlackRock High Income V.I. Fund (Class I)	Seeks a high level of current income and, secondarily, capital appreciation when consistent with its primary objective.	BlackRock Advisors Subadviser: BlackRock Financial	Fixed Income/High Yield

*	The subaccount corresponding to this Fund was closed to allocations of new premiums and incoming transfers of contract value following the close of business on December 6, 1996.

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BlackRock Variable Series Funds, Inc.	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
BlackRock International Value V.I. Fund (Class I)	Seeks current income and long-term growth of income, accompanied by growth of capital.	BlackRock Advisors Subadviser: BlackRock Investment Management International Limited (“BlackRock International”)	International Equity/ International

BlackRock Large Cap Core V.I. Fund (Class I)	Seeks high total investment return.	BlackRock Advisors Subadviser: BlackRock Investment	Domestic Equity/ Large Cap Blend

BlackRock Large Cap Growth V.I. Fund (Class I)	Seeks long-term capital growth.	BlackRock Advisors Subadviser: BlackRock Investment	Domestic Equity/ Large Cap Growth

BlackRock Large Cap Value V.I. Fund (Class I)	Seeks long-term capital growth.	BlackRock Advisors Subadviser: BlackRock Investment	Domestic Equity/ Large Cap Value

BlackRock Money Market V.I. Fund (Class I)	Seeks to preserve capital, maintain liquidity, and achieve the highest possible current income consistent with the foregoing.	BlackRock Advisors Subadviser: BlackRock Institutional Management Corporation (“BlackRock Institutional”)	Fixed Income/ Money Market

BlackRock S&P 500 Index V.I. Fund (Class I)	Seeks investment results that, before expenses, correspond to the aggregate price and yield performance of the Standard & Poor’s 500 Index.	BlackRock Advisors Subadviser: BlackRock Investment	Domestic Equity/ Large Cap Blend

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BlackRock Variable Series Funds, Inc.	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
BlackRock Utilities and Telecommunications V.I. Fund (Class I)*	Seeks both capital appreciation and current income.	BlackRock Advisors Subadviser: BlackRock Investment	Domestic Equity/ Large Cap Value

BlackRock Value Opportunities V.I. Fund (Class I)	Seeks long-term capital growth.	BlackRock Advisors Subadviser: BlackRock Investment	Domestic Equity/ Small Cap Blend

Davis Variable Account Fund, Inc.	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
Davis Value Portfolio	Seeks to provide long-term growth of capital.	Davis Selected Advisers, LP Subadviser: Davis Selected Advisers-NY, Inc.	Domestic Equity/ Large Cap Value

Federated Insurance Series	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
Federated Capital Appreciation Fund II (Primary Shares)	Seeks capital appreciation.	Federated Equity Management Company of Pennsylvania	Domestic Equity/ Large Cap Blend

Federated Kaufmann Fund II (Primary Shares)	Seeks capital appreciation.	Federated Equity Management Company of Pennsylvania Subadviser: Federated Global/Investment Management Corp.	Domestic Equity/ Mid Cap Growth

MFS® Variable Insurance TrustSM	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
MFS® Growth Series (formerly MFS® Emerging Growth Series)	Seeks capital appreciation.	Massachusetts Financial Services Company	Domestic Equity/ Large Cap Growth

*	The subaccount corresponding to this Fund was closed to allocations of new premiums and incoming transfers of contract value following the close of business on December 6, 1996.

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MLIG Variable Insurance Trust	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
Roszel/Allianz CCM Capital Appreciation Portfolio	Seeks long-term capital appreciation.	Roszel Advisors, LLC (“Roszel Advisors”) Subadviser: Cadence Capital Management LLC	Domestic Equity/ Large Cap Blend

Roszel/Allianz NFJ Small Cap Value Portfolio	Seeks long-term capital appreciation.	Roszel Advisors Subadviser: NFJ Investment Group L.P.	Domestic Equity/ Small Cap Value

Roszel/Delaware Trend Portfolio	Seeks long-term capital appreciation.	Roszel Advisors Subadviser: Delaware Management Company	Domestic Equity/ Small Cap Growth

Roszel/JPMorgan Small Cap Growth Portfolio	Seeks long-term capital appreciation.	Roszel Advisors Subadviser: JPMorgan Investment Management Inc.	Domestic Equity/Small Cap Growth

Roszel/Lord Abbett Affiliated Portfolio	Seeks long-term capital appreciation and income.	Roszel Advisors Subadviser: Lord, Abbett & Co. LLC	Domestic Equity/ Large Cap Value

Roszel/Lord Abbett Mid Cap Value Portfolio	Seeks long-term capital appreciation.	Roszel Advisors Subadviser: Lord, Abbett & Co. LLC	Domestic Equity/ Mid Cap Value

Roszel/Seligman Mid Cap Growth Portfolio	Seeks long-term capital appreciation.	Roszel Advisors Subadviser: J. & W. Seligman & Co.	Domestic Equity/ Mid Cap Growth

PIMCO Variable Insurance Trust	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
PIMCO Total Return Portfolio (Administrative Class)	Seeks to maximize total return, consistent with preservation of capital and prudent investment management.	Pacific Investment Management Company LLC	Fixed Income/ Intermediate Term

Van Kampen Life Investment Trust	Investment Objective	Investment Adviser(s)/Subadviser	Asset Class/ Investment Style
Comstock Portfolio (Class I)	Seeks capital growth and income through investments in equity securities, including common stocks, preferred stock, and securities convertible into common and preferred stocks.	Van Kampen Asset Management	Domestic Equity/ Large Cap Value

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In order to obtain a copy of the Fund prospectuses, you may call one of our customer service representatives at 1-800-535-6524.

Certain Payments We Receive With Regard to the Funds

We receive payments from the investment adviser (or affiliates thereof) of the Funds. These payments may be used for a variety of purposes, including payment of expenses that we (and our affiliates) incur in promoting, marketing, and administering the Contract and, in our role as an intermediary, the Funds. We (and our affiliates) may profit from these payments. These payments may be derived, in whole or in part, from the investment advisory fee deducted from Fund assets. Contract owners, through their indirect investment in the Funds, bear the costs of these investment advisory fees. The amount of the payments we receive is based on a percentage of the assets of the particular Funds attributable to the Contract and to certain other variable insurance contracts that we and our affiliates issue. These percentages differ, and some advisers (or affiliates) may pay more than others. These percentages currently range from 0.25% to 0.381%.

Additionally, retail mutual funds managed by the advisers or subadvisers of the Funds may be sold through MLPF&S. These advisers and subadvisers (or their affiliates) may pay MLPF&S, as a selling firm, with payments or non-cash compensation, such as payments for certain marketing and distribution services, in connection with the retail mutual funds that they manage. In addition, consistent with FINRA rules, Fund distributors and/or their affiliates may pay for or make contributions to MLPF&S for training and education seminars for MLPF&S employees, clients and potential clients, due diligence meetings regarding their funds, recreational activities, or other non-cash items. From time to time, MLPF&S may recognize certain Financial Advisors through promotional programs that include mutual funds. These programs may reward Financial Advisors with compensation, including attendance at off-site locations and/or various employee training sessions that may be sponsored or co-sponsored by mutual fund companies whose funds MLPF&S makes available, including the Fund advisors and/or subadvisors. These amounts may be significant and these programs may provide the Fund adviser and subadviser (or their affiliates) with increased visibility to MLPF&S’s Financial Advisors, which are also involved in the distribution of the Contracts.

In addition, consistent with applicable laws, management and employees of BlackRock, Inc. (“BlackRock”) and Roszel Advisors are provided a broad level of access and exposure to MLPF&S, its Financial Advisors and other personnel, marketing events and materials, and client-related and other information because of their affiliation. Such broad access and exposure is not available to other asset managers and may enhance BlackRock’s and Roszel Advisors’ ability to sell its Funds.

S election of Underlying Funds

We select the underlying Funds offered through this Contract based on several criteria, including asset class coverage, the strength of the adviser’s or subadviser’s reputation and tenure, brand recognition, performance, and/or the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Fund’s adviser is one of our affiliates or whether the Fund, its adviser, or an affiliate makes payments to us or our affiliates. For additional information on these arrangements, see “Certain Payments We Receive With Regard to the Funds.” We review the Funds periodically and may remove a Fund or limit its availability to new premiums and/or transfers of contract value if we determine that the Fund no longer meets one or more of the selection criteria, and/or if the Fund has not attracted significant allocations from Contract owners.

You are responsible for choosing the subaccounts and the amounts allocated to each, that are appropriate for your own individual circumstances and your investment goals, financial situation, and risk tolerance. In making your investment selections, we encourage you to thoroughly investigate all of the information regarding the Funds that is available to you, including each Fund’s prospectus, statement of additional information, and annual and semi/annual reports. After you select subaccounts for your initial premium payment, you should monitor and periodically reevaluate your allocations to determine if they are still appropriate.

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The Company does not provide investment advice and does not recommend or endorse any particular underlying Fund. You bear the risk of any decline in the contract value of your Contract resulting from the performance of the Funds you have chosen.

P urchases and Redemptions of Fund Shares; Reinvestment

The Accounts will purchase and redeem shares of the Funds at net asset value to provide benefits under the Contract. Fund distributions to the Accounts are automatically reinvested at net asset value in additional shares of the Funds.

M aterial Conflicts, Substitution of Investments and Changes to Accounts

The Funds sell their shares to our separate accounts in connection with variable annuity and/or variable life insurance products, and may also sell their shares to separate accounts of affiliated and/or unaffiliated insurance companies. Certain Funds may also offer their shares to pension and retirement plans and to “fund of funds” (open-end management investment companies, or series thereof, that offer their shares exclusively to insurance companies, their separate accounts, and/or to qualified plans).

It is conceivable that material conflicts could arise as a result of both variable annuity and variable life insurance separate accounts investing in the Funds. Although no material conflicts are foreseen, the participating insurance companies will monitor events in order to identify any material conflicts between variable annuity and variable life insurance contract owners to determine what action, if any, should be taken. Material conflicts could result from such things as (1) changes in state insurance law, (2) changes in Federal income tax law or (3) differences between voting instructions given by variable annuity and variable life insurance contract owners. If a conflict occurs, we may be required to eliminate one or more subaccounts of Account A or Account B or substitute a new subaccount. In responding to any conflict, we will take the action we believe necessary to protect our contract owners.

We may substitute a different investment option for any of the current Funds. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of the Contracts or for any other reason in our sole discretion. This may happen due to a change in laws or regulations, or a change in a portfolio’s investment objectives or restrictions, or because the portfolio is no longer available for investment, or for some other reason. A substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing contract value or future premium payments, or both for some or all classes of Contracts. Furthermore, we may close subaccounts to allocation of new premium payments or incoming transfers of contract value, or both for some or all classes of Contracts, at any time in our sole discretion. However, before any such substitution, we would obtain any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. We will notify you of any substitutions.

We may also add new subaccounts to either Account, eliminate subaccounts in either Account, deregister either or both of the Accounts under the Investment Company Act of 1940 (the “1940 Act”), make any changes required by the 1940 Act, operate either or both Accounts as a managed investment company under the 1940 Act or any other form permitted by law, transfer all or a portion of the assets of a subaccount or account to another subaccount or account pursuant to a combination or otherwise, and create new accounts. Before we make certain changes, we may need approval of the Securities and Exchange Commission and applicable state insurance departments. We will notify you of any changes.

CHARGES AND DEDUCTIONS

We deduct the charges described below to cover costs and expenses, services provided, and risks assumed under the Contracts. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits. For example, the sales charge may not fully cover all of the sales and distribution expenses we actually incur, and we may use proceeds from other charges, including the mortality and expense risk charge, in part to cover such expenses.

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Mortality and Expense Risk Charge

We impose a mortality and expense risk charge on the Accounts. It equals 1.25% annually for Account A and 0.65% annually for Account B. We deduct it daily from the net asset value of the Accounts prior to the annuity date. Of this amount, 0.75% annually for Account A and 0.35% annually for Account B is attributable to mortality risks we assume for the annuity payment and death benefit guarantees made under the Contract. These guarantees include making annuity payments which won’t change based on our actual mortality experience, and providing a guaranteed minimum death benefit under the Contract.

The remaining portion of the charge, 0.50% annually for Account A and 0.30% annually for Account B, is attributable to expense risks we assume should the contract maintenance and administration charges be insufficient to cover all contract maintenance and administration expenses.

The mortality and expense risk charge is greater for Account A than for Account B because a greater guaranteed death benefit and higher administrative expenses are attributable to Account A. If this charge is inadequate to cover the actual expenses of mortality, maintenance, and administration, we will bear the loss. If the charge exceeds the actual expenses, we will add the excess to our profit and it may be used to finance distribution expenses. The charge will never increase.

Sales Charge

When Imposed

We may impose a contingent deferred sales charge on withdrawals and surrenders from Account A. We don’t impose the charge on withdrawals or surrenders from Account B. This charge is for expenses relating to the sale of the Contract, such as commissions, preparation of sales literature, and other promotional activity. We impose the charge only on premium withdrawn from Account A held for less than seven years. Each premium, whether initial or subsequent, is subject to a decreasing sales charge up to the seventh year after the premium is paid, in accordance with the schedule below. However, where permitted by state regulation, up to 10% of this premium can be accessed without a sales charge if withdrawn through systematic withdrawals from Account A. (See “Withdrawals and Surrenders”.) In addition, where permitted by state regulation, we won’t impose a contingent deferred sales charge on any premium withdrawn from Contracts purchased by our employees or our affiliates or from Contracts purchased by the employees’ spouses or dependents.

Amount of Charge

The maximum charge is 7% of the premium withdrawn during the first year after that premium is paid. The charge decreases by 1% annually to 0% after year seven for that premium as shown below.

Number of Complete Years Elapsed Since Premium Was Paid	Contingent Deferred Sales Charge
0	7%
1	6%
2	5%
3	4%
4	3%
5	2%
6	1%
7	0%

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The charge is calculated on total premiums withdrawn from Account A. If, however, your account value at the time of withdrawal is less than your premiums paid in, the charge is based on your account value. Gain in account value is never subject to this sales charge. The example below explains this charge.

How The Sales Charge Works

If you made a $5,000 premium payment to Account A and withdrew the entire $5,000 three years later, we would impose a 4% charge on the $5,000 withdrawal. If you had made a $5,000 premium payment to Account A and due to negative investment experience only $4,500 remained in Account A when you withdrew it three years later, we would impose a 4% charge only on $4,500 of the original premium. If instead the $5,000 premium payment you made to Account A grew to $6,000 due to positive investment experience, and you withdrew $600 of gain in account value three years later, and thereafter withdrew the remaining $5,400 in a subsequent withdrawal that same year, we would not impose a contingent deferred sales charge on the $600 withdrawn (as it represents gain, and not premium) and we would impose a 4% contingent deferred sales charge only on $5,000 of the $5,400 subsequent withdrawal (as $400 of that amount represents gain).

How Deducted

We deduct the charge on a pro rata basis from among the subaccounts you’re invested in, based on the ratio of your subaccount value to your Account A value. The example below shows how this works.

Pro Rata Deductions

Kim Investor’s Retirement Plus® Contract has a current account value of $100,000. $60,000 is in the BlackRock Basic Value V.I. Subaccount, and $40,000 is in the BlackRock Fundamental Growth V.I. Subaccount. Kim withdraws $20,000 from the Contract, and the entire $20,000 is subject to a 7% sales charge ($1,400). Accordingly, $840 — 60% of $1,400 — is deducted from the BlackRock Basic Value V.I. Subaccount and $560 — 40% of $1,400 — is deducted from the BlackRock Fundamental Growth V.I. Subaccount.

(See “Withdrawals and Surrenders” and “Accumulation Units” for a discussion of the effect the deduction of this charge will have on the number of accumulation units credited to a Contract.)

Administration Charge

We charge 0.10% annually to reimburse us for costs associated with the establishment and administration of the Contract. We deduct the charge daily only from the net asset value of Account A prior to the annuity date. We don’t impose the charge on the assets in Account B. This charge covers such expenses as optional contract transactions (for example, processing transfers and Dollar Cost Averaging transactions). This charge will never increase.

Contract Maintenance Charge

We charge $40 each year to reimburse us for expenses related to maintenance of the Contract. These expenses include issuing Contracts, maintaining records, and performing accounting, regulatory compliance, and reporting functions. We deduct this charge from your contract value at the end of each contract year before the annuity date. We won’t deduct it after the annuity date. We also deduct the charge if you surrender the Contract on any date besides a contract anniversary. We deduct the charge on a pro rata basis from among all subaccounts in which your contract value is invested. The contract maintenance charge will never increase.

We’ll waive this charge on all Contracts with a contract value equal to or greater than $50,000 on the date the charge would normally be deducted.

Currently, a contract owner of three or more of these Contracts will be assessed no more than $120 in contract maintenance charges annually. We reserve the right to change this limit at any time.

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GMIB Fee

If you elect the GMIB, we will charge a fee that compensates us for the risks we assume in providing this benefit. We will deduct the fee from Account A at the end of each calendar quarter and upon termination of the GMIB Rider. On the last business day of each month or upon termination of the GMIB Rider, we will determine a fee of 0.40% of the GMIB Benefit Base divided by 12. The sum of the fees for each month during a calendar quarter and for any termination during a calendar quarter will be deducted from your Account A value on the last business day of that calendar quarter or on the termination date, if earlier. The GMIB Fee will be reduced proportionally for any month in which the GMIB Rider terminates prior to the last business day of that month or was not in effect as of the last business day of the prior month. The GMIB Fee is withdrawn from each subaccount of Account A in the same proportion that your value in each subaccount of Account A bears to your total Account A value on the date it is withdrawn. We do not deduct the GMIB Fee after the annuity date. We deduct this fee regardless of whether annuity payments under the GMIB would be higher than those provided under the Contract.

Other Charges

Transfer Charges

You may make up to six transfers among Account A subaccounts per contract year without charge. If you make more than six, we may, but currently do not, charge you $25 for each extra transfer. (See “Transfers”.)

Tax Charges

We reserve the right, subject to any necessary regulatory approval, to charge for assessments or Federal premium taxes or Federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums. We also reserve the right to deduct from the Accounts any taxes imposed on the Accounts’ investment earnings. (See “Tax Status of the Contract”.)

Fund Expenses

In calculating net asset values, the Funds deduct advisory fees and operating expenses from assets. (See “Fee Table”.) Information about those fees and expenses also can be found in the prospectuses for the Funds, and in the applicable Statement of Additional Information for each Fund.

Retirement Plus® Advisor Fees

Fees associated with participation in the Merrill Lynch RPA® program are paid by the participating contract owner and are not deducted from the contract value or imposed on the Accounts. (See “Merrill Lynch Retirement Plus Advisor®”.)

Premium Taxes

Various states impose a premium tax on annuity premiums when they are received by an insurance company. In other jurisdictions, a premium tax is paid on the contract value on the annuity date.

Premium tax rates vary from jurisdiction to jurisdiction and currently range from 0% to 3.5%. Although we pay these taxes, if applicable, when due, we won’t deduct them from your contract value until the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, we may deduct a charge for these taxes on any withdrawal, surrender or death benefit paid under the Contract.

Premium tax rates are subject to change by law, administrative interpretations, or court decisions. Premium tax amounts will depend on, among other things, the contract owner’s state of residence, our status within that state, and the premium tax laws of that state. New York does not currently impose a premium tax on annuity contracts.

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FEATURES AND BENEFITS OF THE CONTRACT

As we describe the contract, we will often use the word “you”. In this context “you” means “contract owner”.

Ownership of The Contract

The contract owner is entitled to exercise all rights under the Contract. Unless otherwise specified, the purchaser of the Contract will be the contract owner. The Contract can be owned by a trust or a corporation. However, special tax rules apply to contracts owned by “non-natural persons” such as corporations and certain types of “non-grantor” trusts. You should consult your tax advisor if the annuity will be owned by a “non-natural person.” If you are a human being, you are considered a “natural person.” You may designate a beneficiary. If you die, the beneficiary will receive a death benefit. You may also designate an annuitant. You may change the annuitant at any time prior to the annuity date. If you don’t select an annuitant, you are the annuitant. If the Contract is an IRA, the owner must be the annuitant. Please note that if you purchase your Contract through a custodial account, the owner of the Contract will be the custodial account and the annuitant must generally be the custodial account owner.

If a non-natural person owns the Contract and changes the annuitant, the Internal Revenue Code (“IRC”) requires us to treat the change as the death of a contract owner. We will then pay the beneficiary the contract value, less any applicable fees and charges.

When co-owners are established, they exercise all rights under the Contract jointly unless they elect otherwise. Co-owner spouses must each be designated as beneficiary for the other in order for the surviving spouse to continue the Contract under the spousal continuation provision upon the death of the other spousal co-owner. Co-owner spouses may also designate a contingent beneficiary to receive benefits on the surviving spouse co-owner’s death. The surviving spouse may later name a new beneficiary, provided the original “contingent beneficiary” designation is not irrevocable. Qualified contracts may not have co-owners. (See “Spousal Continuation” later in this Prospectus.)

Please note that non-spousal co-owners are not able to continue the Contract or any guaranteed benefit, such as the GMIB, if one co-owner dies during the accumulation phase. Federal tax law requires that any death proceeds be fully distributed, generally within five years of death, in accordance with IRC Section 72(s).

You may assign the Contract to someone else by giving notice to the Service Center. Only complete ownership of the Contract may be assigned to someone else. You can’t do it in part. An assignment to a new owner cancels all prior beneficiary designations except a prior irrevocable beneficiary designation. Assignment of the Contract may have tax consequences or may be prohibited on certain qualified Contracts, so you should consult with a qualified tax advisor before assigning the Contract. (See “Federal Income Taxes”.)

Iss uing The Contract

Issue Age

You can buy a nonqualified Contract if you (or any co-owner) are less than 90 years old. Annuitants on nonqualified Contracts must also be less than 90 years old when we issue the Contract. For qualified Contracts (owned by natural persons), the contract owner and annuitant must be the same person. Contract owners and annuitants on qualified Contracts must be less than 70 1⁄2 years old when we issue the Contract, unless certain exceptions are met. To elect the GMIB Rider, the annuitant (and any co-annuitant) must be 75 years old or younger on the date of issue of the Contract.

If you change the owner, the new owner must be younger than the maximum age for a newly issued Contract.

Information We Need To Issue The Contract

Before we issue the Contract, we need certain information from you. We require you to complete and return a written application. Once we review and approve the application, and you pay the initial premium, we’ll issue a Contract. The date we do this is called the date of issue. Generally, we’ll do this and invest the premium within two business days of our receiving your premium. If we haven’t received necessary information within five business days, we will return the premium and no Contract will be issued.

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Ten Day Right to Review

When you receive the Contract, review it carefully to make sure it is what you intended to purchase. Within ten days (60 days in the case of a replacement) after you receive the Contract, you may return it for a refund. The Contract will then be deemed void. Some states allow a longer period of time to return the Contract if the Contract is replacing another contract. To receive a refund, return the Contract along with your letter of instruction to the Service Center or to the Financial Advisor who sold it. We will then refund the greater of all premiums paid into the Contract or the contract value as of the date we receive your returned Contract.

Premiums

Minimum and Maximum Premiums

The initial premium payment must be $5,000 or more on a nonqualified Contract and $2,000 or more on an IRA Contract. Subsequent premium payments generally must each be $100 or more. You can make them at any time before the annuity date. We may refuse to issue a Contract or accept additional premiums under your Contract if the total premiums paid under all variable annuity contracts issued by us, or our affiliate, Merrill Lynch Life Insurance Company or any other life insurance company affiliate, on your life (or the life of any older co-owner) exceed $1,000,000. We may waive the $100 minimum for premiums paid under IRA Contracts held in Retirement Plan Operations accounts of MLPF&S where you’re transferring the complete cash balance of such Account into a Contract. Maximum annual contributions to qualified Contracts are limited by Federal law. We reserve the right to reject premium payments for any other reason.

How to Make Payments

You must either pay premiums directly to the Service Center at the address printed on the first page of this Prospectus or have money debited from your MLPF&S brokerage account. Under an automatic investment feature, you can make systematic premium payments on a monthly, quarterly, semi-annual or annual basis from a MLPF&S brokerage account. Contact your Financial Advisor for additional information. You may cancel the automatic investment feature at any time.

Premium Investments

For the first 14 days following the date of issue, we’ll hold all premiums directed into Account A in the BlackRock Money Market V.I. Subaccount. After the 14 days, we’ll reallocate the Account value to the Account A subaccounts you selected. We’ll place premiums directed into Account B in the BlackRock Money Market V.I. Subaccount on the date of issue. We’ll place subsequent premiums allocated to Account B in the BlackRock Money Market V.I. Subaccount as of the end of the valuation period in which the Service Center receives them.

Currently, you may allocate your premium among 18 of 35 subaccounts (34 available through Account A and one available through Account B). Allocations must be made in whole numbers. For example, 12% of a premium received may be allocated to the BlackRock Total Return V.I. Subaccount, 58% allocated to the BlackRock High Income V.I. Subaccount, and 30% allocated to the BlackRock Large Cap Core V.I. Subaccount. However, you may not allocate 33 1⁄3% to the BlackRock Total Return V.I. Subaccount and 66 2⁄3% to the BlackRock High Income V.I. Subaccount. If we don’t get allocation instructions when we receive subsequent premiums, we will allocate those premiums according to the allocation instructions we have on file. We reserve the right to modify the limit on the number of subaccounts to which future allocations may be made.

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Accumulation Units

Each subaccount has a distinct value, called the accumulation unit value. The accumulation unit value for a subaccount varies daily with the performance and expenses of the corresponding fund. We use this value to determine the number of subaccount accumulation units represented by your investment in a subaccount.

How Are My Contract Transactions Priced?

We calculate an accumulation unit value for each subaccount at the close of business on each day that the New York Stock Exchange is open. Transactions are priced, which means that accumulation units in your Contract are purchased (added to your Contract) or redeemed (taken out of your Contract), at the unit value next calculated after the Service Center receives notice of the transaction. For premium payments and transfers into a subaccount, units are purchased. For payment of Contract proceeds (i.e., partial withdrawals, surrenders, annuitization, and death benefits), transfers out of a subaccount, and deduction for the contract maintenance charge, any sales charge, any GMIB fee, any transfer charge, and any premium taxes due, units are redeemed.

How Do We Determine The Number Of Units?

We determine the number of accumulation units by dividing the dollar value of the premium payment or the amount transferred into the subaccount by the value of one accumulation unit for that subaccount for the valuation period in which the premium payment or transfer is made. Similarly, we determine the number of accumulation units redeemed by dividing the dollar value of the amount of the Contract proceeds (i.e., withdrawals, surrenders, annuitization, and death benefits), transfers out of a subaccount, and deductions for any contract fee, any sales charge, any GMIB fee, any transfer charge, and any premium taxes due from a subaccount by the value of one accumulation unit for that subaccount for the valuation period in which the redemption is made. The number of subaccount accumulation units for a Contract will therefore increase or decrease as these transactions are made. The number of subaccount accumulation units for a Contract will not change as a result of investment experience or the deduction of asset-based insurance charges. Instead, this charge and investment experience are reflected in the accumulation unit value.

When we establish a subaccount, we arbitrarily set an initial value for an accumulation unit (usually $10). Accumulation unit values increase, decrease, or stay the same from one valuation period to the next. An accumulation unit value for any valuation period is determined by multiplying the accumulation unit value for the prior valuation period by the net investment factor for the subaccount for the current valuation period.

The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, we determine the net investment factor by dividing the value of the assets of the subaccount for that valuation period by the value of the assets of the subaccount for the preceding valuation period. We subtract from that result the valuation period equivalent of the annual administration and mortality and expense risk charges. We also take reinvestment of dividends and capital gains into account when we determine the net investment factor.

We may adjust the net investment factor to make provisions for any change in law that requires us to pay tax on capital gains in the Accounts or for any assessments or Federal premium taxes or Federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums. (See “Other Charges”.)

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Death of Annuitant Prior to Annuity Date

If the annuitant dies before the annuity date, and the annuitant is not a contract owner, the owner may designate a new annuitant. If a new annuitant is not designated, the contract owner will become the annuitant unless any owner is not a natural person. If any contract owner is not a natural person, no new annuitant may be named and the death benefit will be paid to the beneficiary.

Transfers

Transfers Within Account A

Before the annuity date, you may transfer all or part of your Account A value among the Account A subaccounts up to six times per contract year without charge. You can make additional transfers among Account A subaccounts, but we may charge you $25 for each extra transfer. We will deduct the transfer charge pro rata from among the subaccounts you’re transferring from. We reserve the right to change the number of additional transfers permitted each contract year.

Transfers among subaccounts may be made in specific dollar amounts or as a percentage of Account A value. You must transfer at least $100 or the total value of a subaccount, if less. Transfers specified as percentages are also subject to a $100 minimum with allocations in whole numbers. For example, 10% or 30% of $1,000 Account A value in the BlackRock Total Return V.I. Subaccount may be transferred to the BlackRock High Income V.I. Subaccount, but 10.5% may not. Also, 20% of $600 ($120) Account A value in the BlackRock Total Return V.I. Subaccount may be transferred to the BlackRock High Income V.I. Subaccount, but 10% of $600 ($60) may not.

You may request transfers in writing or by telephone, once we receive proper telephone authorization. Transfer requests may also be made through your Merrill Lynch Financial Advisor, or another person you designate, once we receive proper authorization. Transfers will take effect as of the end of the valuation period on the date the Service Center receives the request. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider telephone transfer requests to be received the following business day. (See “Other Information — Notices and Elections” for additional information on potential delays applicable to telephone transactions.)

Disruptive Trading

Frequent or short-term transfers among Account A subaccounts, such as those associated with “market timing” transactions, can adversely affect the Funds and the returns achieved by contract owners. In particular, such transfers may dilute the value of the Fund shares, interfere with the efficient management of the Funds’ investments, and increase brokerage and administrative costs of the Funds. Accordingly, frequent or short-term transfers by a contract owner among the subaccounts may adversely affect the long-term performance of the Funds, which may, in turn, adversely affect other contract owners and other persons who may have an interest in the Contract (e.g., annuitants and beneficiaries). In order to try to protect our contract owners and the Funds from potentially disruptive or harmful trading activity, we have adopted certain policies and procedures (“Disruptive Trading Procedures”). We employ various means to try to detect such transfer activity, such as periodically examining the number of “round trip” transfers into and out of particular Account A subaccounts made by contract owners within given periods of time and/or examining transfer activity identified by the Funds on a case-by-case basis.

Our policies and procedures may result in restrictions being applied to contract owners who are found to be engaged in disruptive trading activities. Contract owners will be provided one warning in writing prior to imposition of any restrictions on transfers. If a “warned” contract owner engages in any further disruptive trading activities within the six-month period following a warning letter, we will notify the contract owner in writing of the restrictions that will apply to future transfers under a Contract. Currently, our restrictions require such contract owners to submit all future transfer requests through regular U.S. mail (thereby refusing to accept transfer requests via overnight delivery service, telephone, Internet, facsimile, other electronic means, or through your Financial Advisor). We will also require that the contract owner’s signature on these transfer requests be notorized or signature guaranteed. If this restriction fails to limit further disruptive trading activities, we may require a minimum time period between each transfer and refuse to execute future transfer requests that violate our Disruptive Trading Procedures. We currently do not, but may in the future, impose different restrictions, such as:

•	not accepting a transfer request from a third party acting under authorization on behalf of more than one contract owner;

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•	limiting the dollar or percentage of contract value that may be transferred among the subaccounts at any one time; and

•	imposing a redemption fee on certain transfers.

Because we have adopted our Disruptive Trading Procedures as a preventative measure to protect contract owners from the potential adverse effects of harmful trading activity, we will impose the restriction stated in the notification on that contract owner even if we cannot identify, in the particular circumstances, any harmful effect from that contract owner’s future transfers.

Despite our best efforts, we cannot guarantee that our Disruptive Trading Procedures will detect every potential contract owner engaged in disruptive trading activity, but we apply our Disruptive Trading Procedures consistently to all contract owners without special arrangement, waiver, or exception. Our ability to detect and deter such transfer activity may be limited by our operational systems and technological limitations. Furthermore, the identification of contract owners determined to be engaged in disruptive or harmful transfer activity involves judgments that are inherently subjective. In our sole discretion, we may revise our Disruptive Trading Procedures at any time without prior notice as necessary to better detect and deter frequent or short-term transfers that may adversely affect other contract owners or the Funds, to comply with state or federal regulatory requirements, or to impose additional or alternate restrictions on contract owners engaged in disruptive trading activity. In addition, the other insurance companies and/or retirement plans that invest in the Funds may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we also cannot guarantee that the Funds (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Funds.

The Funds available as investment options under the Contract may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. The prospectuses for the Funds describe any such policies and procedures. The disruptive trading policies and procedures of a Fund may be different, and more or less restrictive, than our Disruptive Trading Procedures or the disruptive trading policies and procedures of other Funds. We may not have the contractual authority or the operational capacity to apply the disruptive trading policies and procedures of the respective Funds that would be affected by the transfers. However, we have entered into a written agreement, as required by SEC regulation, with each Fund or its principal underwriter that obligates us to provide to the Fund, promptly upon request, certain information about the trading activity of individual contract owners, and to execute instructions from the Fund to restrict or prohibit further premium payments or transfers by specific contract owners who violate the disruptive trading policies established by the Fund.

Accordingly, to the extent permitted by applicable law, we reserve the right to refuse to make a transfer at any time that we are unable to purchase or redeem shares of any of the Funds available through the Separate Account, including any refusal or restriction on purchases or redemptions of their shares as a result of a Fund’s own policies and procedures on disruptive trading activities.

Contract owners and other persons with interests in the Contracts also should be aware that the purchase and redemption orders received by the Funds generally are “omnibus” orders from intermediaries such as retirement plans or separate accounts funding variable insurance contracts. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and/or individual owners of variable insurance contracts. The omnibus nature of these orders may limit the Funds’ ability to apply their respective disruptive trading policies and procedures. In addition, if a Fund believes that an omnibus order we submit may reflect one or more transfer requests from contract owners engaged in disruptive trading activity, the Fund may reject the entire omnibus order.

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In the future, some Funds may begin imposing redemption fees on short-term trading (i.e., redemptions of mutual fund shares within a certain number of business days after purchase). We reserve the right to administer and collect any such redemption fees on behalf of the Funds.

Dollar Cost Averaging

What Is It?

The Contract offers an optional transfer program called Dollar Cost Averaging (“DCA”). This program allows you to reallocate money at monthly intervals from the Account A BlackRock Money Market V.I. Subaccount to any of the remaining Account A subaccounts. The DCA Program is intended to reduce the effect of short term price fluctuations on investment cost. Since we transfer the same dollar amount to selected subaccounts monthly, the DCA Program allows you to purchase more accumulation units when prices are low and fewer accumulation units when prices are high. Therefore, you may achieve a lower average cost per accumulation unit over the long-term. However, it is important to understand that a DCA Program does not assure a profit or protect against a loss in a declining market. If you choose to participate in the DCA Program you should have the financial ability to continue making transfers through periods of fluctuating markets.

You can choose the DCA Program before the annuity date. You may elect the DCA Program in writing or by telephone, once we receive proper telephone authorization. Once you start using the DCA Program, you must continue it for at least three months. After three months, you may cancel the DCA Program at any time by notifying us in a form satisfactory to us. Once you reach the annuity date, you may no longer use this program.

If you participate in the RPA program, you can’t use DCA.

Minimum Amounts

To elect DCA, you need to have a minimum amount of money in the Account A BlackRock Money Market V.I. Subaccount. We determine the amount required by multiplying the specified length of your DCA program in months by your specified monthly transfer amount. Amounts of $100 or more must be allotted for transfer each month in the DCA feature. Allocations must be designated in whole percentage increments. No specific dollar amount designations may be made. We reserve the right to change these minimums. Should the amount in your Account A BlackRock Money Market V.I. Subaccount drop below the selected monthly transfer amount, you will need to put more money in to continue the DCA Program. You will be notified on your DCA confirmation of activity notice that the amount remaining in your designated subaccount has dropped below the selected monthly transfer amount.

When Do We Make DCA Transfers?

You select the date for DCA transfers, within certain limitations. After we receive your request at the Service Center, we will make the first DCA transfer on the selected date of the following month. We’ll make subsequent DCA transfers on the same day of each succeeding month. We don’t charge for DCA transfers. These transfers are in addition to the six transfers permitted each year under the Contract.

Merrill Lynch Retirement Plus Advisor®

Effective May 1, 2008, the Merrill Lynch Retirement Plus Advisor® (“RPA”) program is no longer available for new enrollment.

The RPA program is an investment program developed by MLPF&S, whereby premiums and Account A money are allocated and transferred periodically among the subaccounts of Account A based on your investment profile. MLPF&S is a registered investment adviser under the Investment Advisers Act of 1940.

If you participate in the RPA program, you can’t use DCA. In addition, if you request a transfer while the RPA program is in effect, the RPA program will be terminated since such transfers may be inconsistent with investment strategies being implemented through the RPA program.

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Fees and Charges for RPA

MLPF&S charges a fee for the RPA program. The fee is not deducted from your contract value or imposed on the Accounts. For nonqualified Contracts, the RPA fee is deducted from your Merrill Lynch brokerage account. For IRA Contracts, the RPA fee is deducted from a designated Merrill Lynch non-retirement brokerage account or you can elect to receive an invoice for the RPA fee. We don’t charge for RPA program transfers.

Participation in the program does not guarantee that you will attain your investment goals. In addition, the program does not guarantee investment gains, or protect against investment losses.

Transfers from Account A to Account B

Once each contract year, you may transfer from Account A to Account B all or a portion of the greater of an amount equal to any gain in account value and/or any premium not subject to sales charge or 10% of premiums still subject to a sales charge determined as of the date we receive the request (minus any of that premium already withdrawn or transferred). Only one subaccount, the BlackRock Money Market V.I. Subaccount, is available in Account B. Additionally, periodic transfers of all or a portion of the greater amount, determined at the time of each periodic transfer, are permitted, on a monthly, quarterly, semi-annual or annual basis. You may cancel periodic transfers at any time. Once canceled, they cannot be activated again until the next contract year. You cannot make automatic transfers from Account A to Account B and systematic withdrawals from Account A in the same contract year.

Generally, we will deduct the amount transferred on a pro rata basis from among the Account A subaccounts you specify, based on your proportional interest in each of these subaccounts to the Account A value, unless you request otherwise. However, if you want the amount transferred on a monthly, quarterly, semi-annual or annual basis, it must be deducted on a pro rata basis. There is no charge imposed on the transfer of this amount. No transfers are permitted from Account B to Account A.

Withdrawals and Surrenders

When and How Withdrawals are Made

Withdrawals are subject to tax and prior to age 59 1⁄2 may also be subject to a 10% Federal penalty tax. Withdrawals from tax sheltered annuities are restricted. (See “Federal Income Taxes”.)

Lump Sum Withdrawals

We don’t impose a sales charge on the withdrawals in any contract year out of Account A to the extent that they do not exceed the “free withdrawal amount” determined as of the date of the withdrawal request. The “free withdrawal amount” equals the greater of (a) or (b), where:

(a) =	10% of total premiums paid into Account A that are subject to a contingent deferred sales charge; and

(b) =	your gain in Account A plus premiums allocated to Account A that are not subject to a contingent deferred sales charge.

Any amount previously withdrawn from Account A during that contract year plus any amount previously transferred from Account A to Account B during that contract year will be taken in account in determining the “free withdrawal amount” available as of the date of the withdrawal request. We will make these withdrawals as if gain is withdrawn first, followed by premium on a first-in, first-out (“FIFO”) basis. The contract value remaining after any withdrawal must be at least $2,000. Withdrawals are subject to tax to the extent of gain and prior to age 59 1⁄2 may also be subject to a 10% Federal penalty tax. Withdrawals from tax sheltered annuities are restricted. (See “Federal Income Taxes.”)

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Example. Assume that you pay an initial premium of $100,000 and a Contract is issued on November 1, 2008. Assume that you allocate all premiums to Account A and that your contract value equals $105,000 on April 1, 2009 due to positive investment performance. On that date, you withdraw $20,000.

The “free withdrawal amount” equals $10,000 determined as the greater of (a) 10% of total premiums paid into Account A that are subject to a contingent deferred sales charge, less any prior withdrawals from Account A or transfers from Account A to Account B during that contract year ((10% of $100,000) – $0 = $10,000), and (b) gain in Account A plus premiums allocated to Account A that are not subject to a contingent deferred sales charge ($105,000 – $100,000 + $0 = $5,000). Accordingly, $10,000 of your withdrawal would not be subject to a surrender charge, while the remaining $10,000 would be subject to a 7% surrender charge.

Unless you direct us otherwise, withdrawals will be taken from subaccounts in the same proportion as the subaccounts of the Account from which the withdrawal is made bear to your Account A value. You may make a withdrawal request in writing to our Service Center or, once we’ve received proper telephone authorization, by telephone, but only if the amount withdrawn is to be paid into a Merrill Lynch brokerage account or sent to the address of record. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider telephone withdrawal requests to be received the following business day. (See “Other Information — Notices and Elections” for additional information on potential delays applicable to telephone transactions.)

We don’t impose sales charges on any withdrawals from Account B. In addition, where permitted by state regulation we don’t impose a sales charge on withdrawals from Account A on a Contract purchased by our employees or employees of our affiliates or purchased by the employee’s spouse or dependents.

Systematic Withdrawals from Account A

You may make systematic withdrawals from Account A on a monthly, quarterly, semi-annual, or annual basis. We currently limit the total amount of these withdrawals in any contract year to the “systematic free withdrawal amount” which is an amount no greater than 10% of the total premiums paid into Account A that are subject to a contingent deferred sales charge, plus 100% of total premiums paid into Account A that are no longer subject to a contingent deferred sales charge, less any prior amount withdrawn from Account A during that contract year, less any prior amount transferred from Account A to Account B during that contract year. No sales charges apply to systematic withdrawals of the “systematic free withdrawal amount.”

We reserve the right to change the limitation on the total amount available through systematic withdrawals in a contract year at any time. However, you will always be permitted to make systematic withdrawals in a contract year of an amount at least equal to 10% of the total premiums paid into Account A, less any prior amounts withdrawn from Account A during that contract year, less any prior amount transferred from Account A to Account B during that contract year.

Systematic withdrawals allow you to access your “systematic free withdrawal amount” and are in addition to the one lump sum transfer to Account B allowed each contract year to access that amount.

The systematic withdrawal program will end if the systematic withdrawals, when added to lump sum withdrawals from Account A and lump sum transfers to Account B in the same contract year, exceed the “systematic free withdrawal amount” as described above.

You can stop systematic withdrawals at any time upon notice to us. Once withdrawals are stopped, you cannot begin them again before the next contract year. Amounts available for withdrawal cannot be carried over to subsequent contract years. You have from the contract anniversary to the first payment date to change the payment date or frequency of the systematic withdrawals. You may change the payment amount and destination at any time.

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Automatic Withdrawals from Account B

You may make automatic withdrawals from Account B on a monthly, quarterly, semi-annual, or annual basis. You may activate or cancel the automatic withdrawal program once each contract year. Once canceled, you can’t activate the program again until the next contract year. Please refer to the “Transfers from Account A to Account B” section to determine the amount available for automatic withdrawals from Account B. You may increase or decrease withdrawals at any time by contacting the Service Center.

Considerations When Taking a Withdrawal from Your Contract

As stated previously, you can access cash from your annuity by initiating a lump sum withdrawal, participating in the systematic withdrawal program from Account A, or by participating in the automatic withdrawal program from Account B. You may utilize various combinations of these withdrawals. You should consider the impact that each type of withdrawal may have on your GMDB, contract value, and your ability to make future withdrawals. Please note that:

•	You are permitted to participate in both the systematic withdrawal program from Account A and the automatic withdrawal program from Account B at the same time. However, there is a limited window during which you may activate the automatic withdrawals from Account B without terminating the systematic withdrawal program from Account A. Specifically, activation of the automatic withdrawal program from Account B must occur after the last systematic withdrawal payment from Account A in the current contract year and before the next contract anniversary. If you activate the automatic withdrawal program from Account B outside this time frame, we will automatically terminate your systematic withdrawal program from Account A.

•	If you take a lump sum withdrawal prior to activating the systematic withdrawal program from Account A, the “systematic free withdrawal amount” for that contract year will be reduced dollar-for-dollar.

•	You may take lump sum withdrawals while participating in the systematic withdrawal program from Account A. However, a lump sum withdrawal from Account A may cause the systematic withdrawal program from Account A to terminate early.

•	If you take a lump sum withdrawal while participating in the systematic withdrawal program from Account A or the automatic withdrawal program from Account B, the withdrawal will reduce the amount in each subaccount on a pro-rata basis. You should note that pro-rata withdrawals that do not exclude Account B may cause early termination of your systematic withdrawal program from Account A or your automatic withdrawal program from Account B.

Minimum Amounts

The minimum amount that may be withdrawn is $100. At least $2,000 must remain in the Contract after you make a withdrawal. We reserve the right to change these minimums.

Surrenders

At any time before the annuity date you may surrender the Contract through a full withdrawal. Any request to surrender the Contract must be in writing. The Contract (or an affidavit of a lost Contract) must be delivered to the Service Center. We will pay you an amount equal to the contract value as of the end of the valuation period when we process the surrender, minus any applicable sales charge, minus any applicable contract maintenance charge, minus any applicable GMIB fee, and minus any applicable charge for premium taxes. (See “Charges and Deductions”.) Surrenders are subject to tax and, prior to age 59 1⁄2, may also be subject to a 10% Federal penalty tax. Surrenders of tax sheltered annuities before age 59 1⁄2, death, disability, severance from employment, or hardship may be restricted unless proceeds are transferred to another tax sheltered annuity arrangement. (See “Federal Income Taxes”.)

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Payments to Contract Owners

We’ll make any payments to you usually within seven days of the Service Center receiving your proper request. However, we may delay any payment, or delay processing any annuity payment or transfer request if:

(a)	the New York Stock Exchange is closed;

(b)	trading on the New York Stock Exchange is restricted by the Securities and Exchange Commission;

(c)	the Securities and Exchange Commission declares that an emergency exists making it difficult to dispose of securities held in the Accounts or to determine their value;

(d)	the Securities and Exchange Commission by order so permits for the protection of security holders; or

(e)	payment is derived from a check used to make a premium payment which has not cleared through the banking system.

Appropriate laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a contract owner’s ability to make certain transactions and thereby refuse to accept any premium payments or requests for transfers, withdrawals, surrenders, annuitization, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

Contract Changes

Requests to change the owner, beneficiary, annuitant, or annuity date of a Contract (if permitted) will take effect as of the date we receive such a request, unless we have already acted in reliance on the prior status.

Death Benefit

General

Regardless of investment experience, the Contract provides a guaranteed minimum death benefit if a contract owner dies before the annuity date. If you are under age 80 when the Contract is issued, the death benefit is the Maximum Anniversary Value death benefit. The death benefit for contract owners with issue ages of 80 and over is the greater of: (i) premiums paid into Account A less “adjusted withdrawals” from Account A and “adjusted transfers” to Account B (as such terms are defined below) plus the value of Account B or (ii) the contract value on the date we receive due proof of death. Death benefit proceeds are not payable on the death of an annuitant unless you are a non-natural person. (See “Death of Annuitant Prior to Annuity Date”.)

Unless the owner has chosen the manner in which the death benefit is to be paid, we will pay the death benefit in a lump sum unless the beneficiary chooses an annuity payment option available under the Contract. (See “Annuity Options”.) However, if an owner dies (or the annuitant if there is a non-natural owner) before the annuity date, Federal tax law generally requires us to distribute the entire contract value within five years of the date of death. Special rules may apply to a surviving spouse. (See “Federal Income Taxes”.)

We determine the death benefit as of the date we receive certain information at our Service Center. We call this information due proof of death. It consists of the Beneficiary Statement, a certified death certificate, and any additional documentation we may need to process the death claim. If we haven’t received the other documents within 60 days following our receipt of a certified death certificate, we will consider due proof of death to have been received and we pay the death benefit in a lump sum. For multiple beneficiaries, we will pay the first beneficiary to provide us with due proof of death his or her share of the death benefit. We will not pay any remaining beneficiary his or her share of the death benefit until we receive proof of death from that beneficiary. Such beneficiaries continue to bear the investment risk that contract value will increase or decrease until such time as they submit due proof of death or 60 days following our receipt of a certified death certificate, whichever is sooner.

If the age of an owner (or annuitant, if any owner is a non-natural person) is misstated any death benefit will be adjusted to reflect the correct age. Unless you irrevocably designated a beneficiary, you may change the beneficiary at any time before the annuity date.

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Death benefit proceeds are not payable on the death of an annuitant unless any owner is a non-natural person. (See “Death of Annuitant Prior to Annuity Date”.) Unless the owner has chosen the manner in which the death benefit is to be paid, we will pay the death benefit in a lump sum unless the beneficiary chooses an annuity payment option available under the Contract. (See “Annuity Options”.) However, if the owner (or the annuitant if the owner is a non-natural person) dies before the annuity date, Federal tax law generally requires us to distribute the entire contract value within five years of the owner’s (or the annuitant’s as applicable) date of death. Special rules may apply to a surviving spouse. (See “Federal Income Taxes”.)

Generally, death benefit proceeds are taxable to the extent of gain. (See “Federal Income Taxes — Taxation of Death Benefit Proceeds”).

Calculation of the Maximum Anniversary Value Death Benefit*

This death benefit only applies if the issue age of the oldest owner is age 80 or over.

(a)	We determine the premiums paid into Account A less any “adjusted withdrawals” from Account A and “adjusted transfers” to Account B.

(b)	We determine the Maximum Anniversary Value. To determine the Maximum Anniversary Value,

(i)	we calculate an anniversary value for each contract anniversary through the earlier of your (or the older owner’s, if the Contract has co-owners, or the annuitant’s, if the owner is a non-natural person) attained age 80 or the anniversary on or prior to your (or any owner’s, if the Contract has co-owners or the owner is a non-natural person) date of death. An anniversary value is equal to the value of Account A on a contract anniversary, plus premiums allocated to Account A since that contract anniversary minus “adjusted transfers” to Account B and “adjusted withdrawals” from Account A since that contract anniversary.

(ii)	we compare the anniversary values and select the highest. This amount is the Maximum Anniversary Value.

(c)	We compare the results in (a) and (b), and pick the higher value. This amount is referred to as the Guaranteed Minimum Death Benefit (“GMDB”).

(d)	We compare the GMDB plus the value of Account B with the contract value on the date we receive due proof of death and pick the higher of the two. The higher amount is your death benefit.

Each “adjusted transfer” and “adjusted withdrawal” equals:

•	the amount by which each transfer or withdrawal from Account A reduces the value of Account A multiplied by

•	an amount equal to (i) divided by (ii), where (i) is the Guaranteed Minimum Death Benefit of Account A prior to the transfer or withdrawal, and (ii) is the value of Account A prior to the transfer or withdrawal.

We will calculate the Maximum Anniversary Value based on your issue age (or the issue age of the older owner, if the Contract has co-owners, or the annuitant, if the owner is a non-natural person) on the contract date. Subsequent changes in owner (i.e., spousal continuation) will not increase the period of time used to determine the Maximum Anniversary Value. If a new owner has not attained age 80 and is older than the owner whose age is being used to determine the Maximum Anniversary Value at the time of the ownership change, the period of time used in the calculation of the Maximum Anniversary Value will be based on the attained age of the new owner at the time of the ownership change. If at the time of an ownership change the new owner is attained age 80 or over, we will use the Maximum Anniversary Value as of the contract anniversary on or prior to the ownership change, increased by premiums and decreased by “adjusted withdrawals” and “adjusted transfers” since that contract anniversary.

*	For purposes of calculating the death benefit, if you purchased your Contract prior to June 13, 2003, any transfers or withdrawals will not be adjusted.

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The payment of the death benefit is subject to our financial strength and claims-paying ability.

For an example of the calculation of the Maximum Anniversary Value Death Benefit, see Appendix B.

Spousal Continuation

If your beneficiary is your surviving spouse, your spouse may elect to continue the Contract (except under tax sheltered annuities). If the Contract has a GMIB Rider at the time of spousal continuation, the Rider will also continue unless your spouse is ineligible for continuation under the terms of the Rider. Your spouse becomes the contract owner and the beneficiary until your spouse names a new beneficiary. We will compare the contract value to the death benefit which would have been paid to the surviving spouse. If the death benefit which would have been paid to the surviving spouse is greater than the contract value as of the date we would have determined the death benefit, we will increase the contract value of the continued Contract to equal the death benefit we would have paid to the surviving spouse. The increase will be applied to each subaccount then available for allocations of premiums and transfers of contract value based on the ratio of your contract value in each subaccount to your contract value prior to the increase.

Annuity Payments

We’ll make the first annuity payment on the annuity date, and payments will continue according to the annuity option selected. When you first buy the Contract, the annuity date for nonqualified Contracts is the older annuitant’s 90th birthday. However, you may specify an earlier annuity date. You may change the annuity date at any time before the annuity date. Generally, the annuity date for IRA or tax sheltered annuity Contracts is when the owner/annuitant reaches age 70 1⁄2. However, we will not require IRA and tax sheltered annuities to annuitize at age 70 1⁄2 if distributions from the Contract are not necessary to meet Federal minimum distribution requirements. For all Contracts, the annuity date must be at least twelve months after the contract date.

For Contracts issued on Contract Form MLNY-VA-001 that do not qualify for tax deferral (such as corporate-owned or non-grantor trust owned Contracts), the annuitant must be less than 85 years old and the annuity date may not be later than the annuitant’s 85th birthday. You should consult your tax advisor if the Contract will be owned by a non-natural person.

Contract owners may select from a variety of fixed annuity payment options, as outlined below in “Annuity Options.” If you don’t choose an annuity option, we’ll use the Life Annuity with Payments Guaranteed for 10 Years annuity option. We reserve the right to change the default annuity payment option at our discretion. You may change the annuity option before the annuity date. We reserve the right to limit annuity options available to owners of qualified contracts to comply with the Internal Revenue Code or regulations under it. Please note that annuity options without a life contingency (e.g. payment of a fixed amount or for a fixed period) may not satisfy required minimum distribution rules for qualified contracts. Consult a tax advisor before electing one of these options.

We calculate your annuity payments as of the annuity date, not the date when annuitization request forms are received at the Service Center. Until the annuity date, your contract value will fluctuate in accordance with the performance of the investment options you have selected. We determine the dollar amount of annuity payments by applying your contract value on the annuity date to our then current annuity purchase rates. Purchase rates show the amount of periodic payment that a $1000 value buys. These rates are based on the annuitant’s age and sex at the time payments begin. The rates will never be less than those shown in the Contract.

If the contract value on the annuity date after the deduction of any applicable premium taxes is less than $2,000 (or a different minimum amount, if required by state law), we may cash out your Contract in a lump sum. If any annuity payment would be less than $20 (or a different minimum amount, if required by state law), we may change the frequency of payments so that all payments will be at least $20 (or the minimum amount required by state law). Unless you tell us differently, we’ll make annuity payments directly to your Merrill Lynch brokerage account.

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Misstatement of Age or Sex

We may require proof at any time, in a form satisfactory to us, of the age or sex of any annuitant, owner or beneficiary if any payments and benefits under the Contract are based on such person’s age and sex. If the age or sex of any such person has been misstated, any payments and benefits will be adjusted based on the correct age and sex of such person.

Once annuity payments have begun, any amount we have overpaid as a result of such misstatement will be deducted from the next payment(s) made by us under the Contract. Any amount we have underpaid will be paid in full with the next payment made by us. We may pay interest on the underpayment at the rate required by the law.

Gender-Based Annuity Purchase Rates

Generally, the Contract provides for gender-based annuity purchase rates when life annuity options are chosen. Employers and employee organizations considering purchase of the Contract should consult with their legal advisor to determine whether purchasing a Contract containing gender-based annuity purchase rates is consistent with Title VII of the Civil Rights Act of 1964 or other applicable law. We may offer such contract owners Contracts containing unisex annuity purchase rates. Unisex annuity purchase rates will provide the same annuity payments for male or female annuitants that are the same age on their annuity dates.

Evidence of Survival

We may require proof that any person on whose continued life any payments are based is alive. We reserve the right to withhold or discontinue payments until we receive proof, in a form satisfactory to us, that such person is living.

Annuity Options

We currently provide the following fixed annuity payment options. After the annuity date, your Contract does not participate in the performance of the Accounts. We may in the future offer more options. Once you begin to receive annuity payments, you cannot change the annuity option, payment amount, or the payment period. Please note that there is no guarantee that aggregate payments under any of these annuity options will equal the total premiums paid. Under certain circumstances, several options provide the ability to take the present value of future guaranteed payments in a lump sum.

How We Determine Present Value of Future

Guaranteed Annuity Payments

Present value refers to the amount of money needed today to fund the remaining guaranteed payments under the annuity payment option you select. The primary factor in determining present value is the interest rate assumption we use. If you are receiving annuity payments under an option that gives you the ability to take the present value of future payments in a lump sum and you elect to take the lump sum, we will use the same interest rate assumption in calculating the present value that we used to determine your payment stream at the time your annuity payments commenced.

Payments of a Fixed Amount

We will make equal payments in an amount you choose until the sum of all payments equals the contract value applied, increased for interest credited. The amount you choose must provide at least five years of payments. These payments don’t depend on the annuitant’s life. If the annuitant dies before the end of the period, you may elect to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

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Payments for a Fixed Period

We will make equal payments for a period you select of at least five years. These payments don’t depend on the annuitant’s life. If the annuitant dies before the end of the period, you may elect to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

*Life Annuity

We make payments for as long as the annuitant lives. Payments will cease with the last payment made before the annuitant’s death.

Life Annuity With Payments Guaranteed for 5, 10, 15, or 20 Years

We make payments for as long as the annuitant lives. In addition, even if the annuitant dies before the period ends, we guarantee payments for either 5, 10, 15, or 20 years as you selected. If the annuitant dies before the end of the period, you may elect to receive the present value of the remaining guaranteed payments in a lump sum. If you die while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

Life Annuity With Guaranteed Return of Contract Value

We make payments for as long as the annuitant lives. In addition, even if the annuitant dies, we guarantee payments until the sum of all annuity payments equals the contract value applied. If the annuitant dies before the end of the period, you may elect to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

*Joint and Survivor Life Annuity

We make payments for the lives of the annuitant and a designated second person. Payments will continue as long as either one is living.

Joint and Survivor Life Annuity With Payments Guaranteed for 5, 10, 15, or 20 Years

We make payments during the lives of the annuitant and a designated second person. Payments will continue as long as either one is living. In addition, even if the annuitant and the designated second person die before the guaranteed period ends, we guarantee payments for either 5, 10, 15, or 20 years as you selected. If the annuitant and the designated second person die before the end of the period, you may elect to have payments continued for the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If you die while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

Individual Retirement Account Annuity

This annuity option is available only to IRA contract owners. Payments will be made annually based on either (a) the life expectancy of the owner/annuitant; (b) the joint life expectancy of the owner/annuitant and his or her spouse; (c) the life expectancy of the surviving spouse if the owner/annuitant dies before the annuity date. Each annual payment will be determined in accordance with the applicable Internal Revenue Service regulations. If the measuring life or lives dies before the remaining value has been distributed, we will pay that value to you in a lump sum.

Guaranteed Minimum Income Benefit

General

The GMIB is a feature that offers you the future ability to receive guaranteed minimum monthly fixed payments if you annuitize under the terms and conditions of the GMIB Rider. If you elect the GMIB Rider, you know the level of minimum income that will be available to you upon annuitization, assuming no withdrawals or transfers from

*	These options are “pure” life annuities. Therefore, it is possible for the payee to receive only one annuity payment if the person (or persons) on whose life (lives) payment is based dies after only one payment or to receive only two annuity payments if that person (those persons) dies after only two payments, etc.

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Account A or additional premiums or transfers into Account A, regardless of fluctuating market conditions. You must annuitize under the terms and conditions of the GMIB Rider to obtain any benefit from the GMIB. If you do not annuitize under the terms and conditions of the GMIB Rider, the fees collected for this benefit will not be refunded.

There is a waiting period of 10 years that must elapse before you can exercise the GMIB. Because of this restriction, you should not purchase the GMIB Rider if you are over age 60 at issue and may need to annuitize the Contract at age 70 1⁄2 to meet Required Minimum Distributions for qualified contracts.

If you decide that you want the protection offered by the GMIB Rider, you must elect it at issue. The effective date of the GMIB Rider is the date of issue of the Contract. You cannot elect the GMIB Rider if the annuitant or co-annuitant is older than age 75 on the date of issue of the Contract. You may not cancel the GMIB Rider once elected. The GMIB Rider will terminate upon full surrender, annuitization, death, or transfer of all your Account A value to Account B. The GMIB Rider will also terminate if the annuitant or co-annuitant is changed and, on the date of issue of the Contract, the new annuitant or co-annuitant was older than age 75.

We may refuse to accept any additional premium payments if such payments would cause the sum of all premiums paid to us under all annuity contracts with a GMIB Rider having the same oldest annuitant or co-annuitant to exceed $2,000,000.

How We Determine the Amount of Your Minimum Guaranteed Income

If you elect the GMIB Rider, we base the amount of minimum income available to you upon the value of (iii) plus the greater of (i) and (ii) where:

(i)	equals the GMIB Benefit Base (less premium taxes applicable to Account A) applied to the Annuity Option Payout Rates for the GMIB Rider for the annuity option you select (“GMIB annuity purchase rates”);

(ii)	equals your Account A value (less premium taxes and charges applicable to Account A) applied to then-current annuity purchase rates for the annuity option you select; and

(iii)	equals any Account B value (less premium taxes and charges applicable to Account B) applied to then-current annuity purchase rates for the annuity option you select.

The GMIB Benefit Base is only used to calculate the GMIB, and does not establish or guarantee a contract value, cash value, minimum death benefit, or a minimum return for any subaccount. Because the GMIB annuity purchase rates are based on conservative actuarial factors, the amount of lifetime income that the GMIB Rider guarantees may be less than the amount of income that would be provided by applying your contract value (less applicable premium taxes and charges) on your annuity date to then-current annuity purchase rates for the same annuity option. Therefore, you should view the benefit provided if you annuitize under the terms and conditions of the GMIB Rider as a payment “floor.” Your amount of lifetime income, however, will not be less than it would be if we applied your contract value (less applicable premium taxes and charges) on the exercise date to then-current annuity purchase rates for the same annuity option. Annuity purchase rates depend on the sex (when permissible) and ages of the annuitant and any co-annuitant.

Your GMIB Benefit Base increases if you allocate subsequent premiums to Account A and decreases if you withdraw money from Account A or transfer money to Account B. The GMIB Benefit Base is equal to the greater of the:

•	GMIB Maximum Anniversary Value for Account A; and

•	GMIB Premiums Compounded at 5% for Account A.

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GMIB Maximum Anniversary Value for Account A. To determine the GMIB Maximum Anniversary Value for Account A, we will calculate an anniversary value for your Account A value on the date of issue of the Contract and for each contract anniversary through the earlier of the contract anniversary on or following the 80th birthday of the oldest annuitant or co-annuitant and the date you exercise the GMIB. An anniversary value is equal to your Account A value on the date of issue of the Contract and on each contract anniversary, increased by premiums allocated to Account A and decreased by “adjusted” transfers to Account B and “adjusted” withdrawals from Account A since the date of issue of the Contract or that anniversary. The GMIB Maximum Anniversary Value for Account A is equal to the greatest of these anniversary values.

Each “adjusted” transfer and “adjusted” withdrawal equals the amount transferred or withdrawn multiplied by the GMIB Maximum Anniversary Value for Account A divided by your Account A value, both of which are determined immediately prior to the transfer or withdrawal.

GMIB Premiums Compounded at 5% for Account A. GMIB Premiums Compounded at 5% for Account A equals (i) minus (ii) where:

(i)	equals all premiums allocated to Account A with interest compounded daily from the date received; and

(ii)	equals all “adjusted” transfers to Account B and “adjusted” withdrawals from Account A with interest compounded daily from the date of each transfer or withdrawal.

Interest in (i) and (ii) above accrues at the annual rate of 5% until the earlier of the contract anniversary on or following the 80th birthday of the oldest annuitant or co-annuitant or the date you exercise the GMIB.

You may transfer to Account B and withdraw from Account A up to 5% of the value of the GMIB Premiums Compounded at 5% for Account A at the beginning of each contract year and such transfers and withdrawals will be “adjusted” so that they reduce the GMIB Premiums Compounded at 5% for Account A dollar-for-dollar for that contract year.

Any transfer or withdrawal that causes the total of all transfers to Account B and withdrawals from Account A during the contract year (including any currently requested transfer or withdrawal) to exceed 5% of the GMIB Premiums Compounded at 5% for Account A at the beginning of that contract year will be “adjusted” to reduce the GMIB Premiums Compounded at 5% for Account A proportionally. The adjustment is determined by multiplying the transfer or withdrawal by the ratio of the GMIB Premiums Compounded at 5% for Account A to the Account A value, where both values are calculated immediately prior to the transfer or withdrawal. The adjustment may cause the GMIB Premiums Compounded at 5% for Account A to be reduced by more than the amount of the transfer or withdrawal.

Electing To Receive Income Payments

You cannot exercise the GMIB until the expiration of the waiting period. The waiting period expires on the 10th contract anniversary. After the waiting period, you may only exercise the GMIB on a contract anniversary or within the 30 days immediately following that contract anniversary. The last timeframe within which you can exercise the GMIB begins at the contract anniversary on or following the 85th birthday of the oldest annuitant or co-annuitant named at any time under the GMIB rider and expires 30 days later. Because of the length of the waiting period combined with the latest permissible exercise date, we will not allow you to elect the GMIB Rider if the older of the annuitant or co-annuitant is older than age 75 on the date of issue of the Contract. If you annuitize your Contract at any time other than during a permitted exercise period (even if necessary to meet Required Minimum Distributions for qualified contracts), the GMIB is not available. For example, you cannot exercise the Rider if you annuitize your Contract twelve and one-half years after you purchase the Contract or seven years after you purchase the Contract.

You are not required to use the GMIB Rider to receive annuity payments. However, we will not refund fees paid for the GMIB Rider if you annuitize outside of the terms and conditions of the GMIB Rider. You may never need to rely upon the GMIB rider, which should be viewed as a payment “floor.”

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The annuity options available when using the GMIB to receive your fixed income are limited to the following:

•	Life Annuity

•	Joint and Survivor Life Annuity

•	Life Annuity with Payments Guaranteed for 10 Years

•	Joint and Survivor Life Annuity with Payments Guaranteed for 10 Years

If you select the Joint and Survivor Life Annuity or Joint and Survivor Life Annuity with Payments Guaranteed for 10 Years, the designated second person is deemed to be the co-annuitant for purposes of the GMIB Rider.

Change of Annuitant

If an annuitant or co-annuitant is changed and, on the date of issue of the Contract, the new annuitant or co-annuitant was older than age 75, the GMIB Rider will terminate. Otherwise, if the new annuitant’s or co-annuitant’s age on the date of issue of the Contract was older than the current age of the oldest annuitant or co-annuitant, we will reset the last timeframe within which you can exercise the GMIB based on the new annuitant’s or co-annuitant’s age. If the last day of that timeframe is earlier than the effective date of the change of annuitant or co-annuitant, the GMIB Rider will terminate.

If an annuitant or co-annuitant is changed and, on the date of issue of the Contract, the new annuitant or co-annuitant was older than the previous oldest annuitant or co-annuitant, and if the current date to which the GMIB Benefit Base accrues is later than the effective date of the change of annuitant or co-annuitant, we will use the new annuitant’s or co-annuitant’s age to recalculate the date to which the GMIB Benefit Base accrues. The new date to which the GMIB Benefit Base accrues will be the later of the recalculated date and the effective date of the change of annuitant.

GMIB Fee

We charge a fee for the GMIB Rider that compensates us for the risks we assume in providing this benefit. (See “Guaranteed Minimum Income Benefit Fee”.)

Termination of the GMIB Rider

The GMIB Rider will terminate on the earliest of: (1) the 31st day following the contract anniversary on or following age 85 of the oldest annuitant or co-annuitant named at any time under the GMIB Rider; (2) exercise of the GMIB Rider; (3) termination of the Contract due to full surrender, annuitization, or death; (4) transfer of all your Account A value to Account B; or (5) a change of annuitant or co-annuitant that causes the GMIB Rider to terminate as described above under “Change of Annuitant.” The GMIB Rider will not terminate at death if your beneficiary is your surviving spouse and elects to continue the Contract as long as the surviving spouse would be eligible to continue the GMIB as described under “Change of Annuitant” above.

The payment of the GMIB is subject to our financial strength and claims-paying ability.

FEDERAL INCOME TAXES

Federal Income Taxes

The following summary discussion is based on our understanding of current Federal income tax law as the Internal Revenue Service (IRS) now interprets it. We can’t guarantee that the law or the IRS’s interpretation won’t change. It does not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. Counsel or other tax advisors should be consulted for further information.

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We haven’t considered any applicable Federal gift, estate or any state or other tax laws. Of course, your own tax status or that of your beneficiary can affect the tax consequences of ownership or receipt of distributions.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money — generally for retirement purposes. If your annuity is independent of any formal retirement or pension plan, it is termed a nonqualified contract. If you invest in a variable annuity as part of an individual retirement annuity or tax sheltered annuity, your contract is called a qualified contract. The tax rules applicable to qualified contracts vary according to the type of retirement plan and the terms and conditions of the plan.

Tax Status of the Contract

Diversification Requirements. Section 817(h) of the Internal Revenue Code (“IRC”) and the regulations under it provide that separate account investments underlying a Contract must be “adequately diversified” for it to qualify as an annuity contract under IRC section 72. The separate account intends to comply with the diversification requirements of the regulations under section 817(h). This will affect how we make investments.

Owner Control. In some circumstances, owners of variable contracts who retain excessive control over the investment of the underlying separate account assets may be treated as the owners of those assets and may be subject to tax on income produced by those assets. Although there is little guidance in this area and published guidance does not address certain aspects of the Contracts, we believe that the owner of a Contract should not be treated as the owner of the underlying assets. We reserve the right to modify the Contracts to bring them into conformity with applicable standards should such modification be necessary to prevent owners of the Contracts from being treated as the owners of the underlying Account assets.

Required Distributions. To qualify as an annuity contract under section 72(s) of the IRC, a nonqualified annuity contract must provide that: (a) if any owner dies on or after the annuity starting date but before all amounts under the Contract have been distributed, the remaining amounts will be distributed at least as quickly as under the method being used when the owner died; and (b) if any owner dies before the annuity starting date, all amounts under the Contract will be distributed within five years of the date of death. So long as the distributions begin within a year of the owner’s death, the IRS will consider these requirements satisfied for any part of the owner’s interest payable to or for the benefit of a “designated beneficiary” and distributed over the beneficiary’s life or over a period that cannot exceed the beneficiary’s life expectancy. A designated beneficiary is the person the owner names as beneficiary and who assumes ownership when the owner dies. A designated beneficiary must be a natural person. If the deceased owner’s spouse is the designated beneficiary, he or she can continue the Contract when such contract owner dies.

If any owner is a non-natural person, the death of the annuitant will be treated as the death of an owner for purposes of section 72(s).

The nonqualified Contracts are designed to comply with section 72(s), although no regulations interpreting these requirements have yet been issued. We will review the Contract and amend it if necessary to make sure that it continues to comply with the section’s requirements when such requirements are clarified by regulation or otherwise.

Other rules regarding required distributions apply to qualified Contracts.

Taxation of Annuities

In General. IRC section 72 governs annuity taxation generally. We believe an owner who is a natural person usually won’t be taxed on increases in the value of a contract until there is a distribution (i.e., the owner withdraws all or part of the contract value or takes annuity payments). Assigning, pledging, or agreeing to assign or pledge any part of the contract value usually will be considered a distribution. Distributions of accumulated investment earnings are taxable as ordinary income.

The owner of any annuity contract who is not a natural person (e.g., a corporation or a trust) generally must include in income any increase in the excess of the contract value over the “investment in the contract” during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person may wish to discuss them with a competent tax advisor.

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The following discussion applies generally to Contracts owned by a natural person:

Withdrawals and Surrenders. When you take a withdrawal from a nonqualified Contract, the amount received generally will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Contract value immediately before the distribution over the investment in the Contract (generally, the premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. Other rules apply to Individual Retirement Annuities and tax sheltered annuities. In the case of a withdrawal under a qualified contract, a ratable portion of the amount received is taxable, generally based on the ratio of the “investment in the contract” to the individual’s total account balance or accrued benefit under the retirement plan. The “investment in the contract” generally equals the amount of any non-deductible premiums paid by or on behalf of any individual. In many cases, the “investment in the contract” under a qualified contract can be zero.

If you withdraw your entire contract value, you will be taxed only on the part that exceeds your investment in the Contract.

Annuity Payments. Although tax consequences may vary depending on the annuity option selected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

Taxation of Death Benefit Proceeds. Amounts may be paid from a Contract because an owner or annuitant (if the owner is not a natural person) has died. If the payments are made in a single sum, they’re taxed the same way a full withdrawal from the Contract is taxed. If they are distributed as annuity payments, they’re taxed as annuity payments.

Penalty Tax on Some Withdrawals

You may have to pay a penalty tax (10 percent of the amount treated as taxable income) on some withdrawals. However, there is usually no penalty on distributions:

(1)	on or after you reach age 59 1⁄2;

(2)	after you die (or after the annuitant dies, if the owner isn’t an individual)

(3)	after you become disabled; or

(4)	that are part of a series of substantially equal periodic (at least annual) payments for your life (or life expectancy) or the joint lives (or life expectancies) of you and your beneficiary.

Other exceptions may be applicable under certain circumstances and special rules may apply in connection with the exceptions listed above. Also, additional exceptions apply to distributions from an Individual Retirement Annuity or tax sheltered annuity. You should consult a tax advisor with regard to exceptions from the penalty tax.

Transfers, Assignments, Annuity Dates, or Exchanges of a Contract

Transferring or assigning ownership of the Contract, designating an annuitant, designating a payee or beneficiary who is not also the owner, selecting certain annuity dates, or exchanging a Contract can have other tax consequences that we don’t discuss here. If you’re thinking about any of those transactions, contact a tax advisor.

Withholding

Annuity distributions usually are subject to withholding for the recipient’s Federal income tax liability at rates that vary according to the type of distribution and the recipient’s tax status. However, except for certain distributions from tax sheltered annuities, recipients can usually choose not to have tax withheld from distributions.

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Multiple Contracts

All nonqualified deferred annuity Contracts that we (or our affiliates) issue to the same owner during any calendar year are generally treated as one annuity Contract for purposes of determining the amount includible in such owner’s income when a taxable distribution occurs. This could affect when income is taxable and how much is subject to the ten percent penalty tax discussed above.

Federal Estate Taxes

While no attempt is being made to discuss the federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

Generation-Skipping Transfer Tax

Under certain circumstances, the IRC may impose a “generation skipping transfer tax” when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the IRC may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

Annuity Purchases by Nonresident Aliens and Foreign Corporations

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax advisor regarding U.S. state and foreign taxation with respect to an annuity contract purchase.

Optional Benefit Riders

It is possible that the IRS may take the position that fees deducted for the GMIB optional benefit rider are deemed to be taxable distributions to you. In particular, the IRS may treat fees deducted for the optional benefits as taxable withdrawals, which might also be subject to a tax penalty if withdrawn prior to age 59 1⁄2. Although we do not believe that the fees associated or any optional benefit provided under the Contract should be treated as taxable withdrawals, you should consult your tax advisor prior to selecting any optional benefit under the Contract.

Possible Changes In Taxation

Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective prior to the date of the change). A tax advisor should be consulted with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any Contract and do not intend the above discussion as tax advice.

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Possible Charge For Our Taxes

Currently we don’t charge the Account for any Federal, state, or local taxes on them or the Contracts (other than premium taxes), but we reserve the right to charge the Account or the Contracts for any tax or other cost resulting from the tax laws that we believe should be attributed to them.

Foreign Tax Credits

To the extent that any Fund makes the appropriate election, certain foreign taxes paid by the Fund will be treated as being paid by the Company, which may deduct or claim a tax credit for such taxes. The benefits of any such deduction or credit will not be passed through to the contract owners.

Taxation of Qualified Contracts

The tax rules applicable to qualified contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a qualified contract may be subject to the terms of the retirement plan itself, regardless of the terms of the qualified contract. Adverse tax consequences may result if you do not ensure that contributions, distributions, and other transactions with respect to the contract comply with the law.

Individual Retirement Programs

Traditional IRAs

Section 408 of the IRC permits eligible individuals to contribute to an individual retirement program known as an “Individual Retirement Annuity” or “IRA.” This Contract is also available for purchase through an established IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated. An individual may make annual contributions of up to the lesser of the limit specified in the IRC or 100% of compensation includable in the individual’s gross income. The contributions may be deductible in whole or in part, depending on the individual’s income. Distributions from certain pension plans may be “rolled over” into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1⁄2, unless certain exceptions apply. IRAs have minimum distribution rules that govern the timing and amount of distributions. You should refer to your adoption agreement or consult a tax advisor for more information about these distribution rules. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

Roth IRAs

A Contract is available for purchase by an individual who has separately established a Roth IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Roth IRAs, as described in section 408A of the IRC, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash of up to the lesser of the limit specified in the IRC or 100% of compensation includible in the individual’s gross income, or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. You may wish to consult a tax advisor before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1⁄2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

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Other Tax Issues For IRAs and Roth IRAs

Total annual contributions to all of an individual’s IRAs and Roth IRAs may not exceed the limit specified in the IRC or 100% of compensation includible in the individual’s gross income. Distributions from an IRA or Roth IRA generally are subject to withholding for the participant’s Federal income tax liability. The withholding rate varies according to the type of distribution and the owner’s tax status. The owner will be provided the opportunity to elect not have tax withheld from distributions.

The IRS has not reviewed the Contract for qualification as an IRA or Roth IRA, and has not addressed in a ruling of general applicability whether a death benefit provision, such as the enhanced death benefit provision, adversely affects the qualification of the policy as an IRA or Roth IRA.

Note: The Treasury made changes to the Required Minimum Distribution (“RMD”) rules which may impact the amount of RMD, if any, you must take. Specifically, if your qualified annuity provides a guaranteed benefit (GMDB or GMIB), the actuarial present value of the benefit(s) you elected may be included in your total RMD calculation.

Tax Sheltered Annuities

Section 403(b) of the IRC allow employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a contract that will provide an annuity for the employee’s retirement. These payments may be subject to FICA (social security) tax. Transfer amounts from tax sheltered annuity plans that are not subject to the Employee Retirement Income Security Act of 1974, as amended, will be accepted as premium payments, as permitted by law, under a Contract. Other premium payments, including premium payments subject to IRC Section 402(g), will not be accepted. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1⁄2, severance from employment, death, or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties. Taxable “eligible rollover distributions” from tax sheltered annuities are subject to a mandatory Federal income tax withholding of 20%. For this purpose, an eligible rollover distribution is any distribution to an employee (or employee’s spouse or former spouse as beneficiary or alternate payee) from such a plan, except certain distributions such as distributions required by the IRC, distributions in a specified annuity form or hardship distributions or certain nontaxable distributions. The 20% withholding does not apply, however, if the employee chooses a “direct rollover” from the plan to a tax-qualified plan, IRA or tax sheltered annuity or to a governmental 457 plan that agrees to separately account for rollover contributions. The Contract includes an enhanced death benefit provision that could be characterized as an incidental benefit, the amount of which is limited in a tax sheltered annuity. Because the death benefit may exceed this limitation, individuals using the Contract in connection with such plans should consult their tax advisors. As noted above, the value of certain death benefits and other benefits under the Contract may need to be considered in calculating minimum required distributions. (See “Note” under “Other Tax Issues for IRAs and Roth IRAs.”)

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OTHER INFORMATION

Notices and Elections

You must send any changes, notices, and/or choices for your Contract to our Service Center. These requests must be in writing and signed, or by telephone, if we have received proper telephone authorization. If we have received proper telephone authorization, you may make the following choices via telephone:

1.	Transfers

2.	Premium allocation

3.	Withdrawals, other than full surrenders

4.	Requests to change the annuity date

We will use reasonable procedures to confirm that a telephone request is proper. These procedures may include possible tape recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. We do not have any liability if we act on a request that we reasonably believe is proper.

Because telephone transactions will be available to anyone who provides certain information about you and your Contract, you should protect that information. We may not be able to verify that you are the person providing telephone instructions, or that you have authorized any such person to act for you.

Telephone systems may not always be available. Any telephone system, whether it is yours, your service provider’s, your Financial Advisor’s, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider requests to be received the following business day. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should make your request by writing to our Service Center.

Voting Rights

We own all Fund shares held in the Accounts. As the owner, we have the right to vote on any matter put to vote at any Funds’ shareholder meetings. However, we will vote all Fund shares attributable to Contracts by following instructions we receive from you. If we don’t receive voting instructions, we’ll vote those shares in the same proportion as shares for which we receive instructions. We determine the number of shares you may give voting instructions on by dividing your interest in a subaccount by the net asset value per share of the corresponding Fund. We’ll determine the number of shares you may give voting instructions on as of a record date we choose. We may vote Fund shares in our own right if laws change to permit us to do so.

You have voting rights until the annuity date. You may give voting instructions concerning

(1)	the election of a Fund’s Board of Directors;

(2)	ratification of a Fund’s independent accountant;

(3)	approval of the investment advisory agreement for a Fund corresponding to your selected subaccounts;

(4)	any change in a fundamental investment policy of a Fund corresponding to your selected subaccounts; and

(5)	any other matter requiring a vote of the Fund’s shareholders.

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Reports to Contract Owners

At least once each contract year before the annuity date, we will send you information about your Contract. It will provide your Contract’s current number of accumulation units in each Fund, the value of each accumulation unit, and the contract value.

You will also receive an annual and a semi-annual report containing financial statements and a list of portfolio securities of the Funds.

Selling the Contract

We have entered into a distribution agreement with our affiliate, Transamerica Capital, Inc. (“Distributor”), for the distribution and sale of the Contracts. Distributor offers the Contracts through registered representatives of MLPF&S (“Financial Advisors”). The Financial Advisors are registered with FINRA, licensed as insurance agents in the states in which they do business, and appointed through Merrill Lynch Life Agency Inc. as our insurance agents.

We pay commissions to Merrill Lynch Life Agency Inc. for sales of the Contracts by the Financial Advisors. Pursuant to a sales agreement, Merrill Lynch Life Agency Inc. pays Distributor a portion of the commissions it receives from us for the sales of the Contracts, and the Distributor pays the Financial Advisors and District Annuity Specialists a portion of the commissions it receives from Merrill Lynch Life Agency Inc. for the sales of the Contracts. Each District Annuity Specialist provides training and marketing support to Financial Advisors in a specific geographic region and is compensated based on sales of the Contracts in that region.

The maximum amount of commissions paid to Merrill Lynch Life Agency Inc. is 5.00% of each premium and up to 1.00% contract value per year. In addition, the maximum commission paid to the Merrill Lynch Life Agencies on the annuity date is 4.00% of contract value. The maximum commission payable to Financial Advisors of Contract sales is 2.25% of each premium and up to 0.53% of contract value per year. In addition, on the annuity date, the maximum commission payable to the Financial Advisors is 1.50% of contract value not subject to a sales charge. Reduced compensation may be paid on Contracts purchased by any of our or our affiliates’ employees or their spouses or dependents. The maximum amount of compensation that may be paid to District Annuity Specialists is 0.13% of each premium.

Financial Advisors and their branch managers are also eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation items. Non-cash items include conferences, seminars, and trips (including travel, lodging, and meals in connection therewith), entertainment, merchandise, and other similar items. In addition, Financial Advisors who meet certain productivity, persistency, and length of service standards and/or their branch managers may be eligible for additional compensation from Distributor. District Annuity Specialists who meet certain productivity standards may also be eligible for additional compensation from Merrill Lynch Life Agency Inc. Sales of the Contracts may help Financial Advisors, their branch managers, and District Annuity Specialists qualify for such benefits. Distributor’s Financial Advisors and their branch managers may receive other payments from Distributor for services that do not directly involve the sale of the Contracts, including payments made for the recruitment and training of personnel, production of promotional literature, and similar services.

The Distributor does not currently sell the Contracts through other broker-dealers (“selling firms”). However, the Distributor may enter into selling agreements with selling firms in the future. Selling firms may be compensated on a different basis than Merrill Lynch Life Agency Inc. and the Financial Advisors; however, commissions paid to selling firms and their sales representatives will not exceed those described above.

Commissions and other incentives or payments described above are not charged directly to Contract owners or the Accounts. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contract.

State Regulation

We are subject to the laws of the State of New York and to the regulations of the New York Insurance Department. We are also subject to the insurance laws and regulations of all jurisdictions in which we’re licensed to do business.

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We file an annual statement with the insurance departments of jurisdictions where we do business. The statement discloses our operations for the preceding year and our financial condition as of the end of that year. Our books and accounts are subject to insurance department review at all times. The New York Insurance Department, in conjunction with the National Association of Insurance Commissioners, conducts a full examination of our operations periodically.

Legal Proceedings

There are no legal proceedings to which the Accounts are a party or to which the assets of the Accounts are subject. We, like other life insurance companies, are involved in lawsuits. Although the outcome of any litigation cannot be predicted with certainty, we believe that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on the Accounts, on the ability of Transamerica Capital, Inc. to perform under its principal underwriting agreement, or on our ability to meet our obligations under the Contract.

Experts

The financial statements of ML Life Insurance Company of New York as of December 31, 2007 have been audited by Ernst & Young, LLP, an independent registered public accounting firm, as stated in their report dated March 14, 2008 and the financial statements of the Separate Accounts A & B as of December 31, 2007, have been audited by Ernst & Young, LLP, an independent registered public accounting firm, as stated in their report dated March 28, 2008, which reports are both incorporated by reference in this Prospectus and included in the Statement of Additional Information and have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Ernst & Young, LLP is 5 Times Square, New York, NY 10036.

The financial statements of ML Life Insurance Company of New York as of December 31, 2006, and for each of the two years in the period ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 2, 2007, and the financial statements of Separate Accounts A & B for the period ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 30, 2007, which reports are both incorporated by reference in this Prospectus and included in the Statement of Additional Information and have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is Two World Financial Center, New York, New York 10281-1414.

Legal Matters

Sutherland Asbill & Brennan LLP of Washington D.C. has provided legal advice to us relating to certain matters under the federal securities laws.

Registration Statements

Registration Statements that relate to the Contract and its investment options have been filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. This Prospectus does not contain all of the information in the registration statements. You can obtain the omitted information from the Securities and Exchange Commission’s principal office in Washington, D.C., upon payment of a prescribed fee.

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ACCUMULATION UNIT VALUES†

(Condensed Financial Information)

	BlackRock Balanced Capital V.I.*										Balanced Capital Focus*
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	6/5/98** to 12/31/98
(1) Accumulation unit value at beginning of period	$22.76	$20.03	$19.50	$18.19	$15.16	$17.81	$19.49	$20.09	$18.73	$16.72	$10.82	$10.30	$9.68	$10.00
(2) Accumulation unit value at end of period	$23.64	$22.76	$20.03	$19.50	$18.19	$15.16	$17.81	$19.49	$20.09	$18.73	*	$10.82	$10.30	$9.68
(3) Number of accumulation units outstanding at end of period	237,041.4	287,850.4	345,356.3	389,873.0	462,527.5	531,917.0	633,777.7	586,605.5	703,298.5	805,270.1	0.0	189,852.2	165,442.8	114,280.3

	BlackRock Basic Value V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$40.55	$33.73	$33.21	$30.31	$23.06	$28.42	$27.63	$24.86	$20.81	$19.27
(2) Accumulation unit value at end of period	$40.73	$40.55	$33.73	$33.21	$30.31	$23.06	$28.42	$27.63	$24.86	$20.81
(3) Number of accumulation units outstanding at end of period	992,745.7	1,266,176.7	1,639,669.6	2,133,994.4	2,427,637.8	2,601,900.0	2,639,842.9	2,529,060.5	2,505,912.5	2,134,295.9

	BlackRock Total Return V.I.***
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$20.09	$19.50	$19.38	$18.79	$18.18	$16.82	$15.98	$14.72	$15.28	$14.36
(2) Accumulation unit value at end of period	$20.54	$20.09	$19.50	$19.38	$18.79	$18.18	$16.82	$15.98	$14.72	$15.28
(3) Number of accumulation units outstanding at end of period	1,198,655.3	1,466,817.2	1,775,877.7	2,265,337.8	2,662,925.2	2,879,227.6	3,040,520.1	2,565,420.4	2,878,607.8	2,943,385.0

†	Subaccount names reflected in this Accumulation Unit Values Table are the currently effective names. Each subaccount may have operated under different names in the past.
*	Effective following the close of business on November 21, 2003, the Merrill Lynch Reserve Assets V.I. Fund was merged with and into the Mercury Domestic Money Market V.I. Fund (now named the BlackRock Money Market V.I. Fund), the Merrill Lynch Developing Capital Markets V.I. Fund was merged with and into the Mercury Global Allocation V.I. Fund (now named the BlackRock Global Allocation V.I. Fund), the Mercury International Value V.I. Fund was merged with and into the Mercury International Value V.I. Fund (which was then named Merrill Lynch International Value V.I. Fund, and is now named the BlackRock International Value V.I. Fund), and the Merrill Lynch Focus Twenty V.I. Fund and the Merrill Lynch Large Cap Growth V.I. Fund of the Mercury V.I. Funds, Inc., were merged with and into the Mercury Large Cap Growth V.I. Fund (now named the BlackRock Large Cap Growth Fund) of the Merrill Lynch Variable Series Funds (now named the BlackRock Variable Series Funds). Effective following the close of business on April 27, 2001, the Balanced Capital Focus Fund was merged with and into the American Balanced Fund, which has been renamed the BlackRock Balanced V.I. Fund, and the International Equity Focus Fund was merged with and into the Mercury HW International Value VIP Portfolio, which had been renamed the BlackRock International Value V.I. Fund.
**	Available for allocations of premiums or contract value effective following the close of business.
***	Effective following the close of business on November 21, 2003, the Roszel/Delaware Trend Portfolio was substituted for the AllianceBernstein VPS Quasar Portfolio, and the Roszel/Allianz CCM Capital Appreciation Portfolio was substituted for the MFS® Research Series of the MFS® Variable Insurance TrustSM. Effective following the close of business on April 30, 2002, the Large Cap Core Focus Fund (which is now named the BlackRock Large Cap Core V.I. Fund) was substituted for the Natural Resources Focus Fund, and the Core Bond Focus Fund (which is now named the BlackRock Total Return V.I. Fund) was substituted for the Global Bond Focus Fund.

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	Developing Capital Markets V.I.*
	1/1/03 to 11/21/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$6.54	$7.38	$7.37	$10.48	$6.42	$9.21
(2) Accumulation unit value at end of period	***	$6.54	$7.38	$7.37	$10.48	$6.42
(3) Number of accumulation units outstanding at end of period	0.0	259,057.5	302,185.5	340,062.9	555,965.5	563,805.5

	BlackRock Money Market V.I. (Account A)*
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$14.24	$13.80	$13.62	$13.68	$13.77	$13.75	$13.41	$12.82	$12.39	$11.94
(2) Accumulation unit value at end of period	$14.73	$14.24	$13.80	$13.62	$13.68	$13.77	$13.75	$13.41	$12.82	$12.39
(3) Number of accumulation units outstanding at end of period	1,036,275.4	1,265,283.9	1,293,261.7	1,609,512.6	2,134,931.6	2,576,036.8	2,695,469.7	2,467,141.7	2,622,855.7	2,714,662.2

	BlackRock Money Market V.I. (Account B)*					Focus Twenty V.I.*
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	11/21/03* to 12/31/03	1/1/03 to 11/21/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	7/10/00** to 12/31/00
(1) Accumulation unit value at beginning of period	$15.50	$14.93	$14.63	$14.59	$14.59	$1.37	$2.27	$7.47	$10.00
(2) Accumulation unit value at end of period	$16.15	$15.50	$14.93	$14.63	$14.59	*	$1.37	$2.27	$7.47
(3) Number of accumulation units outstanding at end of period	21,008.6	24,508.3	59,618.6	29,320.8	41,996.5	0.0	246,479.5	448,251.4	730,077.6

	BlackRock Fundamental Growth V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	5/1/01** to 12/31/01
(1) Accumulation unit value at beginning of period	$9.17	$8.89	$8.38	$7.96	$6.30	$8.81	$10.00
(2) Accumulation unit value at end of period	$10.77	$9.17	$8.89	$8.38	$7.96	$6.30	$8.81
(3) Number of accumulation units outstanding at end of period	437,274.1	556,642.3	1,147,421.6	1,400,034.0	1,355,160.1	1,275,968.2	693,466.0

*	Effective following the close of business on November 21, 2003, the Merrill Lynch Reserve Assets V.I. Fund was merged with and into the Mercury Domestic Money Market V.I. Fund (now named the BlackRock Money Market V.I. Fund), the Merrill Lynch Developing Capital Markets V.I. Fund was merged with and into the Mercury Global Allocation V.I. Fund (now named the BlackRock Global Allocation V.I. Fund), the Mercury International Value V.I. Fund was merged with and into the Mercury International Value V.I. Fund (which was then named Merrill Lynch International Value V.I. Fund, and is now named the BlackRock International Value V.I. Fund), and the Merrill Lynch Focus Twenty V.I. Fund and the Merrill Lynch Large Cap Growth V.I. Fund of the Mercury V.I. Funds, Inc., were merged with and into the Mercury Large Cap Growth V.I. Fund (now named the BlackRock Large Cap Growth Fund) of the Merrill Lynch Variable Series Funds (now named the BlackRock Variable Series Funds). Effective following the close of business on April 27, 2001, the Balanced Capital Focus Fund was merged with and into the American Balanced Fund, which has been renamed the BlackRock Balanced V.I. Fund, and the International Equity Focus Fund was merged with and into the Mercury HW International Value VIP Portfolio, which had been renamed the BlackRock International Value V.I. Fund.
**	Available for allocations of premiums or contract value effective following the close of business.
***	Effective following the close of business on November 21, 2003, the Roszel/Delaware Trend Portfolio was substituted for the AllianceBernstein VPS Quasar Portfolio, and the Roszel/Allianz CCM Capital Appreciation Portfolio was substituted for the MFS® Research Series of the MFS® Variable Insurance TrustSM. Effective following the close of business on April 30, 2002, the Large Cap Core Focus Fund (which is now named the BlackRock Large Cap Core V.I. Fund) was substituted for the Natural Resources Focus Fund, and the Core Bond Focus Fund (which is now named the BlackRock Total Return V.I. Fund) was substituted for the Global Bond Focus Fund.

56

	BlackRock Global Allocation V.I.*
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$27.84	$24.22	$22.21	$19.68	$14.81	$16.34	$18.18	$20.38	$17.02	$15.85
(2) Accumulation unit value at end of period	$32.14	$27.84	$24.22	$22.21	$19.68	$14.81	$16.34	$18.18	$20.38	$17.02
(3) Number of accumulation units outstanding at end of period	1,503,544.8	1,720,500.3	1,952,770.8	1,962,963.9	1,841,547.0	1,721,962.3	1,822,558.0	2,083,862.0	2,343,104.2	2,708,721.4

	Global Bond Focus*
	1/1/02 to 4/30/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$11.68	$12.23	$12.35	$13.63	$12.27
(2) Accumulation unit value at end of period	***	$11.68	$12.23	$12.35	$13.63
(3) Number of accumulation units outstanding at end of period	0.0	186,573.4	220,076.5	266,934.6	324,790.1

	BlackRock Global Growth V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	6/5/98** to 12/31/98
(1) Accumulation unit value at beginning of period	$13.65	$11.34	$9.99	$8.79	$6.67	$9.35	$12.32	$14.69	$10.74	$10.00
(2) Accumulation unit value at end of period	$18.44	$13.65	$11.34	$9.99	$8.79	$6.67	$9.35	$12.32	$14.69	$10.74
(3) Number of accumulation units outstanding at end of period	266,393.2	241,386.3	290,022.2	634,012.3	669,891.0	725,698.5	875,244.9	1,422,808.3	796,328.0	127,229.2

	BlackRock Government Income V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$17.60	$17.16	$16.85	$16.40	$16.29	$15.04	$14.24	$12.95	$13.36	$12.45
(2) Accumulation unit value at end of period	$18.07	$17.60	$17.16	$16.85	$16.40	$16.29	$15.04	$14.24	$12.95	$13.36
(3) Number of accumulation units outstanding at end of period	896,576.6	1,005,517.6	1,237,891.5	1,366,593.0	1,663,250.5	1,918,108.4	1,755,849.5	1,642,968.1	1,842,543.0	1,670,377.7

*	Effective following the close of business on November 21, 2003, the Merrill Lynch Reserve Assets V.I. Fund was merged with and into the Mercury Domestic Money Market V.I. Fund (now named the BlackRock Money Market V.I. Fund), the Merrill Lynch Developing Capital Markets V.I. Fund was merged with and into the Mercury Global Allocation V.I. Fund (now named the BlackRock Global Allocation V.I. Fund), the Mercury International Value V.I. Fund was merged with and into the Mercury International Value V.I. Fund (which was then named Merrill Lynch International Value V.I. Fund, and is now named the BlackRock International Value V.I. Fund), and the Merrill Lynch Focus Twenty V.I. Fund and the Merrill Lynch Large Cap Growth V.I. Fund of the Mercury V.I. Funds, Inc., were merged with and into the Mercury Large Cap Growth V.I. Fund (now named the BlackRock Large Cap Growth Fund) of the Merrill Lynch Variable Series Funds (now named the BlackRock Variable Series Funds). Effective following the close of business on April 27, 2001, the Balanced Capital Focus Fund was merged with and into the American Balanced Fund, which has been renamed the BlackRock Balanced V.I. Fund, and the International Equity Focus Fund was merged with and into the Mercury HW International Value VIP Portfolio, which had been renamed the BlackRock International Value V.I. Fund.
**	Available for allocations of premiums or contract value effective following the close of business.
***	Effective following the close of business on November 21, 2003, the Roszel/Delaware Trend Portfolio was substituted for the AllianceBernstein VPS Quasar Portfolio, and the Roszel/Allianz CCM Capital Appreciation Portfolio was substituted for the MFS® Research Series of the MFS® Variable Insurance TrustSM. Effective following the close of business on April 30, 2002, the Large Cap Core Focus Fund (which is now named the BlackRock Large Cap Core V.I. Fund) was substituted for the Natural Resources Focus Fund, and the Core Bond Focus Fund (which is now named the BlackRock Total Return V.I. Fund) was substituted for the Global Bond Focus Fund.

57

	BlackRock High Income V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$23.34	$21.61	$21.57	$19.55	$15.47	$15.91	$15.51	$16.92	$16.18	$16.93
(2) Accumulation unit value at end of period	$23.58	$23.34	$21.61	$21.57	$19.55	$15.47	$15.91	$15.51	$16.92	$16.18
(3) Number of accumulation units outstanding at end of period	425,718.3	567,806.6	707,523.5	936,363.8	1,141,089.1	1,192,683.4	1,503,375.9	1,727,150.0	1,878,536.0	1,935,113.5

	BlackRock S&P 500 Index V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$19.13	$16.79	$16.30	$14.95	$11.82	$15.44	$17.85	$19.96	$16.79	$13.27
(2) Accumulation unit value at end of period	$19.90	$19.13	$16.79	$16.30	$14.95	$11.82	$15.44	$17.85	$19.96	$16.79
(3) Number of accumulation units outstanding at end of period	868,921.4	1,158,076.5	1,446,045.3	1,731,976.6	1,882,228.5	1,906,050.6	2,113,132.9	2,204,753.1	2,180,119.7	1,908,674.0

	International Equity Focus*				BlackRock International Value V.I.*
	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	11/21/03** to 12/31/03
(1) Accumulation unit value at beginning of period	$13.20	$16.18	$11.91	$11.20	$20.45	$16.20	$14.71	$12.17	$11.08
(2) Accumulation unit value at end of period	*	$13.20	$16.18	$11.91	$22.46	$20.45	16.20	$14.71	$12.17
(3) Number of accumulation units outstanding at end of period	0.0	677,004.1	764,791.1	893,307.1	877,125.2	1,145,357.9	1,359,564.7	1,639,239.1	1,713,032.6

	BlackRock Large Cap Core V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$36.35	$32.10	$28.75	$24.95	$19.23	$23.47	$25.70	$28.89	$22.28	$19.54
(2) Accumulation unit value at end of period	$38.85	$36.35	$32.10	$28.75	$24.95	$19.23	$23.47	$25.70	$28.89	$22.28
(3) Number of accumulation units outstanding at end of period	970,246.8	1,171,021.9	1,339,486.6	1,550,002.7	1,725,714.5	1,767,755.2	1,867,370.4	2,051,339.9	2,191,387.8	2,374,281.3

*	Effective following the close of business on November 21, 2003, the Merrill Lynch Reserve Assets V.I. Fund was merged with and into the Mercury Domestic Money Market V.I. Fund (now named the BlackRock Money Market V.I. Fund), the Merrill Lynch Developing Capital Markets V.I. Fund was merged with and into the Mercury Global Allocation V.I. Fund (now named the BlackRock Global Allocation V.I. Fund), the Mercury International Value V.I. Fund was merged with and into the Mercury International Value V.I. Fund (which was then named Merrill Lynch International Value V.I. Fund, and is now named the BlackRock International Value V.I. Fund), and the Merrill Lynch Focus Twenty V.I. Fund and the Merrill Lynch Large Cap Growth V.I. Fund of the Mercury V.I. Funds, Inc., were merged with and into the Mercury Large Cap Growth V.I. Fund (now named the BlackRock Large Cap Growth Fund) of the Merrill Lynch Variable Series Funds (now named the BlackRock Variable Series Funds). Effective following the close of business on April 27, 2001, the Balanced Capital Focus Fund was merged with and into the American Balanced Fund, which has been renamed the BlackRock Balanced V.I. Fund, and the International Equity Focus Fund was merged with and into the Mercury HW International Value VIP Portfolio, which had been renamed the BlackRock International Value V.I. Fund.
**	Available for allocations of premiums or contract value effective following the close of business.

58

	BlackRock Large Cap Growth V.I.*					BlackRock Large Cap Value V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/01/05 to 12/31/05	1/1/04 to 12/31/04	11/21/03** to 12/31/03	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	5/1/01** to 12/31/01
(1) Accumulation unit value at beginning of period	$10.91	$10.31	$9.45	$8.88	$8.80	$17.64	$15.41	$13.31	$11.20	$8.48	$9.83	$10.00
(2) Accumulation unit value at end of period	$11.66	$10.91	$10.31	$9.45	$8.88	$18.43	$17.64	$15.41	$13.31	$11.20	$8.48	$9.83
(3) Number of accumulation units outstanding at end of period	957,412.8	1,107,594.6	1,071,261.3	1,084,643.2	425,400.0	431,769.7	548,685.6	551,670.2	531,007.2	511,788.8	492,392.1	82,957.8

	Natural Resources Focus
	1/1/02 to 4/30/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$15.29	$17.42	$12.68	$10.14	$12.14
(2) Accumulation unit value at end of period	***	$15.29	$17.42	$12.68	$10.14
(3) Number of accumulation units outstanding at end of period	0.0	39,796.3	48,694.9	53,276.6	70,808.7

	Reserve Assets V.I.*						Select Ten V.I. Trust****
	1/1/03 to 11/21/03*	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	6/5/98** to 12/31/98
(1) Accumulation unit value at beginning of period	$14.62	$14.53	$14.09	$13.39	$12.87	$12.32	$10.67	$9.39	$10.12	$10.00
(2) Accumulation unit value at end of period	*	$14.62	$14.53	$14.09	$13.39	$12.87	***	$10.67	$9.39	$10.12
(3) Number of accumulation units outstanding at end of period	0.0	39,939.7	57,519.8	83,247.7	86,344.1	95,017.1	0.0	289,514.7	573,604.7	190,745.2

*	Effective following the close of business on November 21, 2003, the Merrill Lynch Reserve Assets V.I. Fund was merged with and into the Mercury Domestic Money Market V.I. Fund (now named the BlackRock Money Market V.I. Fund), the Merrill Lynch Developing Capital Markets V.I. Fund was merged with and into the Mercury Global Allocation V.I. Fund (now named the BlackRock Global Allocation V.I. Fund), the Mercury International Value V.I. Fund was merged with and into the Mercury International Value V.I. Fund (which was then named Merrill Lynch International Value V.I. Fund, and is now named the BlackRock International Value V.I. Fund), and the Merrill Lynch Focus Twenty V.I. Fund and the Merrill Lynch Large Cap Growth V.I. Fund of the Mercury V.I. Funds, Inc., were merged with and into the Mercury Large Cap Growth V.I. Fund (now named the BlackRock Large Cap Growth Fund) of the Merrill Lynch Variable Series Funds (now named the BlackRock Variable Series Funds). Effective following the close of business on April 27, 2001, the Balanced Capital Focus Fund was merged with and into the American Balanced Fund, which has been renamed the BlackRock Balanced V.I. Fund, and the International Equity Focus Fund was merged with and into the Mercury HW International Value VIP Portfolio, which had been renamed the BlackRock International Value V.I. Fund.
**	Available for allocations of premiums or contract value effective following the close of business.
***	Effective following the close of business on November 21, 2003, the Roszel/Delaware Trend Portfolio was substituted for the AllianceBernstein VPS Quasar Portfolio, and the Roszel/Allianz CCM Capital Appreciation Portfolio was substituted for the MFS® Research Series of the MFS® Variable Insurance TrustSM. Effective following the close of business on April 30, 2002, the Large Cap Core Focus Fund (which is now named the BlackRock Large Cap Core V.I. Fund) was substituted for the Natural Resources Focus Fund, and the Core Bond Focus Fund (which is now named the BlackRock Total Return V.I. Fund) was substituted for the Global Bond Focus Fund.
****	The 1998 Select Ten Trust terminated on April 30, 1999. The 1999 Select Ten Trust commenced operation on May 1, 1999, at an accumulation unit value of $10.00. The 1999 Select Ten Trust terminated on April 30, 2000. The 2000 Select Ten V.I. Trust commenced operation on May 1, 2000, at an accumulation unit value of $10.00. The 2000 Select Ten V.I. Trust terminated on April 30, 2001.

59

	BlackRock Utilities and Telecommunications V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$29.54	$23.91	$21.23	$17.12	$14.44	$18.01	$21.24	$22.12	$19.91	$16.27
(2) Accumulation unit value at end of period	$36.83	$29.54	$23.91	$21.23	$17.12	$14.44	$18.01	$21.24	$22.12	$19.91
(3) Number of accumulation units outstanding at end of period	77,293.7	96,833.4	110,472.3	131,252.2	164,884.7	199,338.7	267,017.6	307,808.3	355,501.8	408,706.9

	BlackRock Value Opportunities V.I.
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$43.26	$38.86	$35.68	$31.46	$22.31	$29.66	$23.15	$20.45	$15.45	$16.75
(2) Accumulation unit value at end of period	$42.29	$43.26	$38.86	$35.68	$31.46	$22.31	$29.66	$23.15	$20.45	$15.45
(3) Number of accumulation units outstanding at end of period	488,126.5	636,540.8	781,881.4	1,047,060.2	1,243,877.5	1,357,328.0	1,671,013.0	1,717,612.7	1,677,430.3	1,911,721.5

	Roszel/Delaware Trend***					Roszel/JPMorgan Small Cap Growth
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	5/1/03** to 12/31/03	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	7/1/02** to 12/31/02
(1) Accumulation unit value at beginning of period	$14.83	$13.96	$13.51	$12.28	$10.00	$14.71	$12.89	$12.28	$11.42	$8.44	$10.00
(2) Accumulation unit value at end of period	$16.08	$14.83	$13.96	$13.51	$12.28	$16.23	$14.71	$12.89	$12.28	$11.42	$8.44
(3) Number of accumulation units outstanding at end of period	87,719.9	119,155.8	146,621.8	347,138.7	301,146.3	286,050.8	361,566.9	454,965.9	490,560.9	484,525.8	407,105.7

	Roszel/Lord Abbett Affiliated					Roszel/Lord Abbett Mid Cap Value						Roszel/Allianz CCM Capital Appreciation***
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	5/1/03** to 12/31/03	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	7/1/02** to 12/31/02	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	5/1/03** to 12/31/03
(1) Accumulation unit value at beginning of period	$15.55	$13.41	$13.17	$12.00	$10.00	$15.94	$14.41	$13.49	$11.04	$8.97	$10.00	$14.79	$14.09	$13.05	$11.72	$10.00
(2) Accumulation unit value at end of period	$15.90	$15.55	$13.41	$13.17	$12.00	$15.80	$15.94	$14.41	$13.49	$11.04	$8.97	$17.18	$14.79	$14.09	$13.05	$11.72
(3) Number of accumulation units outstanding at end of period	151,626.3	179,822.4	200,994.4	196,732.4	89,918.6	456,588.1	578,191.6	734,437.5	762,190.7	660,026.9	500,381.4	654,855.3	768,404.8	848,116.7	995,985.9	1,005,635.3

	Roszel/Allianz NFJ Small Cap Value						Roszel/Seligman Mid Cap Growth
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03** to 12/31/03	7/1/02** to 12/31/02	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	7/1/02** to 12/31/02
(1) Accumulation unit value at beginning of period	$19.69	$16.38	$14.85	$12.26	$9.33	$10.00	$14.79	$14.19	$12.85	$11.99	$9.12	$10.00
(2) Accumulation unit value at end of period	$20.06	$19.69	$16.38	$14.85	$12.26	$9.33	$16.98	$14.79	$14.19	$12.85	$11.99	$9.12
(3) Number of accumulation units outstanding at end of period	298,661.0	361,355.4	428,671.2	373,922.0	250,049.4	194,878.8	215,388.9	243,374.7	295,383.6	248,261.7	137,773.7	83,515.5

**	Available for allocations of premiums or contract value effective following the close of business.
***	Effective following the close of business on November 21, 2003, the Roszel/Delaware Trend Portfolio was substituted for the AllianceBernstein VPS Quasar Portfolio, and the Roszel/Allianz CCM Capital Appreciation Portfolio was substituted for the MFS® Research Series of the MFS® Variable Insurance TrustSM. Effective following the close of business on April 30, 2002, the Large Cap Core Focus Fund (which is now named the BlackRock Large Cap Core V.I. Fund) was substituted for the Natural Resources Focus Fund, and the Core Bond Focus Fund (which is now named the BlackRock Total Return V.I. Fund) was substituted for the Global Bond Focus Fund.

60

	AIM V.I. Capital Appreciation
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$14.17	$13.51	$12.58	$11.96	$9.36	$12.54	$16.57	$18.86	$13.22	$11.23
(2) Accumulation unit value at end of period	$15.66	$14.17	$13.51	$12.58	$11.96	$9.36	$12.54	$16.57	$18.86	$13.22
(3) Number of accumulation units outstanding at end of period	410,070.5	545,839.9	665,594.6	781,908.0	599,873.4	717,482.2	876,010.8	1,018,081.8	741,790.0	637,817.5

	AIM V.I. Core Equity*****		AIM V.I. Premier Equity*****
	1/1/07 to 12/31/07	5/1/06** to 12/31/06	1/1/06 to 4/28/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$11.09	$10.24	$14.06	$13.49	$12.93	$10.48	$15.22	$17.65	$20.96	$16.35	$12.52
(2) Accumulation unit value at end of period	$11.83	$11.09	$14.78	$14.06	$13.49	$12.93	$10.48	$15.22	$17.65	$20.96	$16.35
(3) Number of accumulation units outstanding at end of period	661,060.7	869,376.7	—	776,350.1	1,039,796.8	1,338,325.9	1,568,149.8	2,187,815.0	2,337,637.9	2,198,282.0	1,623,648.9

	AllianceBernstein VPS Large Cap Growth
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$16.89	$17.20	$15.14	$14.13	$11.58	$16.92	$20.72	$25.17	$19.28	$13.21
(2) Accumulation unit value at end of period	$18.98	$16.89	$17.20	$15.14	$14.13	$11.58	$16.92	$20.72	$25.17	$19.28
(3) Number of accumulation units outstanding at end of period	755,604.0	937,874.2	1,184,278.5	1,468,335.9	2,427,262.0	2,714,950.9	3,420,958.7	3,799,078.8	3,581,370.8	2,559,574.5

	AllianceBernstein VPS Quasar***						AllianceBernstein VPS Global Technology
	1/1/03 to 11/21/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	6/5/98** to 12/31/98	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	5/1/01** to 12/31/01
(1) Accumulation unit value at beginning of period	$5.31	$7.89	$9.17	$9.90	$8.57	$10.00	$7.56	7.05	$6.88	$6.61	$4.65	$8.09	$10.00
(2) Accumulation unit value at end of period	***	$5.31	$7.89	$9.17	$9.90	$8.57	$8.96	7.56	$7.05	$6.88	$6.61	$4.65	$8.09
(3) Number of accumulation units outstanding at end of period	0.0	518,931.6	997,865.5	1,111,234.5	518,747.8	94,213.1	151,773,8	162,578.3	207,964.4	157,146.3	168,517.2	53,411.8	288,830.0

**	Available for allocations of premiums or contract value effective following the close of business.
***	Effective following the close of business on November 21, 2003, the Roszel/Delaware Trend Portfolio was substituted for the AllianceBernstein VPS Quasar Portfolio, and the Roszel/Allianz CCM Capital Appreciation Portfolio was substituted for the MFS® Research Series of the MFS® Variable Insurance TrustSM. Effective following the close of business on April 30, 2002, the Large Cap Core Focus Fund (which is now named the BlackRock Large Cap Core V.I. Fund) was substituted for the Natural Resources Focus Fund, and the Core Bond Focus Fund (which is now named the BlackRock Total Return V.I. Fund) was substituted for the Global Bond Focus Fund.
*****	Effective May 1, 2006, AIM V.I. Premier Equity Fund merged with and into the AIM Core V.I. Equity Fund.

61

	American Century VP International							American Century VP Ultra
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	5/1/01** to 12/31/01	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	5/1/04** to 12/31/04
(1) Accumulation unit value at beginning of period	$12.22	$9.91	$8.87	$7.82	$6.37	$8.10	$10.00	$10.26	$10.75	$10.67	$10.00
(2) Accumulation unit value at end of period	$14.23	$12.22	$9.91	$8.87	$7.82	$6.37	$8.10	$12.25	$10.26	$10.75	10.67
(3) Number of accumulation units outstanding at end of period	483,952.0	431,221.6	493,548.0	637,200.2	505,562.4	545,671.2	411,338.0	87,394.6	111,271.5	131,236.8	7,251.4

	Davis Value							Federated Capital Appreciation II				Federated Kauffman II
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	5/1/01** to 12/31/01	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	5/1/04** to 12/31/04	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	5/1/04** to 12/31/04
(1) Accumulation unit value at beginning of period	$13.33	$11.75	$10.88	$9.82	$7.67	$9.28	$10.00	$12.29	$10.72	$10.66	$10.00	$13.86	$12.22	$11.14	$10.00
(2) Accumulation unit value at end of period	$13.76	$13.33	$11.75	$10.88	$9.82	$7.67	$9.28	$13.32	$12.29	$10.72	$10.66	$16.54	$13.86	$12.22	$11.14
(3) Number of accumulation units outstanding at end of period	724,167.1	913,314.0	980,090.8	930,861.1	768,898.6	690,851.0	604,118.3	8,335.5	16,612.7	13,215.6	2,324.5	57,621.7	60,767.5	66,005.6	41,254.4

	Mercury International Value V.I.*							Merrill Lynch Large Cap Growth V.I.*
	1/1/03 to 11/21/03		1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	6/5/98** to 12/31/98	1/1/03 to 11/21/03		1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	6/18/99** to 12/31/99
(1) Accumulation unit value at beginning of period		$8.67	$9.93	$11.56	$11.39	$9.49	$10.00		$6.72	$8.89	$9.94	$11.98	$10.00
(2) Accumulation unit value at end of period	$	*	$8.67	$9.93	$11.56	$11.39	$9.49	$	*	$6.72	$8.89	$9.94	$11.98
(3) Number of accumulation units outstanding at end of period		0.0	1,842,378.7	2,352,258.4	2,132,252.0	1,804,928.1	2,303,167.1		0.0	336,706.2	307,838.3	3,371,281.5	75,627.0

*	Effective following the close of business on November 21, 2003, the Merrill Lynch Reserve Assets V.I. Fund was merged with and into the Mercury Domestic Money Market V.I. Fund (now named the BlackRock Money Market V.I. Fund), the Merrill Lynch Developing Capital Markets V.I. Fund was merged with and into the Mercury Global Allocation V.I. Fund (now named the BlackRock Global Allocation V.I. Fund), the Mercury International Value V.I. Fund was merged with and into the Mercury International Value V.I. Fund (which was then named Merrill Lynch International Value V.I. Fund, and is now named the BlackRock International Value V.I. Fund), and the Merrill Lynch Focus Twenty V.I. Fund and the Merrill Lynch Large Cap Growth V.I. Fund of the Mercury V.I. Funds, Inc., were merged with and into the Mercury Large Cap Growth V.I. Fund (now named the BlackRock Large Cap Growth Fund) of the Merrill Lynch Variable Series Funds (now named the BlackRock Variable Series Funds). Effective following the close of business on April 27, 2001, the Balanced Capital Focus Fund was merged with and into the American Balanced Fund, which has been renamed the BlackRock Balanced V.I. Fund, and the International Equity Focus Fund was merged with and into the Mercury HW International Value VIP Portfolio, which had been renamed the BlackRock International Value V.I. Fund.
**	Available for allocations of premiums or contract value effective following the close of business.

62

	MFS Growth
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/01/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$15.24	$14.32	$13.29	$11.93	$9.28	$14.21	$21.65	$27.30	$15.66	$11.83
(2) Accumulation unit value at end of period	$18.22	$15.24	$14.32	$13.29	$11.93	$9.28	$14.21	$21.65	$27.30	$15.66
(3) Number of accumulation units outstanding at end of period	362,196.1	444,811.8	702,194.6	834,376.6	999,549.2	1,148,505.8	1,546,866.8	1,856,489.5	1,524,939.9	1,327,153.4

	MFS Research***
	1/1/03 to 11/21/03	1/1/02 to 12/31/02	1/1/01 to 12/31/01	1/1/00 to 12/31/00	1/1/99 to 12/31/99	1/1/98 to 12/31/98
(1) Accumulation unit value at beginning of period	$9.67	$12.99	$16.73	$17.82	$14.56	$11.96
(2) Accumulation unit value at end of period	***	$9.67	$12.99	$16.73	$17.82	$14.56
(3) Number of accumulation units outstanding at end of period	0.0	1,131,444.6	1,469,503.9	1,666,309.5	1,278,129.3	1,161,685.9

	PIMCO Total Return						Premier VIT OpCap Renaissance				Van Kampen Comstock
	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	1/1/04 to 12/31/04	1/1/03 to 12/31/03	7/1/02** to 12/31/02	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	5/1/04** to 12/31/04	1/1/07 to 12/31/07	1/1/06 to 12/31/06	1/1/05 to 12/31/05	5/1/04** to 12/31/04
(1) Accumulation unit value at beginning of period	$11.67	$11.39	$11.27	$10.89	$10.51	$10.00	$11.78	$10.72	$11.38	$10.00	$13.34	$11.63	$11.29	$10.00
(2) Accumulation unit value at end of period	$12.52	$11.67	$11.39	$11.27	$10.89	$10.51	$12.35	$11.78	$10.72	$11.38	$12.89	$13.34	$11.63	$11.29
(3) Number of accumulation units outstanding at end of period	1,403,253.6	1,467,730.9	1,584,403.7	1,418,436.4	1,208,943.3	777,942.1	24,217.7	36,718.1	40,874.1	43,987.5	331,833.8	378,756.3	389,933.7	51,005.8

**	Available for allocations of premiums or contract value effective following the close of business.
***	Effective following the close of business on November 21, 2003, the Roszel/Delaware Trend Portfolio was substituted for the AllianceBernstein VPS Quasar Portfolio, and the Roszel/Allianz CCM Capital Appreciation Portfolio was substituted for the MFS® Research Series of the MFS® Variable Insurance TrustSM. Effective following the close of business on April 30, 2002, the Large Cap Core Focus Fund (which is now named the BlackRock Large Cap Core V.I. Fund) was substituted for the Natural Resources Focus Fund, and the Core Bond Focus Fund (which is now named the BlackRock Total Return V.I. Fund) was substituted for the Global Bond Focus Fund.

63

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The contents of the Statement of Additional Information for the Contract include the following:

* Not included in re-filed Statement of Additional Information dated May 1, 2008.

64

Appendix A – Example of Guaranteed Minimum Income Benefit

The purpose of this example is to illustrate the operation of the Guaranteed Minimum Income Benefit (GMIB). No investment returns are assumed as only the GMIB guaranteed minimum payments are illustrated. Actual investment returns may result in a higher payment. The example assumes no allocations or transfers to Separate Account B, no withdrawals and no premium taxes. Any change to these assumptions would reduce the GMIB Benefit Base and therefore the GMIB guaranteed minimum payment.

Facts: Assume that a male, age 60 purchased the Contract on February 1, 2008 with the GMIB, and made an initial premium payment of $100,000. The following chart shows the GMIB guaranteed minimum payout amounts if he were to exercise the GMIB rider on the contract anniversaries shown and chooses the Life with Payments Guaranteed for 10 Years annuity option:

CONTRACT ANNIVERSARY*	GMIB BENEFIT BASE	ANNUAL GMIB PAYMENTS**
(5th) February 1, 2013	$127,628	GMIB NOT AVAILABLE FOR EXERCISE
(10th) February 1, 2018	$162,889	$10,184
(15th) February 1, 2023	$207,893	$14,868
(20th) February 1, 2028	$265,330	$21,715
(25th) February 1, 2033***	$338,635	$31,290
(30th) February 1, 2038	n/a	GMIB TERMINATED

*	The Contract may also be annuitized under the terms and conditions of the GMIB rider during the 30 day period immediately following each contract anniversary whenever GMIB is available for exercise.
**	GMIB payments must be made on a monthly basis. Annual amounts (monthly times 12) are illustrative.
***	If the Contract were not annuitized during the 30 day period following this contract anniversary, the GMIB rider would terminate and no future guaranteed minimum income benefit would be provided. Furthermore, GMIB Fees previously collected would not be refunded.

For a detailed explanation of how we calculate the GMIB Benefit Base and determine the actual payout amount upon exercise of the GMIB rider, see “Guaranteed Minimum Income Benefit.”

A-1

Appendix B — Example of Maximum Anniversary Value Death Benefit

The purpose of this example is to illustrate the operation of the Maximum Anniversary Value Death Benefit. The investment returns assumed are hypothetical and are not representative of past or future performance. Actual investment returns may be more or less than those shown and will depend upon a number of factors, including the investment allocations made by a contract owner and the investment experience of the funds. The example does not reflect the deduction of fees and charges.

Facts: Assume that you are under age 78 at issue and elected the Maximum Anniversary Value death benefit. You pay an initial premium of $100,000 on June 1, 2008 and a subsequent premium of $10,000 on December 1, 2009, which are allocated completely to Account A. You also make a withdrawal of $50,000 on January 1, 2010. Your death benefit, based on hypothetical Contract values and transactions, and resulting hypothetical maximum anniversary values (“MAV”) are illustrated below.

				(A)	(B)	(C)
		TRANSACTIONS		PREMS LESS ADJ.	MAX ANNIV. VALUE	CONTRACT
DATE		PREM.	WITHDR.	WITHDRS.	(MAV)	VALUE	DEATH BENEFIT
6/1/08	The contract is issued	$100,000		$100,000	$0	$100,000	$100,000 (maximum of (A), (B), (C))
	MAV is $0 until first contract anniversary
6/1/09	First contract anniversary			$100,000	$110,000	$110,000	$110,000 (maximum of (A), (B), (C))
	Assume contract value increased $10,000 due to positive investment performance
	Anniversary value for 6/1/2009 = Contract value on 6/1/2009 = $110,000 MAV = greatest of anniversary values =$110,000
12/1/09	Owner puts in $10,000 additional premium	$10,000		$110,000	$120,000	$114,000	$120,000 (maximum of (A), (B), (C))

Assume contract value decreased $6,000 due to negative investment performance

Anniversary value for 6/1/2008 = contract value on 6/1/2009 + premiums added since that anniversary = $110,000 + $10,000 = $120,000

	MAV = greatest of anniversary values = $120,000
1/1/10	Owner takes a $50,000 withdrawal		$50,000	$50,000	$60,000	$50,000	$60,000 (maximum of (A), (B), (C))
	Assume contract value decreased $14,000 due to negative investment performance
	Anniversary value for 6/1/2009 = contract value on 6/1/2009 + premiums added – adjusted withdrawals since that anniversary = $110,000 + $10,000 – $60,000 = $60,000
	Adjusted withdrawal = withdrawal × Maximum (MAV, prems – adj. withdrs.)
	Contract value
	= $50,000 × maximum (120,000, 10,000)/100,000
	= $50,000 × 120,000/100,000 = $60,000
	(Note: All values are determined immediately prior to the withdrawal)
	MAV = greatest of anniversary values = $60,000
6/1/10	Second contract anniversary			$50,000	$60,000	$55,000	$60,000 (maximum of (A), (B), (C))
	Assume contract value increased $5,000 due to positive investment performance
	Anniversary value for 6/1/2009 = $60,000
	Anniversary value for 6/1/2010 = contract value on 6/1/2010 = $55,000
	MAV = greatest of anniversary values = maximum ($60,000, $55,000) = $60,000
6/1/11	Third Contract anniversary			$50,000	$65,000	$65,000	$65,000 (maximum of (A), (B), (C))
	Assume contract value increased $10,000 due to positive investment performance
	Anniversary value for 6/1/2009 = $60,000
	Anniversary value for 6/1/2010 = contract value on 6/1/2010 = $55,000
	Anniversary value for 6/1/2011 = contract value on 6/1/2011 = $65,000
	MAV = greatest of anniversary values maximum ($60,000, $55,000, $65,000) = $65,000

For a detailed explanation of how we calculate the Maximum Anniversary Value Death Benefit, see “Death Benefit.”

B-1

MERRILL LYNCH RETIREMENT PLUS

Issued by

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY*

ML of New York Variable Annuity Separate Account A

ML of New York Variable Annuity Separate Account B

Supplement Dated July 1, 2014

to the

Statement of Additional Information dated May 1, 2008

The following hereby amends and supplements your Statement of Additional Information:

*	Effective on or about July 1, 2014, Transamerica Advisors Life Insurance Company of New York (“TALICNY”) merged with and into its affiliate Transamerica Financial Life Insurance Company (“TFLIC”). Before the merger, the Merrill Lynch Consults Annuity® contracts (“Contracts”) were issued by TALICNY. Upon consummation of the Merger, TALICNY’s corporate existence ceased by operation of law, and TFLIC became responsible for all liabilities and obligations of TALICNY, including those created under the Contracts.

The following updates the Selling the Contract section of the Statement of Additional Information:

The Contracts are no longer sold to new purchasers.

The following hereby replaces the Financial Statements section of the Statement of Additional Information:

Financial Statements

The statutory basis financial statements and schedules of Transamerica Financial Life Insurance Company included in this Statement of Additional Information should be distinguished from the financial statements of the Account and should be considered only as bearing upon the ability of Transamerica Financial Life Insurance Company to meet any obligations it may have under the Contract. They should not be considered as bearing on the investment performance of the assets held in the Account.

FINANCIAL STATEMENTS

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Years Ended December 31, 2013 and 2012

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Financial Statements

Years Ended December 31, 2013 and 2012

The Board of Directors and Contract Owners

Of ML of New York Variable Annuity Separate Account A

Transamerica Advisors Life Insurance Company of New York

We have audited the accompanying statements of assets and liabilities of the subaccounts of Transamerica Advisors Life Insurance Company of New York ML of New York Variable Annuity Separate Account A (the Separate Account), comprised of subaccounts as listed in the accompanying statements of assets and liabilities, as of December 31, 2013, and the related statements of operations and changes in net assets for the periods indicated thereon. These financial statements are the responsibility of the Separate Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Separate Account’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2013 by correspondence with the fund companies or their transfer agents. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts of Transamerica Advisors Life Insurance Company of New York ML of New York Variable Annuity Separate Account A, at December 31, 2013, the results of their operations and changes in their net assets for the periods indicated thereon, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 21, 2014

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Assets and Liabilities

December 31, 2013

Subaccount	Number of Shares	Cost	Assets at Market Value	Due (to)/from General Account	Net Assets	Units Outstanding	Range of Unit Values
AllianceBernstein Global Thematic Growth Class A Shares	87,882.537	$1,419,794	$1,823,563	$—	$1,823,563	213,761	$8.530839	$8.530839
AllianceBernstein Growth and Income Class A Shares	30,885.057	509,461	858,605	(1)	858,604	47,856	17.941045	17.947360
AllianceBernstein International Value Class A Shares	7,224.827	103,181	108,300	—	108,300	15,040	7.091406	7.287349
AllianceBernstein Large Cap Growth Class A Shares	175,034.434	4,060,502	7,487,973	—	7,487,973	325,768	8.948703	24.794156
AllianceBernstein Small/Mid Cap Value Class A Shares	21,143.678	309,583	483,979	1	483,980	22,864	20.914909	21.700182
AllianceBernstein Value Class A Shares	22,289.370	249,061	316,955	—	316,955	22,209	14.192429	14.725687
American Century VP International Class I Shares	252,585.515	1,970,845	2,712,768	34	2,712,802	189,463	14.318349	14.318349
American Century VP Ultra® Class I Shares	26,798.867	222,793	394,479	—	394,479	24,328	15.917751	16.908731
American Funds - Asset Allocation Class 2 Shares	34,308.566	566,941	766,110	(6)	766,104	44,788	17.014489	17.653525
American Funds - Bond Class 2 Shares	47,142.663	509,611	500,184	(1)	500,183	42,704	11.535294	11.968561
American Funds - Growth Class 2 Shares	25,742.602	1,081,020	2,006,378	—	2,006,378	107,770	18.345671	19.034704
American Funds - Growth-Income Class 2 Shares	26,648.474	963,972	1,343,083	(1)	1,343,082	80,841	16.422054	17.038955
American Funds - International Class 2 Shares	248,767.730	4,179,101	5,261,437	4	5,261,441	286,040	18.139225	18.820574
BlackRock Basic Value V.I. Class I Shares	1,199,342.767	15,576,997	20,916,538	1	20,916,539	491,666	17.179249	53.983859
BlackRock Capital Appreciation V.I. Class I Shares	1,111,832.893	8,221,307	10,895,962	(8)	10,895,954	775,456	11.168738	17.854249
BlackRock Equity Dividend V.I. Class I Shares	160,336.171	1,522,344	1,728,424	—	1,728,424	41,016	42.140448	42.140448
BlackRock Global Allocation V.I. Class I Shares	2,042,893.334	30,882,241	35,975,352	5	35,975,357	1,043,722	18.591238	38.913743
BlackRock Global Opportunities V.I. Class I Shares	122,680.865	1,350,811	2,205,802	—	2,205,802	122,023	18.076958	18.076958
BlackRock Global Opportunities V.I. Class III Shares	290.197	3,860	5,203	1	5,204	498	10.331294	10.567091
BlackRock High Yield V.I. Class I Shares	1,072,985.862	7,302,884	8,229,802	39,153	8,268,955	284,136	17.069032	36.367746
BlackRock International V.I. Class I Shares	839,943.848	7,410,239	9,130,190	2	9,130,192	472,983	15.233221	20.471336
BlackRock Large Cap Core V.I. Class I Shares	534,229.520	15,205,032	18,056,958	—	18,056,958	443,913	17.212271	45.246146
BlackRock Large Cap Growth V.I. Class I Shares	366,401.560	3,597,487	5,210,230	1	5,210,231	351,582	14.770760	17.680386
BlackRock Large Cap Value V.I. Class I Shares	455,117.170	3,820,424	6,016,649	3	6,016,652	306,879	16.233975	19.940509
BlackRock Managed Volatility V.I. Class I Shares	189,833.058	2,218,433	2,735,494	67	2,735,561	106,639	25.652631	25.652631
BlackRock Money Market V.I. Class I Shares	13,283,573.810	13,283,574	13,283,574	(45)	13,283,529	993,795	9.918519	13.948571
BlackRock S&P 500 Index V.I. Class I Shares	719,035.494	10,716,442	13,970,860	39	13,970,899	585,164	12.244713	25.857814
BlackRock Total Return V.I. Class I Shares	946,831.192	10,819,795	10,898,027	26,422	10,924,449	466,453	12.366607	24.433394
BlackRock U.S. Government Bond V.I. Class I Shares	883,698.599	9,229,124	8,872,334	15,078	8,887,412	498,152	11.731681	20.211177
BlackRock Value Opportunities V.I. Class I Shares	497,317.500	7,984,393	13,666,285	1	13,666,286	234,857	18.382282	60.936393
Columbia - Select Smaller-Cap Value Class 1 Shares	55,601.666	670,206	1,027,519	(2)	1,027,517	69,741	14.728930	14.745415
Davis Value	448,857.340	4,947,750	6,050,597	54	6,050,651	381,349	14.506845	18.321455
Dreyfus VIF Appreciation Service Shares	21,420.594	800,217	1,021,548	—	1,021,548	58,863	17.144268	17.788584
Eaton Vance VT Floating-Rate Income	83,716.630	788,185	789,448	—	789,448	61,478	12.771768	13.251801
Eaton Vance VT Large-Cap Value	191,547.123	1,735,834	2,258,341	(7)	2,258,334	188,717	11.848101	12.171006
Federated Kaufmann II Primary Shares	116,426.121	1,518,852	2,237,710	2	2,237,712	115,721	18.899143	20.007695
Federated Managed Tail Risk II Primary Shares	38,787.397	231,981	273,839	1	273,840	20,333	13.223355	13.887870
Franklin Templeton Foreign Securities Class 2 Shares	38,299.991	501,417	660,292	11	660,303	37,233	17.504210	18.162212
Franklin Templeton Growth Securities Class 2 Shares	15,756.670	191,127	239,974	1	239,975	15,156	15.659335	16.247553
Invesco V.I. American Franchise Series I Shares	38,443.602	1,425,097	1,946,400	7	1,946,407	148,263	7.822033	16.055682
Invesco V.I. Comstock Series I Shares	604,693.145	7,500,978	10,733,303	4	10,733,307	604,173	17.075188	18.181374
Invesco V.I. Core Equity Series I Shares	114,539.775	2,873,248	4,401,764	55	4,401,819	279,317	15.469104	15.761794

See accompanying notes.

2

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Assets and Liabilities

December 31, 2013

Subaccount	Number of Shares	Cost	Assets at Market Value	Due (to)/from General Account	Net Assets	Units Outstanding	Range of Unit Values
Invesco V.I. International Growth Series I Shares	29,083.503	$833,089	$1,027,229	$3	$1,027,232	69,561	$12.891372	$23.138580
Invesco V.I. Mid Cap Core Equity Series I Shares	18,048.896	216,321	273,080	—	273,080	15,611	17.311813	17.962060
Invesco V.I. Value Opportunities Series I Shares	12,388.411	67,323	115,956	(1)	115,955	8,558	13.549929	14.058888
Janus Aspen - Enterprise Service Shares	856.055	33,715	48,624	(4)	48,620	2,945	16.346441	16.798045
Janus Aspen - Forty Service Shares	3,066.056	98,169	160,661	(9)	160,652	9,951	15.949091	16.389617
MFS® Growth Initial Class	169,090.965	3,673,334	6,606,384	(7)	6,606,377	375,204	9.197938	26.744172
Oppenheimer Capital Appreciation Service Shares	2,833.480	144,322	162,557	(1)	162,556	10,732	15.014723	15.578783
Oppenheimer Main Street Small Cap Service Shares	5,790.570	87,288	159,414	1	159,415	7,527	20.751589	21.530798
Oppenheimer Main Street® Service Shares	6,568.688	161,688	203,564	—	203,564	12,206	16.553675	17.175475
PIMCO CommodityRealReturn® Strategy Administrative Class	166,955.770	1,309,651	998,396	5	998,401	100,522	9.804737	10.173266
PIMCO Low Duration Administrative Class	349,444.046	3,688,127	3,707,601	3	3,707,604	304,673	12.072596	12.405874
PIMCO Real Return Administrative Class	210,223.874	2,900,181	2,648,821	(7)	2,648,814	199,175	13.164691	13.659320
PIMCO Total Return Administrative Class	2,307,420.046	25,750,519	25,335,472	72	25,335,544	1,551,303	14.491676	18.908856
Pioneer Emerging Markets VCT Class II Shares	7,766.961	221,850	192,077	—	192,077	17,779	10.679797	11.018932
Pioneer Fund VCT Class II Shares	746.766	15,157	19,625	(7)	19,618	1,205	16.172184	16.779712
Pioneer High Yield VCT Class II Shares	28,156.078	284,620	293,949	20	293,969	18,173	15.912548	16.510394
Pioneer Real Estate Shares VCT Class II Shares	6,013.204	113,628	112,988	—	112,988	8,898	12.678811	12.976988
TA AllianceBernstein Dynamic Allocation Service Class	—	—	—	—	—	—	10.244689	10.485415
TA Morgan Stanley Mid-Cap Growth Service Class	44,025.688	1,233,666	1,635,995	(2)	1,635,993	111,666	14.610285	14.727641
TA Systematic Small/Mid Cap Value Service Class	116,512.797	2,267,991	2,715,913	—	2,715,913	168,556	15.989737	16.365540
TA WMC Diversified Growth Service Class	84,658.920	1,943,121	2,662,523	2	2,662,525	215,289	12.268528	12.556853
Wanger International	61,142.573	2,040,003	2,112,476	—	2,112,476	158,927	13.169419	13.533070
Wanger USA	19,690.913	636,174	809,887	(4)	809,883	39,185	20.389370	21.155644
See accompanying notes.

3

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
AllianceBernstein Global Thematic Growth Class A Shares	$1,600,700	$—	$21,205	$(21,205)	$—	$(64,394)	$(64,394)	$267,320	$202,926	$181,721	$(281,426)	$(99,705)	$1,500,995
AllianceBernstein Growth and Income Class A Shares	725,043	12,042	12,175	(133)	—	22,573	22,573	88,785	111,358	111,225	(62,280)	48,945	773,988
AllianceBernstein International Value Class A Shares	80,377	1,435	1,213	222	—	(1,854)	(1,854)	12,123	10,269	10,491	1,156	11,647	92,024
AllianceBernstein Large Cap Growth Class A Shares	6,796,083	20,204	94,601	(74,397)	—	137,614	137,614	941,940	1,079,554	1,005,157	(1,465,351)	(460,194)	6,335,889
AllianceBernstein Small/Mid Cap Value Class A Shares	627,536	3,480	8,500	(5,020)	20,281	43,836	64,117	26,135	90,252	85,232	(331,890)	(246,658)	380,878
AllianceBernstein Value Class A Shares	228,662	4,881	3,882	999	—	(12,659)	(12,659)	42,963	30,304	31,303	(10,832)	20,471	249,133
American Century VP International Class I Shares	2,884,459	25,566	38,908	(13,342)	—	81,941	81,941	438,092	520,033	506,691	(579,353)	(72,662)	2,811,797
American Century VP Ultra® Class I Shares	287,961	—	4,525	(4,525)	—	16,224	16,224	23,918	40,142	35,617	(5,384)	30,233	318,194
American Funds - Asset Allocation Class 2 Shares	617,716	12,543	11,140	1,403	—	(12,772)	(12,772)	101,299	88,527	89,930	(26,510)	63,420	681,136
American Funds - Bond Class 2 Shares	843,176	17,474	13,007	4,467	—	20,494	20,494	5,269	25,763	30,230	(195,102)	(164,872)	678,304
American Funds - Growth Class 2 Shares	1,634,433	12,800	27,336	(14,536)	—	152,005	152,005	114,761	266,766	252,230	(289,706)	(37,476)	1,596,957
American Funds - Growth-Income Class 2 Shares	966,668	14,851	16,094	(1,243)	—	(18,491)	(18,491)	166,036	147,545	146,302	(195,542)	(49,240)	917,428
American Funds - International Class 2 Shares	4,736,309	62,949	75,429	(12,480)	—	202,410	202,410	529,569	731,979	719,499	(1,158,683)	(439,184)	4,297,125
BlackRock Basic Value V.I. Class I Shares	18,512,536	315,569	258,227	57,342	—	(585,601)	(585,601)	2,722,269	2,136,668	2,194,010	(3,143,310)	(949,300)	17,563,236
BlackRock Capital Appreciation V.I. Class I Shares	13,714,165	93,496	192,833	(99,337)	150,764	1,192,743	1,343,507	400,593	1,744,100	1,644,763	(3,163,249)	(1,518,486)	12,195,679
BlackRock Equity Dividend V.I. Class I Shares	1,526,116	33,913	20,493	13,420	1,253	11,621	12,874	128,191	141,065	154,485	(153,988)	497	1,526,613
BlackRock Global Allocation V.I. Class I Shares	36,644,072	540,225	502,584	37,641	104,684	1,085,520	1,190,204	1,862,894	3,053,098	3,090,739	(4,072,255)	(981,516)	35,662,556
BlackRock Global Opportunities V.I. Class I Shares	2,061,167	21,246	28,001	(6,755)	—	123,169	123,169	137,484	260,653	253,898	(328,489)	(74,591)	1,986,576
BlackRock Global Opportunities V.I. Class III Shares	6,335	34	89	(55)	—	20	20	733	753	698	(2,946)	(2,248)	4,087
BlackRock High Yield V.I. Class I Shares	7,991,488	515,952	108,270	407,682	—	(97,082)	(97,082)	720,292	623,210	1,030,892	(1,383,635)	(352,743)	7,638,745
BlackRock International V.I. Class I Shares	9,062,540	149,474	122,996	26,478	—	(921,757)	(921,757)	1,993,294	1,071,537	1,098,015	(1,875,170)	(777,155)	8,285,385

See Accompanying Notes.

(1)	See Footnote 1

4

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
BlackRock Large Cap Core V.I. Class I Shares	$15,470,438	$229,260	$216,696	$12,564	$—	$(453,929)	$(453,929)	$2,117,503	$1,663,574	$1,676,138	$(1,392,040)	$284,098	$15,754,536
BlackRock Large Cap Growth V.I. Class I Shares	5,025,154	67,670	68,995	(1,325)	350,139	65,767	415,906	260,498	676,404	675,079	(911,887)	(236,808)	4,788,346
BlackRock Large Cap Value V.I. Class I Shares	5,938,377	82,931	79,008	3,923	—	363,093	363,093	304,975	668,068	671,991	(961,105)	(289,114)	5,649,263
BlackRock Managed Volatility V.I. Class I Shares	2,667,796	37,599	36,651	948	—	24,665	24,665	194,048	218,713	219,661	(221,034)	(1,373)	2,666,423
BlackRock Money Market V.I. Class I Shares	14,043,751	4	173,490	(173,486)	418	—	418	—	418	(173,068)	(2,896,395)	(3,069,463)	10,974,288
BlackRock S&P 500 Index V.I. Class I Shares	11,273,825	212,399	161,633	50,766	249,386	385,422	634,808	844,171	1,478,979	1,529,745	(1,412,816)	116,929	11,390,754
BlackRock Total Return V.I. Class I Shares	13,375,318	451,656	176,289	275,367	—	(55,647)	(55,647)	629,200	573,553	848,920	(1,770,071)	(921,151)	12,454,167
BlackRock U.S. Government Bond V.I. Class I Shares	13,048,787	288,437	166,181	122,256	42,067	165,727	207,794	(216,132)	(8,338)	113,918	(2,097,042)	(1,983,124)	11,065,663
BlackRock Value Opportunities V.I. Class I Shares	11,333,705	53,214	156,911	(103,697)	—	(421,971)	(421,971)	1,842,917	1,420,946	1,317,249	(1,413,556)	(96,307)	11,237,398
Columbia - Select Smaller-Cap Value Class 1 Shares	889,487	—	13,917	(13,917)	—	(1,125)	(1,125)	152,958	151,833	137,916	(181,728)	(43,812)	845,675
Davis Value	5,678,634	86,133	77,412	8,721	315,804	297,216	613,020	(9,580)	603,440	612,161	(1,038,964)	(426,803)	5,251,831
Dreyfus VIF Appreciation Service Shares	1,472,006	40,570	16,952	23,618	—	108,970	108,970	(10,640)	98,330	121,948	(391,686)	(269,738)	1,202,268
Eaton Vance VT Floating-Rate Income	608,945	34,703	12,031	22,672	8,670	15,994	24,664	(3,544)	21,120	43,792	174,468	218,260	827,205
Eaton Vance VT Large-Cap Value	2,826,028	30,400	34,733	(4,333)	—	24,073	24,073	324,516	348,589	344,256	(971,131)	(626,875)	2,199,153
Federated Kaufmann II Primary Shares	1,816,311	—	26,120	(26,120)	—	35,033	35,033	266,125	301,158	275,038	(298,900)	(23,862)	1,792,449
Federated Managed Tail Risk II Primary Shares	402,662	2,231	5,796	(3,565)	22,712	13,583	36,295	2,025	38,320	34,755	(56,385)	(21,630)	381,032
Franklin Templeton Foreign Securities Class 2 Shares	639,596	20,265	9,263	11,002	—	(33,588)	(33,588)	126,088	92,500	103,502	(50,662)	52,840	692,436
Franklin Templeton Growth Securities Class 2 Shares	127,424	2,013	1,589	424	—	(7,294)	(7,294)	27,123	19,829	20,253	(40,638)	(20,385)	107,039
Invesco V.I. American Franchise Series I Shares	43,468	—	15,120	(15,120)	—	(14,456)	(14,456)	(34,584)	(49,040)	(64,160)	1,580,714	1,516,554	1,560,022
Invesco V.I. Comstock Series I Shares	10,517,268	171,221	145,299	25,922	—	334,714	334,714	1,304,929	1,639,643	1,665,565	(2,966,728)	(1,301,163)	9,216,105
Invesco V.I. Core Equity Series I Shares	4,098,085	39,126	55,988	(16,862)	—	93,961	93,961	401,009	494,970	478,108	(617,256)	(139,148)	3,958,937

See Accompanying Notes.

(1)	See Footnote 1

5

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
Invesco V.I. International Growth Series I Shares	$1,682,694	$18,109	$22,585	$(4,476)	$—	$(14,760)	$(14,760)	$193,837	$179,077	$174,601	$(823,173)	$(648,572)	$1,034,122
Invesco V.I. Mid Cap Core Equity Series I Shares	243,009	155	3,725	(3,570)	2,010	5,016	7,026	20,036	27,062	23,492	(22,997)	495	243,504
Invesco V.I. Value Opportunities Series I Shares	127,646	1,283	1,562	(279)	—	(23,122)	(23,122)	41,934	18,812	18,533	(57,273)	(38,740)	88,906
Janus Aspen - Enterprise Service Shares	44,146	—	673	(673)	—	44	44	7,400	7,444	6,771	(159)	6,612	50,758
Janus Aspen - Forty Service Shares	121,008	796	1,896	(1,100)	—	1,883	1,883	25,822	27,705	26,605	(5,656)	20,949	141,957
MFS® Growth Initial Class	6,266,614	—	92,476	(92,476)	—	456,640	456,640	580,329	1,036,969	944,493	(1,248,133)	(303,640)	5,962,974
Oppenheimer Capital Appreciation Service Shares	55,249	274	862	(588)	—	1,366	1,366	6,286	7,652	7,064	(1,257)	5,807	61,056
Oppenheimer Main Street Small Cap Service Shares	116,859	487	1,694	(1,207)	—	(2,766)	(2,766)	20,282	17,516	16,309	(20,681)	(4,372)	112,487
Oppenheimer Main Street® Service Shares	56,028	405	837	(432)	—	118	118	8,723	8,841	8,409	(531)	7,878	63,906
PIMCO CommodityRealReturn® Strategy Administrative Class	1,040,746	29,387	16,174	13,213	34,150	(18,549)	15,601	16,590	32,191	45,404	(42,090)	3,314	1,044,060
PIMCO Low Duration Administrative Class	1,603,650	43,270	35,506	7,764	—	5,693	5,693	76,689	82,382	90,146	1,028,588	1,118,734	2,722,384
PIMCO Real Return Administrative Class	2,813,912	35,939	49,967	(14,028)	177,677	146,592	324,269	(88,691)	235,578	221,550	442,023	663,573	3,477,485
PIMCO Total Return Administrative Class	30,693,700	797,710	453,162	344,548	596,784	642,805	1,239,589	797,819	2,037,408	2,381,956	(1,265,673)	1,116,283	31,809,983
Pioneer Emerging Markets VCT Class II Shares	176,629	379	2,561	(2,182)	5,610	(3,471)	2,139	17,552	19,691	17,509	(7,242)	10,267	186,896
Pioneer Fund VCT Class II Shares	14,074	189	220	(31)	495	523	1,018	134	1,152	1,121	(91)	1,030	15,104
Pioneer High Yield VCT Class II Shares	327,937	15,838	4,377	11,461	13,290	4,919	18,209	10,215	28,424	39,885	(137,469)	(97,584)	230,353
Pioneer Real Estate Shares VCT Class II Shares	55,173	1,434	988	446	—	462	462	7,362	7,824	8,270	23,071	31,341	86,514
TA AllianceBernstein Dynamic Allocation Service Class	—	—	—	—	—	—	—	—	—	—	—	—	—
TA Morgan Stanley Mid-Cap Growth Service Class	1,383,772	—	20,116	(20,116)	67,638	24,594	92,232	34,416	126,648	106,532	(120,571)	(14,039)	1,369,733
TA Systematic Small/Mid Cap Value Service Class	511,651	1,405	8,451	(7,046)	125,399	(3,067)	122,332	(41,914)	80,418	73,372	95,007	168,379	680,030
TA WMC Diversified Growth Service Class	3,902,427	4,106	54,751	(50,645)	—	103,785	103,785	399,028	502,813	452,168	(949,473)	(497,305)	3,405,122

See Accompanying Notes.

(1)	See Footnote 1

6

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
Wanger International	$1,255,105	$16,307	$20,459	$(4,152)	$121,701	$(44,279)	$77,422	$172,859	$250,281	$246,129	$(152,228)	$93,901	$1,349,006
Wanger USA	485,833	1,545	7,344	(5,799)	23,262	21,732	44,994	43,927	88,921	83,122	(76,561)	6,561	492,394

See Accompanying Notes.

(1)	See Footnote 1

7

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
AllianceBernstein Global Thematic Growth Class A Shares	$1,500,995	$4,406	$21,912	$(17,506)	$—	$14,740	$14,740	$326,842	$341,582	$324,076	$(1,508)	$322,568	$1,823,563
AllianceBernstein Growth and Income Class A Shares	773,988	12,183	14,067	(1,884)	—	96,534	96,534	150,550	247,084	245,200	(160,584)	84,616	858,604
AllianceBernstein International Value Class A Shares	92,024	6,180	1,410	4,770	—	(2,046)	(2,046)	16,547	14,501	19,271	(2,995)	16,276	108,300
AllianceBernstein Large Cap Growth Class A Shares	6,335,889	5,050	93,524	(88,474)	—	311,585	311,585	1,873,722	2,185,307	2,096,833	(944,749)	1,152,084	7,487,973
AllianceBernstein Small/Mid Cap Value Class A Shares	380,878	2,628	6,600	(3,972)	24,389	11,370	35,759	99,838	135,597	131,625	(28,523)	103,102	483,980
AllianceBernstein Value Class A Shares	249,133	6,551	4,547	2,004	—	(5,035)	(5,035)	86,929	81,894	83,898	(16,076)	67,822	316,955
American Century VP International Class I Shares	2,811,797	50,084	36,298	13,786	—	195,130	195,130	316,242	511,372	525,158	(624,153)	(98,995)	2,712,802
American Century VP Ultra® Class I Shares	318,194	2,077	5,165	(3,088)	—	45,066	45,066	67,427	112,493	109,405	(33,120)	76,285	394,479
American Funds - Asset Allocation Class 2 Shares	681,136	10,478	12,574	(2,096)	—	7,460	7,460	134,934	142,394	140,298	(55,330)	84,968	766,104
American Funds - Bond Class 2 Shares	678,304	9,355	9,522	(167)	6,361	9,754	16,115	(37,695)	(21,580)	(21,747)	(156,374)	(178,121)	500,183
American Funds - Growth Class 2 Shares	1,596,957	16,574	28,068	(11,494)	—	99,736	99,736	340,515	440,251	428,757	(19,336)	409,421	2,006,378
American Funds - Growth-Income Class 2 Shares	917,428	16,103	18,235	(2,132)	—	5,238	5,238	296,176	301,414	299,282	126,372	425,654	1,343,082
American Funds - International Class 2 Shares	4,297,125	65,107	76,691	(11,584)	—	85,213	85,213	795,525	880,738	869,154	95,162	964,316	5,261,441
BlackRock Basic Value V.I. Class I Shares	17,563,236	276,229	273,753	2,476	—	314,155	314,155	5,673,149	5,987,304	5,989,780	(2,636,477)	3,353,303	20,916,539
BlackRock Capital Appreciation V.I. Class I Shares	12,195,679	151	161,586	(161,435)	1,530,300	1,342,987	2,873,287	387,791	3,261,078	3,099,643	(4,399,368)	(1,299,725)	10,895,954
BlackRock Equity Dividend V.I. Class I Shares	1,526,613	31,849	22,258	9,591	23,955	35,727	59,682	268,291	327,973	337,564	(135,753)	201,811	1,728,424
BlackRock Global Allocation V.I. Class I Shares	35,662,556	400,069	495,424	(95,355)	1,297,129	1,247,309	2,544,438	2,021,243	4,565,681	4,470,326	(4,157,525)	312,801	35,975,357
BlackRock Global Opportunities V.I. Class I Shares	1,986,576	7,116	28,103	(20,987)	—	138,336	138,336	398,757	537,093	516,106	(296,880)	219,226	2,205,802
BlackRock Global Opportunities V.I. Class III Shares	4,087	6	67	(61)	—	11	11	1,178	1,189	1,128	(11)	1,117	5,204
BlackRock High Yield V.I. Class I Shares	7,638,745	456,115	107,323	348,792	—	(2,435)	(2,435)	249,847	247,412	596,204	34,006	630,210	8,268,955
BlackRock International V.I. Class I Shares	8,285,385	184,205	120,598	63,607	—	(335,478)	(335,478)	1,971,828	1,636,350	1,699,957	(855,150)	844,807	9,130,192

See Accompanying Notes.

(1)	See Footnote 1

8

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
BlackRock Large Cap Core V.I. Class I Shares	$15,754,536	$170,696	$230,527	$(59,831)	$—	$(235,561)	$(235,561)	$4,956,395	$4,720,834	$4,661,003	$(2,358,581)	$2,302,422	$18,056,958
BlackRock Large Cap Growth V.I. Class I Shares	4,788,346	32,433	66,333	(33,900)	380,920	91,381	472,301	953,576	1,425,877	1,391,977	(970,092)	421,885	5,210,231
BlackRock Large Cap Value V.I. Class I Shares	5,649,263	66,990	80,101	(13,111)	401,551	635,241	1,036,792	620,146	1,656,938	1,643,827	(1,276,438)	367,389	6,016,652
BlackRock Managed Volatility V.I. Class I Shares	2,666,423	39,331	36,380	2,951	60,353	44,752	105,105	176,804	281,909	284,860	(215,722)	69,138	2,735,561
BlackRock Money Market V.I. Class I Shares	10,974,288	4	174,233	(174,229)	511	—	511	—	511	(173,718)	2,482,959	2,309,241	13,283,529
BlackRock S&P 500 Index V.I. Class I Shares	11,390,754	213,084	172,036	41,048	413,342	438,022	851,364	2,392,752	3,244,116	3,285,164	(705,019)	2,580,145	13,970,899
BlackRock Total Return V.I. Class I Shares	12,454,167	361,158	158,107	203,051	—	(29,412)	(29,412)	(465,466)	(494,878)	(291,827)	(1,237,891)	(1,529,718)	10,924,449
BlackRock U.S. Government Bond V.I. Class I Shares	11,065,663	246,306	142,178	104,128	68,609	14,336	82,945	(665,460)	(582,515)	(478,387)	(1,699,864)	(2,178,251)	8,887,412
BlackRock Value Opportunities V.I. Class I Shares	11,237,398	64,663	169,945	(105,282)	—	176,432	176,432	4,172,689	4,349,121	4,243,839	(1,814,951)	2,428,888	13,666,286
Columbia - Select Smaller-Cap Value Class 1 Shares	845,675	—	14,895	(14,895)	—	75,644	75,644	297,379	373,023	358,128	(176,286)	181,842	1,027,517
Davis Value	5,251,831	48,342	81,057	(32,715)	408,815	320,232	729,047	862,737	1,591,784	1,559,069	(760,249)	798,820	6,050,651
Dreyfus VIF Appreciation Service Shares	1,202,268	20,073	15,971	4,102	2,986	149,472	152,458	27,644	180,102	184,204	(364,924)	(180,720)	1,021,548
Eaton Vance VT Floating-Rate Income	827,205	26,559	11,152	15,407	3,431	6,070	9,501	(7,634)	1,867	17,274	(55,031)	(37,757)	789,448
Eaton Vance VT Large-Cap Value	2,199,153	19,887	31,737	(11,850)	—	146,070	146,070	396,245	542,315	530,465	(471,284)	59,181	2,258,334
Federated Kaufmann II Primary Shares	1,792,449	—	28,449	(28,449)	175,384	109,742	285,126	403,304	688,430	659,981	(214,718)	445,263	2,237,712
Federated Managed Tail Risk II Primary Shares	381,032	2,920	4,084	(1,164)	5,969	31,992	37,961	8,989	46,950	45,786	(152,978)	(107,192)	273,840
Franklin Templeton Foreign Securities Class 2 Shares	692,436	14,877	9,102	5,775	—	40,639	40,639	78,157	118,796	124,571	(156,704)	(32,133)	660,303
Franklin Templeton Growth Securities Class 2 Shares	107,039	3,679	2,064	1,615	—	9,246	9,246	25,977	35,223	36,838	96,098	132,936	239,975
Invesco V.I. American Franchise Series I Shares	1,560,022	7,571	23,460	(15,889)	—	32,181	32,181	553,344	585,525	569,636	(183,251)	386,385	1,946,407
Invesco V.I. Comstock Series I Shares	9,216,105	171,196	148,652	22,544	—	824,695	824,695	2,140,909	2,965,604	2,988,148	(1,470,946)	1,517,202	10,733,307
Invesco V.I. Core Equity Series I Shares	3,958,937	57,977	57,896	81	—	195,297	195,297	833,855	1,029,152	1,029,233	(586,351)	442,882	4,401,819

See Accompanying Notes.

(1)	See Footnote 1

9

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
Invesco V.I. International Growth Series I Shares	$1,034,122	$13,217	$16,442	$(3,225)	$—	$36,809	$36,809	$138,044	$174,853	$171,628	$(178,518)	$(6,890)	$1,027,232
Invesco V.I. Mid Cap Core Equity Series I Shares	243,504	2,161	4,560	(2,399)	21,813	19,746	41,559	29,617	71,176	68,777	(39,201)	29,576	273,080
Invesco V.I. Value Opportunities Series I Shares	88,906	1,528	1,703	(175)	—	1,253	1,253	26,878	28,131	27,956	(907)	27,049	115,955
Janus Aspen - Enterprise Service Shares	50,758	207	790	(583)	—	5,040	5,040	10,390	15,430	14,847	(16,985)	(2,138)	48,620
Janus Aspen - Forty Service Shares	141,957	914	2,129	(1,215)	—	8,599	8,599	32,810	41,409	40,194	(21,499)	18,695	160,652
MFS® Growth Initial Class	5,962,974	13,934	89,399	(75,465)	44,138	734,178	778,316	1,157,000	1,935,316	1,859,851	(1,216,448)	643,403	6,606,377
Oppenheimer Capital Appreciation Service Shares	61,056	505	1,130	(625)	—	14,139	14,139	10,164	24,303	23,678	77,822	101,500	162,556
Oppenheimer Main Street Small Cap Service Shares	112,487	928	1,748	(820)	1,602	5,090	6,692	36,784	43,476	42,656	4,272	46,928	159,415
Oppenheimer Main Street® Service Shares	63,906	1,451	2,072	(621)	—	4,288	4,288	34,108	38,396	37,775	101,883	139,658	203,564
PIMCO CommodityRealReturn® Strategy Administrative Class	1,044,060	16,060	14,487	1,573	—	(25,209)	(25,209)	(139,205)	(164,414)	(162,841)	117,182	(45,659)	998,401
PIMCO Low Duration Administrative Class	2,722,384	40,606	43,863	(3,257)	—	9,490	9,490	(47,750)	(38,260)	(41,517)	1,026,737	985,220	3,707,604
PIMCO Real Return Administrative Class	3,477,485	46,536	47,388	(852)	20,498	13,187	33,685	(378,202)	(344,517)	(345,369)	(483,302)	(828,671)	2,648,814
PIMCO Total Return Administrative Class	31,809,983	625,727	419,445	206,282	219,462	558,216	777,678	(1,975,970)	(1,198,292)	(992,010)	(5,482,429)	(6,474,439)	25,335,544
Pioneer Emerging Markets VCT Class II Shares	186,896	1,661	2,525	(864)	—	(1,045)	(1,045)	(4,712)	(5,757)	(6,621)	11,802	5,181	192,077
Pioneer Fund VCT Class II Shares	15,104	179	257	(78)	770	74	844	3,902	4,746	4,668	(154)	4,514	19,618
Pioneer High Yield VCT Class II Shares	230,353	12,213	3,454	8,759	13,730	515	14,245	821	15,066	23,825	39,791	63,616	293,969
Pioneer Real Estate Shares VCT Class II Shares	86,514	2,498	1,826	672	5,444	2,080	7,524	(8,845)	(1,321)	(649)	27,123	26,474	112,988
TA AllianceBernstein Dynamic Allocation Service Class	—	—	—	—	—	—	—	—	—	—	—	—	—
TA Morgan Stanley Mid-Cap Growth Service Class	1,369,733	8,764	21,970	(13,206)	30,161	77,854	108,015	367,912	475,927	462,721	(196,461)	266,260	1,635,993
TA Systematic Small/Mid Cap Value Service Class	680,030	7,522	28,355	(20,833)	5,148	15,499	20,647	501,438	522,085	501,252	1,534,631	2,035,883	2,715,913
TA WMC Diversified Growth Service Class	3,405,122	19,569	43,986	(24,417)	—	326,995	326,995	487,222	814,217	789,800	(1,532,397)	(742,597)	2,662,525

See Accompanying Notes.

(1)	See Footnote 1

10

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
Wanger International	$1,349,006	$51,141	$26,739	$24,402	$132,591	$(20,222)	$112,369	$176,858	$289,227	$313,629	$449,841	$763,470	$2,112,476
Wanger USA	492,394	837	9,763	(8,926)	53,083	30,912	83,995	104,630	188,625	179,699	137,790	317,489	809,883

See Accompanying Notes.

(1)	See Footnote 1

11

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies

Organization

ML of New York Variable Annuity Separate Account A (the Separate Account) is a segregated investment account of Transamerica Advisors Life Insurance Company of New York (TALICNY), an indirect wholly owned subsidiary of AEGON N.V., a holding company organized under the laws of The Netherlands.

The Separate Account is registered with the Securities and Exchange Commission as a Unit Investment Trust pursuant to provisions of the Investment Company Act of 1940. The Separate Account consists of multiple investment subaccounts. Each subaccount invests exclusively in the corresponding portfolio of a Mutual Fund. Each Mutual Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended. Activity in these specified investment subaccounts is available to contract owners of Merrill Lynch Investor Choice Annuity® NY, Merrill Lynch Retirement Power® NY, Merrill Lynch Retirement Optimizer® NY, and Merrill Lynch Retirement Plus® NY.

In the prior year, both Service Class and Initial Class were presented together within one subaccount. For the current year presentation, Service Class and Initial Class shares have been restated and now are reflected separately.

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
AllianceBernstein Variable Products Series Fund, Inc.	AllianceBernstein Variable Products Series Fund, Inc.
AllianceBernstein Global Thematic Growth Class A	AllianceBernstein Global Thematic Growth Portfolio Class A
AllianceBernstein Growth and Income Class A	AllianceBernstein Growth and Income Portfolio Class A
AllianceBernstein International Value Class A	AllianceBernstein International Value Portfolio Class A
AllianceBernstein Large Cap Growth Class A	AllianceBernstein Large Cap Growth Portfolio Class A
AllianceBernstein Small/Mid Cap Value Class A	AllianceBernstein Small/Mid Cap Value Portfolio Class A
AllianceBernstein Value Class A	AllianceBernstein Value Portfolio Class A
American Century Variable Series Funds, Inc.	American Century Variable Series Funds, Inc.
American Century VP International Class I	American Century VP International Fund Class I
American Century VP Ultra® Class I	American Century VP Ultra® Fund Class I
American Funds Insurance Series ®	American Funds Insurance Series ®
American Funds - Asset Allocation Class 2 Shares	American Funds - Asset Allocation Fund Class 2 Shares
American Funds - Bond Class 2 Shares	American Funds - Bond Fund Class 2 Shares
American Funds - Growth Class 2 Shares	American Funds - Growth Fund Class 2 Shares
American Funds - Growth-Income Class 2	American Funds - Growth-Income Fund Class 2
American Funds - International Class 2 Shares	American Funds - International Fund Class 2 Shares
BlackRock Variable Series Funds, Inc.	BlackRock Variable Series Funds, Inc.
BlackRock Basic Value V.I. Class I	BlackRock Basic Value V.I. Fund Class I
BlackRock Capital Appreciation V.I. Class I	BlackRock Capital Appreciation V.I. Fund Class I
BlackRock Equity Dividend V.I. Class I Shares	BlackRock Equity Dividend V.I. Fund Class I Shares
BlackRock Global Allocation V.I.	BlackRock Global Allocation V.I.
BlackRock Global Opportunities V.I. Class I Shares	BlackRock Global Opportunities V.I. Fund Class I Shares
BlackRock Variable Series Funds, Inc.	BlackRock Variable Series Funds, Inc.
BlackRock Global Opportunities V.I. Class III Shares	BlackRock Global Opportunities V.I. Fund Class III Shares
BlackRock Variable Series Funds, Inc.	BlackRock Variable Series Funds, Inc.
BlackRock High Yield V.I.	BlackRock High Yield V.I.

12

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies (continued)

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
BlackRock Variable Series Funds, Inc.	BlackRock Variable Series Funds, Inc.
BlackRock International V.I. Class I Shares	BlackRock International V.I. Fund Class I Shares
BlackRock Large Cap Core V.I. Class I Shares	BlackRock Large Cap Core V.I. Fund Class I Shares
BlackRock Large Cap Growth V.I. Class I Shares	BlackRock Large Cap Growth V.I. Fund Class I Shares
BlackRock Large Cap Value V.I. Class I Shares	BlackRock Large Cap Value V.I. Fund Class I Shares
BlackRock Managed Volatility V.I. Class I Shares	BlackRock Managed Volatility V.I. Fund Class I Shares
BlackRock Money Market V.I.	BlackRock Money Market V.I.
BlackRock S&P 500 Index V.I. Class I Shares	BlackRock S&P 500 Index V.I. Fund Class I Shares
BlackRock Total Return V.I. Class I	BlackRock Total Return V.I. Fund Class I
BlackRock U.S. Government Bond V.I. Class I Shares	BlackRock U.S. Government Bond V.I. Fund Class I Shares
BlackRock Value Opportunities V.I. Class I Shares	BlackRock Value Opportunities V.I. Fund Class I Shares
Columbia Funds Variable Insurance Trust II	Columbia Funds Variable Insurance Trust II
Columbia - Select Smaller-Cap Value Class I	Columbia - Select Smaller-Cap Value Fund Class I
Davis Variable Account Fund, Inc.	Davis Variable Account Fund, Inc.
Davis Value	Davis Value Portfolio
Dreyfus Variable Investment Fund	Dreyfus Variable Investment Fund
Dreyfus Appreciation Service Class	Dreyfus Appreciation Portfolio Service Class
Eaton Vance Variable Trust	Eaton Vance Variable Trust
Eaton Vance VT Floating-Rate Income	Eaton Vance VT Floating-Rate Income Fund
Eaton Vance VT Large-Cap Value	Eaton Vance VT Large-Cap Value Fund
Federated Insurance Series	Federated Insurance Series
Federated Kaufmann Primary Shares	Federated Kaufmann Fund Primary Shares
Federated Managed Tail Risk Primary Shares	Federated Managed Tail Risk Fund Primary Shares
Franklin Templeton Variable Insurance Products Trust	Franklin Templeton Variable Insurance Products Trust
Franklin Templeton Foreign Securities Class 2	Franklin Templeton Foreign Securities Fund Class 2
Franklin Templeton Growth Securities Class 2	Franklin Templeton Growth Securities Fund Class 2
AIM Variable Insurance Funds- (Invesco Variable Insurance)	AIM Variable Insurance Funds- (Invesco Variable Insurance)
Invesco V.I. American Franchise Series I Shares	Invesco V.I. American Franchise Fund Series I Shares
Invesco V.I. Comstock Series I Shares	Invesco V.I. Comstock Fund Series I Shares
Invesco V.I. Core Equity Series I	Invesco V.I. Core Equity Fund Series I
Invesco V.I. International Growth Series I	Invesco V.I. International Growth Fund Series I
Invesco V.I. Mid Cap Core Equity Series I	Invesco V.I. Mid Cap Core Equity Fund Series I
Invesco V.I. Value Opportunities Series I	Invesco V.I. Value Opportunities Fund Series I
Janus Aspen Series	Janus Aspen Series
Janus Aspen - Enterprise Service Shares	Janus Aspen - Enterprise Portfolio Service Shares
Janus Aspen - Forty Service Shares	Janus Aspen - Forty Portfolio Service Shares
MFS® Variable Insurance Trust	MFS® Variable Insurance Trust
MFS® Growth Initial Class	MFS® Growth Series Initial Class
Oppenheimer Variable Account Funds	Oppenheimer Variable Account Funds
Oppenheimer Capital Appreciation Service Class	Oppenheimer Capital Appreciation Service Fund®/VA Class
Oppenheimer Main Street Service Class	Oppenheimer Main Street Service Fund®/VA Class
Oppenheimer Main Street Small Cap Service Class	Oppenheimer Main Street Small Cap Fund®/VA Service Class

13

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies (continued)

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
PIMCO Variable Insurance Trust	PIMCO Variable Insurance Trust
PIMCO CommodityRealReturn® Strategy Administrative Class Shares	PIMCO CommodityRealReturn® Strategy Administrative Portfolio Class Shares
PIMCO Low Duration Administrative Class	PIMCO Low Duration Administrative Portfolio Class
PIMCO Real Return Administrative Class	PIMCO Real Return Administrative Portfolio Class
PIMCO Total Return Administrative Class	PIMCO Total Return Administrative Portfolio Class
Pioneer Variable Contracts Trust	Pioneer Variable Contracts Trust
Pioneer Emerging Markets VCT Class II Shares	Pioneer Emerging Markets VCT Portfolio Class II Shares
Pioneer Fund VCT Class II Shares	Pioneer Fund VCT Portfolio Class II Shares
Pioneer High Yield VCT Class II Shares	Pioneer High Yield VCT Portfolio Class II Shares
Pioneer Real Estate Shares VCT Class II Shares	Pioneer Real Estate Shares VCT Portfolio Class II Shares
Transamerica Series Trust	Transamerica Series Trust
TA AllianceBernstein Dynamic Allocation Service Class	Transamerica AllianceBernstein Dynamic Allocation VP Service Class
TA Morgan Stanley Mid-Cap Growth Service Class	Transamerica Morgan Stanley Mid-Cap Growth VP Service Class
TA Systematic Small/Mid Cap Value Service Class	Transamerica Systematic Small/Mid Cap Value VP Service Class
TA WMC Diversified Growth Service Class	Transamerica WMC Diversified Growth VP Service Class
Wanger Advisors Trust	Wanger Advisors Trust
Wanger International	Wanger International
Wanger USA	Wanger USA

Each period reported on reflects a full twelve month period except as follows:

Subaccount	Inception Date
TA Morgan Stanley Mid-Cap Growth Service Class	December 30, 2011
Columbia - Select Smaller-Cap Value Class I	March 11, 2011

The following subaccount name changes were made effective during the fiscal year ended December 31, 2013:

Subaccount	Formerly
BlackRock Managed Volatility V.I. Class I Shares	BlackRock Balanced Captial V.I. Class I Shares
Federated Managed Tail Risk Primary Shares	Federated Capital Appreciation Primary Shares
Invesco V.I. American Franchise Series I Shares	Invesco Van Kampen V.I. American Franchise Series I Shares
Invesco V.I. Comstock Series I Shares	Invesco Van Kampen V.I. Comstock Fund Series I Shares
Invesco V.I. Value Opportunities Series I Shares	Invesco Van Kampen V.I. Value Opportunities Series I Shares
Oppenheimer Main Street Small Cap Service Class	Oppenheimer Main Street Small- & Mid-Cap Service Class

14

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies (continued)

Investments

Net purchase payments received by the Separate Account are invested in the portfolios of the Mutual Funds as selected by the contract owner. Investments are stated at the closing net asset values per share on December 31, 2013.

Realized capital gains and losses from sales of shares in the Separate Account are determined on the first-in, first-out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date. Unrealized gains or losses from investments in the Mutual Funds are included in the Statements of Operations and Changes in Net Assets.

Dividend Income

Dividends received from the Mutual Fund investments are reinvested to purchase additional mutual fund shares.

Accounting Policy

The financial statements included herein have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for variable annuity separate accounts registered as unit investment trusts. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions regarding matters that affect the reported amount of assets and liabilities. Actual results could differ from those estimates.

15

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

2. Investments

The aggregate cost of purchases and proceeds from sales of investments for the period ended December 31, 2013 were as follows:

Subaccount	Purchases	Sales
AllianceBernstein Global Thematic Growth Class A Shares	$20,247	$39,260
AllianceBernstein Growth and Income Class A Shares	113,296	275,761
AllianceBernstein International Value Class A Shares	6,270	4,493
AllianceBernstein Large Cap Growth Class A Shares	57,304	1,090,521
AllianceBernstein Small/Mid Cap Value Class A Shares	27,018	35,124
AllianceBernstein Value Class A Shares	6,551	20,623
American Century VP International Class I Shares	183,570	793,971
American Century VP Ultra® Class I Shares	101,691	137,897
American Funds - Asset Allocation Class 2 Shares	10,662	68,085
American Funds - Bond Class 2 Shares	68,148	218,328
American Funds - Growth Class 2 Shares	172,021	202,851
American Funds - Growth-Income Class 2 Shares	200,319	76,079
American Funds - International Class 2 Shares	688,614	605,037
BlackRock Basic Value V.I. Class I Shares	1,200,118	3,834,129
BlackRock Capital Appreciation V.I. Class I Shares	1,826,872	4,857,376
BlackRock Equity Dividend V.I. Class I Shares	77,961	180,168
BlackRock Global Allocation V.I. Class I Shares	2,840,080	5,795,828
BlackRock Global Opportunities V.I. Class I Shares	36,738	354,618
BlackRock Global Opportunities V.I. Class III Shares	6	78
BlackRock High Yield V.I. Class I Shares	1,362,282	984,110
BlackRock International V.I. Class I Shares	783,509	1,575,042
BlackRock Large Cap Core V.I. Class I Shares	407,695	2,826,107
BlackRock Large Cap Growth V.I. Class I Shares	509,513	1,132,593
BlackRock Large Cap Value V.I. Class I Shares	578,082	1,466,077
BlackRock Managed Volatility V.I. Class I Shares	116,253	268,737
BlackRock Money Market V.I. Class I Shares	8,290,947	5,981,659
BlackRock S&P 500 Index V.I. Class I Shares	1,692,244	1,942,918
BlackRock Total Return V.I. Class I Shares	498,110	1,525,363
BlackRock U.S. Government Bond V.I. Class I Shares	859,978	2,379,799
BlackRock Value Opportunities V.I. Class I Shares	411,981	2,332,205
Columbia - Select Smaller-Cap Value Class 1 Shares	126,369	317,549
Davis Value	784,395	1,168,604
Dreyfus VIF Appreciation Service Shares	240,051	597,886
Eaton Vance VT Floating-Rate Income	319,397	355,585
Eaton Vance VT Large-Cap Value	389,315	872,448
Federated Kaufmann II Primary Shares	323,275	391,060

16

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

2. Investments (continued)

Subaccount	Purchases	Sales
Federated Managed Tail Risk II Primary Shares	$24,500	$172,674
Franklin Templeton Foreign Securities Class 2 Shares	43,630	194,563
Franklin Templeton Growth Securities Class 2 Shares	119,312	21,600
Invesco V.I. American Franchise Series I Shares	7,861	207,006
Invesco V.I. Comstock Series I Shares	1,610,295	3,058,699
Invesco V.I. Core Equity Series I Shares	102,546	688,872
Invesco V.I. International Growth Series I Shares	116,830	298,575
Invesco V.I. Mid Cap Core Equity Series I Shares	58,227	78,015
Invesco V.I. Value Opportunities Series I Shares	1,528	2,609
Janus Aspen - Enterprise Service Shares	208	17,775
Janus Aspen - Forty Service Shares	914	23,625
MFS® Growth Initial Class	580,778	1,828,545
Oppenheimer Capital Appreciation Service Shares	154,803	77,606
Oppenheimer Main Street Small Cap Service Shares	19,796	14,742
Oppenheimer Main Street® Service Shares	117,006	15,744
PIMCO CommodityRealReturn® Strategy Administrative Class	251,832	133,078
PIMCO Low Duration Administrative Class	1,481,792	458,314
PIMCO Real Return Administrative Class	559,072	1,022,703
PIMCO Total Return Administrative Class	2,704,807	7,761,557
Pioneer Emerging Markets VCT Class II Shares	15,547	4,607
Pioneer Fund VCT Class II Shares	949	410
Pioneer High Yield VCT Class II Shares	70,454	8,188
Pioneer Real Estate Shares VCT Class II Shares	48,716	15,476
TA AllianceBernstein Dynamic Allocation Service Class	—	—
TA Morgan Stanley Mid-Cap Growth Service Class	271,407	450,911
TA Systematic Small/Mid Cap Value Service Class	1,861,674	342,728
TA WMC Diversified Growth Service Class	223,266	1,780,080
Wanger International	820,674	213,838
Wanger USA	307,585	125,637

17

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

3. Change in Units

The change in units outstanding were as follows:

	Year Ended December 31, 2013			Year Ended December 31, 2012
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
AllianceBernstein Global Thematic Growth Class A Shares	3,676	(3,884)	(208)	3,951	(45,524)	(41,573)
AllianceBernstein Growth and Income Class A Shares	918,387	(927,838)	(9,451)	129,049	(133,839)	(4,790)
AllianceBernstein International Value Class A Shares	—	(459)	(459)	—	215	215
AllianceBernstein Large Cap Growth Class A Shares	387,355	(435,566)	(48,211)	11,192	(99,908)	(88,716)
AllianceBernstein Small/Mid Cap Value Class A Shares	1	(1,599)	(1,598)	488	(23,342)	(22,854)
AllianceBernstein Value Class A Shares	—	(1,302)	(1,302)	699	(1,753)	(1,054)
American Century VP International Class I Shares	11,938	(59,640)	(47,702)	847	(54,497)	(53,650)
American Century VP Ultra® Class I Shares	35,617	(37,833)	(2,216)	5,340	(5,779)	(439)
American Funds - Asset Allocation Class 2 Shares	1	(3,582)	(3,581)	—	(1,401)	(1,401)
American Funds - Bond Class 2 Shares	191	(13,393)	(13,202)	137	(16,008)	(15,871)
American Funds - Growth Class 2 Shares	2,022	(3,904)	(1,882)	299	(20,552)	(20,253)
American Funds - Growth-Income Class 2 Shares	—	8,514	8,514	—	(15,497)	(15,497)
American Funds - International Class 2 Shares	3,483	3,098	6,581	514	(78,274)	(77,760)
BlackRock Basic Value V.I. Class I Shares	3,413,760	(3,503,332)	(89,572)	764,695	(870,255)	(105,560)
BlackRock Capital Appreciation V.I. Class I Shares	3,818,071	(4,173,094)	(355,023)	1,326,005	(1,618,234)	(292,229)
BlackRock Equity Dividend V.I. Class I Shares	536	(4,025)	(3,489)	918	(5,626)	(4,708)
BlackRock Global Allocation V.I. Class I Shares	36,901	(156,477)	(119,576)	41,953	(181,556)	(139,603)
BlackRock Global Opportunities V.I. Class I Shares	2,488	(21,170)	(18,682)	8,383	(32,751)	(24,368)
BlackRock Global Opportunities V.I. Class III Shares	—	(1)	(1)	—	(372)	(372)
BlackRock High Yield V.I. Class I Shares	4,872	20,899	25,771	10,073	(54,336)	(44,263)
BlackRock International V.I. Class I Shares	1,642,868	(1,688,260)	(45,392)	388,090	(512,458)	(124,368)
BlackRock Large Cap Core V.I. Class I Shares	11,540	(74,651)	(63,111)	4,357	(30,140)	(25,783)
BlackRock Large Cap Growth V.I. Class I Shares	11,198	(86,697)	(75,499)	23,878	(106,482)	(82,604)
BlackRock Large Cap Value V.I. Class I Shares	7,228	(79,206)	(71,978)	10,980	(77,408)	(66,428)
BlackRock Managed Volatility V.I. Class I Shares	1,136	(9,987)	(8,851)	—	(9,771)	(9,771)
BlackRock Money Market V.I. Class I Shares	1,847,118	(1,679,176)	167,942	415,583	(625,959)	(210,376)
BlackRock S&P 500 Index V.I. Class I Shares	1,407,089	(1,442,888)	(35,799)	168,674	(246,467)	(77,793)

18

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

3. Change in Units (continued)

	Year Ended December 31, 2013			Year Ended December 31, 2012
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
BlackRock Total Return V.I. Class I Shares	256,903	(312,127)	(55,224)	63,239	(138,584)	(75,345)
BlackRock U.S. Government Bond V.I. Class I Shares	3,540,550	(3,632,362)	(91,812)	709,523	(811,432)	(101,909)
BlackRock Value Opportunities V.I. Class I Shares	242,897	(279,260)	(36,363)	20,182	(51,947)	(31,765)
Columbia - Select Smaller-Cap Value Class 1 Shares	922,099	(936,291)	(14,192)	317,486	(336,013)	(18,527)
Davis Value	2,318,729	(2,373,892)	(55,163)	314,246	(404,603)	(90,357)
Dreyfus VIF Appreciation Service Shares	463	(24,077)	(23,614)	74	(27,265)	(27,191)
Eaton Vance VT Floating-Rate Income	990	(5,223)	(4,233)	—	14,636	14,636
Eaton Vance VT Large-Cap Value	646	(45,268)	(44,622)	255	(107,406)	(107,151)
Federated Kaufmann II Primary Shares	766,397	(778,743)	(12,346)	21,885	(43,960)	(22,075)
Federated Managed Tail Risk II Primary Shares	136,137	(148,267)	(12,130)	16,019	(20,853)	(4,834)
Franklin Templeton Foreign Securities Class 2 Shares	1,719	(11,797)	(10,078)	890	(4,468)	(3,578)
Franklin Templeton Growth Securities Class 2 Shares	82	6,353	6,435	—	(3,698)	(3,698)
Invesco V.I. American Franchise Series I Shares	1,040,246	(1,056,150)	(15,904)	184,983	(29,160)	155,823
Invesco V.I. Comstock Series I Shares	2,406,630	(2,496,080)	(89,450)	698,716	(936,955)	(238,239)
Invesco V.I. Core Equity Series I Shares	790,966	(831,982)	(41,016)	10,255	(62,444)	(52,189)
Invesco V.I. International Growth Series I Shares	1,491,983	(1,505,209)	(13,226)	457,913	(521,827)	(63,914)
Invesco V.I. Mid Cap Core Equity Series I Shares	1	(2,061)	(2,060)	—	(1,560)	(1,560)
Invesco V.I. Value Opportunities Series I Shares	—	(75)	(75)	—	(5,556)	(5,556)
Janus Aspen - Enterprise Service Shares	—	(1,054)	(1,054)	—	(15)	(15)
Janus Aspen - Forty Service Shares	—	(1,400)	(1,400)	—	(468)	(468)
MFS® Growth Initial Class	4,985,122	(5,095,548)	(110,426)	1,491,125	(1,597,031)	(105,906)
Oppenheimer Capital Appreciation Service Shares	5,823	(189)	5,634	—	(81)	(81)
Oppenheimer Main Street Small Cap Service Shares	—	171	171	—	(1,484)	(1,484)
Oppenheimer Main Street® Service Shares	1,391	5,900	7,291	—	(42)	(42)
PIMCO CommodityRealReturn® Strategy Administrative Class	5,818	6,405	12,223	27	(3,095)	(3,068)
PIMCO Low Duration Administrative Class	11,710	72,876	84,586	110	84,725	84,835
PIMCO Real Return Administrative Class	12,539	(47,191)	(34,652)	107	31,011	31,118

19

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

3. Change in Units (continued)

	Year Ended December 31, 2013			Year Ended December 31, 2012
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
PIMCO Total Return Administrative Class	5,803,319	(6,142,972)	(339,653)	1,517,776	(1,584,396)	(66,620)
Pioneer Emerging Markets VCT Class II Shares	509	579	1,088	—	(675)	(675)
Pioneer Fund VCT Class II Shares	—	(11)	(11)	—	(11)	(11)
Pioneer High Yield VCT Class II Shares	108	2,404	2,512	—	(9,926)	(9,926)
Pioneer Real Estate Shares VCT Class II Shares	115	1,978	2,093	—	1,848	1,848
TA AllianceBernstein Dynamic Allocation Service Class	—	—	—	—	—	—
TA Morgan Stanley Mid-Cap Growth Service Class	586	(16,751)	(16,165)	136	(10,682)	(10,546)
TA Systematic Small/Mid Cap Value Service Class	720	111,210	111,930	47	7,970	8,017
TA WMC Diversified Growth Service Class	554	(143,486)	(142,932)	407	(98,699)	(98,292)
Wanger International	2,047	34,546	36,593	137	(14,102)	(13,965)
Wanger USA	457	7,330	7,787	22	(5,258)	(5,236)

20

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

4. Financial Highlights

The Separate Account offers various death benefit options, which have differing fees that are charged against the contract owner’s account balance. These charges are discussed in more detail in the individual’s policy. Differences in the fee structures for these units result in different unit values, expense ratios, and total returns.

			Unit Fair Value					Expense			Total Return***
			Corresponding to				Investment	Ratio**			Corresponding to
	Year		Lowest to Highest			Net	Income	Lowest to			Lowest to Highest
Subaccount	Ended	Units	Expense Ratio			Assets	Ratio*	Highest			Expense Ratio
AllianceBernstein Global Thematic Growth Class A Shares
	12/31/2013	213,761	$8.53	to	$8.53	$1,823,563	0.27%	1.35%	to	1.35%	21.61%	to	21.61%
	12/31/2012	213,969	7.02	to	7.02	1,500,995	—	1.35	to	1.35	11.99	to	11.99
	12/31/2011	255,542	6.26	to	6.26	1,600,700	0.58	1.35	to	1.35	(24.25)	to	(24.25)
	12/31/2010	267,095	8.27	to	8.27	2,208,672	2.19	1.35	to	1.35	17.35	to	17.35
	12/31/2009	254,960	7.05	to	7.05	1,796,585	—	1.35	to	1.35	51.43	to	51.43
AllianceBernstein Growth and Income Class A Shares
	12/31/2013	47,856	17.95	to	17.94	858,604	1.39	1.55	to	1.59	32.89	to	32.84
	12/31/2012	57,307	13.51	to	13.51	773,988	1.58	1.55	to	1.59	15.71	to	15.67
	12/31/2011	62,097	11.67	to	11.68	725,043	1.29	1.55	to	1.59	4.70	to	4.66
	12/31/2010	68,846	11.15	to	11.16	768,027	—	1.55	to	1.59	11.37	to	11.32
	12/31/2009	150,719	10.01	to	10.02	1,510,043	6.63	1.55	to	1.59	18.97	to	18.92
AllianceBernstein International Value Class A Shares
	12/31/2013	15,040	7.29	to	7.09	108,300	6.27	1.25	to	1.65	21.48	to	20.99
	12/31/2012	15,499	6.00	to	5.86	92,024	1.69	1.25	to	1.65	13.11	to	12.65
	12/31/2011	15,284	5.30	to	5.20	80,377	2.67	1.25	to	1.65	(20.25)	to	(20.56)
	12/31/2010	61,617	6.65	to	6.55	404,384	3.38	1.25	to	1.65	3.30	to	2.90
	12/31/2009	54,381	6.44	to	6.37	346,468	1.38	1.25	to	1.65	33.01	to	32.48
AllianceBernstein Large Cap Growth Class A Shares
	12/31/2013	325,768	24.79	to	8.95	7,487,973	0.07	1.35	to	1.59	35.51	to	35.18
	12/31/2012	373,979	18.30	to	6.62	6,335,889	0.29	1.35	to	1.59	14.82	to	14.55
	12/31/2011	462,695	15.93	to	5.78	6,796,083	0.33	1.35	to	1.59	(4.33)	to	(4.56)
	12/31/2010	529,603	16.66	to	6.05	8,143,425	0.48	1.35	to	1.59	8.63	to	8.38
	12/31/2009	629,655	15.33	to	5.59	8,956,082	0.15	1.35	to	1.59	35.68	to	35.35
AllianceBernstein Small/Mid Cap Value Class A Shares
	12/31/2013	22,864	21.70	to	20.91	483,980	0.61	1.25	to	1.65	36.34	to	35.80
	12/31/2012	24,462	15.92	to	15.40	380,878	0.65	1.25	to	1.65	17.27	to	16.80
	12/31/2011	47,316	13.57	to	13.19	627,536	0.41	1.25	to	1.65	(9.52)	to	(9.88)
	12/31/2010	22,098	15.00	to	14.63	324,757	0.44	1.25	to	1.65	25.34	to	24.85
	12/31/2009	23,001	11.97	to	11.72	270,547	0.64	1.25	to	1.65	41.08	to	40.52
AllianceBernstein Value Class A Shares
	12/31/2013	22,209	14.73	to	14.19	316,955	2.30	1.25	to	1.65	35.15	to	34.61
	12/31/2012	23,511	10.90	to	10.54	249,133	2.00	1.25	to	1.65	14.29	to	13.83
	12/31/2011	24,565	9.53	to	9.26	228,662	1.41	1.25	to	1.65	(4.69)	to	(5.07)
	12/31/2010	26,074	10.00	to	9.76	255,425	1.97	1.25	to	1.65	10.43	to	10.00
	12/31/2009	25,257	9.06	to	8.87	224,687	3.49	1.25	to	1.65	19.62	to	19.14
American Century VP International Class I Shares
	12/31/2013	189,463	14.32	to	14.32	2,712,802	1.86	1.35	to	1.35	20.77	to	20.77
	12/31/2012	237,165	11.86	to	11.86	2,811,797	0.89	1.35	to	1.35	19.53	to	19.53
	12/31/2011	290,815	9.92	to	9.92	2,884,459	1.48	1.35	to	1.35	(13.21)	to	(13.21)
	12/31/2010	302,327	11.43	to	11.43	3,455,137	2.33	1.35	to	1.35	11.78	to	11.78
	12/31/2009	323,834	10.22	to	10.22	3,310,761	3.07	1.35	to	1.35	31.97	to	31.97
American Century VP Ultra® Class I Shares
	12/31/2013	24,328	16.91	to	16.30	394,479	0.56	1.25	to	1.65	35.37	to	34.83
	12/31/2012	26,544	12.49	to	12.09	318,194	—	1.25	to	1.65	12.51	to	12.06
	12/31/2011	26,983	11.10	to	10.79	287,961	—	1.25	to	1.65	(0.18)	to	(0.57)
	12/31/2010	24,857	11.12	to	10.85	266,839	0.50	1.25	to	1.65	14.65	to	14.20
	12/31/2009	36,912	9.70	to	9.50	345,405	0.95	1.25	to	1.65	32.81	to	32.28

21

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

			Unit Fair Value					Expense			Total Return***
			Corresponding to				Investment	Ratio**			Corresponding to
	Year		Lowest to Highest			Net	Income	Lowest to			Lowest to Highest
Subaccount	Ended	Units	Expense Ratio			Assets	Ratio*	Highest			Expense Ratio
American Funds - Asset Allocation Class 2 Shares
	12/31/2013	44,788	$17.65	to	$17.01	$766,104	1.46%	1.40%	to	1.80%	21.97%	to	21.48%
	12/31/2012	48,369	14.47	to	14.01	681,136	1.87	1.40	to	1.80	14.57	to	14.11
	12/31/2011	49,770	12.63	to	12.27	617,716	1.97	1.40	to	1.80	(0.10)	to	(0.49)
	12/31/2010	45,444	12.65	to	12.33	567,131	2.05	1.40	to	1.80	10.95	to	10.52
	12/31/2009	57,789	11.40	to	11.16	649,907	2.42	1.40	to	1.80	22.26	to	21.78
American Funds - Bond Class 2 Shares
	12/31/2013	42,704	11.97	to	11.54	500,183	1.63	1.40	to	1.80	(3.52)	to	(3.90)
	12/31/2012	55,906	12.41	to	12.00	678,304	2.20	1.40	to	1.80	3.90	to	3.49
	12/31/2011	71,777	11.94	to	11.60	843,176	3.00	1.40	to	1.80	4.64	to	4.23
	12/31/2010	89,247	11.41	to	11.13	1,005,549	3.02	1.40	to	1.80	4.97	to	4.56
	12/31/2009	275,169	10.87	to	10.64	2,951,093	2.98	1.40	to	1.80	11.04	to	10.60
American Funds - Growth Class 2 Shares
	12/31/2013	107,770	19.03	to	18.35	2,006,378	0.96	1.40	to	1.80	28.29	to	27.78
	12/31/2012	109,652	14.84	to	14.36	1,596,957	0.75	1.40	to	1.80	16.25	to	15.78
	12/31/2011	129,905	12.76	to	12.40	1,634,433	0.59	1.40	to	1.80	(5.60)	to	(5.97)
	12/31/2010	151,254	13.52	to	13.19	2,019,977	0.71	1.40	to	1.80	17.04	to	16.58
	12/31/2009	162,100	11.55	to	11.31	1,851,522	0.51	1.40	to	1.80	37.48	to	36.93
American Funds - Growth-Income Class 2 Shares
	12/31/2013	80,841	17.04	to	16.42	1,343,082	1.47	1.40	to	1.80	31.64	to	31.12
	12/31/2012	72,327	12.94	to	12.52	917,428	1.49	1.40	to	1.80	15.84	to	15.38
	12/31/2011	87,824	11.17	to	10.85	966,668	1.27	1.40	to	1.80	(3.18)	to	(3.56)
	12/31/2010	143,741	11.54	to	11.26	1,631,468	1.46	1.40	to	1.80	9.89	to	9.46
	12/31/2009	152,178	10.50	to	10.28	1,574,584	1.63	1.40	to	1.80	29.42	to	28.90
American Funds - International Class 2 Shares
	12/31/2013	286,040	18.82	to	18.14	5,261,441	1.40	1.40	to	1.80	19.94	to	19.47
	12/31/2012	279,459	15.69	to	15.18	4,297,125	1.38	1.40	to	1.80	16.26	to	15.80
	12/31/2011	357,219	13.50	to	13.11	4,736,309	1.70	1.40	to	1.80	(15.15)	to	(15.48)
	12/31/2010	416,639	15.91	to	15.51	6,526,334	2.05	1.40	to	1.80	5.75	to	5.34
	12/31/2009	441,288	15.04	to	14.73	6,549,862	1.64	1.40	to	1.80	41.09	to	40.52
BlackRock Basic Value V.I. Class I Shares
	12/31/2013	491,666	17.82	to	17.18	20,916,539	1.41	1.25	to	1.65	36.36	to	35.82
	12/31/2012	581,238	13.07	to	12.65	17,563,236	1.72	1.25	to	1.65	12.63	to	12.18
	12/31/2011	686,798	11.61	to	11.28	18,512,536	1.68	1.25	to	1.65	(3.65)	to	(4.03)
	12/31/2010	804,173	12.05	to	11.75	22,527,859	1.46	1.25	to	1.65	11.41	to	10.97
	12/31/2009	1,281,373	10.81	to	10.59	27,493,516	2.38	1.25	to	1.65	29.51	to	28.99
BlackRock Capital Appreciation V.I. Class I Shares
	12/31/2013	775,456	17.85	to	17.21	10,895,954	—	1.25	to	1.65	32.16	to	31.63
	12/31/2012	1,130,479	13.51	to	13.07	12,195,679	0.71	1.25	to	1.65	12.43	to	11.98
	12/31/2011	1,422,708	12.02	to	11.67	13,714,165	0.30	1.25	to	1.65	(10.01)	to	(10.36)
	12/31/2010	1,663,970	13.35	to	13.02	17,720,144	0.21	1.25	to	1.65	18.06	to	17.60
	12/31/2009	1,553,337	11.31	to	11.07	14,050,401	0.41	1.25	to	1.65	34.32	to	33.79
BlackRock Equity Dividend V.I. Class I Shares
	12/31/2013	41,016	42.14	to	42.14	1,728,424	1.94	1.35	to	1.35	22.85	to	22.85
	12/31/2012	44,505	34.30	to	34.30	1,526,613	2.23	1.35	to	1.35	10.62	to	10.62
	12/31/2011	49,213	32.76	to	32.76	1,526,116	2.07	1.35	to	1.35	5.64	to	5.64
	12/31/2010	53,357	29.66	to	29.66	1,582,496	2.79	1.35	to	1.35	8.86	to	8.86
	12/31/2009	57,733	27.24	to	27.24	1,572,861	3.19	1.35	to	1.35	13.33	to	13.33
BlackRock Global Allocation V.I. Class I Shares
	12/31/2013	1,043,722	19.29	to	18.59	35,975,357	1.11	1.25	to	1.65	13.33	to	12.88
	12/31/2012	1,163,298	17.02	to	16.47	35,662,556	1.48	1.25	to	1.65	8.91	to	8.47
	12/31/2011	1,302,901	15.63	to	15.18	36,644,072	2.08	1.25	to	1.65	(4.68)	to	(5.06)
	12/31/2010	1,433,651	16.40	to	15.99	43,429,096	1.19	1.25	to	1.65	8.70	to	8.27
	12/31/2009	1,497,995	15.08	to	14.77	42,207,820	1.89	1.25	to	1.65	19.70	to	19.23

22

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

			Unit Fair Value					Expense			Total Return***
			Corresponding to				Investment	Ratio**			Corresponding to
	Year		Lowest to Highest			Net	Income	Lowest to			Lowest to Highest
Subaccount	Ended	Units	Expense Ratio			Assets	Ratio*	Highest			Expense Ratio
BlackRock Global Opportunities V.I. Class I Shares
	12/31/2013	122,023	$18.08	to	$18.08	$2,205,802	0.34%	1.35%	to	1.35%	28.04%	to	28.04%
	12/31/2012	140,705	14.12	to	14.12	1,986,576	1.03	1.35	to	1.35	13.07	to	13.07
	12/31/2011	165,073	12.49	to	12.49	2,061,167	1.05	1.35	to	1.35	(13.56)	to	(13.56)
	12/31/2010	198,309	14.44	to	14.44	2,864,481	0.81	1.35	to	1.35	9.75	to	9.75
	12/31/2009	218,848	13.16	to	13.16	2,880,387	2.11	1.35	to	1.35	33.83	to	33.83
BlackRock Global Opportunities V.I. Class III Shares
	12/31/2013	498	10.57	to	10.33	5,204	0.13	1.25	to	1.65	27.90	to	27.39
	12/31/2012	499	8.26	to	8.11	4,087	0.56	1.25	to	1.65	12.85	to	12.40
	12/31/2011	872	7.32	to	7.22	6,335	0.48	1.25	to	1.65	(13.61)	to	(13.95)
	12/31/2010	3,267	8.47	to	8.38	27,533	0.49	1.25	to	1.65	9.56	to	9.13
	12/31/2009	5,876	7.73	to	7.68	45,292	9.56	1.25	to	1.65	33.70	to	33.16
BlackRock High Yield V.I. Class I Shares
	12/31/2013	284,136	17.71	to	17.07	8,268,955	5.84	1.25	to	1.65	7.98	to	7.55
	12/31/2012	258,365	16.40	to	15.87	7,638,745	6.57	1.25	to	1.65	14.22	to	13.76
	12/31/2011	302,628	14.36	to	13.95	7,991,488	6.97	1.25	to	1.65	2.06	to	1.66
	12/31/2010	312,311	14.07	to	13.72	8,172,893	7.72	1.25	to	1.65	13.94	to	13.49
	12/31/2009	310,231	12.35	to	12.09	7,656,934	9.47	1.25	to	1.65	54.68	to	54.06
BlackRock International V.I. Class I Shares
	12/31/2013	472,983	15.81	to	15.23	9,130,192	2.14	1.25	to	1.65	21.23	to	20.74
	12/31/2012	518,375	13.04	to	12.62	8,285,385	1.71	1.25	to	1.65	13.65	to	13.20
	12/31/2011	642,743	11.47	to	11.15	9,062,540	2.40	1.25	to	1.65	(14.77)	to	(15.11)
	12/31/2010	695,502	13.46	to	13.13	11,539,015	1.17	1.25	to	1.65	5.25	to	4.84
	12/31/2009	724,118	12.79	to	12.52	11,505,958	2.50	1.25	to	1.65	28.35	to	27.84
BlackRock Large Cap Core V.I. Class I Shares
	12/31/2013	443,913	17.86	to	17.21	18,056,958	1.01	1.25	to	1.65	31.96	to	31.43
	12/31/2012	507,024	13.53	to	13.10	15,754,536	1.45	1.25	to	1.65	11.31	to	10.86
	12/31/2011	532,807	12.16	to	11.81	15,470,438	1.07	1.25	to	1.65	1.13	to	0.74
	12/31/2010	616,654	12.02	to	11.73	17,859,678	1.00	1.25	to	1.65	7.78	to	7.35
	12/31/2009	719,024	11.16	to	10.92	19,472,983	1.33	1.25	to	1.65	21.02	to	20.53
BlackRock Large Cap Growth V.I. Class I Shares
	12/31/2013	351,582	17.68	to	17.04	5,210,231	0.66	1.25	to	1.65	32.26	to	31.73
	12/31/2012	427,081	13.37	to	12.94	4,788,346	1.33	1.25	to	1.65	13.79	to	13.33
	12/31/2011	509,685	11.75	to	11.41	5,025,154	0.81	1.25	to	1.65	1.19	to	0.79
	12/31/2010	593,745	11.61	to	11.32	5,798,604	0.70	1.25	to	1.65	14.06	to	13.61
	12/31/2009	947,037	10.18	to	9.97	8,507,339	0.62	1.25	to	1.65	25.24	to	24.74
BlackRock Large Cap Value V.I. Class I Shares
	12/31/2013	306,879	16.84	to	16.23	6,016,652	1.14	1.25	to	1.65	31.95	to	31.42
	12/31/2012	378,857	12.77	to	12.35	5,649,263	1.43	1.25	to	1.65	12.16	to	11.72
	12/31/2011	445,285	11.38	to	11.06	5,938,377	1.28	1.25	to	1.65	(1.98)	to	(2.36)
	12/31/2010	522,497	11.61	to	11.32	7,124,898	1.11	1.25	to	1.65	7.27	to	6.85
	12/31/2009	614,995	10.82	to	10.60	7,844,776	1.57	1.25	to	1.65	12.91	to	12.46
BlackRock Managed Volatility V.I. Class I Shares
	12/31/2013	106,639	25.65	to	25.65	2,735,561	1.46	1.35	to	1.35	11.11	to	11.11
	12/31/2012	115,490	23.09	to	23.09	2,666,423	1.39	1.35	to	1.35	8.40	to	8.40
	12/31/2011	125,261	21.30	to	21.30	2,667,796	2.10	1.35	to	1.35	2.46	to	2.46
	12/31/2010	138,478	20.79	to	20.79	2,878,406	1.78	1.35	to	1.35	7.32	to	7.32
	12/31/2009	154,856	19.37	to	19.37	2,999,396	2.24	1.35	to	1.35	16.36	to	16.36
BlackRock Money Market V.I. Class I Shares
	12/31/2013	993,795	10.34	to	9.96	13,283,529	—	1.25	to	1.65	(1.24)	to	(1.63)
	12/31/2012	825,853	10.47	to	10.13	10,974,288	—	1.25	to	1.65	(1.24)	to	(1.64)
	12/31/2011	1,036,229	10.60	to	10.30	14,043,751	—	1.25	to	1.65	(1.23)	to	(1.62)
	12/31/2010	1,225,583	10.73	to	10.47	16,913,822	—	1.25	to	1.65	(1.23)	to	(1.62)
	12/31/2009	1,533,699	10.86	to	10.64	21,470,075	0.15	1.25	to	1.65	(1.08)	to	(1.48)

23

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

				Unit Fair Value					Expense			Total Return***
				Corresponding to				Investment	Ratio**			Corresponding to
	Year			Lowest to Highest			Net	Income	Lowest to			Lowest to Highest
Subaccount	Ended		Units	Expense Ratio			Assets	Ratio*	Highest			Expense Ratio
BlackRock S&P 500 Index V.I. Class I Shares
	12/31/2013		585,164	$17.43	to	$16.80	$13,970,899	1.70%	1.25%	to	1.65%	30.23%	to	29.71%
	12/31/2012		620,963	13.38	to	12.95	11,390,754	1.81	1.25	to	1.65	14.16	to	13.70
	12/31/2011		698,756	11.72	to	11.39	11,273,825	1.65	1.25	to	1.65	0.44	to	0.05
	12/31/2010		781,616	11.67	to	11.38	12,492,750	1.61	1.25	to	1.65	13.28	to	12.84
	12/31/2009		869,386	10.30	to	10.09	12,293,941	2.03	1.25	to	1.65	24.62	to	24.13
BlackRock Total Return V.I. Class I Shares
	12/31/2013		466,453	12.83	to	12.37	10,924,449	3.10	1.25	to	1.65	(2.36)	to	(2.75)
	12/31/2012		521,677	13.14	to	12.72	12,454,167	3.50	1.25	to	1.65	6.90	to	6.48
	12/31/2011		597,022	12.29	to	11.94	13,375,318	4.15	1.25	to	1.65	4.87	to	4.46
	12/31/2010		677,920	11.72	to	11.43	14,524,504	4.98	1.25	to	1.65	8.23	to	7.80
	12/31/2009		775,958	10.83	to	10.61	15,419,570	5.97	1.25	to	1.65	16.42	to	15.96
BlackRock U.S. Government Bond V.I. Class I Shares
	12/31/2013		498,152	12.17	to	11.73	8,887,412	2.45	1.25	to	1.65	(4.46)	to	(4.84)
	12/31/2012		589,964	12.74	to	12.33	11,065,663	2.44	1.25	to	1.65	1.13	to	0.73
	12/31/2011		691,873	12.60	to	12.24	13,048,787	3.19	1.25	to	1.65	5.01	to	4.60
	12/31/2010		909,622	12.00	to	11.70	16,338,569	3.81	1.25	to	1.65	7.42	to	7.00
	12/31/2009		1,208,834	11.17	to	10.94	19,835,979	3.87	1.25	to	1.65	(3.01)	to	(3.40)
BlackRock Value Opportunities V.I. Class I Shares
	12/31/2013		234,857	19.07	to	18.38	13,666,286	0.52	1.25	to	1.65	40.63	to	40.07
	12/31/2012		271,220	13.56	to	13.12	11,237,398	0.46	1.25	to	1.65	12.12	to	11.68
	12/31/2011		302,985	12.10	to	11.75	11,333,705	0.37	1.25	to	1.65	(3.63)	to	(4.01)
	12/31/2010		370,714	12.55	to	12.24	14,508,731	0.53	1.25	to	1.65	27.10	to	26.60
	12/31/2009		405,988	9.87	to	9.67	12,544,382	0.76	1.25	to	1.65	26.75	to	26.24
Columbia - Select Smaller-Cap Value Class 1 Shares
	12/31/2013		69,741	14.75	to	14.73	1,027,517	—	1.55	to	1.59	46.27	to	46.21
	12/31/2012		83,933	10.08	to	10.07	845,675	—	1.55	to	1.59	16.10	to	16.05
	12/31/2011	(1)	102,460	8.68	to	8.68	889,487	—	1.55	to	1.59	(13.17)	to	(13.20)
Davis Value
	12/31/2013		381,349	16.25	to	15.66	6,050,651	0.85	1.25	to	1.65	31.77	to	31.25
	12/31/2012		436,512	12.33	to	11.93	5,251,831	1.59	1.25	to	1.65	11.67	to	11.23
	12/31/2011		526,869	11.04	to	10.73	5,678,634	0.69	1.25	to	1.65	(5.36)	to	(5.73)
	12/31/2010		981,381	11.67	to	11.38	11,327,516	1.53	1.25	to	1.65	11.37	to	10.94
	12/31/2009		1,311,711	10.48	to	10.26	13,576,263	1.17	1.25	to	1.65	29.53	to	29.01
Dreyfus VIF Appreciation Service Shares
	12/31/2013		58,863	17.79	to	17.14	1,021,548	1.76	1.15	to	1.55	19.44	to	18.97
	12/31/2012		82,477	14.89	to	14.41	1,202,268	3.39	1.15	to	1.55	8.87	to	8.44
	12/31/2011		109,668	13.68	to	13.29	1,472,006	1.54	1.15	to	1.55	7.51	to	7.08
	12/31/2010		135,749	12.72	to	12.41	1,699,313	0.12	1.15	to	1.55	13.74	to	13.29
	12/31/2009		4,639	11.19	to	10.95	50,995	5.12	1.15	to	1.55	20.83	to	20.35
Eaton Vance VT Floating-Rate Income
	12/31/2013		61,478	13.25	to	12.77	789,448	3.49	1.15	to	1.55	2.67	to	2.26
	12/31/2012		65,711	12.91	to	12.49	827,205	4.23	1.15	to	1.55	6.11	to	5.68
	12/31/2011		51,075	12.16	to	11.82	608,945	4.26	1.15	to	1.55	1.39	to	1.00
	12/31/2010		45,566	12.00	to	11.70	537,597	4.25	1.15	to	1.55	7.90	to	7.47
	12/31/2009		32,700	11.12	to	10.89	357,945	4.77	1.15	to	1.55	42.77	to	42.20
Eaton Vance VT Large-Cap Value
	12/31/2013		188,717	12.17	to	11.85	2,258,334	0.88	1.15	to	1.55	27.27	to	26.77
	12/31/2012		233,339	9.56	to	9.35	2,199,153	1.24	1.15	to	1.55	13.80	to	13.35
	12/31/2011		340,490	8.40	to	8.25	2,826,028	1.14	1.15	to	1.55	(7.04)	to	(7.41)
	12/31/2010		406,162	9.04	to	8.91	3,636,393	0.27	1.15	to	1.55	14.13	to	13.68
	12/31/2009		289,818	7.92	to	7.83	2,279,265	0.94	1.15	to	1.55	16.90	to	16.43

24

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

			Unit Fair Value					Expense			Total Return***
			Corresponding to				Investment	Ratio**			Corresponding to
	Year		Lowest to Highest			Net	Income	Lowest to			Lowest to Highest
Subaccount	Ended	Units	Expense Ratio			Assets	Ratio*	Highest			Expense Ratio
Federated Kaufmann II Primary Shares
	12/31/2013	115,721	$20.01	to	$19.28	$2,237,712	—%	1.25%	to	1.65%	38.38%	to	37.83%
	12/31/2012	128,067	14.46	to	13.99	1,792,449	—	1.25	to	1.65	15.83	to	15.37
	12/31/2011	150,142	12.48	to	12.13	1,816,311	1.08	1.25	to	1.65	(14.35)	to	(14.69)
	12/31/2010	174,361	14.57	to	14.21	2,465,108	0.14	1.25	to	1.65	16.54	to	16.08
	12/31/2009	476,372	12.51	to	12.25	5,752,677	—	1.25	to	1.65	27.88	to	27.37
Federated Managed Tail Risk II Primary Shares
	12/31/2013	20,333	13.89	to	13.38	273,840	0.99	1.25	to	1.65	15.01	to	14.55
	12/31/2012	32,463	12.08	to	11.69	381,032	0.54	1.25	to	1.65	8.80	to	8.37
	12/31/2011	37,297	11.10	to	10.78	402,662	0.71	1.25	to	1.65	(6.46)	to	(6.83)
	12/31/2010	38,232	11.87	to	11.57	442,197	2.75	1.25	to	1.65	11.68	to	11.24
	12/31/2009	315,236	10.62	to	10.40	3,291,961	1.31	1.25	to	1.65	12.07	to	11.62
Franklin Templeton Foreign Securities Class 2 Shares
	12/31/2013	37,233	18.16	to	17.50	660,303	2.30	1.15	to	1.55	21.57	to	21.08
	12/31/2012	47,311	14.94	to	14.46	692,436	3.05	1.15	to	1.55	16.88	to	16.41
	12/31/2011	50,889	12.78	to	12.42	639,596	1.60	1.15	to	1.55	(11.65)	to	(12.00)
	12/31/2010	47,201	14.47	to	14.11	673,188	1.93	1.15	to	1.55	7.17	to	6.75
	12/31/2009	46,087	13.50	to	13.22	614,487	3.29	1.15	to	1.55	35.48	to	34.94
Franklin Templeton Growth Securities Class 2 Shares
	12/31/2013	15,156	16.25	to	15.66	239,975	2.45	1.15	to	1.55	29.33	to	28.81
	12/31/2012	8,721	12.56	to	12.16	107,039	1.88	1.15	to	1.55	19.68	to	19.20
	12/31/2011	12,419	10.50	to	10.20	127,424	1.25	1.15	to	1.55	(8.03)	to	(8.39)
	12/31/2010	13,790	11.41	to	11.13	154,334	1.40	1.15	to	1.55	6.17	to	5.76
	12/31/2009	11,355	10.75	to	10.53	119,898	3.38	1.15	to	1.55	29.61	to	29.09
Invesco V.I. American Franchise Series I Shares
	12/31/2013	148,263	13.36	to	7.82	1,946,407	0.44	1.35	to	1.59	38.26	to	37.93
	12/31/2012	164,167	11.64	to	5.67	1,560,022	—	1.35	to	1.59	11.98	to	11.93
	12/31/2011	8,344	11.81	to	5.76	43,468	—	1.55	to	1.59	13.66	to	13.65
	12/31/2010	11,120	11.25	to	5.49	66,556	—	1.55	to	1.59	18.02	to	17.97
	12/31/2009	18,558	9.53	to	4.65	86,296	0.05	1.55	to	1.59	63.52	to	63.45
Invesco V.I. Comstock Series I Shares
	12/31/2013	604,173	17.72	to	17.08	10,733,307	1.68	1.25	to	1.65	34.29	to	33.75
	12/31/2012	693,623	13.19	to	12.77	9,216,105	1.73	1.25	to	1.65	17.75	to	17.28
	12/31/2011	931,862	11.20	to	10.89	10,517,268	1.80	1.25	to	1.65	(3.05)	to	(3.43)
	12/31/2010	628,602	11.56	to	11.27	7,264,558	0.08	1.25	to	1.65	14.55	to	14.10
	12/31/2009	162,569	10.09	to	9.88	1,669,947	7.72	1.25	to	1.65	27.18	to	26.68
Invesco V.I. Core Equity Series I Shares
	12/31/2013	279,317	15.76	to	15.47	4,401,819	1.36	1.35	to	1.59	27.52	to	27.21
	12/31/2012	320,333	12.36	to	12.16	3,958,937	0.95	1.35	to	1.59	12.35	to	12.08
	12/31/2011	372,522	11.00	to	10.85	4,098,085	0.94	1.35	to	1.59	(1.39)	to	(1.62)
	12/31/2010	426,810	11.16	to	11.03	4,761,555	0.74	1.35	to	1.59	8.10	to	7.84
	12/31/2009	726,912	10.32	to	10.23	7,480,574	1.43	1.35	to	1.59	26.58	to	26.28
Invesco V.I. International Growth Series I Shares
	12/31/2013	69,561	23.14	to	12.89	1,027,232	1.27	1.55	to	1.59	17.18	to	17.14
	12/31/2012	82,787	19.75	to	11.01	1,034,122	1.29	1.55	to	1.59	13.75	to	13.71
	12/31/2011	146,701	17.36	to	9.68	1,682,694	1.54	1.55	to	1.59	(8.16)	to	(8.20)
	12/31/2010	183,584	18.90	to	10.54	2,320,278	1.22	1.55	to	1.59	11.14	to	11.10
	12/31/2009	40,947	17.01	to	9.49	462,164	1.57	1.55	to	1.59	33.17	to	33.11
Invesco V.I. Mid Cap Core Equity Series I Shares
	12/31/2013	15,611	17.96	to	17.31	273,080	0.74	1.25	to	1.65	27.21	to	26.71
	12/31/2012	17,671	14.12	to	13.66	243,504	0.06	1.25	to	1.65	9.57	to	9.13
	12/31/2011	19,231	12.89	to	12.52	243,009	0.30	1.25	to	1.65	(7.53)	to	(7.89)
	12/31/2010	19,094	13.94	to	13.59	261,713	0.57	1.25	to	1.65	12.70	to	12.26
	12/31/2009	76,580	12.36	to	12.11	934,306	1.85	1.25	to	1.65	28.60	to	28.08

25

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

			Unit Fair Value					Expense			Total Return***
			Corresponding to				Investment	Ratio**			Corresponding to
	Year		Lowest to Highest			Net	Income	Lowest to			Lowest to Highest
Subaccount	Ended	Units	Expense Ratio			Assets	Ratio*	Highest			Expense Ratio
Invesco V.I. Value Opportunities Series I Shares
	12/31/2013	8,558	$14.06	to	$13.55	$115,955	1.49%	1.25%	to	1.65%	32.09%	to	31.57%
	12/31/2012	8,633	10.64	to	10.30	88,906	1.34	1.25	to	1.65	16.24	to	15.77
	12/31/2011	14,189	9.16	to	8.90	127,646	0.91	1.25	to	1.65	(4.24)	to	(4.62)
	12/31/2010	14,210	9.56	to	9.33	133,811	0.61	1.25	to	1.65	6.03	to	5.61
	12/31/2009	14,238	9.02	to	8.83	126,745	2.41	1.25	to	1.65	46.17	to	45.58
Janus Aspen - Enterprise Service Shares
	12/31/2013	2,945	16.80	to	16.35	48,620	0.37	1.15	to	1.55	30.53	to	30.01
	12/31/2012	3,999	12.87	to	12.57	50,758	—	1.15	to	1.55	15.65	to	15.18
	12/31/2011	4,014	11.13	to	10.92	44,146	—	1.15	to	1.55	(2.77)	to	(3.15)
	12/31/2010	4,377	11.44	to	11.27	49,675	—	1.15	to	1.55	24.09	to	23.60
	12/31/2009	46,697	9.22	to	9.12	427,710	—	1.15	to	1.55	42.79	to	42.23
Janus Aspen - Forty Service Shares
	12/31/2013	9,951	16.39	to	15.95	160,652	0.59	1.15	to	1.55	29.39	to	28.87
	12/31/2012	11,351	12.67	to	12.38	141,957	0.58	1.15	to	1.55	22.44	to	21.95
	12/31/2011	11,819	10.35	to	10.15	121,008	0.22	1.15	to	1.55	(8.00)	to	(8.36)
	12/31/2010	68,934	11.24	to	11.07	764,458	0.11	1.15	to	1.55	5.27	to	4.85
	12/31/2009	340,804	10.68	to	10.56	3,611,744	0.01	1.15	to	1.55	44.35	to	43.77
MFS® Growth Initial Class
	12/31/2013	375,204	26.74	to	9.20	6,606,377	0.22	1.35	to	1.59	35.02	to	34.69
	12/31/2012	485,630	19.81	to	6.83	5,962,974	—	1.35	to	1.59	15.81	to	15.53
	12/31/2011	591,536	17.10	to	5.91	6,266,614	0.19	1.35	to	1.59	(1.65)	to	(1.88)
	12/31/2010	665,153	17.39	to	6.02	7,276,031	0.11	1.35	to	1.59	13.80	to	13.53
	12/31/2009	400,687	15.28	to	5.31	4,713,912	0.33	1.35	to	1.59	35.83	to	35.51
Oppenheimer Capital Appreciation Service Shares
	12/31/2013	10,732	15.58	to	15.01	162,556	0.58	1.15	to	1.55	27.95	to	27.44
	12/31/2012	5,098	12.18	to	11.78	61,056	0.44	1.15	to	1.55	12.50	to	12.05
	12/31/2011	5,179	10.82	to	10.51	55,249	0.09	1.15	to	1.55	(2.49)	to	(2.88)
	12/31/2010	4,578	11.10	to	10.83	50,138	—	1.15	to	1.55	7.90	to	7.48
	12/31/2009	4,590	10.29	to	10.07	46,684	0.01	1.15	to	1.55	42.51	to	41.94
Oppenheimer Main Street Small Cap Service Shares
	12/31/2013	7,527	21.53	to	20.75	159,415	0.69	1.15	to	1.55	39.02	to	38.46
	12/31/2012	7,356	15.49	to	14.99	112,487	0.37	1.15	to	1.55	16.32	to	15.86
	12/31/2011	8,840	13.31	to	12.94	116,859	0.40	1.15	to	1.55	(3.49)	to	(3.87)
	12/31/2010	10,345	13.80	to	13.46	141,732	0.42	1.15	to	1.55	21.66	to	21.18
	12/31/2009	11,192	11.34	to	11.10	126,183	0.63	1.15	to	1.55	35.32	to	34.78
Oppenheimer Main Street® Service Shares
	12/31/2013	12,206	17.18	to	16.55	203,564	1.05	1.15	to	1.55	29.94	to	29.42
	12/31/2012	4,915	13.22	to	12.79	63,906	0.66	1.15	to	1.55	15.27	to	14.81
	12/31/2011	4,957	11.47	to	11.14	56,028	—	1.15	to	1.55	(1.45)	to	(1.83)
	12/31/2010	—	11.64	to	11.35	—	—	1.15	to	1.55	14.51	to	14.06
	12/31/2009	—	10.16	to	9.95	—	—	1.15	to	1.55	26.53	to	26.03
PIMCO CommodityRealReturn® Strategy Administrative Class
	12/31/2013	100,522	10.17	to	9.80	998,401	1.66	1.25	to	1.65	(15.76)	to	(16.10)
	12/31/2012	88,299	12.08	to	11.69	1,044,060	2.75	1.25	to	1.65	4.08	to	3.66
	12/31/2011	91,367	11.60	to	11.27	1,040,746	13.62	1.25	to	1.65	(8.70)	to	(9.06)
	12/31/2010	95,584	12.71	to	12.40	1,192,780	14.93	1.25	to	1.65	22.99	to	22.50
	12/31/2009	89,510	10.33	to	10.12	912,293	5.72	1.25	to	1.65	39.77	to	39.22
PIMCO Low Duration Administrative Class
	12/31/2013	304,673	12.41	to	12.07	3,707,604	1.39	1.25	to	1.65	(1.38)	to	(1.77)
	12/31/2012	220,087	12.58	to	12.29	2,722,384	1.88	1.25	to	1.65	4.54	to	4.12
	12/31/2011	135,252	12.03	to	11.80	1,603,650	1.68	1.25	to	1.65	(0.13)	to	(0.53)
	12/31/2010	156,079	12.05	to	11.87	1,859,158	1.26	1.25	to	1.65	3.99	to	3.58
	12/31/2009	56,629	11.59	to	11.46	650,857	3.42	1.25	to	1.65	11.94	to	11.49

26

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

				Unit Fair Value					Expense			Total Return***
				Corresponding to				Investment	Ratio**			Corresponding to
	Year			Lowest to Highest			Net	Income	Lowest to			Lowest to Highest
Subaccount	Ended		Units	Expense Ratio			Assets	Ratio*	Highest			Expense Ratio
PIMCO Real Return Administrative Class
	12/31/2013		199,175	$13.66	to	$13.16	$2,648,814	1.52%	1.25%	to	1.65%	(10.35)%	to	(10.70)%
	12/31/2012		233,827	15.24	to	14.74	3,477,485	1.11	1.25	to	1.65	7.41	to	6.98
	12/31/2011		202,709	14.18	to	13.78	2,813,912	2.15	1.25	to	1.65	10.30	to	9.87
	12/31/2010		224,651	12.86	to	12.54	2,839,607	1.39	1.25	to	1.65	6.78	to	6.36
	12/31/2009		218,618	12.04	to	11.79	2,595,361	3.12	1.25	to	1.65	16.93	to	16.46
PIMCO Total Return Administrative Class
	12/31/2013		1,551,303	15.04	to	14.49	25,335,544	2.18	1.25	to	1.65	(3.18)	to	(3.57)
	12/31/2012		1,890,956	15.53	to	15.03	31,809,983	2.57	1.25	to	1.65	8.24	to	7.81
	12/31/2011		1,957,576	14.35	to	13.94	30,693,700	2.62	1.25	to	1.65	2.34	to	1.93
	12/31/2010		2,330,614	14.02	to	13.67	35,749,298	2.41	1.25	to	1.65	6.78	to	6.36
	12/31/2009		2,565,171	13.13	to	12.86	36,635,170	5.29	1.25	to	1.65	12.66	to	12.21
Pioneer Emerging Markets VCT Class II Shares
	12/31/2013		17,779	11.02	to	10.68	192,077	0.92	1.15	to	1.55	(3.31)	to	(3.70)
	12/31/2012		16,691	11.40	to	11.09	186,896	0.21	1.15	to	1.55	10.38	to	9.94
	12/31/2011		17,366	10.32	to	10.09	176,629	—	1.15	to	1.55	(24.48)	to	(24.78)
	12/31/2010		13,922	13.67	to	13.41	187,900	0.40	1.15	to	1.55	14.30	to	13.85
	12/31/2009		70,133	11.96	to	11.78	830,217	0.31	1.15	to	1.55	72.03	to	71.35
Pioneer Fund VCT Class II Shares
	12/31/2013		1,205	16.78	to	16.17	19,618	1.03	1.15	to	1.55	31.46	to	30.94
	12/31/2012		1,216	12.76	to	12.35	15,104	1.28	1.15	to	1.55	8.69	to	8.25
	12/31/2011		1,227	11.74	to	11.41	14,074	0.75	1.15	to	1.55	(5.63)	to	(6.00)
	12/31/2010		4,723	12.44	to	12.14	57,548	1.23	1.15	to	1.55	14.41	to	13.96
	12/31/2009		3,244	10.88	to	10.65	34,717	1.74	1.15	to	1.55	23.48	to	22.99
Pioneer High Yield VCT Class II Shares
	12/31/2013		18,173	16.51	to	15.91	293,969	4.93	1.20	to	1.60	10.49	to	10.05
	12/31/2012		15,661	14.94	to	14.46	230,353	5.34	1.20	to	1.60	14.36	to	13.91
	12/31/2011		25,587	13.07	to	12.69	327,937	5.07	1.20	to	1.60	(3.18)	to	(3.56)
	12/31/2010		16,273	13.50	to	13.16	216,893	5.63	1.20	to	1.60	16.29	to	15.83
	12/31/2009		56,683	11.61	to	11.36	649,132	5.63	1.20	to	1.60	58.37	to	57.74
Pioneer Real Estate Shares VCT Class II Shares
	12/31/2013		8,898	12.98	to	12.68	112,988	2.24	1.25	to	1.65	0.28	to	(0.12)
	12/31/2012		6,805	12.94	to	12.69	86,514	2.32	1.25	to	1.65	14.64	to	14.19
	12/31/2011		4,957	11.29	to	11.12	55,173	2.75	1.25	to	1.65	8.40	to	7.98
	12/31/2010		784	10.41	to	10.30	8,099	2.61	1.25	to	1.65	26.95	to	26.45
	12/31/2009		45,695	8.20	to	8.14	373,047	4.42	1.25	to	1.65	29.92	to	29.40
TA AllianceBernstein Dynamic Allocation Service Class
	12/31/2013		—	10.49	to	10.24	—	—	1.25	to	1.65	5.56	to	5.14
	12/31/2012		—	9.93	to	9.74	—	—	1.25	to	1.65	4.48	to	4.06
	12/31/2011		—	9.51	to	9.36	—	—	1.25	to	1.65	0.41	to	0.02
	12/31/2010		—	9.47	to	9.36	—	—	1.25	to	1.65	7.80	to	7.38
	12/31/2009		—	8.78	to	8.72	—	—	1.25	to	1.65	29.54	to	29.02
TA Morgan Stanley Mid-Cap Growth Service Class
	12/31/2013		111,666	14.73	to	14.61	1,635,993	0.60	1.25	to	1.65	37.10	to	36.56
	12/31/2012		127,831	10.74	to	10.70	1,369,733	—	1.25	to	1.65	7.42	to	6.99
	12/31/2011	(1)	138,377	10.00	to	10.00	1,383,772	—	1.25	to	1.65	—	to	—
TA Systematic Small/Mid Cap Value Service Class
	12/31/2013		168,556	16.37	to	15.99	2,715,913	0.42	1.25	to	1.65	34.35	to	33.81
	12/31/2012		56,626	12.18	to	11.95	680,030	0.25	1.25	to	1.65	14.60	to	14.14
	12/31/2011		48,609	10.63	to	10.47	511,651	0.04	1.25	to	1.65	(4.06)	to	(4.43)
	12/31/2010		52,026	11.08	to	10.95	572,311	0.41	1.25	to	1.65	28.45	to	27.94
	12/31/2009		7,532	8.63	to	8.56	64,632	—	1.25	to	1.65	41.13	to	40.56

27

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

			Unit Fair Value					Expense			Total Return***
			Corresponding to				Investment	Ratio**			Corresponding to
	Year		Lowest to Highest			Net	Income	Lowest to			Lowest to Highest
Subaccount	Ended	Units	Expense Ratio			Assets	Ratio*	Highest			Expense Ratio
TA WMC Diversified Growth Service Class
	12/31/2013	215,289	$12.56	to	$12.27	$2,662,525	0.67%	1.25%	to	1.65%	30.49%	to	29.97%
	12/31/2012	358,221	9.62	to	9.44	3,405,122	0.11	1.25	to	1.65	11.46	to	11.01
	12/31/2011	456,513	8.63	to	8.50	3,902,427	0.32	1.25	to	1.65	(5.11)	to	(5.49)
	12/31/2010	482,976	9.10	to	9.00	4,362,583	—	1.25	to	1.65	16.03	to	15.58
	12/31/2009	—	7.84	to	7.78	—	—	1.25	to	1.65	27.30	to	26.79
Wanger International
	12/31/2013	158,927	13.53	to	13.17	2,112,476	2.93	1.25	to	1.65	20.85	to	20.37
	12/31/2012	122,334	11.20	to	10.94	1,349,006	1.22	1.25	to	1.65	20.05	to	19.57
	12/31/2011	136,299	9.33	to	9.15	1,255,105	4.58	1.25	to	1.65	(15.67)	to	(16.01)
	12/31/2010	150,406	11.06	to	10.89	1,646,882	1.29	1.25	to	1.65	23.38	to	22.89
	12/31/2009	27,801	8.97	to	8.86	247,119	3.82	1.25	to	1.65	47.92	to	47.33
Wanger USA
	12/31/2013	39,185	21.16	to	20.39	809,883	0.13	1.25	to	1.65	32.09	to	31.57
	12/31/2012	31,398	16.02	to	15.50	492,394	0.32	1.25	to	1.65	18.52	to	18.05
	12/31/2011	36,634	13.51	to	13.13	485,833	—	1.25	to	1.65	(4.68)	to	(5.06)
	12/31/2010	40,942	14.18	to	13.83	571,103	—	1.25	to	1.65	21.83	to	21.35
	12/31/2009	41,279	11.64	to	11.39	473,789	—	1.25	to	1.65	40.46	to	39.90

(1)	See footnote 1
*	These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the Mutual Fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the Mutual Fund in which the subaccounts invest.
**	These amounts represent the annualized contract expenses of the subaccount, consisting primarily of mortality and expense charges, for each period indicated. These ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the Mutual Fund have been excluded.
***	These amounts represent the total return for the periods indicated, including changes in the value of the Mutual Fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. Effective 2012, total returns reflect a full twelve month period and total returns for subaccounts opened during the year have not been disclosed as they may not be indicative of a full year return. Effective 2011, expense ratios not in effect for the full twelve months are not reflected in the total return as they may not be indicative of a full year return.

28

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

5. Administrative and Mortality and Expense Risk Charges

TALICNY deducts an annual charge during the accumulation phase, not to exceed $50, proportionately from the subaccounts’ unit values. An annual charge ranging from 1.25% to 1.65% is deducted (based on the death benefit selected) from the unit values of the subaccounts of the Separate Account for TALICNY’s assumption of certain mortality and expense risks incurred in connection with the contract. The charge is assessed daily based on the net asset value of the Mutual Fund. Charges for administrative and mortality and expense risk are an expense of the subaccount. Charges reflected above are those currently assessed and may be subject to change. Contract owners should see their actual policy and any related attachments to determine their specific charges.

In addition to M&E, the following subaccounts are assessed a fund fee:

Subaccount	Fund Fee
American Funds Asset Allocation	0.15%
American Funds Bond	0.15%
American Funds Growth	0.15%
American Funds Growth-Income	0.15%
American Funds International	0.15%
Dreyfus VIF Appreciation	-0.10%
Eaton Vance VT Floating-Rate Income	-0.10%
Eaton Vance VT Large-Cap Value	-0.10%
Templeton Foreign Securities	-0.10%
Templeton Growth Securities	-0.10%
Janus Aspen Forty	-0.10%
Janus Aspen-Enterprise	-0.10%
Oppenheimer Capital Appreciation	-0.10%
Oppenheimer Main Street	-0.10%
Oppenheimer Main Street Small & Mid-Cap	-0.10%
Pioneer Emerging Markets VCT	-0.10%
Pioneer Fund VCT	-0.10%
Pioneer High Yield VCT	-0.05%

6. Income Tax

Operations of the Separate Account form a part of TALICNY, which is taxed as a life insurance company under Subchapter L of the Internal Revenue Code of 1986, as amended (the Code). The operations of the Separate Account are accounted for separately from other operations of TALICNY for purposes of federal income taxation. The Separate Account is not separately taxable as a regulated investment company under Subchapter M of the Code and is not otherwise taxable as an entity separate from TALICNY. Under existing federal income tax laws, the income of the Separate Account is not taxable to TALICNY, as long as earnings are credited under the variable annuity contracts.

7. Dividend Distributions

Dividends are not declared by the Separate Account, since the increase in the value of the underlying investment in the Mutual Funds is reflected daily in the accumulation unit price used to calculate the equity value within the Separate Account. Consequently, a dividend distribution by the Mutual Funds does not change either the accumulation unit price or equity values within the Separate Account.

29

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account A

Notes to Financial Statements

December 31, 2013

8. Fair Value Measurements and Fair Value Hierarchy

The Accounting Standards Codification™ (ASC) 820 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the nature of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.

The Separate Account has categorized its financial instruments into a three level hierarchy which is based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the Statements of Assets and Liabilities are categorized as follows:

Level 1. Unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2. Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets

b)	Quoted prices for identical or similar assets or liabilities in non-active markets

c)	Inputs other than quoted market prices that are observable

d)	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

All investments in the Mutual Funds included in the Statements of Assets and Liabilities are stated at fair value and are based upon daily unadjusted quoted prices, therefore are considered Level 1.

9. Subsequent Events

The Separate Account has evaluated the financial statements for subsequent events through the date which the financial statements were issued. During this period, there were no subsequent events requiring recognition or disclosure in the financial statements.

30

FINANCIAL STATEMENTS

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Years Ended December 31, 2013 and 2012

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Financial Statements

Years Ended December 31, 2013 and 2012

Ernst & Young LLP	Tel: +1 515 243 2727
Suite 3000	Fax: +1 515 362 7200
801 Grand Avenue
Des Moines, lA 50309-2764

The Board of Directors and Contract Owners

Of ML of New York Variable Annuity Separate Account B

Transamerica Advisors Life Insurance Company of New York

We have audited the accompanying statements of assets and liabilities of the subaccounts of Transamerica Advisors Life Insurance Company of New York ML of New York Variable Annuity Separate Account B (the Separate Account), comprised of subaccounts as listed in the accompanying statements of assets and liabilities, as of December 31, 2013, and the related statements of operations and changes in net assets for the periods indicated thereon. These financial statements are the responsibility of the Separate Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Separate Account’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2013 by correspondence with the fund companies or their transfer agents. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts of Transamerica Advisors Life Insurance Company of New York ML of New York Variable Annuity Separate Account B, at December 31, 2013, the results of their operations and changes in their net assets for the periods indicated thereon, in conformity with U.S. generally accepted accounting principles.

Des Moines, Iowa

April 25, 2014

A member firm of Ernst & Young Global Limited

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Statements of Assets and Liabilities

December 31, 2013

Subaccount	Number of Shares	Cost	Assets at Market Value	Due (to)/from General Account	Net Assets	Units Outstanding	Range of Unit Values
BlackRock Money Market V.I. Class I Shares	249,406.546	$249,407	$249,407	$—	$249,407	15,634	$15.953196	$15.953196

See accompanying notes.

2

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
BlackRock Money Market V.I. Class I Shares	$316,737	$—	$1,749	$(1,749)	$9	$—	$9	$—	$9	$(1,740)	$(63,154)	$(64,894)	$251,843

See Accompanying Notes.

(1)	See Footnote 1

3

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
BlackRock Money Market V.I. Class I Shares	$251,843	$—	$1,617	$(1,617)	$10	$—	$10	$—	$10	$(1,607)	$(829)	$(2,436)	$249,407

See Accompanying Notes.

(1)	See Footnote 1

4

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies

Organization

ML of New York Variable Annuity Separate Account B (the Separate Account) is a segregated investment account of Transamerica Advisors Life Insurance Company of New York (TALICNY), an indirect wholly owned subsidiary of AEGON N.V., a holding company organized under the laws of The Netherlands.

The Separate Account is registered with the Securities and Exchange Commission as a Unit Investment Trust pursuant to provisions of the Investment Company Act of 1940. The Separate Account consists of multiple investment subaccounts. Each subaccount invests exclusively in the corresponding portfolio of a Mutual Fund. Each Mutual Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended. Activity in these specified investment subaccounts is available to contract owners of Merrill Lynch Retirement Plus® NY.

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
BlackRock Variable Series Funds, Inc.	BlackRock Variable Series Funds, Inc.
BlackRock Money Market V.I. Class I Shares	BlackRock Money Market V.I. Fund Class I Shares

Investments

Net purchase payments received by the Separate Account are invested in the portfolios of the Mutual Funds as selected by the contract owner. Investments are stated at the closing net asset values per share on December 31, 2013.

Realized capital gains and losses from sales of shares in the Separate Account are determined on the first-in, first-out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date. Unrealized gains or losses from investments in the Mutual Funds are included in the Statements of Operations and Changes in Net Assets.

Dividend Income

Dividends received from the Mutual Fund investments are reinvested to purchase additional mutual fund shares.

Accounting Policy

The financial statements included herein have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for variable annuity separate accounts registered as unit investment trusts. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions regarding matters that affect The reported amount of assets and liabilities. Actual results could differ from those estimates.

5

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Notes to Financial Statements

December 31, 2013

2. Investments

The aggregate cost of purchases and proceeds from sales of investments for the period ended December 31, 2013 were as follows:

Subaccount	Purchases	Sales
BlackRock Money Market V.I. Class I Shares	$15,002	$17,437

6

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Notes to Financial Statements

3. Change in Units

The change in units outstanding were as follows:

	Year Ended December 31, 2013			Year Ended December 31, 2012
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
BlackRock Money Market V.I. Class I Shares	80,086	(80,137)	(51)	67,392	(71,306)	(3,914)

7

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Notes to Financial Statements

December 31, 2013

4. Financial Highlights

The Separate Account offers various death benefit options, which have differing fees that are charged against the contract owner’s account balance. These charges are discussed in more detail in the individual’s policy. Differences in the fee structures for these units result in different unit values, expense ratios, and total returns.

Subaccount	Year Ended	Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
BlackRock Money Market V.I. Class I Shares
	12/31/2013	15,634	$15.95	to	$15.95	$249,407	—%	0.65%	to	0.65%	(0.64)%	to	(0.64)%
	12/31/2012	15,685	16.06	to	16.06	251,843	—	0.65	to	0.65	(0.65)	to	(0.65)
	12/31/2011	19,599	16.16	to	16.16	316,737	—	0.65	to	0.65	(0.64)	to	(0.64)
	12/31/2010	23,746	16.27	to	16.27	386,240	—	0.65	to	0.65	(0.64)	to	(0.64)
	12/31/2009	25,422	16.37	to	16.37	416,171	0.15	0.65	to	0.65	(0.49)	to	(0.49)

(1)	See footnote 1
*	These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the Mutual Fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the Mutual Fund in which the subaccounts invest.
**	These amounts represent the annualized contract expenses of the subaccount, consisting primarily of mortality and expense charges, for each period indicated. These ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the Mutual Fund have been excluded.
***	These amounts represent the total return for the periods indicated, including changes in the value of the Mutual Fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. Effective 2012, total returns reflect a full twelve month period and total returns for subaccounts opened during the year have not been disclosed as they may not be indicative of a full year return. Effective 2011, expense ratios not in effect for the full twelve months are not reflected in the total return as they may not be indicative of a full year return.

8

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Notes to Financial Statements

December 31, 2013

5. Administrative and Mortality and Expense Risk Charges

TALICNY deducts an annual charge during the accumulation phase, not to exceed $40, proportionately from the subaccounts’ unit values. An annual charge of .65% is deducted (based on the death benefit selected) from the unit values of the subaccounts of the Separate Account for TALICY’s assumption of certain mortality and expense risks incurred in connection with the contract. The charge is assessed daily based on the net asset value of the Mutual Fund. Charges for administrative and mortality and expense risk are an expense of the subaccount. Charges reflected above are those currently assessed and may be subject to change. Contract owners should see their actual policy and any related attachments to determine their specific charges.

6. Income Tax

Operations of the Separate Account form a part of TALICNY, which is taxed as a life insurance company under Subchapter L of the Internal Revenue Code of 1986, as amended (the Code). The operations of the Separate Account are accounted for separately from other operations of TALICNY for purposes of federal income taxation. The Separate Account is not separately taxable as a regulated investment company under Subchapter M of the Code and is not otherwise taxable as an entity separate from TALICNY. Under existing federal income tax laws, the income of the Separate Account is not taxable to TALICNY, as long as earnings are credited under the variable annuity contracts.

7. Dividend Distributions

Dividends are not declared by the Separate Account, since the increase in the value of the underlying investment in the Mutual Funds is reflected daily in the accumulation unit price used to calculate the equity value within the Separate Account. Consequently, a dividend distribution by the Mutual Funds does not change either the accumulation unit price or equity values within the Separate Account.

9

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account B

Notes to Financial Statements

December 31, 2013

8. Fair Value Measurements and Fair Value Hierarchy

The Accounting Standards Codification™ (ASC) 820 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the nature of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.

The Separate Account has categorized its financial instruments into a three level hierarchy which is based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the Statements of Assets and Liabilities are categorized as follows:

Level 1. Unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2. Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets

b)	Quoted prices for identical or similar assets or liabilities in non-active markets

c)	Inputs other than quoted market prices that are observable

d)	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

All investments in the Mutual Funds included in the Statements of Assets and Liabilities are stated at fair value and are based upon daily unadjusted quoted prices, therefore are considered Level 1.

9. Subsequent Events

The Separate Account has evaluated the financial statements for subsequent events through the date which the financial statements were issued. During this period, there were no subsequent events requiring recognition or disclosure in the financial statements.

10

FINANCIAL STATEMENTS AND SCHEDULES – STATUTORY BASIS

Transamerica Financial Life Insurance Company

Years Ended December 31, 2013, 2012 and 2011

Transamerica Financial Life Insurance Company

Financial Statements and Schedules – Statutory Basis

Years Ended December 31, 2013, 2012 and 2011

Report of Independent Auditors

The Board of Directors

Transamerica Financial Life Insurance Company

We have audited the accompanying statutory-basis financial statements of Transamerica Financial Life Insurance Company, which comprise the balance sheets as of December 31, 2013 and 2012, the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2013, and the related notes to the financial statements. Our audits also included the statutory-basis financial statement schedules required by Regulation S-X, Article 7.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with accounting practices prescribed or permitted by the New York Department of Financial Services. Management also is responsible for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 1, to meet the requirements of New York the financial statements have been prepared in conformity with accounting practices prescribed or permitted by the New York Department of Financial Services, which practices differ from U.S. generally accepted accounting principles. The variances between such practices and U.S. generally accepted accounting principles are described in Note 1. The effects on the accompanying financial statements of these variances are not reasonably determinable but are presumed to be material.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the effects of the matter described in the preceding paragraph, the statutory-basis financial statements referred to above do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of Transamerica Financial Life Insurance Company at December 31, 2013 and 2012, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2013.

Opinion on Statutory-Basis of Accounting

However, in our opinion, the statutory-basis financial statements referred to above present fairly, in all material respects, the financial position of Transamerica Financial Life Insurance Company at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting practices prescribed or permitted by the New York Department of Financial Services. Also in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

April 11, 2014

Transamerica Financial Life Insurance Company

Balance Sheets – Statutory Basis

(Dollars in Thousands, Except per Share Data)

	December 31
	2013	2012
Admitted assets
Cash and invested assets:
Bonds	$7,614,084	$7,413,206
Preferred stocks	1,706	1,573
Common stocks
Affiliated entities (cost: 2013—$4,212 ; 2012—$5,814)	4,217	6,573
Unaffiliated entities (cost: 2013— $1,616 ; 2012— $3,950)	1,954	5,113
Mortgage loans on real estate	551,082	544,544
Policy loans	64,552	60,041
Cash, cash equivalents and short-term investments	124,946	587,426
Derivatives	15,940	41,613
Other invested assets	97,025	95,315
Receivables for derivatives cash collateral posted to counterparty	157	—
Securities lending reinvested collateral assets	430,678	258,143

Total cash and invested assets	8,906,341	9,013,547
Premiums deferred and uncollected	10,466	11,297
Due and accrued investment income	88,061	87,584
Net deferred income tax asset	41,598	69,021
Reinsurance receivable	16,252	14,782
Receivable from parent, subsidiaries and affiliates	—	87,032
Accounts receivable	32,721	67,897
Estimated premium tax offset on the provision for future guarantee fund assessments	4,679	16,319
Other admitted assets	9,038	1,110
Separate account assets	20,293,235	17,590,145

Total admitted assets	$29,402,391	$26,958,734

Transamerica Financial Life Insurance Company

Balance Sheets – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	December 31
	2013	2012
Liabilities and capital and surplus
Liabilities:
Aggregate reserves for policies and contracts:
Life	$915,424	$842,238
Annuity	6,261,077	6,685,096
Accident and health	131,076	125,546
Policy and contract claim reserves:
Life	24,337	15,509
Annuity	407	437
Accident and health	11,283	11,356
Liability for deposit-type contracts	57,553	61,391
Other policyholders’ funds	1,158	968
Federal income taxes payable	4,010	37,507
Transfers from separate accounts due or accrued	(128,528)	(109,165)
Amounts withheld or retained	11,203	14,876
Remittances and items not allocated	109,543	197,241
Borrowed money	20,029	67,407
Asset valuation reserve	135,159	118,108
Interest maintenance reserve	91,711	102,036
Funds held under coinsurance and other reinsurance treaties	162	201
Reinsurance in unauthorized companies	488	518
Commissions and expense allowances payable on reinsurance assumed	10,152	12,497
Payable for securities	—	2
Payable to parent, subsidiaries and affiliates	365	—
Derivatives	53,183	12,704
Payable for securities lending	430,678	258,143
Taxes, licenses and fees due or accrued	9,264	33,603
Payable for derivative cash collateral	1,301	20,334
Deferred gain on assumption of reinsurance transaction	15,559	17,984
Other liabilities	7,993	6,043
Separate account liabilities	20,293,227	17,590,139

Total liabilities	28,467,814	26,122,719
Capital and surplus:
Common stock, $125 per share par value, 16,466 shares authorized, issued and outstanding	2,058	2,058
Preferred stock, $10 per share par value, 44,175 shares authorized, issued and outstanding	442	442
Surplus notes	150,000	150,000
Paid-in surplus	849,460	849,460
Special surplus	8,085	6,660
Unassigned deficit	(75,468)	(172,605)

Total capital and surplus	934,577	836,015

Total liabilities and capital and surplus	$29,402,391	$26,958,734

See accompanying notes.

Transamerica Financial Life Insurance Company

Statements of Operations – Statutory Basis

(Dollars in Thousands)

	Year Ended December 31
	2013	2012	2011
Revenues:
Premiums and other considerations, net of reinsurance:
Life	$140,211	$127,077	$(378,419)
Annuity	5,023,344	4,733,483	4,738,804
Accident and health	83,115	79,788	66,085
Net investment income	406,880	427,128	463,530
Amortization of interest maintenance reserve	17,702	17,065	16,416
Commissions and expense allowances on reinsurance ceded	61,037	58,516	(52,546)
Income from fees associated with investment management, administration and contract guarantees for separate accounts	139,374	125,160	114,076
Consideration on reinsurance transaction	770	—	75,821
Income from fees associated with investment management and administration for general account	32,592	22,885	35,591
IMR adjustment due to reinsurance	—	—	13,086
Other income	35,019	28,867	24,308

	5,940,044	5,619,969	5,116,752
Benefits and expenses:
Benefits paid or provided for:
Life and accident and health benefits	107,202	82,522	145,511
Annuity benefits	115,999	121,593	105,868
Surrender benefits	4,252,300	4,039,973	3,671,197
Other benefits	6,946	5,689	8,152
Increase (decrease) in aggregate reserves for policies and contracts:
Life	73,186	56,740	(379,626)
Annuity	(424,019)	(243,529)	193,394
Accident and health	5,530	4,893	1,742

	4,137,144	4,067,881	3,746,238
Insurance expenses:
Commissions	160,838	161,079	152,964
General insurance expenses	125,854	120,202	143,542
Taxes, licenses and fees	7,507	10,206	18,065
Net transfers to separate accounts	1,194,031	942,930	1,143,898
Experience refunds	450	476	85,372
Interest on surplus notes	9,375	9,375	9,375
Consideration on reinsurance recaptured and novated	—	12,732	—
Other benefits	(3,347)	(5,002)	(3,715)

	1,494,708	1,251,998	1,549,501

Total benefits and expenses	5,631,852	5,319,879	5,295,739

Gain (loss) from operations before federal income tax expense and net realized capital gains (losses) on investments	$308,192	$300,090	$(178,987)

Transamerica Financial Life Insurance Company

Statements of Operations – Statutory Basis (continued)

(Dollars in Thousands)

	Year Ended December 31
	2013	2012	2011
Federal income tax expense	$14,157	$110,930	$44,789

Gain (loss) from operations before net realized capital gains (losses) on investments	294,035	189,160	(223,776)
Net realized capital (losses)/gains on investments (net of related federal income taxes and amounts tranferred to interest maintenance reserve)	(67,892)	8,817	(43,004)

Net income (loss)	$226,143	$197,977	$(266,780)

See accompanying notes.

Transamerica Financial Life Insurance Company

Statements of Changes in Capital and

Surplus – Statutory Basis

(Dollars in Thousands)

	Common Stock	Preferred Stock	Aggregate Write-ins for Other than Special Surplus Funds	Surplus Notes	Paid-in Surplus	Special Surplus	Unassigned Deficit	Total Capital and Surplus
Balance at January 1, 2011	$2,058	$442	$31,476	$150,000	$849,460	$4,581	$(243,350)	$794,667
Net income (loss)	—	—	—	—	—	215	(266,995)	(266,780)
Change in net unrealized capital gains and losses, net of tax	—	—	—	—	—	—	48,801	48,801
Change in net unrealized foreign capital gains and losses, net of tax	—	—	—	—	—	—	(793)	(793)
Change in nonadmitted assets	—	—	—	—	—	—	19,988	19,988
Change in asset valuation reserve	—	—	—	—	—	—	1,914	1,914
Change in liability for reinsurance in unauthorized companies	—	—	—	—	—	—	601	601
Change in reserve on account of change in valuation basis	—	—	—	—	—	—	520	520
Surplus withdrawn from separate account	—	—	—	—	—	—	965	965
Other changes in surplus in separate account statement	—	—	—	—	—	—	(860)	(860)
Change in net deferred income tax asset	—	—	—	—	—	—	(7,754)	(7,754)
Change in surplus as result of reinsurance	—	—	—	—	—	—	400,760	400,760
Change in admitted deferred tax assets pursuant to SSAP No. 10R	—	—	(3,546)	—	—	—	—	(3,546)
Correction of error-asset valuation reserve	—	—	—	—	—	—	6,248	6,248
Correction of error-TLIC novation of group annuity policies	—	—	—	—	—	—	(2,590)	(2,590)
Dividends to stockholders	—	—	—	—	—	—	(300,000)	(300,000)

Balance at December 31, 2011	2,058	442	27,930	150,000	849,460	4,796	(342,545)	692,141
Net income	—	—	—	—	—	1,864	196,113	197,977
Change in net unrealized capital gains and losses, net of tax	—	—	—	—	—	—	(47,417)	(47,417)
Change in net unrealized foreign capital gains and losses, net of tax	—	—	—	—	—	—	771	771
Change in nonadmitted assets	—	—	—	—	—	—	4,232	4,232
Change in asset valuation reserve	—	—	—	—	—	—	(16,152)	(16,152)
Change in liability for reinsurance in unauthorized companies	—	—	—	—	—	—	288	288
Surplus withdrawn from separate account	—	—	—	—	—	—	(152)	(152)
Other changes in surplus in separate account statement	—	—	—	—	—	—	(55)	(55)
Change in net deferred income tax asset	—	—	—	—	—	—	(12,128)	(12,128)
Change in surplus as result of reinsurance	—	—	—	—	—	—	36,456	36,456
Change in admitted deferred tax assets pursuant to SSAP No. 101	—	—	(27,930)	—	—	—	27,930	—
Correction of error-GMWB reserve	—	—	—	—	—	—	(19,946)	(19,946)

Balance at December 31, 2012	$2,058	$442	$—	$150,000	$849,460	$6,660	$(172,605)	$836,015

Transamerica Financial Life Insurance Company

Statements of Changes in Capital and

Surplus – Statutory Basis (continued)

(Dollars in Thousands)

	Common Stock	Preferred Stock	Aggregate Write-ins for Other than Special Surplus Funds	Surplus Notes	Paid-in Surplus	Special Surplus	Unassigned Deficit	Total Capital and Surplus
Balance at December 31, 2012	$2,058	$442	$—	$150,000	$849,460	$6,660	$(172,605)	$836,015
Net income	—	—	—	—	—	1,425	224,718	226,143
Change in net unrealized capital gains and losses, net of tax	—	—	—	—	—	—	(44,446)	(44,446)
Change in nonadmitted assets	—	—	—	—	—	—	(10,951)	(10,951)
Change in asset valuation reserve	—	—	—	—	—	—	(11,971)	(11,971)
Change in liability for reinsurance in unauthorized companies	—	—	—	—	—	—	30	30
Other changes in surplus in separate account statement	—	—	—	—	—	—	2	2
Change in net deferred income tax asset	—	—	—	—	—	—	(40,501)	(40,501)
Change in surplus as result of reinsurance	—	—	—	—	—	—	(14,664)	(14,664)
Correction of error-asset valuation reserve	—	—	—	—	—	—	(5,080)	(5,080)

Balance at December 31, 2013	$2,058	$442	$—	$150,000	$849,460	$8,085	$(75,468)	$934,577

See accompanying notes.

Transamerica Financial Life Insurance Company

Statements of Cash Flow – Statutory Basis

(Dollars in Thousands)

	Year Ended December 31
	2013	2012	2011
Operating activities
Premiums collected, net of reinsurance	$5,247,885	$4,939,853	$4,483,991
Net investment income	412,947	440,693	481,777
Miscellaneous income	258,743	273,207	592,123
Benefit and loss related payments	(4,480,068)	(4,271,352)	(4,032,966)
Net transfers to separate accounts	(1,213,394)	(992,548)	(1,246,079)
Commissions, expenses paid and aggregate write-ins for deductions	(345,457)	(368,756)	(337,782)
Federal and foreign income taxes paid	(51,874)	(98,109)	(20,425)

Net cash used in operating activities	(171,218)	(77,012)	(79,361)
Investing activities
Proceeds from investments sold, matured or repaid:
Bonds	1,371,997	2,068,919	1,767,840
Preferred stock	1,002	1,291	—
Common stock	4,196	514	2,041
Mortgage loans	130,224	159,142	199,996
Other invested assets	12,460	16,285	23,669
Securities lending reinvested collateral assets	—	217,909	798
Miscellaneous proceeds	1,444	10,801	23,856

Total investment proceeds	1,521,323	2,474,861	2,018,200
Costs of investments acquired:
Bonds	(1,570,360)	(1,629,354)	(1,486,259)
Preferred stock	(1,245)	(521)	(618)
Common stock	(187)	(3,892)	(1,694)
Mortgage loans	(137,041)	(80,113)	(55,689)
Other invested assets	(16,237)	(14,161)	(12,955)
Securities lending reinvested collateral assets	(172,535)	—	—
Miscellaneous applications	(67,942)	(12,500)	(32,729)

Total cost of investments acquired	(1,965,547)	(1,740,541)	(1,589,944)
Net (increase) decrease in policy loans	(4,511)	(4,183)	6,530

Net cost of investments acquired	(1,970,058)	(1,744,724)	(1,583,414)

Net cash (used in) provided by investing activities	(448,735)	730,137	434,786

Transamerica Financial Life Insurance Company

Statements of Cash Flow – Statutory Basis (continued)

(Dollars in Thousands)

	Year Ended December 31
	2013	2012	2011
Financing and miscellaneous activities
Net (withdrawals)/deposits on deposit-type contracts and other insurance liabilities	$(148)	$823	$(65,804)
Borrowed funds	(47,219)	67,189	—
Dividends to stockholders	—	—	(300,000)
Funds withheld under reinsurance treaties with unauthorized reinsurers	147	(226)	288
Receivable from parent, subsidiaries and affiliates	87,032	(65,789)	(1,496)
Payable to parent, subsidiaries and affiliates	365	(22,062)	(1,967)
Payable for securities lending	172,535	(217,909)	(798)
Other cash (applied) provided	(55,239)	(5,828)	54,106

Net cash provided (used in) by financing and miscellaneous activities	157,473	(243,802)	(315,671)

Net (decrease) increase in cash, cash equivalents and short-term investments	(462,480)	409,323	39,754
Cash, cash equivalents and short-term investments:
Beginning of year	587,426	178,103	138,349

End of year	$124,946	$587,426	$178,103

See accompanying notes.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis

(Dollars in Thousands, Except per Share Data)

December 31, 2013

1. Organization and Summary of Significant Accounting Policies

Organization

Transamerica Financial Life Insurance Company (the Company) is a stock life insurance company and is majority owned by Aegon USA, LLC. (Aegon) and minority owned by Transamerica Life Insurance Company (TLIC). Both Aegon and TLIC are indirect, wholly owned subsidiaries of Aegon N.V., a holding company organized under the laws of The Netherlands.

Nature of Business

The Company sells fixed and variable pension and annuity products, group life coverages, life insurance, investment contracts, structured settlements and guaranteed interest contracts and funding agreements. The Company is licensed in 50 states and the District of Columbia. Sales of the Company’s products are primarily through brokers.

Basis of Presentation

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the New York Department of Financial Services (formerly known as the Department of Insurance of the State of New York), which practices differ from accounting principles generally accepted in the United States (GAAP). The more significant variances from GAAP are:

Investments: Investments in bonds and mandatory redeemable preferred stocks are reported at amortized cost or fair value based on their National Association of Insurance Commissioners (NAIC) rating; for GAAP, such fixed maturity investments would be designated at purchase as held-to-maturity, trading or available-for-sale. Held-to-maturity fixed investments would be reported at amortized cost, and the remaining fixed maturity investments would be reported at fair value with unrealized holding gains and losses reported in earnings for those designated as trading and as a separate component of other comprehensive income (OCI) for those designated as available-for-sale. Fair value for GAAP is based on indexes, third party pricing services, brokers,

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

external fund managers and internal models. For statutory reporting, the NAIC allows insurance companies to report the fair value determined by the Securities Valuation Office of the NAIC (SVO) or determine the fair value by using a permitted valuation method.

All single class and multi-class mortgage-backed/asset-backed securities (e.g., CMOs) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using either the retrospective or prospective methods. If the fair value of the mortgage-backed/asset-backed security is less than amortized cost, an entity shall assess whether the impairment is other-than-temporary. An other-than-temporary impairment is considered to have occurred if the fair value of the mortgage-backed/asset-backed security is less than its amortized cost basis and the entity intends to sell the security or the entity does not have the intent and ability to hold the security for a period of time sufficient to recover the amortized cost basis. An other-than-temporary impairment is also considered to have occurred if the discounted estimated future cash flows are less than the amortized cost basis of the security.

If it is determined an other-than-temporary impairment has occurred as a result of the cash flow analysis, the security is written down to the discounted estimated future cash flows. If an other-than-temporary impairment has occurred due to intent to sell or lack of intent and ability to hold, the security is written down to fair value.

For GAAP, all securities, purchased or retained, that represent beneficial interests in securitized assets (e.g., CMO, CBO, CDO, CLO, MBS and ABS securities), other than high credit quality securities, are adjusted using the prospective method when there is a change in estimated future cash flows. If high credit quality securities are adjusted, the retrospective method is used. If it is determined that a decline in fair value is other-than-temporary and the entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment should be recognized in earnings equal to the entire difference between the amortized cost basis and its fair value at the impairment date. If the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery, the other-than-temporary impairment should be separated into a) the amount representing the credit loss, which is recognized in earnings, and b) the amount related to all other factors, which is recognized in OCI, net of applicable taxes.

Derivative instruments used in hedging transactions that meet the criteria of an effective hedge are valued and reported in a manner that is consistent with the hedged asset or liability. Embedded derivatives are not accounted for separately from the host contract. Derivative instruments used in hedging transactions that do not meet or no longer meet

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

the criteria of an effective hedge are accounted for at fair value, and the changes in the fair value are recorded in unassigned surplus as unrealized gains and losses. Under GAAP, the effective and ineffective portions of a single hedge are accounted for separately, and the change in fair value for cash flow hedges is credited or charged directly to a separate component of OCI rather than to income as required for fair value hedges, and an embedded derivative within a contract that is not clearly and closely related to the economic characteristics and risk of the host contract is accounted for separately from the host contract and valued and reported at fair value.

Derivative instruments are also used in replication transactions. In these transactions, the derivative is valued in a manner consistent with the cash investment and replicated asset. For GAAP, the derivative is reported at fair value, with the changes in fair value reported in income.

Investments in real estate are reported net of related obligations rather than on a gross basis as for GAAP. Real estate owned and occupied by the Company is included in investments rather than reported as an operating asset as under GAAP, and investment income and operating expenses for statutory reporting include rent for the Company’s occupancy of those properties. Changes between depreciated cost and admitted amounts are credited or charged directly to unassigned surplus rather than to income as would be required under GAAP.

Valuation allowances are established for mortgage loans, if necessary, based on the difference between the net value of the collateral, determined as the fair value of the collateral less estimated costs to obtain and sell, and the recorded investment in the mortgage loan. Under GAAP, such allowances are based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, if foreclosure is probable, on the estimated fair value of the collateral.

The initial valuation allowance and subsequent changes in the allowance for mortgage loans are charged or credited directly to unassigned surplus as part of the change in asset valuation reserve (AVR), rather than being included as a component of earnings as would be required under GAAP.

Valuation Reserves: Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the bond or mortgage loan based on groupings of individual securities sold in five year bands. That net deferral is reported as the interest maintenance reserve (IMR) in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

and losses are reported in the statement of operations on a pre-tax basis in the period that the assets giving rise to the gains or losses are sold.

The AVR provides a valuation allowance for invested assets. The AVR is determined by an NAIC prescribed formula with changes reflected directly in unassigned surplus; AVR is not recognized for GAAP.

Subsidiaries: The accounts and operations of the Company’s subsidiaries are not consolidated with the accounts and operations of the Company as would be required under GAAP.

Policy Acquisition Costs: The costs of acquiring and renewing business are expensed when incurred. Under GAAP, incremental costs directly related to the successful acquisition of traditional life insurance and certain long-duration accident and health insurance, to the extent recoverable from future policy revenues, would be deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves; for universal life insurance and investment products, to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins.

Separate Accounts with Guarantees: Some of the Company’s separate accounts provide policyholders with a guaranteed return. In accordance with the guarantees provided, if the investment proceeds are insufficient to cover the rate of return guaranteed for the product, the policyholder proceeds will be remitted by the general account. These separate accounts are included in the general account for GAAP due to the nature of the guaranteed return.

Nonadmitted Assets: Certain assets designated as “nonadmitted”, primarily net deferred tax assets and other assets not specifically identified as an admitted asset within the NAIC Accounting Practices and Procedures Manual (NAIC SAP), are excluded from the accompanying balance sheets and are charged directly to unassigned surplus. Under GAAP, such assets are included in the balance sheet to the extent they are not impaired.

Universal Life and Annuity Policies: Revenues for universal life and annuity policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received. Benefits incurred represent surrenders and death benefits paid and the change in policy reserves. Premiums received and benefits incurred for annuity policies without mortality or morbidity risk and guaranteed interest in group annuity contracts are recorded directly to a policy reserve account using deposit accounting, without recognizing premium income or benefits expense. Interest on these policies is reflected in other benefits. Under GAAP, for universal life policies,

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent interest credited to the account values and the excess of benefits paid over the policy account value. Under GAAP, for all annuity policies without significant mortality risk, premiums received and benefits paid would be recorded directly to the reserve liability.

Benefit Reserves: Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

Reinsurance: Any reinsurance amounts deemed to be uncollectible have been written off through a charge to operations. In addition, a liability for reinsurance balances would be established for unsecured policy reserves ceded to reinsurers not authorized to assume such business. Changes to the liability are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings.

Losses associated with an indemnity reinsurance transaction are reported within income when incurred rather than being deferred and amortized over the remaining life of the underlying reinsured contracts as would be required under GAAP.

Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as would be required under GAAP.

Commissions allowed by reinsurers on business ceded are reported as income when incurred rather than being deferred and amortized with deferred policy acquisition costs as required under GAAP.

Deferred Income Taxes: The Company computes deferred income taxes in accordance with Statement of Statutory Accounting Principle (SSAP) No. 101, Income Taxes, A Replacement of SSAP No. 10R and SSAP No. 10. Under SSAP No. 101, admitted adjusted deferred income tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse during a timeframe corresponding with the Internal Revenue Service tax loss carryback provisions, not to exceed three years, plus 2) the amount of adjusted gross deferred income tax assets expected to be realized within three years limited to an amount that is no greater than 15% of current period’s adjusted statutory capital and surplus, plus 3) the amount of remaining adjusted gross deferred income tax assets that can be offset against existing gross deferred income tax liabilities after considering the character (i.e., ordinary versus capital) and reversal patterns of the deferred tax assets and liabilities. The remaining adjusted deferred income tax assets are nonadmitted.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Deferred income taxes do not include amounts for state taxes. Under GAAP, state taxes are included in the computation of deferred income taxes, a deferred income tax asset is recorded for the amount of gross deferred income tax assets expected to be realized in all future years, and a valuation allowance is established for deferred income tax assets not realizable.

Goodwill: Goodwill is admitted subject to an aggregate limitation of ten percent of the capital and surplus in the most recently filed annual statement excluding electronic data processing equipment, operating system software, net deferred income tax assets and net positive goodwill. Excess goodwill is nonadmitted. Goodwill is amortized over ten years. Under GAAP, goodwill is measured as the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date as compared to the fair values of the identifiable net assets acquired. Goodwill is not amortized but is assessed for impairment on an annual basis, or more frequently if circumstances indicate that a possible impairment has occurred.

Policyholder Dividends: Policyholder dividends are recognized when declared rather than over the term of the related policies as would be required under GAAP.

Surplus Notes: Surplus notes are reported as surplus rather than liabilities as would be required under GAAP.

Statements of Cash Flow: Cash, cash equivalents and short-term investments in the statements of cash flow represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding caption of cash and cash equivalents includes cash balances and investments with initial maturities of three months or less.

Securities Lending Assets and Liabilities: For securities lending programs, cash collateral received which may be sold or repledged by the Company is reflected as a one-line entry on the balance sheet (securities lending reinvested collateral assets) and a corresponding liability is established to record the obligation to return the cash collateral. Collateral received which may not be sold or repledged is not recorded on the Company’s balance sheet. Under GAAP, the reinvested collateral is included within invested assets (i.e. it is not one-line reported).

The effects of the foregoing variances from GAAP on the accompanying statutory-basis financial statements have not been determined by the Company, but are presumed to be material.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Other significant accounting policies are as follows:

Investments

Investments in bonds, except those to which the SVO has ascribed an NAIC designation of 6, are reported at amortized cost using the interest method.

Hybrid securities, as defined by the NAIC, are securities designed with characteristics of both debt and equity and provide protection to the issuer’s senior note holders. These securities meet the definition of a bond, in accordance with SSAP No. 26, Bonds, excluding Loan-backed and Structured Securities and therefore, are reported at amortized cost or fair value based upon their NAIC rating.

Single class and multi-class mortgage-backed/asset-backed securities are valued at amortized cost using the interest method, including anticipated prepayments, except for those with an initial NAIC designation of 6, which are valued at the lower of amortized cost or fair value. Prepayment assumptions are obtained from dealer surveys or internal estimates and are based on the current interest rate and economic environment. The retrospective adjustment method is used to value all such securities, except principal-only and interest-only securities, which are valued using the prospective method.

The Company closely monitors below investment grade holdings and those investment grade issuers where the Company has concerns. The Company also regularly monitors industry sectors. The Company considers relevant facts and circumstances in evaluating whether the impairment is other-than-temporary including: (1) the probability of the Company collecting all amounts due according to the contractual terms of the security in effect at the date of acquisition; (2) the Company’s decision to sell a security prior to its maturity at an amount below its carrying amount; and (3) the Company’s ability to hold a structured security for a period of time to allow for recovery of the value to its carrying amount. Additionally, financial condition, near term prospects of the issuer and nationally recognized credit rating changes are monitored. Non-structured securities in unrealized loss positions that are considered other-than-temporary are written down to fair value. Structured securities considered other-than-temporarily impaired are written down to discounted estimated cash flows if the impairment is the result of cash flow analysis. If the Company has an intent to sell or lack of ability to hold a structured security, it is written down to fair value. For structured securities, cash flow trends and underlying levels of collateral are monitored. The Company will record a charge to the statement of operations to the extent that these securities are determined to be other-than-temporarily impaired.

Investments in preferred stocks in good standing are reported at cost or amortized cost. Investments in preferred stocks not in good standing are reported at the lower of cost or

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

fair value, and the related net unrealized capital gains (losses) are reported in unassigned surplus along with any adjustment for federal income taxes.

Common stocks of unaffiliated companies are reported at fair value and the related net unrealized capital gains or losses are reported in unassigned surplus along with any adjustment for federal income taxes.

If the Company determines that a decline in the fair value of a common stock or a preferred stock is other-than-temporary, the Company writes it down to fair value as the new cost basis and the amount of the write down is accounted for as a realized loss in the statement of operations. The Company considers the following factors in determining whether a decline in value is other-than-temporary: (a) the financial condition and prospects of the issuer; (b) whether or not the Company has made a decision to sell the investment; and (c) the length of time and extent to which the value has been below cost.

Common stocks of affiliated noninsurance subsidiaries are reported based on underlying audited GAAP equity. The net change in the subsidiaries’ equity is included in the change in net unrealized capital gains or losses, reported in unassigned surplus along with any adjustment for federal income taxes.

There are no restrictions on common or preferred stock.

Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are principally stated at amortized cost.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less and are principally stated at amortized cost.

Mortgage loans are reported at unpaid principal balances, less an allowance for impairment. A mortgage loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage agreement. When management determines that the impairment is other-than-temporary, the mortgage loan is written down to realizable value and a realized loss is recognized.

Policy loans are reported at unpaid principal balances.

The Company has minority ownership interests in joint ventures and limited partnerships. The Company carries these investments based on its interest in the underlying audited GAAP equity of the investee. For a decline in the fair value of an investment in a joint venture or limited partnership which is determined to be other-than-temporary, the Company writes it down to fair value as the new cost basis and the amount of the write down is accounted for as a realized loss in the statement of operations. The Company

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

considers an impairment to have occurred if it is probable that the Company will be unable to recover the carrying amount of the investment or if there is evidence indicating inability of the investee to sustain earnings which would justify the carrying amount of the investment.

Investments in Low Income Housing Tax Credit (LIHTC) properties are valued at amortized cost. Tax credits are recognized in operations in the tax reporting year in which the tax credit is utilized by the Company.

Other “admitted assets” are valued principally at cost, as required or permitted by New York Insurance Laws.

Realized capital gains and losses are determined using the specific identification method and are recorded net of related federal income taxes. Changes in admitted asset carrying amounts of bonds, mortgage loans, common and preferred stocks are credited or charged directly to unassigned surplus.

Interest income is recognized on an accrual basis. The Company does not accrue income on bonds in default, mortgage loans on real estate in default and/or foreclosure or which are delinquent more than twelve months, or real estate where rent is in arrears for more than three months. Income is also not accrued when collection is uncertain. In addition, accrued interest is excluded from investment income when payment exceeds 90 days past due. At December 31, 2013 and 2012, the Company excluded investment income due and accrued of $902 and $568, respectively, with respect to such practices.

For dollar repurchase agreements, the Company receives cash collateral in an amount at least equal to the fair value of the securities transferred by the Company in the transaction as of the transaction date. Cash received as collateral will be invested as needed or used for general corporate purposes of the Company.

Derivative Instruments

Overview: The Company may use various derivative instruments (options, caps, floors, swaps, foreign currency forwards and futures) to manage risks related to its ongoing business operations. On the transaction date of the derivative instrument, the Company designates the derivative as either (A) hedging (fair value, foreign currency fair value, cash flow, foreign currency cash flow, forecasted transactions or net investment in a foreign operation), (B) replication, (C) income generation or (D) held for other investment/risk management activities, which do not qualify for hedge accounting under SSAP No. 86, Accounting for Derivative Instruments and Hedging Activities (SSAP No. 86).

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Derivative instruments used in hedging relationships are accounted for on a basis that is consistent with the hedged item (amortized cost or fair value). Derivative instruments used in replication relationships are accounted for on a basis that is consistent with the cash instrument and the replicated asset (amortized cost or fair value). Derivative instruments used in income generation relationships are accounted for on a basis that is consistent with the associated covered asset or underlying interest to which the derivative indicates (amortized cost or fair value). Derivative instruments held for other investment/risk management activities receive fair value accounting.

Derivative instruments are subject to market risk, which is the possibility that future changes in market prices may make the instruments less valuable. The Company uses derivatives as hedges, consequently, when the value of the derivative changes, the value of a corresponding hedged asset or liability will move in the opposite direction. Market risk is a consideration when changes in the value of the derivative and the hedged item do not completely offset (correlation or basis risk) which is mitigated by active measuring and monitoring.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit rating of ‘A’ or better. The credit exposure of interest rate swaps and currency swaps is represented by the fair value of contracts, aggregated at a counterparty level, with a positive fair value at the reporting date. The Company has entered into collateral agreements with certain counterparties wherein the counterparty is required to post assets on the Company’s behalf. The posted amount is equal to the difference between the net positive fair value of the contracts and an agreed upon threshold that is based on the credit rating of the counterparty. Inversely, if the net fair value of all contracts with this counterparty is negative, then the Company is required to post assets instead.

Instruments: Interest rate swaps are the primary derivative financial instruments used in the overall asset/liability management process to modify the interest rate characteristics of the underlying asset or liability. These interest rate swaps generally provide for the exchange of the difference between fixed and floating rate amounts based on an underlying notional amount. Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged at each due date. Swaps that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, on the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Cross currency swaps are utilized to mitigate risks when the Company holds foreign denominated assets or liabilities therefore converting the asset or liability to a U.S. dollar (USD) denominated security. These cross currency swap agreements involve the exchange of two principal amounts in two different currencies at the prevailing currency rate at contract inception. During the life of the swap, the counterparties exchange fixed or floating rate interest payments in the swapped currencies. At maturity, the principal amounts are again swapped at a pre-determined rate of exchange. Each asset or liability is hedged individually where the terms of the swap must meet the terms of the hedged instrument. For swaps qualifying for hedge accounting, the premium or discount is amortized into income over the life of the contract and the foreign currency translation adjustment is recorded as unrealized gain/loss in unassigned surplus. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus. If a swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the hedged instrument receives that treatment.

Futures contracts are used to hedge the liability risk associated when the Company issues products providing the customer a return based on various global equity market indices. Futures are marked to market on a daily basis whereby a cash payment is made or received by the Company. These payments are recognized as realized gains or losses in the financial statements.

The Company may purchase foreign denominated assets or issue foreign denominated liabilities and use forward rate agreements to hedge foreign currency risk associated with these products. These forward agreements are marked to the current forward rate on the financial statements and cash payments and/or receipts are recognized as realized gains or losses.

A replication transaction is a derivative transaction entered into in conjunction with a cash instrument to reproduce the investment characteristics of an otherwise permissible investment. The Company replicates investment grade corporate bonds by combining a highly rated security as a cash component with a credit default swap which, in effect, converts the high quality asset into a lower rated investment grade asset. The benefits of using the swap market to replicate credit include possible enhanced relative values as well as ease of executing larger transactions in a shortened time frame. Generally, a premium is received by the Company on a periodic basis and recognized in investment income. In the event the representative issuer defaults on its debt obligation referenced in the contract, a payment equal to the notional amount of the contract will be made by the Company and recognized as a capital loss. Generally these swaps are carried at amortized cost with periodic interest payments beginning at a future date. Any early terminations are recognized as capital gains or losses. The Company complies with the specific rules established in AVR for replication transactions.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Separate Accounts

The majority of the separate accounts held by the Company represent funds which are administered for pension plans. The assets in the managed separate accounts consist of common stock, long-term bonds, real estate and short-term investments. The non-managed separate accounts are invested by the Company in a corresponding portfolio of Diversified Investors Portfolios. The portfolios are registered under the Investment Company Act of 1940, as amended, as open-ended, diversified, management investment companies.

Except for some guaranteed separate accounts, which are carried at amortized cost, the assets are carried at fair value, and the investment risks associated with fair value changes are borne entirely by the policyholder. Some of the guaranteed separate accounts provide a guarantee of principal and some include an interest guarantee of 4% or less, so long as the contract is in effect. Separate account asset performance less than guaranteed requirements is transferred from the general account and reported in the statements of operations.

Assets held in trust for purchases of separate account contracts and the Company’s corresponding obligation to the contract owners are shown separately in the balance sheets. Income and gains and losses with respect to these assets accrue to the benefit of the contract owners and, accordingly, the operations of the separate accounts are not included in the accompanying financial statements. The Company received variable contract premiums of $4,481,656, $4,163,452 and $4,218,991, in 2013, 2012 and 2011, respectively. In addition, the Company received $139,375, $125,160 and $114,076, in 2013, 2012 and 2011, respectively, related to fees associated with investment management, administration and contractual guarantees for separate accounts.

Aggregate Reserves for Policies and Contracts

Life, annuity and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed cash value, or the amount required by law.

The Company waives deduction of deferred fractional premiums upon death of the insured and returns any portion of the final premium for periods beyond the date of death.

The aggregate policy reserves for life insurance policies are based principally upon the 1941, 1958, 1980 and 2001 Commissioners’ Standard Ordinary Mortality Tables. The reserves are calculated using interest rates ranging from 2.00 to 6.00 percent and are computed principally on the Net Level Premium Valuation and the Commissioner’s

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Reserve Valuation Method. Reserves for universal life policies are based on account balances adjusted for the Commissioner’s Reserve Valuation Method.

Additional premiums are charged or additional mortality charges are assessed for policies issued on substandard lives according to underwriting classification. Generally, mean reserves are determined by computing the regular mean reserve for the plan at the true age and holding, in addition, one-half (1/2) of the extra premium charge for the year. For certain flexible premium and fixed premium universal life insurance products, reserves are calculated utilizing the Commissioner’s Reserve Valuation Method for universal life policies and recognizing any substandard ratings.

Deferred annuity reserves are calculated according to the Commissioner’s Annuity Reserve Valuation Method including excess interest reserves to cover situations where the future interest guarantees plus the decrease in surrender charges are in excess of the maximum valuation rates of interest. Reserves for immediate annuities and supplementary contracts with and without life contingencies are equal to the present value of future payments assuming interest rates ranging from 3.50 to 11.00 percent and mortality rates, where appropriate, from a variety of tables.

Annuity reserves also include guaranteed interest contracts (GICs) and funding agreements classified as life-type contracts as defined in SSAP No. 50, Classifications and Definitions of Insurance or Managed Care Contracts In Force. These liabilities have annuitization options at guaranteed rates and consist of floating interest rate and fixed interest rate contracts. The contract reserves are carried at the greater of the account balance or the value as determined for an annuity with a cash settlement option, on a change in fund basis, according to the Commissioner’s Annuity Reserve Valuation Method.

Accident and health policy reserves are equal to the greater of the gross unearned premiums or any required mid-terminal reserves plus net unearned premiums and the present value of amounts not yet due on both reported and unreported claims.

Tabular interest, tabular less actual reserves released and tabular cost have been determined by formula. On group annuity deposit funds not involving life contingencies, tabular interest has been determined by adjusting the interest credited to group annuity deposits. On other funds not involving life contingencies, tabular interest has been determined by formula.

During 2011, the Company implemented a new actuarial valuation system, ARCVAL. This system allows for a more accurate calculation of continuous reserves and the use of select factors in calculating deficiency reserves. As a result of implementing the new system, the Company recorded a decrease in deficiency and non-deduction reserves of

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

$520, which had a corresponding adjustment to unassigned surplus.

Policy and Contract Claim Reserves

Claim reserves represent the estimated accrued liability for claims reported to the Company and claims incurred but not yet reported through the balance sheet date. These reserves are estimated using either individual case-basis valuations or statistical analysis techniques. These estimates are subject to the effects of trends in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes available.

Liability for Deposit-Type Contracts

Deposit-type contracts do not incorporate risk from the death or disability of policyholders. These types of contracts may include GICs, funding agreements and other annuity contracts. Deposits and withdrawals on these contracts are recorded as a direct increase or decrease, respectively, to the liability balance, and are not reported as premiums, benefits or changes in reserves in the statement of operations.

Premiums and Annuity Considerations

Revenues for policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received and are recognized over the premium paying periods of the related policies. Considerations received and benefits paid for annuity policies without mortality or morbidity risk are recorded using deposit accounting, and recorded directly to an appropriate policy reserve account, without recognizing premium revenue.

Claims and Claim Adjustment Expense

Liabilities for losses and loss/claim adjustment expenses for accident and health contracts are estimated using statistical claim development models to develop best estimates of liabilities for medical expense business and using tabular reserves employing mortality/morbidity tables and discount rates meeting minimum regulatory requirements for other business.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Activity in the liability for unpaid claims and related processing costs net of reinsurance is summarized as follows:

	Unpaid Claims
	Liability			Unpaid Claims
	Beginning	Claims	Claims	Liability End
	of Year	Incurred	Paid	of Year
Year ended December 31, 2013
2013	$—	$51,583	$25,596	$25,987
2012 and prior	33,843	(5,347)	20,270	8,226

	33,843	$46,236	$45,866	34,213

Active life reserve	103,059			108,146

Total accident and health reserves	$136,902			$142,359

	Unpaid Claims
	Liability			Unpaid Claims
	Beginning	Claims	Claims	Liability End
	of Year	Incurred	Paid	of Year
Year ended December 31, 2012
2012	$—	$50,385	$24,865	$25,520
2011 and prior	36,644	(8,194)	20,127	8,323

	36,644	$42,191	$44,992	33,843

Active life reserve	99,571			103,059

Total accident and health reserves	$136,215			$136,902

The Company’s unpaid claims reserve was decreased by $5,347 and $8,194 for the years ended December 31, 2013 and 2012, respectively, for health claims that occurred prior to those balance sheet dates. The change in 2013 and 2012 resulted primarily from variances in the estimated frequency of claims and claim severity.

The balance in the liability for unpaid accident and health claim adjustment expenses as of December 31, 2013 and 2012 was $740 and $714, respectively. The Company incurred $1,305 and paid $1,279 of claim adjustment expenses during 2013, of which $626 of the paid amount was attributable to insured or covered events of prior years. The Company incurred $473 and paid $580 of claim adjustment expenses during 2012, of which $264 of the paid amount was attributable to insured or covered events of prior years. The Company did not increase or decrease the claim adjustment expense provision for insured events of prior years during 2013 or 2012.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Reinsurance

Coinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Gains associated with reinsurance of in force blocks of business are included in unassigned surplus and amortized into income as earnings emerge on the reinsured block of business. Premiums ceded and recoverable losses have been reported as a reduction of premium income and benefits, respectively. Policy liabilities and accruals are reported in the accompanying financial statements net of reinsurance ceded.

During 2011, the Company entered into a retrocession reinsurance contract and subsequent novation agreements with respect to each of the unaffiliated retroceded reinsurance contracts. The retrocession reinsurance contract transferred the Company’s liabilities to SCOR SE (SCOR), a Societas Europaea organized under the laws of France, and subsequently facilitated the ultimate novation of third party retrocession reinsurance contracts in support of the exiting of the reinsurance operations. No additional net consideration was contemplated upon execution of the novation agreements. Therefore, the Company had the same net retained risk of zero both prior to and subsequent to the execution of the novations.

SSAP No. 61, Life, Deposit-Type and Accident and Health Reinsurance, defines novation agreements as one which extinguishes one entity’s liability and moves it to another entity, which is applicable under this situation. The retrocession agreement had all references to the Company removed and replaced with SCOR upon completion of the novations. SSAP No. 61 does not specifically address novation and releases related to retrocession agreements, however as both cedents and retrocessionaires in this situation are a party to the agreement, the intent of the novation and release appears to be consistent with the application for direct cedents application of the standard. Therefore, the Company reported the novation and release similar to a novation, as outlined in paragraphs 53-56 of SSAP No. 61, with direct adjustments to the balance sheet.

Recent Accounting Pronouncements

Effective December 31, 2013, the Company adopted revisions to SSAP No. 35R, Guaranty Fund and Other Assessments – Revised which incorporates subsequent event (Type II) disclosures for entities subject to Section 9010 of the Patient Protection and Affordable Care Act related to assessments payable. The adoption of this revision did not impact the financial position or results of operations of the Company as revisions relate to disclosures only. See Note 16 for further discussion.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Effective January 1, 2013, the Company adopted SSAP No. 92, Accounting for Postretirement Benefits Other Than Pensions, A Replacement of SSAP No. 14 and SSAP No. 102, Accounting for Pensions, A Replacement of SSAP No. 89. This guidance impacts accounting for defined benefit pension plans or other postretirement plans, along with related disclosures. SSAP No. 102 requires recognition of the funded status of the plan based on the projected benefit obligation instead of the accumulated benefit obligation as under SSAP No. 89. In addition, SSAP No. 92 and SSAP No. 102 require consideration of non-vested participants. The adoption of these standards did not impact the Company’s results of operations, financial position or disclosures as the Company does not sponsor the pension plan and is not directly liable under the plan. See Note 11 for further discussion of the Company’s pension plan and other postretirement plans as sponsored by Aegon.

Effective January 1, 2013, the Company adopted SSAP No. 103, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities which adopts with modifications the guidance in Accounting Standards Update (ASU) 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets and supersedes SSAP No. 91R, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The adoption of this standard did not impact the financial position or results of operations of the Company.

Effective January 1, 2013, the Company adopted non-substantive revisions to SSAP No. 36, Troubled Debt Restructuring. These revisions adopt guidance from ASU 2011-02, Receivables – A Creditors’ Determination of Whether a Restructuring is a Troubled Debt Restructuring, which clarifies what constitutes a troubled debt restructuring and adopts with modification troubled debt restructuring disclosures for creditors from ASU 2010-20: Receivables (Topic 310), Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The adoption of this revision did not impact the financial position or results of operations of the Company.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 86 to require disclosure of embedded credit derivatives within a financial instrument that expose the holder to the possibility of making future payments, and adopted guidance from Accounting Standards Update (ASU) 2010-11, Derivatives and Hedging – Scope Exception Related to Embedded Credit Derivatives, to clarify that seller credit derivative disclosures do not apply to embedded derivative features related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another. The adoption of these revisions had no impact to the Company’s results of operations or financial position.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 86 to move one aspect of the criteria for a hedged forecasted transaction and

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

incorporate it as criteria for a fair value hedge. The adoption of this revision had no impact to the Company’s results of operations or financial position.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 27, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk, Financial Instruments with Concentrations of Credit Risk and Disclosures about Fair Value of Financial Instruments, which clarifies that embedded derivatives, which are not separately recognized as derivatives under statutory accounting, are included in the disclosures of financial instruments with off-balance-sheet risk. The adoption of this revision had no impact to the Company’s results of operations or financial position.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 1, Disclosures of Accounting Policies, Risks and Uncertainties and Other Disclosures. These revisions require reference to the accounting policy and procedure footnote that describes permitted or prescribed practices when an individual note is impacted by such practices. The adoption of this requirement had no impact to the Company’s results of operation or financial position, but did require additional disclosures. See Note 8 Policy and Contract Attributes for further details.

Effective January 1, 2012, the Company adopted revisions to SSAP No. 100, Fair Value Measurements (SSAP No. 100). These revisions require new disclosures of fair value hierarchy and the method used to obtain the fair value measurement, a new footnote that summarizes hierarchy levels by type of financial instrument and gross presentation of purchases, sales, issues and settlements within the reconciliation for fair value measurements categorized within Level 3 of the hierarchy. The adoption of these revisions had no impact to the Company’s results of operations or financial position, but did require additional disclosures. See Note 4 Fair Values of Financial Instruments for further details.

Effective January 1, 2012, the Company began computing current and deferred income taxes in accordance with SSAP No. 101. This statement established statutory accounting principles for current and deferred federal and foreign income taxes and current state income taxes. The adoption of this statement resulted in the transfer of $27,930 at December 31, 2011, from Aggregate Write-ins for Other than Special Surplus Funds to Unassigned Funds and updates to the Company’s income tax disclosures. See Note 7 Income Taxes for further details.

For the year ended December 31, 2011, the Company adopted SSAP No. 10R, Income Taxes – Revised, A Temporary Replacement of SSAP No. 10 (SSAP No. 10R). This statement established statutory accounting principles for current and deferred federal and foreign income taxes and current state income taxes. The SSAP temporarily superseded SSAP No. 10, Income Taxes. SSAP No. 10R allowed an entity to elect to admit

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

additional deferred tax assets (DTAs) utilizing a three year loss carryback provision, plus the lesser of a look-forward of three years on gross DTAs expected to be realized or 15% of statutory capital and surplus if the entity’s risk-based capital is above the 250% risk-based capital level where an action level could occur as a result of a trend test utilizing the old SSAP No. 10 provisions to calculate the DTA. Prior to the adoption of SSAP No. 10R, the admitted DTA was calculated by taking into consideration a one year loss carryback and look-forward on gross DTAs that can be expected to be realized and a 10% capital and surplus limit on the admitted amount of the DTA. The Company elected to admit additional deferred tax assets pursuant to SSAP No. 10R and as a result, the cumulative effect of the adoption of this standard was the difference between the calculation of the admitted DTA per SSAP No.10R and the old SSAP No. 10 methodology at December 31, 2011. This change in accounting principle increased surplus by a net amount of $27,930, at December 31, 2011, which has been recorded within the statements of changes in capital and surplus.

Effective December 31, 2011, the Company adopted SSAP No. 5R, Liabilities, Contingencies and Impairments of Assets – Revised. The revisions require the Company to recognize a liability equal to the greater of (a) the fair value of the guarantee at its inception, even if the likelihood of payment under the guarantee is remote or (b) the contingent liability amount required to be recognized if it is probable that a liability has been incurred at the financial statement date and the amount of loss can reasonably be determined. While this guidance does not exclude guarantees issued as intercompany transactions or between related parties from the initial liability recognition requirement, there are a couple exceptions. Guarantees made to/or on behalf of a wholly-owned subsidiary and related party guarantees that are considered “unlimited” (for example, in response to a rating agency’s requirement to provide a commitment to support) are exempt from the initial liability recognition. Additional disclosures are also required under this new guidance for all guarantees, whether or not they meet the criteria for initial liability recognition. The adoption of this new accounting principle had no material impact to the Company’s results of operations or financial position and did not require any additional disclosures.

Effective December 31, 2011, the Company adopted non-substantive revisions to SSAP No. 100 to incorporate the provisions of ASU 2010-06, Improving Disclosures about Fair Value Measurements. This revision requires a new disclosure for assets and liabilities for which fair value is not measured and reported in the statement of financial position but is otherwise disclosed. The adoption of these revisions had no impact to the Company’s results of operations or financial position. See Note 4 for further details.

Effective December 31, 2011, the Company adopted non-substantive changes to SSAP No. 32, Investments in Preferred Stock (including investments in preferred stock of subsidiary, controlled, or affiliated entities). The amendment was made to clarify the

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

definition of preferred stock. Under the revised SSAP No. 32, a preferred stock is defined as any class or series of shares the holders of which have any preference, either as to the payment of dividends or distribution of assets on liquidation, over the holder of common stock [as defined in SSAP No. 30, Investments in Common Stock (excluding investments in common stock of subsidiary, controlled, or affiliated entities)] issued by an entity. This revised definition had no impact to the Company.

Effective January 1, 2011, the Company adopted SSAP No. 35R, Guaranty Fund and Other Assessments – Revised. This statement modified the conditions required for recognizing a liability for insurance-related assessments and required additional disclosures. See Note 14 for disclosures related to guaranty fund assessments. The adoption of this accounting principle had no financial impact to the Company.

Effective January 1, 2011, the Company adopted revisions to certain paragraphs of SSAP No. 43R, Loan-backed and Structured Securities to clarify the accounting for gains and losses between AVR and IMR. The revisions clarify that an AVR/IMR bifurcation analysis should be performed when SSAP No. 43R securities are sold (not just as a result of impairment). These changes were applied on a prospective basis and had no financial impact to the Company upon adoption.

Effective January 1, 2011, the Company adopted revisions to SSAP No. 43R to clarify the definitions of loan-backed and structured securities. The clarified guidance was applied prospectively and had no financial impact to the Company upon adoption.

Effective January 1, 2014, the Company will adopt SSAP No. 105, Working Capital finance Investments, which allows working capital finance investments to be admitted assets if certain criteria are met. The adoption of this standard had no impact to the financial position or results of operations of the Company.

Effective December 31, 2014, the Company will adopt revisions of SSAP No. 104R, Share-Based Payments, which provides guidance for share-based payments transactions with non-employees. The adoption of this revision is expected to be immaterial to the financial position and results of operations of the Company.

2. Prescribed and Permitted Statutory Accounting Practices

The New York Department of Financial Services recognizes only statutory accounting practices prescribed or permitted by the State of New York for determining and reporting the financial condition and results of operations of an insurance company, and for determining its solvency under the New York Insurance Law.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The State of New York has adopted a prescribed accounting practice that differs from that found in the NAIC SAP related to the reported value of the assets supporting the Company’s guaranteed separate accounts. As prescribed by Section 1414 of the New York Insurance Law, the Commissioner found that the Company is entitled to value the assets of the guaranteed separate account at amortized cost, whereas the assets would be required to be reported at fair value under SSAP No. 56, Separate Accounts, of the NAIC SAP. There is no impact to the Company’s income or surplus as a result of utilizing this prescribed practice.

3. Accounting Changes and Correction of Errors

During 2013, the Company discovered an investment in a guaranteed investment contract within the Company’s separate account was not included in the calculation of the AVR as of December 31, 2012. The impact of this omission was an understatement of the asset valuation reserve and overstatement of capital and surplus of $5,080 as of December 31, 2012. This was corrected in 2013 and is reflected as a correction of an error in the capital and surplus accounts of the Summary of Operations.

During 2012, the Company determined that the model used for a particular guaranteed minimum withdrawal benefit product was not appropriately calculating the correct policyholder benefit guarantee values which are used when determining benefit reserves. The correction of this error resulted in an increase in the reserves associated with this product in the amount of $19,946 as of December 31, 2011, and is presented as a separate charge in capital and surplus within the statement of changes in capital and surplus.

The Company incorrectly calculated the mortgages component of the AVR as of December 31, 2010. The maximum Mortgage Experience Adjustment Factor (MEAF) was used in the calculation when lower factors should have been used. As a result, the AVR balance was overstated by $6,248. This was corrected in 2011, and the Company reflected the surplus impact of the correction as a separate change in unassigned surplus within the statement of changes in capital and surplus.

During 2011, the Company determined that too many contracts were novated to TLIC, an affiliated company, in a reinsurance transaction that was effective January 1, 2010. Correcting this error resulted in a reduction in the initial gain recognized on the novation of $7,765, partially offset by an adjustment to the statement of operations for retention of the policies that should have been retained by the Company of $5,175. The net amount of $2,590 is reflected as a separate change in unassigned surplus within the statement of changes in capital and surplus.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

4. Fair Values of Financial Instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Determination of fair value

The fair values of financial instruments are determined by management after taking into consideration several sources of data. When available, the Company uses quoted market prices in active markets to determine the fair value of its investments. The Company’s valuation policy utilizes a pricing hierarchy which dictates that publicly available prices are initially sought from indices and third-party pricing services. In the event that pricing is not available from these sources, those securities are submitted to brokers to obtain quotes. Lastly, securities are priced using internal cash flow modeling techniques. These valuation methodologies commonly use reported trades, bids, offers, issuer spreads, benchmark yields, estimated prepayment speeds, and/or estimated cash flows.

To understand the valuation methodologies used by third-party pricing services, the Company reviews and monitors their applicable methodology documents. Any changes to their methodologies are noted and reviewed for reasonableness. In addition, the Company performs in-depth reviews of prices received from third-party pricing services on a sample basis. The objective for such reviews is to demonstrate that the Company can corroborate detailed information such as assumptions, inputs and methodologies used in pricing individual securities against documented pricing methodologies. Only third-party pricing services and brokers with a substantial presence in the market and with appropriate experience and expertise are used.

Each month, the Company performs an analysis of the information obtained from indices, third-party services, and brokers to ensure that the information is reasonable and produces a reasonable estimate of fair value. The Company considers both qualitative and quantitative factors as part of this analysis, including but not limited to, recent transactional activity for similar securities, review of pricing statistics and trends, and consideration of recent relevant market events. Other controls and procedures over pricing received from indices, third-party pricing services, or brokers include validation checks such as exception reports which highlight significant price changes, stale prices or un-priced securities.

Fair value hierarchy

The Company’s financial assets and liabilities carried at fair value are classified, for disclosure purposes, based on a hierarchy defined by SSAP No. 100. The hierarchy gives

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1), and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

Level 1	-	Unadjusted quoted prices for identical assets or liabilities in active markets accessible at the measurement date.

Level 2	-	Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a) Quoted prices for similar assets or liabilities in active markets
b) Quoted prices for identical or similar assets or liabilities in non-active markets
c) Inputs other than quoted market prices that are observable
d) Inputs that are derived principally from or corroborated by observable market data through correlation or other means

Level 3	-	Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect the Company’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash Equivalents and Short-Term Investments: The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair values. Cash is not included in the below tables.

Short-Term Notes Receivable from Affiliates: The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair value.

Bonds and Stocks: The NAIC allows insurance companies to report the fair value determined by the SVO or to determine the fair value by using a permitted valuation method. The fair values of bonds and stocks are reported or determined using the following pricing sources: indexes, third party pricing services, brokers, external fund managers and internal models.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Fair values for fixed maturity securities (including redeemable preferred stock) actively traded are determined from third-party pricing services, which are determined as discussed above in the description of level one and level two values within the fair value hierarchy. For fixed maturity securities (including redeemable preferred stock) not actively traded, fair values are estimated using values obtained from third-party pricing services, or are based on non-binding broker quotes or internal models. In the case of private placements, fair values are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit and maturity of the investments.

Mortgage Loans on Real Estate: The fair values for mortgage loans on real estate are estimated utilizing discounted cash flow analyses, using interest rates reflective of current market conditions and the risk characteristics of the loans.

Other Invested Assets: The fair values for other invested assets, which include investments in surplus notes issued by other insurance companies and fixed or variable rate investments with underlying characteristics of bonds, were determined primarily by using indexes, third party pricing services and internal models.

Derivative Financial Instruments: The estimated fair values of interest rate caps and options are based upon the latest quoted market price at the balance sheet date. The estimated fair values of swaps, including interest rate and currency swaps are based on pricing models or formulas using current assumptions. The estimated fair value of credit default swaps are based upon the pricing differential as of the balance sheet date for similar swap agreements. The Company accounts for derivatives that receive and pass hedge accounting in the same manner as the underlying hedged instrument. If that instrument is held at amortized cost, then the derivative is also held at amortized cost.

Policy Loans: The fair value of policy loans is equal to the book value of the loan, which is stated at unpaid principal balance.

Securities Lending Reinvested Collateral: The cash collateral from securities lending is reinvested in various short-term and long-term debt instruments. The fair values of these investments are determined using the methods described above under Cash, Cash Equivalents and Short-Term Investments and Bonds and Stocks.

Receivable From/Payable to Parents, Subsidiaries and Affiliates: The carrying amount of receivable from/payable to affiliates approximates their fair value.

Separate Account Assets and Annuity Liabilities: The fair value of separate account assets are based on quoted market prices when available. When not available, they are primarily valued either using third party pricing services or are valued in the same manner as the

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

general account assets as further described in this note. However, some separate account assets are valued using non-binding broker quotes, which cannot be corroborated by other market observable data, or internal modeling which utilizes input that are not market observable. The fair value of separate account annuity liabilities is based on the account value for separate accounts business without guarantees. For separate accounts with guarantees, fair value is based on discounted cash flows.

Investment Contract Liabilities: Fair value for the Company’s liabilities under investment contracts, which include deferred annuities and GICs, are estimated using discounted cash flow calculations. For those liabilities that are short in duration, carrying amount approximates fair value. For investment contracts with no defined maturity, fair value is estimated to be the present surrender value.

Deposit-Type Contracts: The carrying amounts of deposit-type contracts reported in the accompanying balance sheets approximate their fair values.

Surplus Notes: Fair values for surplus notes are estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowing arrangements.

The Company accounts for its investments in affiliated common stock using the equity method of accounting; as such, they are not included in the following disclosures.
Fair values for the Company’s insurance contracts other than investment-type contracts (including separate account universal life liabilities) are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company’s overall management of interest rate risk, such that the Company’s exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The following tables set forth a comparison of the estimated fair values and carrying amounts of the Company’s financial instruments, including those not measured at fair value in the balance sheets, as of December 31, 2013 and 2012, respectively:

	December 31 2013
	Estimated Fair Value	Admitted Assets	(Level 1)	(Level 2)	(Level 3)	Not Practicable (Carrying Value)
Admitted assets
Cash equivalents and short-term investments, other than affiliates	$67,194	$67,194	$—	$67,194	$—	$—
Short-term notes receivable from affiliates	50,000	50,000	—	50,000	—	—
Bonds	7,922,846	7,614,084	710,978	7,083,570	128,298	—
Preferred stocks, other than affiliates	2,715	1,706	—	2,715	—	—
Common stocks, other than affiliates	1,954	1,954	1,954	—		—
Mortgage loans on real estate	570,933	551,082	—	—	570,933	—
Other invested assets	27,482	25,613	—	27,482	—	—
Interest rate swaps	12,436	12,436	—	12,436	—	—
Currency swaps	254	254	—	254	—	—
Credit default swaps	5,751	3,250	—	5,751	—	—
Policy loans	64,552	64,552	—	64,552	—	—
Securities lending reinvested collateral	430,659	430,678	—	430,659	—	—
Separate account assets	20,271,856	20,293,235	10,592,553	9,637,890	41,413	—

Liabilities
Investment contract liabilities	5,652,539	5,584,149	—	1,353	5,651,186	—
Interest rate swaps	38,846	44,714	—	38,846	—	—
Currency swaps	1,622	1,476	—	1,622	—	—
Credit default swaps	(1,703)	6,140	—	(1,703)	—	—
Equity Swaps	853	853	—	853	—	—
Payable to parent, subsidiaries and affiliates	365	365	—	365	—	—
Separate account annuity liabilities	19,918,930	19,912,005	—	12,644,802	7,274,127	—
Surplus notes	156,810	150,000	—	—	156,810	—

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	December 31
	2012
	Estimated Fair Value	Admitted Assets	(Level 1)	(Level 2)	(Level 3)	Not Practicable (Carrying Value)
Admitted assets
Cash equivalents and short-term investments, other than affiliates	$528,981	$528,981	$—	$528,981	$—	$—
Short-term notes receivable from affiliates	54,700	54,700	—	54,700	—	—
Bonds	8,191,209	7,413,206	726,198	7,397,594	67,417	—
Preferred stocks, other than affiliates	2,241	1,573	—	2,241	—	—
Common stocks, other than affiliates	5,113	5,113	3,111	—	2,002	—
Mortgage loans on real estate	581,335	544,544	—	—	581,335	—
Other invested assets	20,653	19,088	—	20,653	—	—
Interest rate swaps	39,746	39,331	—	39,746	—	—
Currency swaps	142	—	—	142	—	—
Credit default swaps	3,083	1,399	—	3,083	—	—
Foreign currency forward	883	883	—	883	—	—
Policy loans	60,041	60,041	—	60,041	—	—
Securities lending reinvested collateral	257,972	258,143	—	257,972	—	—
Receivable from parent, subsidiaries and affiliates	87,032	87,032	—	87,032	—	—
Separate account assets	17,781,262	17,590,145	7,982,621	9,726,976	71,665	—

Liabilities
Investment contract liabilities	5,989,132	5,953,575	—	3,481,554	2,507,578	—
Interest rate swaps	7,024	5,575	—	7,024	—	—
Currency swaps	—	153	—	—	—	—
Credit default swaps	2,946	5,743	—	2,946	—	—
Foreign currency forward	1,233	1,233	—	1,233	—	—
Separate account annuity liabilities	17,231,486	17,204,274	—	9,936,870	7,294,616	—
Surplus notes	167,085	150,000	—	—	167,085	—

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The following tables provide information about the Company’s financial assets and liabilities measured at fair value as of December 31, 2013 and 2012:

	2013
	Level 1	Level 2	Level 3	Total
Assets:
Bonds
Government	$—	$15,501	$—	$15,501
Industrial and miscellaneous	—	4,708	9,714	14,422

Total bonds	—	20,209	9,714	29,923
Common stock
Industrial and miscellaneous	1,954	—	—	1,954

Total common stock	1,954	—	—	1,954
Short-term investments
Government	—	1	—	1
Industrial and miscellaneous	—	500	—	500
Money market mutual fund	—	66,693	—	66,693
Intercompany notes	—	50,000	—	50,000

Total short-term	—	117,194	—	117,194
Derivative assets	—	12,690	—	12,690
Separate account assets	10,592,553	2,490,653	—	13,083,206

Total assets at fair value	$10,594,507	$2,640,746	$9,714	$13,244,967

Liabilities:
Derivative liabilities	$—	$41,321	$—	$41,321

Total liabilites at fair value	$—	$41,321	$—	$41,321

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	2012
	Level 1	Level 2	Level 3	Total
Assets:
Bonds
Industrial and miscellaneous	$—	$6,412	$11,390	$17,802

Total bonds	—	6,412	11,390	17,802
Common stock
Industrial and miscellaneous	3,111	—	2,002	5,113

Total common stock	3,111	—	2,002	5,113
Short-term investments
Government	—	1	—	1
Industrial and miscellaneous	—	446,681	—	446,681
Money market mutual fund	—	82,102	—	82,102
Intercompany notes	—	54,700	—	54,700
Sweep account	—	196	—	196

Total short-term	—	583,680	—	583,680
Derivative assets	—	34,734	—	34,734
Separate account assets	7,982,621	2,388,209	—	10,370,830

Total assets at fair value	$7,985,732	$3,013,035	$13,392	$11,012,159

Liabilities:
Derivative liabilities	$—	$350	$—	$350

Total liabilites at fair value	$—	$350	$—	$350

Bonds classified in Level 2 are valued using inputs from third party pricing services or broker quotes. Level 3 measurements for bonds are primarily those valued using non-binding broker quotes, which cannot be corroborated by other marketable observable data or internal modeling which utilize inputs that are not market observable.

Common stock in Level 3 is comprised primarily of warrants valued using broker quotes.

Short-term investments are classified as Level 2 as they are carried at amortized cost, which approximates fair value.

Derivatives classified as Level 2 represent over-the-counter (OTC) contracts valued using pricing models based on the net present value of estimated future cash flows, directly observed prices from exchange-traded derivatives, other OTC trades or external pricing services.

Separate account assets in Level 2 are valued using inputs from third party pricing services or are valued and classified in the same way as general account assets (described above).

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

During 2013 and 2012, there were no transfers between Level 1 and 2, respectively.

The following tables summarize the changes in assets classified in Level 3 for 2013 and 2012:

	Balance at January 1, 2013	Transfers into Level 3	Transfers out of Level 3	Total Gains and (Losses) Included in Net income (a)	Total Gains and (Losses) Included in Surplus (b)
Bonds
RMBS	$723	$—	$245	$(254)	$203
Other	10,667	—	—	(415)	667
Common stock	2,002	—	—	—	(1,196)

Total	$13,392	$—	$245	$(669)	$(326)

	Purchases	Issuances	Sales	Settlements	Balance at December 31, 2013
Bonds
RMBS	$—	$—	$—	$—	$427
Other	—	—	—	1,632	9,287
Common stock	—	—	80	726	—

Total	$—	$—	$80	$2,358	$9,714

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Balance at January 1, 2012	Transfers into Level 3	Transfers out of Level 3	Total Gains and (Losses) Included in Net income (a)	Total Gains and (Losses) Included in Surplus (b)
Bonds
RMBS	$1,076	$1,237	$605	$(1,599)	$979
Other	9,902	—	—	337	2,165
Common stock	3,496	—	—	—	(1,494)

Total	$14,474	$1,237	$605	$(1,262)	$1,650

	Purchases	Issuances	Sales	Settlements	Balance at December 31, 2012
Bonds
RMBS	$—	$—	$—	$365	$723
Other	—	—	—	1,737	10,667
Common stock	—	—	—	—	2,002

Total	$—	$—	$—	$2,102	$13,392

(a)	Recorded as a component of Net Realized Capital Gains/Losses on Investments in the Statements of Operations
(b)	Recorded as a component of Change in Net Unrealized Capital Gains/Losses in the Statements of Changes in Capital and Surplus

The Company’s policy is to recognize transfers in and out of levels as of the beginning of the reporting period.

Transfers in for bonds were attributable to securities being valued using third party vendor inputs at December 31, 2011, subsequently changing to being internally modeled, thus causing the transfer into Level 3 during 2012.

Transfers out for bonds were partly attributable to securities being valued using broker quotes which utilize unobservable inputs at December 31, 2012, subsequently changing to being valued using third party vendor inputs during 2013. In addition, transfers out for bonds were the result of securities being valued using internal models at December 31, 2011, subsequently changing to being valued using third party vendor inputs during 2012. Also, transfers out for bonds were attributed to securities being carried at fair value at December 31, 2011, subsequently changing to being carried at amortized cost during 2012.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

5. Investments

The carrying amounts and estimated fair value of investments in bonds and preferred stocks are as follows:

			Gross	Gross
			Unrealized	Unrealized
		Gross	Losses 12	Losses less	Estimated
	Carrying	Unrealized	Months or	Than 12	Fair
	Amount	Gains	More	Months	Value
December 31, 2013
Unaffiliated bonds:
United States Government and agencies	$723,664	$20,596	$35	$39,791	$704,434
State, municipal and other government	156,405	7,460	4,755	666	158,444
Hybrid securities	99,366	6,415	5,476	154	100,151
Industrial and miscellaneous	5,206,107	327,974	9,109	49,457	5,475,515
Mortgage and other asset-backed securities	1,428,542	81,874	13,044	13,070	1,484,302

	7,614,084	444,319	32,419	103,138	7,922,846
Unaffiliated preferred stocks	1,706	1,009	—	—	2,715

	$7,615,790	$445,328	$32,419	$103,138	$7,925,561

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses 12 Months or More	Gross Unrealized Losses less Than 12 Months	Estimated Fair Value
December 31, 2012
Unaffiliated bonds:
United States Government and agencies	$612,515	$101,850	$—	$1	$714,364
State, municipal and other government	168,249	20,558	8,472	—	180,335
Hybrid securities	92,265	7,277	10,909	—	88,633
Industrial and miscellaneous	5,005,463	583,125	1,170	3,833	5,583,585
Mortgage and other asset-backed securities	1,534,714	114,427	23,912	937	1,624,292

	7,413,206	827,237	44,463	4,771	8,191,209
Unaffiliated preferred stocks	1,573	1,049	381	—	2,241

	$7,414,779	$828,286	$44,844	$4,771	$8,193,450

At December 31, 2013 and 2012, respectively, for bonds and preferred stocks that have been in a continuous loss position for greater than or equal to twelve months, the Company held 76 and 80 securities with a carrying amount of $281,161 and $266,840 and an unrealized loss of $32,419 and $44,844 with an average price of 88.5 and 83.2 (fair

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

value/amortized cost). Of this portfolio, 70.19% and 48.05% were investment grade with associated unrealized losses of $19,689 and $20,046, respectively.

At December 31, 2013 and 2012, respectively, for bonds and preferred stocks that have been in a continuous loss position for less than twelve months, the Company held 291 and 55 securities with a carrying amount of $1,860,688 and $234,770 and an unrealized loss of $103,138 and $4,771 with an average price of 94.5 and 98.0 (fair value/amortized cost). Of this portfolio, 96.86% and 76.98% were investment grade with associated unrealized losses of $100,950 and $3,649, respectively.

At December 31, 2013, for common stocks that have been in a continuous loss position for greater than or equal twelve months, the Company held 1 security with a cost of $4 and unrealized loss of $1 with an average price of 77.0 (fair value/cost). At December 31, 2012, the Company did not hold any common stock that had been in a continuous loss position for greater than or equal to twelve months.

At December 31, 2013, the Company did not hold any common stocks that had been in continuous loss position for less than twelve months. At December 31, 2012, for common stocks that have been in a continuous loss position for less than twelve months, the Company held 3 securities with a cost of $3,145 and unrealized loss $33 with an average price of 99.0 (fair value/cost).

The estimated fair value of bonds, preferred stocks and common stocks with gross unrealized losses at December 31, 2013 and 2012 is as follows:

	Losses 12	Losses Less
	Months or	Than 12
	More	Months	Total
December 31, 2013
Unaffiliated bonds:
United States government and agencies	$1,830	$362,949	$364,779
State, municipal and other government	14,235	25,206	39,441
Hybrid securities	20,128	11,171	31,299
Industrial and miscellaneous	91,554	1,051,181	1,142,735
Mortgage and other asset-backed securities	120,995	307,043	428,038

	248,742	1,757,550	2,006,292
Unaffiliated common stocks	3	—	3

	$248,745	$1,757,550	$2,006,295

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Losses 12	Losses Less
	Months or	Than 12
	More	Months	Total
December 31, 2012
Unaffiliated bonds:
United States government and agencies	$—	$1,863	$1,863
State, municipal and other government	36,512	—	36,512
Hybrid securities	22,250	—	22,250
Industrial and miscellaneous	17,474	172,884	190,358
Mortgage and other asset-backed securities	145,029	55,252	200,281

	221,265	229,999	451,264
Unaffiliated preferred stocks	731	—	731
Unaffiliated common stocks	—	3,112	3,112

	$221,996	$233,111	$455,107

The carrying amount and estimated fair value of bonds at December 31, 2013, by contractual maturity, is shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Carrying	Fair
	Amount	Value
Due in one year or less	$518,442	$528,302
Due after one year through five years	2,192,012	2,367,366
Due after five years through ten years	1,933,729	1,956,804
Due after ten years	1,541,359	1,586,072

	6,185,542	6,438,544
Mortgage and other asset-backed securities	1,428,542	1,484,302

	$7,614,084	$7,922,846

For impairment policies related to non-structured and structured securities, refer to Note 1 under Investments.

At December 31, 2013, the Company’s treasury portfolio had investments in an unrealized loss position which had a fair value of $364,779, with a carrying value of $404,605, resulting in a gross unrealized loss of $39,826. The Company’s government issued debt securities include US Treasury bonds. All of the issuers in the sector continue to make payments in accordance with the original bond agreements. The Company evaluated the near-term prospects of the issuers and it is believed that the contractual terms of these investments will be met and these investments are not impaired as of December 31, 2013.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

There were no loan-backed securities with a recognized other-than-temporary impairment (OTTI) due to intent to sell or lack of intent and ability to hold during the years ended December 31, 2013 and 2012. The following table provides the aggregate totals for loan-backed securities with a recognized OTTI due to intent to sell or lack of intent and ability to hold, in which the security is written down to fair value during the year ended December 31, 2011.

	Amortized Cost	OTTI Recognized in Loss
	Basis Before OTTI	Interest	Non-interest	Fair Value
Year Ended December 31, 2011
OTTI recognized 1st quarter:
Intent to sell	$1,800	$3	$—	$1,797

Total 1st quarter OTTI on loan-backed securities	1,800	3	—	1,797

Aggregate total	$1,800	$3	$—	$1,797

The following tables provide the aggregate totals for loan-backed securities with a recognized OTTI due to the Company’s cash flow analysis, in which the security is written down to estimated future cash flows discounted at the security’s effective yield.

	Amortized Cost before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year Ended December 31, 2013
1st quarter present value of cash flows expected to be less than the amortized cost basis	$33,255	$937	$32,318	$26,145
2nd quarter present value of cash flows expected to be less than the amortized cost basis	12,311	571	11,740	11,175
3rd quarter present value of cashflows expected to be less than the amortized cost basis	16,824	1,426	15,398	12,815
4th quarter present value of cash flows expected to be less than the amortized cost basis	30,853	1,080	29,773	27,584

Aggregate total	$93,243	$4,014	$89,229	$77,719

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Amortized Cost before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year Ended December 31, 2012
1st quarter present value of cash flows expected to be less than the amortized cost basis	$9,907	$123	$9,784	$5,625
2nd quarter present value of cash flows expected to be less than the amortized cost basis	31,773	3,092	28,681	20,633
3rd quarter present value of cash flows expected to be less than the amortized cost basis	17,199	1,222	15,977	10,640
4th quarter present value of cash flows expected to be less than the amortized cost basis	22,099	921	21,178	15,312

Aggregate total	$80,978	$5,358	$75,620	$52,210

	Amortized Cost before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year Ended December 31, 2011
1st quarter present value of cash flows expected to be less than the amortized cost basis	$36,356	$988	$35,368	$23,938
2nd quarter present value of cash flows expected to be less than the amortized cost basis	32,000	3,301	28,699	16,513
3rd quarter present value of cash flows expected to be less than the amortized cost basis	44,931	807	44,124	28,144
4th quarter present value of cash flows expected to be less than the amortized cost basis	54,257	2,573	51,684	41,432

Aggregate total	$167,544	$7,669	$159,875	$110,027

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The following loan-backed and structured securities were held at December 31, 2013, for which an OTTI was recognized during the current reporting period:

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
02148YAJ3	336	327	9	327	180	1Q2013
14984WAA8	11,205	10,969	236	10,969	10,570	1Q2013
52108HV84	1,723	1,680	43	1,680	1,004	1Q2013
52524YAA1	72	—	72	—	—	1Q2013
759676AJ8	6,182	6,091	91	6,091	4,528	1Q2013
75970JAJ5	7,426	7,316	110	7,316	6,192	1Q2013
81379EAD4	5	—	5	—	—	1Q2013
81744FFD4	496	410	86	410	121	1Q2013
86358EZU3	1,628	1,411	217	1,411	267	1Q2013
12669GUR0	4,183	4,113	70	4,113	3,281	1Q2013
14984WAA8	10,701	10,522	179	10,522	10,201	2Q2013
52108HV84	1,611	1,218	393	1,218	973	2Q2013
52108HV84	1,218	701	517	701	994	3Q2013
59020UJZ9	261	172	89	172	406	3Q2013
759676AJ8	5,727	5,618	109	5,618	4,708	3Q2013
75970JAJ5	7,093	6,936	157	6,936	5,833	3Q2013
75970QAH3	674	657	17	657	576	3Q2013
81744FFD4	407	354	53	354	117	3Q2013
86358EZU3	1,393	941	452	941	168	3Q2013
291701CR9	50	18	32	18	14	3Q2013
12666UAC7	8,154	7,984	170	7,984	7,978	4Q2013
12668WAC1	7,972	7,700	272	7,700	7,133	4Q2013
759676AJ8	5,272	5,102	170	5,102	4,541	4Q2013
75970JAJ5	6,838	6,525	313	6,525	5,628	4Q2013
75970QAH3	650	619	31	619	575	4Q2013
81744FFD4	354	345	9	345	122	4Q2013
86358EZU3	105	97	8	97	15	4Q2013
12640WAG5	1,491	1,384	107	1,384	1,578	4Q2013
291701CR9	17	16	1	16	14	4Q2013

The unrealized losses of loan-backed and structured securities where fair value is less than cost or amortized cost for which an OTTI has not been recognized in earnings as of December 31, 2013 and 2012 is as follows:

	Losses 12 Months or More	Losses Less Than 12 Months
Year ended December 31, 2013
The aggregate amount of unrealized losses	$17,238	$13,316
The aggregate related fair value of securities with unrealized losses	134,946	307,514

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Losses 12 Months or More	Losses Less Than 12 Months
Year ended December 31, 2012
The aggregate amount of unrealized losses	$33,297	$937
The aggregate related fair value of securities with unrealized losses	162,801	55,252

Detail of net investment income is presented below:

	Year Ended December 31
	2013	2012	2011
Income:
Bonds	$359,479	$372,298	$396,157
Preferred stocks	123	130	148
Common stocks	—	1,693	1,302
Mortgage loans on real estate	32,624	39,468	44,625
Policy loans	4,081	4,038	4,034
Cash, cash equivalents and short-term investments	427	765	929
Derivatives	18,515	19,915	24,901
Other invested assets	2,873	639	2,548
Other	1,953	2,929	1,921

Gross investment income	420,075	441,875	476,565
Less investment expenses	13,195	14,747	13,035

Net investment income	$406,880	$427,128	$463,530

Proceeds from sales and other disposals (excluding maturities) of bonds and preferred stock and related gross realized capital gains and losses were as follows:

	Year Ended December 31
	2013	2012	2011
Proceeds	$1,131,813	$1,913,219	$1,636,561

Gross realized gains	$16,348	$68,650	$44,316
Gross realized losses	(6,761)	(9,531)	(6,781)

Net realized capital gains	$9,586	$59,119	$37,535

The Company had gross realized losses for the years ended December 31, 2013, 2012 and 2011 of $4,299, $6,205 and $10,422, respectively, which relate to losses recognized on other-than-temporary declines in fair values of bonds and preferred stocks.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Net realized capital gains (losses) on investments are summarized below:

	Realized
	Year Ended December 31
	2013	2012	2011
Bonds	$5,397	$52,800	$27,113
Preferred stocks	(110)	115	—
Common stocks	74	91	(995)
Mortgage loans on real estate	(123)	(1,020)	290
Cash, cash equivalents and short-term investments	3	3	—
Derivatives	(65,675)	9,224	(32,729)
Other invested assets	4,140	3,939	3,074

	(56,294)	65,152	(3,247)
Federal income tax effect	(4,221)	(17,772)	(15,802)
Transfer to interest maintenance reserve	(7,377)	(38,563)	(23,955)

Net realized capital gains (losses) on investments	$(67,892)	$8,817	$(43,004)

At December 31, 2013 and 2012, the Company had recorded investment in restructured securities of $32 and $2,940, respectively. The capital gains (losses) taken as a direct result of restructures in 2013, 2012 and 2011 were $(16), $886 and $(603), respectively. The Company often has impaired a security prior to the restructure date. These impairments are not included in the calculation of restructure related losses and are accounted for as a realized loss, reducing the cost basis of the security involved.

The changes in net unrealized capital gains and losses on investments, including the changes in net unrealized foreign capital gains and losses were as follows:

	Change in Unrealized
	Year Ended December 31
	2013	2012	2011
Bonds	$1,542	$12,303	$(7,611)
Common stocks	(825)	(1,627)	(1,216)
Affiliated entities	(754)	(45)	(145)
Derivatives	(67,606)	(87,646)	81,675
Other invested assets	(330)	5,277	1,233

	(67,973)	(71,738)	73,936
Taxes on unrealized capital gains/losses	23,527	25,092	(25,928)

Change in unrealized capital gains (losses), net of tax	$(44,446)	$(46,646)	$48,008

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The credit quality of mortgage loans by type of property for the year ended December 31, 2013 were as follows:

	Farm	Commercial	Total
AAA—AA	$16,000	$332,597	$348,597
A	7,073	173,894	180,967
BBB	4,133	14,990	19,123
BB	—	1,976	1,976
B	—	419	419

	$27,206	$523,876	$551,082

The credit quality for commercial and farm mortgage loans was determined based on an internal credit rating model which assigns a letter rating to each mortgage loan in the portfolio as an indicator of the credit quality of the mortgage loan. The internal credit rating model was designed based on rating agency methodology, then modified for credit risk associated with the Company’s mortgage lending process, taking into account such factors as projected future cash flows, net operating income, and collateral value. The model produces a credit rating score and an associated letter rating which is intended to align with S&P ratings as closely as possible. Information supporting the credit risk rating process is updated at least annually.

During 2013, the Company issued mortgage loans with a maximum interest rate of 5.31% and a minimum interest rate of 3.11% for commercial loans. During 2012, the Company issued mortgage loans with a maximum interest rate of 4.60% and a minimum interest rate of 3.21% for commercial loans. The maximum percentage of any one mortgage loan to the value of the underlying real estate originated during the year ending December 31, 2013 at the time of origination was 75%. The maximum percentage of any one mortgage loan to the value of the underlying real estate originated during the year ending December 31, 2012 at the time of origination was 70%. During 2013, the Company did not reduce the interest rate on any outstanding mortgage loan. During 2012, the Company reduced the interest rate by 1.0% of one outstanding mortgage loan in the amount of $8,362.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The following tables provide the age analysis of mortgage loans aggregated by type:

		Residential		Commercial
December 31, 2013	Farm	Insured	All Other	Insured	All Other	Mezzanine	Total
Recorded Investment (All)
(a) Current	$27,206	$—	$—	$—	$521,637	$2,239	$551,082
(b) 30-59 Days Past Due	—	—	—	—	—	—	—
(c) 60-89 Days Past Due	—	—	—	—	—	—	—
(d) 90-179 Days Past Due	—	—	—	—	—	—	—
(e) 180+ Days Past Due	—	—	—	—	—	—	—

		Residential		Commercial
December 31, 2012	Farm	Insured	All Other	Insured	All Other	Mezzanine	Total
Recorded Investment (All)
(a) Current	$40,383	$—	$—	$—	$500,423	$2,231	$543,037
(b) 30-59 Days Past Due	—	—	—	—	1,507	2	1,509
(c) 60-89 Days Past Due	—	—	—	—	—	—	—
(d) 90-179 Days Past Due	—	—	—	—	—	—	—
(e) 180+ Days Past Due	—	—	—	—	—	—	—

The Company did not have any impaired loans at December 31, 2013 or 2012. The Company did not hold an allowance for credit losses on mortgage loans at December 31, 2013, 2012 or 2011.

The Company accrues interest income on impaired loans to the extent deemed collectible (delinquent less than 91 days) and the loan continues to perform under its original or restructured contractual terms. Interest income on nonperforming loans generally is recognized on a cash basis. The Company did not recognize any interest income on impaired loans for the years ended December 31, 2013, 2012 or 2011. The Company did not recognize any interest income on a cash basis for the years ended December 31, 2013, 2012 or 2011.

During 2013 and 2012, there were no mortgage loans that were foreclosed and transferred to real estate. At December 31, 2013 and 2012, the Company held a mortgage loan loss reserve in the AVR of $7,164 and $5,173, respectively.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company’s mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

Geographic Distribution			Property Type Distribution
	December 31			December 31
	2013	2012		2013	2012
Mountain	22%	21%	Retail	32%	32%
Pacific	17	16	Industrial	32	25
W. South Central	16	13	Office	17	16
South Atlantic	13	23	Apartment	6	5
Middle Atlantic	12	16	Medical	5	5
W. North Central	10	1	Agricultural	5	7
E. North Central	7	6	Other	3	10
E. South Central	2	3
New England	1	1

During 2013, 2012 and 2011, the Company did not recognize any impairment write-downs for its investments in joint ventures and limited partnerships.

At December 31, 2013, the Company had ownership interest in four LIHTC investments. The remaining years of unexpired tax credits ranged from three to eleven and the properties were not subject to regulatory review. The length of time remaining for the holding period ranged from four to thirteen years. The amount of contingent equity commitments expected to be paid during 2014 to 2015 is $9,559. There were no impairment losses, write-downs or reclassifications during the year related to any of these credits.

At December 31, 2012, the Company had ownership interest in three LIHTC investments. The remaining years of unexpired tax credits ranged from four to ten and the properties were not subject to regulatory review. The length of time remaining for the holding period ranged from five to fourteen years. The amount of contingent equity commitments expected to be paid during 2013 was $2,127. There were no impairment losses, write-downs or reclassifications during the year related to any of these credits.

The Company recognized net realized gains (losses) from futures contracts in the amount of $(70,734), $77,308 and $(38,303) for the years ended December 31, 2013, 2012 and 2011, respectively.

At December 31, 2013 and 2012, the Company had replicated assets with a fair value of $515,990 and $462,061, respectively, and credit default swaps with a fair value of $7,454 and $137, respectively. The Company did not recognize any capital losses related to replication transactions in 2013 or 2011, while the Company recognized capital losses of $1,477 in 2012.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

As stated in Note 1, the Company replicates investment grade corporate bonds by writing credit default swaps. As a writer of credit swaps, the Company actively monitors the underlying asset, being careful to note any events (default or similar credit event) that would require the Company to perform on the credit swap. If such events would take place, the Company has recourse provisions from the proceeds of the bankruptcy settlement of the underlying entity or by the sale of the underlying bond. As of December 31, 2013, credit default swaps, used in replicating corporate bonds are as follows:

Deal, Receive (Pay), Underlying	Maturity Date	Maximum Future Payout (Estimated)	Current Fair Value
51408,SWAP, USD 1 / (USD 0), :US670346AE56	3/20/2016	$10,000	$186
59020,SWAP, USD 1 / (USD 0), :US534187AM15	9/20/2016	20,000	287
51410,SWAP, USD 1 / (USD 0), :US168863AS74	3/20/2017	10,000	133
51409,SWAP, USD 1 / (USD 0), :XS0203685788	3/20/2017	11,000	197
51412,SWAP, USD 1 / (USD 0), :US50064FAD69	3/20/2017	10,000	198
51411,SWAP, USD 1 / (USD 0), :USY6826RAA06	3/20/2017	12,000	136
51413,SWAP, USD 1 / (USD 0), :US168863AS74	3/20/2017	10,000	133
51414,SWAP, USD 1 / (USD 0), :CDX IG 18	6/20/2017	20,000	430
51415,SWAP, USD 1 / (USD 0), :CDX IG 18	6/20/2017	20,000	430
43375,SWAP, USD 1 / (USD 0), :CDX IG 18	6/20/2017	5,000	107
51416,SWAP, USD 1 / (USD 0), :US836205AJ33	9/20/2017	8,500	(204)
51417,SWAP, USD 1 / (USD 0), :XS0114288789	9/20/2017	2,200	(25)
51418,SWAP, USD 1 / (USD 0), :US105756AL40	9/20/2017	3,200	(65)
43612,SWAP, USD 1 / (USD 0), :US455780AQ93	9/20/2017	2,000	(53)
46258,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	15,000	(209)
46320,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	15,000	(352)
46421,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	15,000	176
46535,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	15,000	(560)
46616,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	10,000	(139)
46846,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	5,000	59
47105,SWAP, USD 1 / (USD 0), :912810QV3	12/20/2017	25,000	532
47122,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	20,000	235
47184,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	5,000	(70)
47284,SWAP, USD 1 / (USD 0), :912810QV3	12/20/2017	10,000	213
59021,SWAP, USD 1 / (USD 0), :912803DP5	12/20/2017	20,000	426
59022,SWAP, USD 1 / (USD 0), :912803DQ3	12/20/2017	25,000	440
49133,SWAP, USD 5 / (USD 0), :912803DJ9	12/20/2017	10,000	1,568
49374,SWAP, USD 1 / (USD 0), :912803DJ9	12/20/2017	10,000	203
49893,SWAP, USD 1 / (USD 0), :12622DAC8	12/20/2017	10,000	146
50058,SWAP, USD 1 / (USD 0), :36248EAB1	12/20/2017	10,000	170
50222,SWAP, USD 1 / (USD 0), :36248EAB1	12/20/2017	10,000	224
60080,SWAP, USD 1 / (USD 0), :912828TY6	6/20/2018	30,000	593
60228,SWAP, USD 1 / (USD 0), :912828TY6	6/20/2018	5,000	80
63831,SWAP, USD 5 / (USD 0), :912810RA8	9/20/2020	10,000	2,058
66719,SWAP, USD 1 / (USD 0), :912810RB6	9/20/2020	20,000	(27)
63950,SWAP, USD 1 / (USD 0), :912810RB6	9/20/2020	15,000	(15)
63952,SWAP, USD 1 / (USD 0), :912810RB6	9/20/2023	20,000	(252)
64594,SWAP, USD 1 / (USD 0), :912810RA8	9/20/2020	25,000	64

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

At December 31, 2013 and 2012, the fair value of all derivative contracts, aggregated at a counterparty level, with a positive fair value amounted to $26,507 and $43,857, respectively.

At December 31, 2013 and 2012, the fair value of all derivative contracts, aggregated at a counterparty level, with a negative fair value amounted to $47,684 and $11,206, respectively.

At December 31, 2013 and 2012, the Company’s outstanding financial instruments with on and off-balance sheet risks, shown in notional amounts, are summarized as follows:

	Notional Amount
	2013	2012
Interest rate and currency swaps:
Receive fixed—pay fixed	$546,179	$102,379
Swaps:
Receive fixed—pay floating	541,616	1,111,262
Receive fixed—pay fixed	39,994	—
Receive floating—pay fixed	141,000	—
Receive floating—pay floating	35,784	—

Open futures contracts at December 31, 2013 and 2012 were as follows:

Long/ Short	Number of Contracts	Contract Type	Opening Fair Value	Year-End Fair Value
December 31, 2013
Long	7	HANG SENG IDX FUT Jan14	$8,144	$8,166
Long	21	S&P 500 FUTURE Mar14	9,254	9,665
Short	320	S&P 500 FUTURE Mar14	141,730	147,288
Long	50	DJ EURO STOXX 50 Mar14	1,450	1,554
Short	31	S&P 500 E-MINI FUTURE Mar14	2,759	2,853
Short	85	FTSE 100 IDX FUT Mar14	5,314	5,692
Short	190	NASDAQ 100 E-MINI Mar14	13,186	13,618
Short	30	NIKKEI 225 (OSE) Mar14	488,477	488,700

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Long/ Short	Number of Contracts	Contract Type	Opening Fair Value	Year-End Fair Value
December 31, 2012
Long	3	HANG SENG IDX FUT Jan13	$437	$438
Short	(659)	S&P 500 FUTURE Mar13	(233,040)	(233,961)
Long	25	DJ EURO STOXX 50 Mar13	865	864
Short	(9)	S&P 500 E-MINI FUTURE Mar13	(633)	(639)
Short	(350)	FTSE 100 IDX FUT Mar13	(33,455)	(33,482)
Short	(540)	NASDAQ 100 E-MINI Mar13	(28,786)	(28,676)
Short	(50)	NIKKEI 225 (OSE) Mar13	(5,563)	(6,035)

For the years ended December 31, 2013, 2012 and 2011, the Company recorded unrealized gains (losses) of $(31,835), $34,383 and $121,858, respectively, for the component of derivative instruments utilized for hedging purposes that did not qualify for hedge accounting. This has been recorded directly to unassigned surplus as an unrealized gain. The Company did not recognize any unrealized gains or losses during 2013, 2012 or 2011 that represented the component of derivative instruments gain or loss that was excluded from the assessment of hedge effectiveness.

The following tables show the pledged or restricted assets as of December 31, 2013 and 2012, respectively:

	Gross Restricted Current Year
Restricted Asset Category	Total General Account (G/A)	G/A Supporting Separate Account (S/A) Activity	Total S/A Restricted Assets	S/A Assets Supporting G/A Activity	Total
a. Subject to contractual obligation for which liability is not shown	$—	$—	$—	$—	$—
b. Collateral held under security lending agreements	430,771	—	18,918	—	449,689
c. Subject to repurchase agreements	—	—	—	—	—
d. Subject to reverse repurchase agreements	—	—	—	—	—
e. Subject to dollar repurchase agreements	20,491	—	—	—	20,491
f. Subject to dollar reverse repurchase agreements	—	—	—	—	—
g. Placed under option contracts	—	—	—	—	—
h. Letter stock or securities restricted as to sale	—	—	—	—	—
i. On deposit with state(s)	3,276	—	—	—	3,276
j. On deposit with other regulatory bodies	—	—	—	—	—
k. Pledged as collateral not captured in other categories	36,135	—	—	—	36,135
l. Other restricted assets	—	—	—	—	—

m.Total Restricted Assets	$490,673	$—	$18,918	$—	$509,591

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Gross Restricted			Percentage
Restricted Asset Category	Total From Prior Year	Increase/ (Decrease)	Total Current Year Admitted Restricted	Gross Restricted to Total Assets	Admitted Restricted to Total Admitted Assets
a. Subject to contractual obligation for which liability is not shown	$—	$—	$—	0.00%	0.00%
b. Collateral held under security lending agreements	277,433	172,257	449,690	1.53	1.53
c. Subject to repurchase agreements	—	—	—	0.00	0.00
d. Subject to reverse repurchase agreements	—	—	—	0.00	0.00
e. Subject to dollar repurchase agreements	63,547	(43,057)	20,491	0.07	0.07
f. Subject to dollar reverse repurchase agreements	—	—	—	0.00	0.00
g. Placed under option contracts	—	—	—	0.00	0.00
h. Letter stock or securities restricted as to sale	—	—	—	0.00	0.00
i. On deposit with state(s)	3,292	(15)	3,276	0.01	0.01
j. On deposit with other regulatory bodies	—	—	—	0.00	0.00
k. Pledged as collateral not captured in other categories	19,516	16,618	36,135	0.12	0.12
l. Other restricted assets	—	—	—	0.00	0.00

m.Total Restricted Assets	$363,788	$145,803	$509,592	1.73%	1.73%

Assets pledged as collateral not captured in other categories includes invested assets with a carrying value of $36,135 and $19,516, respectively, in conjunction with derivative transactions as of December 31, 2013 and 2012, respectively.

6. Reinsurance

Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The Company reinsures portions of the risk on certain insurance policies which exceed its established limits, thereby providing a greater diversification of risk and minimizing exposure on larger risks. The Company remains contingently liable with respect to any insurance ceded, and this would become an actual liability in the event that the assuming insurance company became unable to meet its obligation under the reinsurance treaty.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Premiums earned reflect the following reinsurance amounts:

	Year Ended December 31
	2013	2012	2011
Direct premiums	$5,269,131	$4,960,351	$4,950,537
Reinsurance assumed—affiliates	82	81	104
Reinsurance assumed—non affiliates	531,881	633,476	621,553
Reinsurance ceded—affiliates	(203,917)	(278,372)	(359,404)
Reinsurance ceded—non affiliates	(350,507)	(375,188)	(786,320)

Net premiums earned	$5,246,670	$4,940,348	$4,426,470

Aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded to affiliates at December 31, 2013 and 2012 of $1,521,643 and $1,718,959, respectively.

The Company received reinsurance recoveries in the amounts of $470,789, $492,249 and $325,524 during 2013, 2012 and 2011, respectively. At December 31, 2013 and 2012, estimated amounts recoverable from reinsurers that have been deducted from policy and contract claim reserves totaled $145,050 and $159,544, respectively. The aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded at December 31, 2013 and 2012 of $2,010,935 and $2,201,388, respectively.

The Company would experience no reduction in surplus at December 31, 2013 or 2012 if all reinsurance agreements were cancelled.

The Company did not enter into any new reinsurance agreements in which a reserve credit was taken during the years ended December 31, 2013 or 2012.

During 2013, the Company recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to an affiliate, for which net consideration received was $122,047, life and claim reserves recaptured were $281,190 and other assets recaptured were $9,615, resulting in a pre-tax loss of $149,528 which was included in the statement of operations.

During 2013, the Company also recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to a non-affiliate, for which net consideration paid was $5,456, life and claim reserves recaptured were $31,857, other assets recaptured were $6,677 and the unamortized gain related to these blocks was released into income from surplus of $2,244 ($1,458 after tax), resulting in a pre-tax loss of $28,392, which was included in the statement of operations.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Subsequent to certain 2013 recaptures, the Company novated certain treaties to a non-affiliate, in which consideration paid was $116,591, life and claim reserves released were $313,047 and other assets were transferred associated with the business of $16,292, resulting in a pre-tax gain of $180,164, which was included in the statement of operations.

The Company novated third party assumed retrocession agreements during 2013 that were previously retroceded to a non-affiliate in which no net consideration was exchanged. Life and claim reserves were exchanged in the amount of $2,044, other assets were exchanged in the amount of $103 and other liabilities were exchanged in the amount of $256. As a result, there was no net financial impact from these transactions on a pre-tax basis, as assumed and ceded reserves along with other assets and other liabilities exchanged were impacted by equivalent amounts.

During 2013, the Company recaptured certain treaties from a non-affiliate, for which net consideration received was $770, life and claim reserves recaptured were $1,215, and premiums recaptured were $255, resulting in a pre-tax loss of $190, which was included in the statement of operations.

Amortization of previously deferred gains associated with the divestiture of the Transamerica Reinsurance operations was released into income in the amount of $20,316 ($13,206 after tax) during 2013.

During 2012, the Company recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to an affiliate, for which net consideration paid was $9,487, life and claim reserves recaptured were $12,438 and other assets recaptured were $391, resulting in a pre-tax loss of $21,534 which was included in the statement of operations.

During 2012, the Company recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to a non-affiliate, for which net consideration paid was $27,425, life and claim reserves recaptured were $97,403, other assets recaptured were $7,410 and the unamortized gain related to these blocks was released into income from surplus of $9,990, ($6,556 after tax), resulting in a pre-tax loss of $107,428, which was included in the statement of operations.

Subsequent to the recaptures that took place during 2012, the Company reinsured to a non-affiliate certain treaties associated with the business that was previously ceded to an affiliate, for which a reinsurance premium and ceding commission were received in the amount of $843 and $6,904, respectively, and life and claim reserves transferred were $7,971, resulting in a pre-tax gain of $15,718 ($10,217 net of tax), which was credited directly to unassigned surplus on a net of tax basis.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Subsequent to the recaptures that took place during 2012, the Company reinsured to an affiliate certain treaties associated with the business that was previously ceded to a non-affiliate, for which a reinsurance premium was paid in the amount of $13,711, ceding commission was received in the amount of $18,696, life and claim reserves transferred were $78,778 and other assets were transferred in the amount of $3,549, resulting in a pre-tax gain of $80,214 ($52,139 net of tax), which was credited directly to unassigned surplus on a net of tax basis.

Also subsequent to certain 2012 recaptures, the Company novated certain treaties to a non-affiliate, in which consideration received was $24,179, life and claim reserves released were $23,092 and other assets were transferred associated with the business of $4,251, resulting in a pre-tax gain of $43,020, which was included in the statement of operations.

On April 26, 2011, Aegon N.V. announced the divestiture of its life reinsurance operations, Transamerica Reinsurance, to SCOR, which was effective August 9, 2011. The life reinsurance business conducted by Transamerica Reinsurance was written through several of Aegon N.V.’s U.S. and international affiliates, all of which remain Aegon N.V. affiliates following the closing, except for Transamerica International Reinsurance Ireland, Limited (TIRI), an Irish reinsurance company. As a result of this transaction, the Company entered into a series of recapture and reinsurance agreements during the third and fourth quarters of 2011 which directly resulted in a pre-tax loss of $474,720 which was included in the statement of operations, and a net of tax gain of $400,760 which has been credited directly to unassigned surplus. These amounts include current year amortization of previously deferred gains, as well as releases of previously deferred gains from unassigned surplus into earnings related to these transactions. Additional information surrounding these transactions is outlined below.

Effective August 9, 2011, the Company recaptured business that was associated with the divestiture of the Transamerica Reinsurance operations which was previously retroceded on a coinsurance basis to an affiliate. The Company received recapture consideration of $55,356, recaptured reserves of $293,975, recaptured other assets of $8,586 and released into income a previously deferred unamortized gain resulting from the original transaction in the amount of $2,297, resulting in a pre-tax loss of $227,736 which has been included in the statement of operations. Prior to this transaction, the Company amortized $498, net of tax, of the deferred gain related to the initial transaction into earnings with a corresponding charge directly to unassigned surplus in 2011.

Subsequently, effective August 9, 2011, the Company ceded business that was associated with the divestiture of the Transamerica Reinsurance operations on a coinsurance basis to a non-affiliate. The Company paid a net reinsurance premium of $549,682, received an initial ceding commission of $219,000, transferred other assets in the amount of $12,548

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

and released net reserves of $790,263. The Company paid an experience refund in the amount of $84,770 to an affiliate and released IMR associated with certain business in the amount of $13,086. These transactions resulted in a net of tax gain of $248,557, which has been credited directly to unassigned surplus. During 2011, the Company amortized $7,712, net of tax, of the deferred gain into earnings with a corresponding charge directly to unassigned surplus.

Effective October 1, 2011, the Company recaptured business that was associated with the divestiture of the Transamerica Reinsurance operations which was previously retroceded on a coinsurance basis to a non-affiliate. The Company paid recapture consideration of $9,840, recaptured reserves of $402,503, recaptured other net assets of $10,226 and released into income a previously deferred unamortized gain resulting from the original transaction in the amount of $230,033, resulting in a pre-tax loss of $172,084, which has been included in the statement of operations. Subsequently, effective October 1, 2011, the Company ceded this business on a coinsurance basis to an affiliate and as a result received cash, transferred other net assets and released reserves consistent with the amounts recaptured, resulting in a net of tax gain of $262,245, which has been credited directly to unassigned surplus.

Effective October 1, 2011, the Company recaptured business that was associated with the divestiture of the Transamerica Reinsurance operations which was previously retroceded on a coinsurance basis to an affiliate. The Company received recapture consideration of $30,305, recaptured reserves of $123,935 and recaptured other assets of $17,964, resulting in a pre-tax loss of $75,666, which has been included in the statement of operations. Subsequently, effective October 1, 2011, the Company ceded this business on a coinsurance basis to a non-affiliate and as a result paid cash, transferred other assets and released reserves consistent with the amounts recaptured, resulting in a net of tax gain of $49,183, which has been credited directly to unassigned surplus.

During the last half of 2011, the Company recaptured the business that was associated with the divestiture of the Transamerica Reinsurance operations from several Aegon N.V. affiliates. This business was subsequently ceded to SCOR entities and in addition, retrocession reinsurance treaties were executed. The Company assigned certain third party retrocession agreements to SCOR entities as a component of the divestiture of the Transamerica Reinsurance operations and the associated Master Retrocession Agreement. As a result, the unaffiliated retrocession reinsurance treaties were assigned from the Company to a SCOR entity, resulting in this risk being ceded to SCOR and subsequently to the unaffiliated third parties. The reserves and assets associated with these assignments were $87,665, where the counterparty’s net reserves ceded exchanged counterparties with no consideration exchanged, resulting in no net income or surplus impact to the Company.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

During 2011, the Company amortized deferred gains from reinsurance transactions occurring prior to 2010 of $1,991, respectively, into earnings on a net of tax basis with a corresponding charge to unassigned surplus. The Company did not amortize any deferred gains from reinsurance transactions occurring prior to 2011 into earnings during 2013 or 2012.

7. Income Taxes

The net deferred income tax asset at December 31, 2013 and 2012 and the change from the prior year are comprised of the following components:

	December 31, 2013
	Ordinary	Capital	Total
Gross Deferred Tax Assets	$86,427	$16,998	$103,425
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	86,427	16,998	103,425
Deferred Tax Assets Nonadmitted	22,381	—	22,381

Subtotal (Net Deferred Tax Assets)	64,046	16,998	81,044
Deferred Tax Liabilities	32,805	6,641	39,446

Net Admitted Deferred Tax Assets	$31,241	$10,357	$41,598

	December 31, 2012
	Ordinary	Capital	Total
Gross Deferred Tax Assets	$113,219	$22,618	$135,837
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	113,219	22,618	135,837
Deferred Tax Assets Nonadmitted	11,932	—	11,932

Subtotal (Net Deferred Tax Assets)	101,287	22,618	123,905
Deferred Tax Liabilities	45,060	9,824	54,884

Net Admitted Deferred Tax Assets	$56,227	$12,794	$69,021

	Change
	Ordinary	Capital	Total
Gross Deferred Tax Assets	$(26,792)	$(5,620)	$(32,412)
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	(26,792)	(5,620)	(32,412)
Deferred Tax Assets Nonadmitted	10,449	—	10,449

Subtotal (Net Deferred Tax Assets)	(37,241)	(5,620)	(42,861)
Deferred Tax Liabilities	(12,255)	(3,183)	(15,438)

Net Admitted Deferred Tax Assets	$(24,986)	$(2,437)	$(27,423)

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The main components of deferred income tax amounts are as follows:

	Year Ended December 31
	2013	2012	Change
Deferred Tax Assets:
Ordinary
Discounting of unpaid losses	$125	$239	$(114)
Policyholder reserves	56,040	79,398	(23,358)
Deferred acquisition costs	21,222	18,294	2,928
Receivables—nonadmitted	1,805	2,430	(625)
Section 197 Intangible Amortization	90	119	(29)
Guaranty fund accrual	1,400	6,189	(4,789)
Reinsurance to unauthroized companies	171	181	(10)
Assumption Reinsurance	5,355	6,176	(821)
Other (including items <5% of ordinary tax assets)	219	193	26

Subtotal	86,427	113,219	(26,792)
Statutory valuation allowance adjustment	—	—	—
Nonadmitted	22,381	11,932	10,449

Admitted ordinary deferred tax assets	64,046	101,287	(37,241)
Capital:
Investments	16,998	22,618	(5,620)

Subtotal	16,998	22,618	(5,620)
Statutory valuation allowance adjustment	—	—	—
Nonadmitted	—	—	—

Admitted capital deferred tax assets	16,998	22,618	(5,620)

Admitted deferred tax assets	$81,044	$123,905	$(42,861)

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Year Ended December 31
	2013	2012	Change
Deferred Tax Liabilities:
Ordinary
Investments	$13,855	$10,496	$3,359
§807(f) adjustment	5,893	7,302	(1,409)
Reinsurance ceded	13,055	14,225	(1,170)
Other (including items <5% of total ordinary tax liabilities)	2	18	(16)

Subtotal	32,805	32,041	764
Capital
Investments	6,641	22,843	(16,202)

Subtotal	6,641	22,843	(16,202)

Deferred tax liabilities	39,446	54,884	(15,438)

Net deferred tax assets/liabilities	$41,598	$69,021	$(27,423)

The Company did not report a valuation allowance for deferred income tax assets as of December 31, 2013 or 2012.

As discussed in Note 1, for the years ended December 31, 2013 and 2012 the Company admits deferred income tax assets pursuant to SSAP No. 101. The amount of admitted adjusted gross deferred income tax assets under each component of SSAP No. 101 is as follows:

	December 31, 2013
	Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$31,241	$10,357	$41,598
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	—	—	—
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	—	—	—
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	133,947
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	32,805	6,641	39,446

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$64,046	$16,998	$81,044

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	December 31, 2012
	Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$56,227	$12,794	$69,021
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	—	—	—
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	—	—	—
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	116,020
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	45,060	9,824	54,884

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$101,287	$22,618	$123,905

	Change
	Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$(24,986)	$(2,437)	$(27,423)
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	—	—	—
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	—	—	—
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	17,927
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	(12,255)	(3,183)	(15,438)

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$(37,241)	$(5,620)	$(42,861)

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	December 31
	2013	2012	Change
Ratio Percentage Used To Determine Recovery Period and Threshold Limitation Amount	998%	809%	189%

Amount of Adjusted Capital and Surplus Used To Determine Recovery Period and Threshold Limitation in 2(b)2 above	$892,721	$766,655	$126,066

The impact of tax planning strategies at December 31, 2013 and 2012 was as follows:

	December 31, 2013
	Ordinary Percent	Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs	$86,427	$16,998	$103,425
(% of Total Adjusted Gross DTAs)	0%	39%	6%

Net Admitted Adjusted Gross DTAs	$64,046	$16,998	$81,044
(% of Total Net Admitted Adjusted Gross DTAs)	0%	0%	0%

	December 31, 2012
	Ordinary Percent	Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs	$113,219	$22,618	$135,837
(% of Total Adjusted Gross DTAs)	0%	0%	0%

Net Admitted Adjusted Gross DTAs	$101,287	$22,618	$123,905
(% of Total Net Admitted Adjusted Gross DTAs)	0%	0%	0%

	Ordinary Percent	Change Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs	$(26,792)	$(5,620)	$(32,412)
(% of Total Adjusted Gross DTAs)	0%	39%	6%

Net Admitted Adjusted Gross DTAs	$(37,241)	$(5,620)	$(42,861)
(% of Total Net Admitted Adjusted Gross DTAs)	0%	0%	0%

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company’s tax planning strategies do not include the use of reinsurance-related tax planning strategies.

Current income taxes incurred consist of the following major components:

	Year Ended December 31
	2013	2012	Change
Current Income Tax
Federal	$14,157	$110,930	$(96,773)
Foreign	—	—	—

Subtotal	14,157	110,930	(96,773)

Federal income tax on net capital gains	4,221	17,772	(13,551)

Federal and foreign income taxes incurred	$18,378	$128,702	$(110,324)

	Year Ended December 31
	2012	2011	Change
Federal	$110,930	$44,789	$66,141
Foreign	—	—	—

Subtotal	110,930	44,789	66,141

Federal income tax on net capital gains	17,772	15,802	1,970
Utilization of capital loss carry-forwards	—	—	—
Other	—	—	—

Federal and foreign income taxes incurred	$128,702	$60,591	$68,111

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company’s current income tax incurred and change in deferred income tax differs from the amount obtained by applying the federal statutory rate of 35% to income before tax as follows:

	Year Ended December 31
	2013	2012	2011
Current income taxes incurred	$18,378	$128,702	$60,591
Change in deferred income taxes	40,501	12,128	7,754
(without tax on unrealized gains and losses)

Total income tax reported	$58,879	$140,830	$68,345

Income before taxes	$251,898	$365,242	$(182,234)
	35.00%	35.00%	35.00%

Expected income tax expense (benefit) at 35% statutory rate	$88,164	$127,835	$(63,782)
Increase (decrease) in actual tax reported resulting from:
Dividends received deduction	(4,591)	(4,308)	(3,958)
Tax credits	(2,911)	(3,148)	(2,217)
Tax adjustment for IMR	(16,134)	6,726	(10,326)
Surplus adjustment for in-force ceded	(5,132)	12,782	140,266
Nondeductible expenses	15	15	2,882
Deferred tax benefit on other items in surplus	(371)	(7,149)	(1,343)
Provision to return	(336)	(1,968)	(454)
Life-owned life insurance	—	—	(281)
Dividends from certain foreign corporations	74	39	30
Prior period adjustment	—	10,356	4,791
Other	101	(350)	2,737

Total income tax reported	$58,879	$140,830	$68,345

For federal income tax purposes, the Company joins in a consolidated income tax return filing with its indirect parent company, Transamerica Corporation, and other affiliated companies. The method of allocation between the companies is subject to a written tax allocation agreement. Under the terms of the tax allocation agreement, allocations are based on separate income tax return calculations. The Company is entitled to recoup federal income taxes paid in the event the future losses and credits reduce the greater of the Company’s separately computed income tax liability or the consolidated group’s income tax liability in the year generated. The Company is also entitled to recoup federal income taxes paid in the event the losses and credits reduce the greater of the Company’s separately computed income tax liability or the consolidated group’s income tax liability in any carryback or carryforward year when so applied. Intercompany income tax balances are settled within thirty days of payment to or filing with the Internal Revenue Service. A tax return has not yet been filed for 2013.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

As of December 31, 2013 and 2012, the Company had no operating loss, capital loss or tax credit carryforwards available for tax purposes.

The Company incurred income taxes during 2013, 2012 and 2011 of $14,455, $93,620 and $113,223, respectively, which will be available for recoupment in the event of future net losses.

The amount of tax contingencies calculated for the Company as of December 31, 2013 and 2012 is $17 and $32, respectively. The total amount of tax contingencies that, if recognized, would affect the effective income tax rate is $17. The Company classifies interest and penalties related to income taxes as interest expense and penalty expense, respectively. The Company’s interest (benefit) expense related to income taxes for the years ending December 31, 2013, 2012 and 2011 is $25, $(203) and $(25), respectively. The total interest payable balance as of December 31, 2013 and 2012 is $1 and $2, respectively. The Company recorded no liability for penalties. It is not anticipated that the total amounts of unrecognized tax benefits will significantly increase within twelve months of the reporting date.

The Company’s federal income tax returns have been examined by the Internal Revenue Service and closing agreements have been executed through 2004. The examination for the years 2005 through 2006 have been completed and resulted in tax return adjustments that are currently undergoing final calculation at appeal. The examination for the years 2007 through 2008 has been completed and resulted in tax return adjustments that are currently being appealed. An examination is already in progress for the years 2009 and 2010. The Company believes that there are adequate defenses against or sufficient provisions established related to any open or contested tax positions.

8. Policy and Contract Attributes

Participating life insurance policies were issued by the Company which entitle policyholders to a share in the earnings of the participating policies, provided that a dividend distribution, which is determined annually based on mortality and persistency experience of the participating policies, is authorized by the Company.

For the years ended December 31, 2013 and 2012, there were no premiums for participating life insurance policies. For the year ended 2011, premiums for participating life insurance policies were $111. The Company accounts for its policyholder dividends based on dividend scales and experience of the policies. The Company did not pay any dividends to policyholders during 2013, 2012 or 2011.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

A portion of the Company’s policy reserves and other policyholders’ funds (including separate account liabilities) relates to liabilities established on a variety of the Company’s annuity and deposit fund products. There may be certain restrictions placed upon the amount of funds that can be withdrawn without penalty. The amount of reserves on these products, by withdrawal characteristics, is summarized as follows:

	December 31 2013
	General Account	Separate Account with Guarantees	Separate Account Non- Guaranteed	Total	Percent
Subject to discretionary withdrawal
With fair value adjustment	$794,222	$96,875	$—	$891,097	3%
At book value less surrender charge of 5% or more	907,482	44,403	—	951,885	4
At fair value	9,335	495,948	10,969,025	11,474,308	44

Total with adjustment or at fair value	1,711,039	637,226	10,969,025	13,317,290	51
At book value without adjustment (minimal or no charge or adjustment)	3,705,571	61,651	—	3,767,222	14
Not subject to discretionary withdrawal provision	920,466	6,567,686	1,679,657	9,167,809	35

Total annuity reserves and deposit liabilities	6,337,076	7,266,563	12,648,682	26,252,321	100%

Less reinsurance ceded	1,308	—	—	1,308

Net annuity reserves and deposit liabilities	$6,335,768	$7,266,563	$12,648,682	$26,251,013

	December 31 2012
	General Account	Separate Account with Guarantees	Separate Account Non- Guaranteed	Total	Percent
Subject to discretionary withdrawal
With fair value adjustment	$863,230	$100,861	$—	$964,091	4%
At book value less surrender charge of 5% or more	963,783	47,733	—	1,011,516	4
At fair value	6,586	485,825	7,974,208	8,466,619	35

Total with adjustment or at fair value	1,833,599	634,419	7,974,208	10,442,226	43
At book value without adjustment (minimal or no charge or adjustment)	3,963,343	66,275	—	4,029,618	17
Not subject to discretionary withdrawal provision	964,662	6,566,022	1,965,950	9,496,634	40

Total annuity reserves and deposit liabilities	6,761,604	7,266,716	9,940,158	23,968,478	100%

Less reinsurance ceded	1,978	—	—	1,978

Net annuity reserves and deposit liabilities	$6,759,626	$7,266,716	$9,940,158	$23,966,500

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Separate account assets held by the Company represent contracts where the benefit is determined by the performance of the investments held in the separate account. Information regarding the separate accounts of the Company as of and for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Nonindexed
	Guarantee	Nonguaranteed
	Less Than	Separate
	or Equal to 4%	Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2013	$1,806,215	$2,675,714	$4,481,929

Reserves for separate accounts as of December 31, 2013 with assets at:
Fair value	$—	$12,736,654	$12,736,654
Amortized cost	7,266,563	—	7,266,563

Total as of December 31, 2013	$7,266,563	$12,736,654	$20,003,217

Reserves for separate accounts by withdrawal characteristics as of December 31, 2013:
Subject to discretionary withdrawal:
With fair value adjustment	$96,875	$—	$96,875
At book value without fair value adjustment and with current surrender charge of 5% or more	44,403	—	44,403
At fair value	495,948	11,056,997	11,552,945
At book value without fair value adjustment and with current surrender charge of less than 5%	61,651	—	61,651

Subtotal	698,877	11,056,997	11,755,874
Not subject to discretionary withdrawal	6,567,686	1,679,657	8,247,343

Total separate account reserves at December 31, 2013	$7,266,563	$12,736,654	$20,003,217

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Nonindexed
	Guarantee	Nonguaranteed
	Less Than	Separate
	or Equal to 4%	Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2012	$1,805,525	$2,357,927	$4,163,452

Reserves for separate accounts as of December 31, 2012 with assets at:
Fair value	$—	$10,008,134	$10,008,134
Amortized cost	7,266,715	—	7,266,715

Total as of December 31, 2012	$7,266,715	$10,008,134	$17,274,849

Reserves for separate accounts by withdrawal characteristics as of December 31, 2012:
Subject to discretionary withdrawal:
With fair value adjustment	$100,860	$—	$100,860
At book value without fair value adjustment and with current surrender charge of 5% or more	47,733	—	47,733
At fair value	485,825	8,042,184	8,528,009
At book value without fair value adjustment and with current surrender charge of less than 5%	66,275	—	66,275

Subtotal	700,693	8,042,184	8,742,877
Not subject to discretionary withdrawal	6,566,022	1,965,950	8,531,972

Total separate account reserves at December 31, 2012	$7,266,715	$10,008,134	$17,274,849

	Nonindexed
	Guarantee	Nonguaranteed
	Less Than	Separate
	or Equal to 4%	Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2011	$2,184,262	$2,035,362	$4,219,624

Reserves for separate accounts as of December 31, 2011 with assets at:
Fair value	$—	$8,294,680	$8,294,680
Amortized cost	7,036,920	—	7,036,920

Total as of December 31, 2011	$7,036,920	$8,294,680	$15,331,600

Reserves for separate accounts by withdrawal characteristics as of December 31, 2011:
Subject to discretionary withdrawal:
With fair value adjustment	$132,777	$—	$132,777
At book value without fair value adjustment and with current surrender charge of 5% or more	50,323	—	50,323
At fair value	444,165	6,301,437	6,745,602
At book value without fair value adjustment and with current surrender charge of less than 5%	69,871	—	69,871

Subtotal	697,136	6,301,437	6,998,573
Not subject to discretionary withdrawal	6,339,784	1,993,243	8,333,027

Total separate account reserves at December 31, 2011	$7,036,920	$8,294,680	$15,331,600

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

A reconciliation of the amounts transferred to and from the Company’s separate accounts is presented below:

	Year Ended December 31
	2013	2012	2011
Transfer as reported in the summary of operations of the separate accounts statement:
Transfers to separate accounts	$4,481,983	$4,163,485	$4,219,645
Transfers from separate accounts	(3,287,943)	(3,220,563)	(3,075,684)

Net transfers to separate accounts	1,194,040	942,922	1,143,961
Miscellaneous reconciling adjustments	(9)	8	(63)

Net transfers as reported in the statements of operations of the life, accident and health annual statement	$1,194,031	$942,930	$1,143,898

The legal insulation of separate account assets prevents such assets from being generally available to satisfy claims resulting from the general account. At December 31, 2013 and 2012, the Company’s separate account statement included legally insulated assets of $20,293,235 and $17,590,145, respectively. The assets legally insulated from general account claims at December 31, 2013 and 2012 are attributed to the following products:

	2013	2012
Variable life	$98,422	$80,147
Variable annuities	9,040,471	6,288,266
Market value separate accounts	1,759,358	1,550,300
Par annuities	1,958,911	2,220,569
Book value separate accounts	7,436,073	7,450,863

Total separate account assets	$20,293,235	$17,590,145

Some separate account liabilities are guaranteed by the general account. In accordance with the guarantees provided, if the investment proceeds are insufficient to cover the rate of return guaranteed for the product, the policyholder proceeds will be remitted by the general account. As of December 31, 2013 and 2012, the general account of the Company had a maximum guarantee for separate account liabilities of $32,328 and $47,317, respectively. To compensate the general account for the risk taken, the separate account paid risk charges of $32,926, $31,916 and $27,094 to the general account in 2013, 2012 and 2011, respectively. During the years ended December 31, 2013, 2012 and 2011, the general account of the Company had paid $680, $619 and $1,542, respectively, toward separate account guarantees.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

At December 31, 2013 and 2012, the Company reported guaranteed separate account assets at amortized cost in the amount of $7,436,073 and $7,450,863, respectively, based upon the prescribed practice granted by the State of New York as described in Note 2. These assets had a fair value of $7,414,425 and $7,618,858 at December 31, 2013 and 2012, respectively, which would have resulted in an unrealized (loss) gain of $(21,648) and $167,995, respectively, had these assets been reported at fair value.

The Company participates in securities lending within the separate account. The Company follows the same policies and procedures as the general account for such transactions conducted from the separate account. See Note 10 for a discussion of securities lending policies and procedures. As of December 31, 2013 and 2012, securities with a book value of $18,918 and $21,171, respectively, were on loan under securities lending agreements, which represents less than one percent of total separate account assets. The Company does not obtain approval or otherwise provide notification to contract holders regarding securities lending transactions that occur with separate account assets. However, the Company requires that borrowers pledge collateral worth 102% of the value of the loaned securities. As of December 31, 2013, the Company held collateral from securities lending transactions in the form of cash and on open terms in the amount of $19,307. This cash collateral is reinvested in a registered money market fund and is not available for general corporate purposes.

For variable annuities with guaranteed living benefits and variable annuities with minimum guaranteed death benefits the Company complies with Actuarial Guideline XLIII (AG 43), which replaces Actuarial Guidelines 34 and 39. AG 43 specifies statutory reserve requirements for variable annuity contracts with benefit guarantees (VACARVM) and without benefit guarantees and related products. The AG 43 reserve calculation includes variable annuity products issued after January 1, 1981. Examples of covered guaranteed benefits include guaranteed minimum accumulation benefits, return of premium death benefits, guaranteed minimum income benefits, guaranteed minimum withdrawal benefits and guaranteed payout annuity floors. The aggregate reserve for contracts falling within the scope of AG 43 is equal to the conditional tail expectation (CTE) Amount, but not less than the standard scenario amount (SSA).

To determine the CTE Amount, the Company used 1,000 of the pre-packaged scenarios developed by the American Academy of Actuaries (AAA) produced in October 2005 and prudent estimate assumptions based on Company experience. The SSA was determined using the assumptions and methodology prescribed in AG 43 for determining the SSA.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

At December 31, 2013 and 2012, the Company had variable annuities with minimum guaranteed benefits as follows:

	Subjected		Reinsurance
	Account	Amount of	Reserve
Benefit and Type of Risk	Value	Reserve Held	Credit
December 31, 2013
Guaranteed Minimum Withdrawal Benefit	$5,310,395	$41,397	$—
Guaranteed Minimum Death Benefit	1,600,493	2,659	1,308
December 31, 2012
Guaranteed Minimum Withdrawal Benefit	$4,849,846	$131,770	$—
Guaranteed Minimum Death Benefit	1,373,096	7,639	1,978

Reserves on the Company’s traditional life insurance products are computed using mean reserving methodologies. These methodologies result in the establishment of assets for the amount of the net valuation premiums that are anticipated to be received between the policies’s paid-through date to the policy’s next anniversary date. At December 31, 2013 and 2012, the gross premium and loading amounts related to these assets (which are reported as premiums deferred and uncollected), are as follows:

	Gross	Loading	Net
December 31, 2013
Life and annuity:
Ordinary first-year business	$208	$188	$20
Ordinary renewal business	138,879	1,259	137,620
Group life business	527	113	414
Credit life	252	—	252
Reinsurance ceded	(132,124)	—	(132,124)

Total life and annuity	7,742	1,560	6,182
Accident and health	4,284	—	4,284

	$12,026	$1,560	$10,466

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Gross	Loading	Net
December 31, 2012
Life and annuity:
Ordinary first-year business	$312	$278	$34
Ordinary renewal business	153,131	1,350	151,781
Group life business	664	127	537
Credit life	235	—	235
Reinsurance ceded	(146,264)	—	(146,264)

Total life and annuity	8,078	1,755	6,323
Accident and health	4,974	—	4,974

	$13,052	$1,755	$11,297

The Company anticipates investment income as a factor in premium deficiency calculation, in accordance with SSAP No. 54, Individual and Group Accident and Health Contracts. As of December 31, 2013 and 2012, the Company had insurance in force aggregating $15,580,513 and $12,243,276, respectively, in which the gross premiums are less than the net premiums required by the valuation standards established by the New York Department of Financial Services. The Company established policy reserves of $58,739 and $92,244 to cover these deficiencies as of December 31, 2013 and 2012, respectively.

9. Capital and Surplus

At December 31, 2013 and 2012, the Company had 44,175 shares of 6% non-voting, non-cumulative preferred stock issued and outstanding. Aegon owns 38,609 shares and TLIC owns 5,566 shares. Par value is $10 per share, and the liquidation value is $1,286.72 per share.

The preferred stock shareholders are entitled to receive non-cumulative dividends at the rate of 6% per year of an amount equal to the sum of (1) the par value plus (2) any additional paid-in capital for such preferred stock. Dividends are payable annually in December. The amount of dividends unpaid at December 31, 2013 was $430. The preferred shares have preference as to dividends and upon dissolution or liquidation of the Company.

The Company is subject to limitations, imposed by the State of New York, on the payment of dividends to its stockholders. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (1) 10 percent of the Company’s statutory surplus as of the preceding December 31, or (2) the Company’s statutory gain from operations before net realized capital gains on investments for the preceding year. Subject to the availability of unassigned surplus at the time of such a

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

dividend, the maximum payment which may be made in 2014, without prior approval of insurance regulatory authorities, is $93,458.

On December 21, 2011, the Company paid a preferred stock dividend and a common stock dividend of $3,410 and $296,590, respectively, to its parent companies, Aegon and TLIC. Of the common stock dividend amount, $76,057 was considered an ordinary dividend and $220,533 was considered an extraordinary dividend. Of the total $300,000 preferred and common stock dividends, Aegon received $262,200 and TLIC received $37,800. The Company did not pay any dividends during 2012 and 2013.

Life and health insurance companies are subject to certain RBC requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. At December 31, 2013, the Company meets the minimum RBC requirements.

On May 2, 2008, the Company received $150,000 from Aegon in exchange for surplus notes. The Company received approval from the Superintendent of Insurance of the New York Department of Financial Services prior to the issuance of the surplus notes, as well as the December 31, 2013, 2012 and 2011 interest payments. These notes are due 20 years from the date of issuance at an interest rate of 6.25% and are subordinate and junior in the right of payment to all obligations and liabilities of the Company. In the event of liquidation of the Company, full payment of the surplus notes shall be made before the holders of common stock become entitled to any distribution of the remaining assets of the Company.

Additional information related to the outstanding surplus notes at December 31, 2013 and 2012 is as follows:

For Year	Balance	Interest Paid	Cumulative	Accrued
Ending	Outstanding	Current Year	Interest Paid	Interest
2013	$150,000	$9,375	$53,125	$—
2012	150,000	9,375	43,750	—

The Company held special surplus funds in the amount of $8,085 and $6,660, as of December 31, 2013 and 2012, respectively, for annuitant mortality fluctuations as required under New York Regulation 47, Separate Account and Separate Account Annuities.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

10. Securities Lending

The Company participates in an agent-managed securities lending program. The Company receives collateral equal to 102% of the fair value of the loaned domestic securities as of the transaction date. If the fair value of the collateral is at any time less than 102% of the fair value of the loaned securities, the counterparty is mandated to deliver additional collateral, the fair value of which, together with the collateral already held in connection with the lending transaction, is at least equal to 102% of the fair value of the loaned domestic securities. In the event the Company loans a foreign security and the denomination of the currency of the collateral is other than the denomination of the currency of the loaned foreign security, the Company receives and maintains collateral equal to 105% of the fair value of the loaned security.

At December 31, 2013 and 2012, respectively, securities in the amount of $416,442 and $238,014 were on loan under securities lending agreements. At December 31, 2013, the collateral the Company received from securities lending was in the form of cash and on open terms. This cash collateral is reinvested and is not available for general corporate purposes. The reinvested cash collateral has a fair value of $430,659 and $257,972 at December 31, 2013 and 2012, respectively.

The contractual maturities of the securities lending collateral positions are as follows:

Fair Value
Open	$430,771
30 days or less	—
31 to 60 days	—
61 to 90 days	—
Greater than 90 days	—

Total	430,771
Securities received	—

Total collateral received	$430,771

The Company receives primarily cash collateral in an amount in excess of the fair value of the securities lent. The Company reinvests the cash collateral into higher yielding securities than the securities which the Company has lent to other entities under the arrangement.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The maturity dates of the reinvested securities lending collateral are as follows:

	Amortized Cost	Fair Value
Open	$51,302	$51,302
30 days or less	206,980	206,962
31 to 60 days	65,413	65,413
61 to 90 days	74,097	74,095
91 to 120 days	5,406	5,407
121 to 180 days	27,480	27,480
181 to 365 days	—	—
1 to 2 years	—	—
2-3 years	—	—
Greater than 3 years	—	—

Total	430,678	430,659
Securities received	—	—

Total collateral reinvested	$430,678	$430,659

For securities lending, the Company’s sources of cash that it uses to return the cash collateral is dependent upon the liquidity of the current market conditions. Under current conditions, the Company has securities with a par value of $430,668 (fair value of $430,659) that are currently tradable securities that could be sold and used to pay for the $430,771 in collateral calls that could come due under a worst-case scenario.

11. Retirement and Compensation Plans

The Company’s employees participate in a qualified defined benefit pension plan sponsored by Aegon. The Company has no legal obligation for the plan. The Company recognizes pension expense equal to its allocation from Aegon. The pension expense is allocated among the participating companies based on International Accounting Standards 19 (IAS 19), Accounting for Employee Benefits and based upon actuarial participant benefit calculations. The benefits are based on years of service and the employee’s eligible annual compensation. Pension expenses were $9, $9 and $8 for the years ended December 31, 2013, 2012 and 2011, respectively. The plan is subject to the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974.

The Company’s employees also participate in a defined contribution plan sponsored by Aegon which is qualified under Section 401(k) of the Internal Revenue Service Code. Employees of the Company who customarily work at least 1,000 hours during each calendar year and meet the other eligibility requirements are participants of the plan. Participants may elect to contribute up to twenty-five percent of their salary to the plan.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company will match an amount up to three percent of the participant’s salary. Participants may direct all of their contributions and plan balances to be invested in a variety of investment options. The plan is subject to the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. The Company’s allocation of benefits expense for the years ended December 31, 2013, 2012 and 2011 was $6 for each year, respectively.

Aegon sponsors supplemental retirement plans to provide the Company’s senior management with benefits in excess of normal pension benefits. The plans are noncontributory, and benefits are based on years of service and the employee’s compensation level. The plans are unfunded and nonqualified under the Internal Revenue Service Code. In addition, Aegon has established incentive deferred compensation plans for certain key employees of the Company. The Company’s allocation of expense for these plans for each of the years ended December 31, 2013, 2012 and 2011 was insignificant. Aegon also sponsors an employee stock option plan/stock appreciation rights for employees of the Company and a stock purchase plan for its producers, with the participating affiliated companies establishing their own eligibility criteria, producer contribution limits and company matching formula. These plans have been accrued or funded as deemed appropriate by management of Aegon and the Company.

In addition to pension benefits, the Company participates in plans sponsored by Aegon that provide postretirement medical, dental and life insurance benefits to employees meeting certain eligibility requirements. Portions of the medical and dental plans are contributory. The postretirement plan expenses are charged to affiliates in accordance with an intercompany cost sharing arrangement. The Company’s allocation of postretirement expenses was negligible for the years ended December 31, 2013, 2012 and 2011.

12. Related Party Transactions

The Company shares certain officers, employees and general expenses with affiliated companies.

In accordance with an agreement between Aegon and the Company, Aegon will ensure the maintenance of certain minimum tangible net worth, operating leverage and liquidity levels of the Company, as defined in the agreement, through the contribution of additional capital by Aegon as needed.

The Company is party to a service agreement with TLIC, in which the Company receives services, including accounting, data processing and other professional services, in consideration of reimbursement of the actual costs of services rendered. The Company is party to a Management and Administrative and Advisory agreement with Aegon USA

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Realty Advisors, Inc. (Advisor) whereby Advisor serves as the administrator and advisor for the Company’s mortgage loan operations. Aegon USA Investment Management, LLC acts as a discretionary investment manager under an Investment Management Agreement with the Company. During 2013, 2012 and 2011, the Company paid $31,069, $24,579 and $23,065, respectively, for these services, which approximates cost.

The Company has an administration service agreement with Transamerica Asset Management, Inc. to provide administrative services to the Aegon/Transamerica Series Trust. The Company received $4,380, $2,699 and $1,688 for these services during 2013, 2012 and 2011, respectively.

Transamerica Capital, Inc. provides wholesaling distribution services for the Company under a distribution agreement. The Company incurred expenses under this agreement of $9,336, $5,633 and $4,411 for the years ended December 31, 2013, 2012 and 2011, respectively.

Payables to and receivables from affiliates and intercompany borrowings bear interest at the thirty-day commercial paper rate. During 2013, 2012 and 2011, the Company paid (received) net interest of $7, $(12) and $11, respectively, to (from) affiliates. At December 31, 2013 and 2012, the Company reported a net amount of $365 payable to and $87,032 due from affiliates, respectively. Terms of settlement require that these amounts are settled within 90 days.

At December 31, 2013 and 2012, the Company had short-term intercompany notes receivable of $50,000 and $54,700 as follows. The Company did not have any short-term intercompany notes receivable at December 31, 2011. In accordance with SSAP No. 25, Accounting for and Disclosures about Transactions with Affiliates and Other Related Parties, these notes are reported as short-term investments.

Receivable from	Amount	Due By	Interest Rate
December 31, 2013
AEGON	$50,000	May 21, 2014	0.10%
December 31, 2012
AEGON	$54,700	April 25, 2013	0.12%

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

13. Managing General Agents

The Company utilizes managing general agents and third-party administrators in its operations. Information regarding these entities is as follows:

Total Direct
Name and Address of Managing			Types of	Types of	Premiums
General Agent or Third-Party		Exclusive	Business	Authority	Written/
Administrator	FEIN	Contract	Written	Granted	Produced By
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	23-1945930	No	Deferred and Income Annuities	C,B,P,U	$52,545

C-	Claims Payment
B-	Binding Authority
P-	Premium Collection
U-	Underwriting

For years ended December 31, 2013, 2012 and 2011, the Company had $52,545, $36,282 and $20,974, respectively, of direct premiums written by The Vanguard Group, Inc.

14. Commitments and Contingencies

The Company has contingent commitments of $21,212 and $14,317, at December 31, 2013 and 2012, respectively, to provide additional funding for joint ventures, partnerships and limited liability companies, which includes LIHTC commitments of $9,559 and $2,127 at December 31, 2013 and 2012, respectively.

Private placement commitments outstanding as of December 31, 2013 and 2012 were $32,000 and $11,715, respectively.

There were no securities acquired on a “to be announced” (TBA) basis at December 31, 2013 and 2012.

Cash collateral received from derivative counterparties as well as the obligation to return the collateral is recorded on the Company’s balance sheet. The amount of cash collateral posted to the Company as of December 31, 2013 and 2012, respectively, was $0 and $20,331. In addition, securities in the amount of $8,352 and $19,891 were also posted to the Company as of December 31, 2013 and 2012, respectively, which were not included in the financials of the Company. Noncash collateral is not to be recognized by the recipient unless that collateral is sold or repledged or the counterparty defaults.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company is a party to legal proceedings involving a variety of issues incidental to its business. Lawsuits may be brought in nearly any federal or state court in the United States or in an arbitral forum. In addition, there continues to be significant federal and state regulatory activity relating to financial services companies. The Company’s legal proceedings are subject to many variables, and given its complexity and scope, outcomes cannot be predicted with certainty. Although legal proceedings sometimes include substantial demands for compensatory and punitive damages, and injunctive relief, it is management’s opinion that damages arising from such demands will not be material to the Company’s financial position.

The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other insurance companies. Assessments are charged to operations when received by the Company except where right of offset against other taxes paid is allowed by law. Amounts available for future offsets are recorded as an asset on the Company’s balance sheet. The future obligation for known insolvencies has been accrued based on the most recent information available from the National Organization of Life and Health Insurance Guaranty Association. Potential future obligations for unknown insolvencies are not determinable by the Company and are not required to be accrued for financial reporting purposes. The Company has established a reserve of $8,680 and $34,002 at December 31, 2013 and 2012, respectively, for its estimated share of future guaranty fund assessments related to several major insurer insolvencies. The Company had an offsetting premium tax benefit of $4,679 and $16,319 at December 31, 2013 and 2012, respectively. The guaranty fund expense was $3,437, $174 and $9,674 for the years ended December 31, 2013, 2012 and 2011, respectively.

15. Sales, Transfer and Servicing of Financial Assets and Extinguishments of Liabilities

The Company enters into dollar repurchase agreements in which securities are delivered to the counterparty once adequate collateral has been received. As of December 31, 2013 and 2012, the Company had dollar repurchase agreements outstanding in the amount of $20,491 and $63,548, respectively. The Company had an outstanding liability for borrowed money in the amount $20,029 and $67,407 at December 31, 2013 and 2012, respectively due to participation in dollar repurchase agreements which includes accrued interest.

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The contractual maturities of the dollar repurchase agreement positions are as follows:

Fair Value
Open	$19,970
30 days or less	—
31 to 60 days	—
61 to 90 days	—
Greater than 90 days	—

Total	19,970
Securities received	—

Total collateral received	$19,970

In the course of the Company’s asset management, securities are sold and reacquired within 30 days of the sale date to enhance the Company’s yield on its investment portfolio. There were no securities of NAIC designation 3 or below sold during 2013 and reacquired within 30 days of the sale date.

16. Subsequent Event

The financial statements are adjusted to reflect events that occurred between the balance sheet date and the date when the financial statements are issued, provided they give evidence of conditions that existed at the balance sheet date (Type I). Events that are indicative of conditions that arose after the balance sheet date are disclosed, but do not result in an adjustment of the financial statements themselves (Type II). With the exception of the Affordable Care Act annual fee described below, the Company has not identified any Type I or Type II subsequent events for the year ended December 31, 2013 through the date the financial statements are issued.

On January 1, 2014, the Company will be subject to an annual fee under section 9010 of the Affordable Care Act (ACA). This annual fee will be allocated to individual health insurers based on the ratio of the amount of the entity’s net premiums written during the preceding calendar year to the amount of health insurance for any U.S. health risk that is written during the preceding calendar year. A health insurance entity’s portion of the annual fee becomes payable once the entity provides health insurance for any U.S. health risk for each calendar year beginning on or after January 1, 2014. As of December 31, 2013, the Company has written health insurance subject to the ACA assessment, expects to conduct health insurance business in 2014, and estimates their portion of the annual health insurance industry fee payable on September 30, 2014 to be $41. This assessment is not expected to have a material impact on risk based capital in 2014.

Statutory-Basis Financial

Statement Schedules

Transamerica Financial Life Insurance Company

Summary of Investments – Other Than

Investments in Related Parties

(Dollars in Thousands)

December 31, 2013

SCHEDULE I

			Amount at
			Which Shown
		Fair	in the
Type of Investment	Cost (1)	Value	Balance Sheet (2)
Fixed maturities
Bonds:
United States government and government agencies and authorities	$724,271	$706,791	$725,734
States, municipalities and political subdivisions	117,278	120,226	117,278
Foreign governments	160,850	157,972	155,936
Hybrid securities	107,181	109,269	107,181
All other corporate bonds	6,512,287	6,828,589	6,507,955
Preferred stocks	1,706	2,715	1,706

Total fixed maturities	7,623,573	7,925,562	7,615,790
Equity securities
Common stocks:
Industrial, miscellaneous and all other	1,616	1,954	1,954

Total common stocks	1,616	1,954	1,954
Mortgage loans on real estate	551,082		551,082
Policy loans	64,552		64,552
Other long-term investments	72,199		72,199
Cash, cash equivalents and short-term investments	74,946		74,946
Securities lending reinvested collateral assets	430,678		430,678

Total investments	$8,818,646		$8,811,201

Transamerica Financial Life Insurance Company

Supplementary Insurance Information

(Dollars in Thousands)

SCHEDULE III

						Benefits,
						Claims
	Future Policy		Policy and		Net	Losses and	Other
	Benefits and	Unearned	Contract	Premium	Investment	Settlement	Operating
	Expenses	Premiums	Liabilities	Revenue	Income*	Expenses	Expenses*
Year ended December 31, 2013
Individual life	$869,381	$—	$21,570	$125,537	$46,663	$149,294	$78,876
Individual health	36,307	5,860	6,458	50,477	2,503	33,298	18,435
Group life and health	133,342	1,612	7,592	47,312	7,480	31,284	17,048
Annuity	6,261,077	—	407	5,023,344	350,234	3,923,268	1,380,349

	$7,300,107	$7,472	$36,027	$5,246,670	$406,880	$4,137,144	$1,494,708

Year ended December 31, 2012
Individual life	$800,856	$—	$13,664	$112,965	$43,911	$114,108	$111,558
Individual health	33,163	5,194	6,159	46,142	2,470	25,920	17,866
Group life and health	126,870	1,701	7,042	47,758	7,248	29,613	14,835
Annuity	6,685,096	—	437	4,733,483	373,499	3,898,240	1,107,739

	$7,645,985	$6,895	$27,302	$4,940,348	$427,128	$4,067,881	$1,251,998

Year ended December 31, 2011
Individual life	$747,711	$—	$17,650	$(392,806)	$57,137	$(244,361)	$195,549
Individual health	29,871	5,405	10,749	39,862	2,680	23,875	20,769
Group life and health	121,400	1,764	6,654	40,610	7,514	21,200	18,354
Annuity	6,908,679	—	551	4,738,804	396,199	3,945,524	1,314,829

	$7,807,661	$7,169	$35,604	$4,426,470	$463,530	$3,746,238	$1,549,501

*	Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.

Transamerica Financial Life Insurance Company

Reinsurance

(Dollars in Thousands)

SCHEDULE IV

			Assumed		Percentage
		Ceded to	From		of Amount
	Gross	Other	Other	Net	Assumed
	Amount	Companies	Companies	Amount	to Net
Year ended December 31, 2013
Life insurance in force	$20,734,490	$205,473,655	$202,415,889	$17,676,724	1145%

Premiums:
Individual life	$142,754	$538,079	$520,862	$125,537	415%
Individual health	51,221	950	206	50,477	0%
Group life and health	59,787	15,247	2,772	47,312	6%
Annuity	5,015,369	148	8,123	5,023,344	0%

	$5,269,131	$554,424	$531,963	$5,246,670	10%

Year ended December 31, 2012
Life insurance in force	$19,518,201	$247,623,959	$244,178,985	$16,073,227	1519%

Premiums:
Individual life	$133,277	$641,531	$621,218	$112,964	550%
Individual health	47,094	1,046	94	46,142	0%
Group life and health	55,273	10,883	3,369	47,759	7%
Annuity	4,724,707	100	8,876	4,733,483	0%

	$4,960,351	$653,560	$633,557	$4,940,348	13%

Year ended December 31, 2011
Life insurance in force	$18,982,172	$260,580,996	$257,168,145	$15,569,321	1652%

Premiums:
Individual life	$127,831	$1,127,302	$606,665	$(392,806)	-154%
Individual health	43,652	3,938	148	39,862	0%
Group life and health	51,067	14,350	3,893	40,610	10%
Annuity	4,727,987	134	10,951	4,738,804	0%

	$4,950,537	$1,145,724	$621,657	$4,426,470	14%

STATEMENT OF ADDITIONAL INFORMATION

May 1, 2008

ML of New York Variable Annuity Separate Account A

and

ML of New York Variable Annuity Separate Account B

FLEXIBLE PREMIUM INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT

also known as

MODIFIED SINGLE PREMIUM INDIVIDUAL DEFERRED

VARIABLE ANNUITY CONTRACT

issued by

ML LIFE INSURANCE COMPANY OF NEW YORK

Home Office:

4 Manhattanville Road

Purchase, NY 10577

Service Center: P.O. Box 44222

Jacksonville, Florida 32231-4222

4802 Deer Lake Drive East

Jacksonville, Florida 32246

Phone: (800) 333-6524

offered through

TRANSAMERICA CAPITAL, INC.

This individual deferred variable annuity contract (the “Contract”) is designed to provide comprehensive and flexible ways to invest and to create a source of income protection for later in life through the payment of annuity benefits. An annuity is intended to be a long term investment. Contract owners should consider their need for deferred income before purchasing the Contract. The Contract is issued by ML Life Insurance Company of New York (“ML of New York”) both on a nonqualified basis, and as an Individual Retirement Annuity (“IRA”) that is given qualified tax status. This Contract is currently not available to be issued as a tax sheltered annuity contract. We no longer accept any additional contributions from any source to your 403(b) Contract. In addition, we prohibit the issue of a 403(b) Contract in an exchange for the 403(b) contract or custodial account of another provider.

This Statement of Additional Information is not a Prospectus and should be read together with the Contract’s Prospectus dated May 1, 2008, which is available on request and without charge by writing to or calling ML of New York at its Service Center address or phone number set forth above.

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OTHER INFORMATION

Selling the Contract

The Contracts are offered to the public on a continuous basis. We anticipate continuing to offer the Contracts, but reserve the right to discontinue the offering.

Effective May 1, 2008, Transamerica Capital, Inc. (“Transamerica” or “Distributor”) serves as principal underwriter for the Contracts. Distributor is a California corporation and its home office is located at 4600 South Syracuse Street, Suite 1100, Denver Colorado, 80287. Distributor is an indirect, wholly owned subsidiary of AEGON USA, Inc. (“AEGON USA”). Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of FINRA (formerly NASD, Inc.). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) formerly served as principal underwriter for the Contracts. MLPF&S is a Delaware corporation and its home office is located at 4 World Financial Center, New York, New York 10080. MLPF&S is an indirect, wholly owned subsidiary of Merrill Lynch & Co., Inc. MLPF&S is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of FINRA. For the years ended December 31, 2007, 2006, and 2005, MLPF&S received $45,599, $41,766 and $257,332, respectively, in commissions.

Financial Statements

The financial statements of ML of New York included in this Statement of Additional Information should be distinguished from the financial statements of the Accounts and should be considered only as bearing upon the ability of ML of New York to meet any obligations it may have under the Contract.

Administrative Services Arrangements

ML of New York has entered into a Service Agreement with its former parent, Merrill Lynch Insurance Group, Inc. (“MLIG”) pursuant to which ML of New York can arrange for MLIG to provide directly or through affiliates certain services. Pursuant to this agreement, ML of New York has arranged for MLIG to provide administrative services for the Accounts and the Contracts, and MLIG, in turn, has arranged for a subsidiary, Merrill Lynch Insurance Group Services, Inc. (“MLIG Services”), to provide these services. Compensation for these services, which will be paid by ML of New York, will be based on the charges and expenses incurred by MLIG Services, and will reflect MLIG Services’ actual costs. For the years ended December 31, 2007, 2006, and 2005, ML of New York paid administrative services fees of $3.4 million, $3.8 million, and $4.0 million, respectively.

Keep Well Agreement

On December 28, 2007, AEGON USA entered into a “keep well” agreement with ML of New York. Under the agreement, so long as ML of New York is a wholly owned subsidiary of AEGON USA, AEGON USA will ensure that ML of New York maintains tangible net worth equal to at least $5 million. At December 31, 2007, the tangible net worth of ML of New York was in excess $5 million. The agreement has a duration of three years so long as ML of New York is a wholly owned affiliate of AEGON USA and it may be terminated by either party upon one year’s written notice. The agreement does not guarantee, directly or indirectly, any indebtedness, liability, or obligation of ML of New York. Upon mutual consent of AEGON USA and ML of New York, the agreement may be modified or amended in ways not less favorable to ML of New York or its contract owners.

CALCULATION OF YIELDS AND TOTAL RETURNS

Money Market Yields

From time to time, ML of New York may quote in advertisements and sales literature the current annualized yields for the Account A BlackRock Money Market V.I. Subaccount and the Account B BlackRock Money Market V.I. Subaccount for a 7-day period in a manner that does not take into consideration any realized or unrealized gains or losses on shares of the underlying Fund or on its portfolio securities. The current annualized yield is computed by: (a) determining the net change (exclusive of realized gains and losses on the sales of securities and unrealized

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appreciation and depreciation) at the end of the 7-day period in the value of a hypothetical account under a Contract having a balance of 1 unit at the beginning of the period, (b) dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return; and (c) annualizing this quotient on a 365-day basis. The net change in account value reflects: (1) net income from the Fund attributable to the hypothetical account; and (2) charges and deductions imposed under the Contract which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the hypothetical account for: (1) the mortality and expense risk charge; (2) the administration charge and (3) the annual contract maintenance charge. For purposes of calculating current yields for a Contract, an average per unit contract maintenance charge is used, as described below. Current yield will be calculated according to the following formula:

Current Yield = ((NCF – ES)/UV) × (365/7)

Where:

NCF	=	the net change in the value of the Fund (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation) for the 7-day period attributable to a hypothetical account having a balance of 1 unit.

ES	=	per unit expenses for the hypothetical account for the 7-day period.

UV	=	the unit value on the first day of the 7-day period.

ML of New York also may quote the effective yield of the Account A BlackRock Money Market V.I. Subaccount or the Account B BlackRock Money Market V.I. Subaccount for the same 7-day period, determined on a compounded basis. The effective yield is calculated by compounding the unannualized base period return according to the following formula:

Effective Yield = (1 + ((NCF – ES)/UV))365/7 = 1

Where:

NCF	=	the net change in the value of the Fund (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation) for the 7-day period attributable to a hypothetical account having a balance of 1 unit.

ES	=	per unit expenses of the hypothetical account for the 7-day period.

UV	=	the unit value for the first day of the 7-day period.

Because of the charges and deductions imposed under the Contract, the yields for the Account A BlackRock Money Market V.I. Subaccount and the Account B BlackRock Money Market V.I. Subaccount will be lower than the yield for the corresponding underlying Fund.

The yields on amounts held in the Account A BlackRock Money Market V.I. Subaccount or the Account B BlackRock Money Market V.I. Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The actual yield for that subaccount is affected by changes in interest rates on money market securities, average portfolio maturity of the underlying Fund, the types and qualities of portfolio securities held by the Fund and the Fund’s operating expenses. Yields on amounts held in the Account A BlackRock Money Market V.I. Subaccount and the Account B BlackRock Money Market V.I. Subaccount may also be presented for periods other than a 7-day period.

Other Subaccount Yields

From time to time, ML of New York may quote in sales literature or advertisements the current annualized yield of one or more of the Account A subaccounts (other than the Account A BlackRock Money Market V.I. Subaccount) for a Contract for 30-day or one-month periods. The annualized yield of a subaccount refers to income generated by the subaccount over a specified 30-day or one-month period. Because the yield is annualized, the yield generated by

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the subaccount during the 30-day or one-month period is assumed to be generated each period over a 12-month period. The yield is computed by: (1) dividing the net investment income of the Fund attributable to the subaccount units less subaccount expenses for the period; by (2) the maximum offering price per unit on the last day of the period times the daily average number of units outstanding for the period; then (3) compounding that yield for a 6-month period; and then (4) multiplying that result by 2. Expenses attributable to the subaccount include the mortality and expense risk charge, the administration charge and the annual contract maintenance charge. For purposes of calculating the 30-day or one-month yield, an average contract maintenance charge per dollar of contract value in the subaccount is used to determine the amount of the charge attributable to the subaccount for the 30-day or one-month period, as described below. The 30-day or one-month yield is calculated according to the following formula:

Yield = 2 × ((((NY – ES) /(U × UV)) + 1)6 – 1)

Where:

NI	=	net investment income of the Fund for the 30-day or one-month period attributable to the subaccount’s units.

ES	=	expenses of the subaccount for the 30-day or one-month period.

U	=	the average number of units outstanding.

UV	=	the unit value at the close of the last day in the 30-day or one-month period.

Currently, ML of New York may quote yields on bond subaccounts within Account A. Because of the charges and deductions imposed under the contracts, the yield for an Account A subaccount will be lower than the yield for the corresponding Fund.

The yield on the amounts held in the Account A subaccounts normally will fluctuate over time. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. A subaccount’s actual yield is affected by the types and quality of portfolio securities held by the corresponding Fund, and its operating expenses.

Yield calculations do not take into account the declining contingent deferred sales charge on amounts surrendered or withdrawn under the Contract deemed to consist of premiums paid within the preceding seven years. A contingent deferred sales charge will not be imposed on the “free withdrawal amount” each year.

Total Returns

From time to time, ML of New York also may quote in sales literature or advertisements, total returns, including average annual total returns for one or more of the subaccounts for various periods of time. ML of New York will always include quotes of average annual total return for the period measured from the date the subaccount commenced operations until it has been in operation for more than 10 years. In addition, the average annual total returns will be provided for an Account A subaccount or Account B for 1, 5 and 10 years, or for a shorter period, if applicable.

Total returns assume the Contract was surrendered at the end of the period shown, and are not indicative of performance if the Contract was continued for a longer period.

Average annual total returns for other periods of time may also be disclosed from time to time. For example, average annual total returns may be provided based on the assumption that a subaccount had been in existence and had invested in the corresponding underlying Fund for the same period as the corresponding Fund had been in operation. The Funds and the subaccounts corresponding to the Funds commenced operations as indicated below:

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Fund	Fund Inception Date	Subaccount Inception Date
AIM V.I. Capital Appreciation Fund	May 5, 1993	December 18, 1996
AIM V.I. Core Equity Fund	May 2, 1994	May 1, 2006
AllianceBernstein VPS Global Technology Portfolio	January 11, 1996	May 1, 2001
AllianceBernstein VPS Large Cap Growth Portfolio	June 26, 1992	December 18, 1996
American Century VP International Fund	May 1, 1994	May 1, 2001
American Century VP Ultra® Fund	May 1, 2001	May 1, 2004
BlackRock Balanced Capital V.I. Fund*	June 1, 1988	February 21, 1992
BlackRock Basic Value V.I. Fund	July 1, 1993	July 1, 1993
BlackRock Total Return V.I. Fund	April 29, 1982	February 21, 1992
BlackRock Money Market V.I. Fund	February 21, 1992	February 21, 1992
BlackRock Fundamental Growth V.I. Fund	April 3, 2000	July 14, 2000
BlackRock Global Allocation V.I. Fund	February 21, 1992	February 21, 1992
BlackRock Global Growth V.I. Fund	June 5, 1998	June 5, 1998
BlackRock Government Income V.I. Fund	May 16, 1994	May 16, 1994
BlackRock High Income V.I. Fund	April 29, 1982	February 21, 1992
BlackRock S & P 500 Index V.I. Fund	December 13, 1996	December 18, 1996
BlackRock International Value V.I. Fund	June 10, 1998	June 10, 1998
BlackRock Large Cap Core V.I. Fund	April 29, 1982	February 21, 1992
BlackRock Large Cap Growth V.I. Fund	April 30, 1999	June 18, 1999
BlackRock Large Cap Value V.I. Fund	April 23, 2001	May 1, 2001
BlackRock Value Opportunities V.I. Fund	April 29, 1982	February 21, 1992
BlackRock Utilities and Telecommunications V.I. Fund*	July 1, 1993	July 1, 1993
Davis Value Portfolio	July 1, 1999	July 14, 2000
Federated Capital Appreciation Fund II	June 19, 2000	May 1, 2004
Federated Kaufmann Fund II	April 30, 2002	May 1, 2004
MFS® Growth Series	July 24, 1995	December 18, 1996
Roszel/Allianz CCM Capital Appreciation Portfolio	May 1, 2003	May 1, 2003
Roszel/Allianz NFJ Small Cap Value Portfolio	July 1, 2002	July 1, 2002
Roszel/Delaware Trend Portfolio	May 1, 2003	May 1, 2003
Roszel/JPMorgan Small Cap Growth Portfolio	July 1, 2002	July 1, 2002
Roszel/Lord Abbett Affiliated Portfolio	May 1, 2003	May 1, 2003
Roszel/Lord Abbett Mid Cap Value Portfolio	July 1, 2002	July 1, 2002
Roszel/Seligman Mid Cap Growth Portfolio	July 1, 2002	July 1, 2002
PIMCO Total Return Portfolio	December 31, 1997	July 14, 2000
Van Kampen LIT Comstock Portfolio	April 30, 1999	May 1, 2004

*	The subaccount was closed to allocations of new premiums and incoming transfers of contract value following the close of business on December 6, 1996.

Average annual total returns represent the average annual compounded rates of return that would equate an initial investment of $1,000 under a Contract to the redemption value of that investment as of the last day of each of the periods. The ending date for each period for which total return quotations are provided will generally be as of the most recent calendar quarter-end.

Average annual total returns are calculated using subaccount unit values calculated on each valuation day based on the performance of the corresponding underlying Fund, the deduction for the mortality and expense risk charge, the administration charge (in the case of Account A subaccounts), and the contract maintenance charge (but not the GMIB fee), and assume a surrender of the Contract at the end of the period for the return quotation. Total returns therefore reflect a deduction of the contingent deferred sales charge for any period of less than seven years. For purposes of calculating total return, an average per dollar contract maintenance charge attributable to the hypothetical account for the period is used, as described below. The average annual total return is then calculated according to the following formula:

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TR = ((ERV/P)1/N – 1

Where:

TR	=	the average annual total return net of subaccount recurring charges (such as the mortality and expense risk charge, administration charge, if applicable, and contract maintenance charge).

ERV	=	the ending redeemable value (net of any applicable contingent deferred sales charge) at the end of the period of the hypothetical account with an initial payment of $1,000.

P	=	a hypothetical initial payment of $1,000.

N	=	the number of years in the period.

From time to time, ML of New York also may quote in sales literature or advertisements, total returns that do not reflect the contingent deferred sales charge. These are calculated in exactly the same way as average annual total returns described above, except that the ending redeemable value of the hypothetical account for the period is replaced with an ending value for the period that does not take into account any contingent deferred sales charge on surrender of the Contract. In addition, such nonstandard returns may also be quoted for other periods.

From time to time, ML of New York also may quote in sales literature or advertisements total returns or other performance information for a hypothetical Contract assuming the initial premium is allocated to more than one subaccount or assuming monthly transfers from the Account A BlackRock Money Market V.I. Subaccount to one or more designated subaccounts under a dollar cost averaging program. These returns will reflect the performance of the affected subaccount(s) for the amount and duration of the allocation to each subaccount for the hypothetical Contract. They also will reflect the deduction of charges described above except for the contingent deferred sales charge. For example, total return information for a Contract with a dollar cost averaging program for a 12-month period will assume commencement of the program at the beginning of the most recent 12-month period for which average annual total return information is available. This information will assume an initial lump-sum investment in the Account A BlackRock Money Market V.I. Subaccount at the beginning of that period and monthly transfers of a portion of the contract value from that subaccount to designated subaccount(s) during the 12-month period. The total return for the Contract for this 12-month period therefore will reflect the return on the portion of the contract value that remains invested in the Account A BlackRock Money Market V.I. Subaccount for the period it is assumed to be so invested, as affected by monthly transfers, and the return on amounts transferred to the designated subaccounts for the period during which those amounts are assumed to be invested in those subaccounts. The return for an amount invested in a subaccount will be based on the performance of that subaccount for the duration of the investment, and will reflect the charges described above other than the contingent deferred sales charge. Performance information for a dollar cost-averaging program also may show the returns for various periods for a designated subaccount assuming monthly transfers to the subaccount, and may compare those returns to returns assuming an initial lump-sum investment in that subaccount. This information also may be compared to various indices, such as the Merrill Lynch 91-day Treasury Bills index or the U.S. Treasury Bills index and may be illustrated by graphs, charts, or otherwise.

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PART C		OTHER INFORMATION

Item 24.		Financial Statements and Exhibits

	(a)	Financial Statements

All required financial statements are included in Part B of this Registration Statement.

	(b)	Exhibits:

		(1)	(a)	Resolution of the Board of Directors establishing the ML of New York Variable Annuity Separate Account A and ML of New York Variable Annuity Separate Account B. Note 1

			(b)	Resolution of Board of Directors of Transamerica Financial Life Insurance Company Approving Plan of Merger with Transamerica Advisors Life Insurance Company of New York. Note 14

			(c)	Resolution of Board of Directors of Transamerica Advisors Life Insurance Company of New York Approving Plan of Merger with Transamerica Financial Life Insurance Company. Note 14

		(2)		Not Applicable.

		(3)	(a)	Amended and Restated Principal Underwriting Agreement - Transamerica Financial Life Insurance Company and Transamerica Capital, Inc. Note 2

			(b)	Form of Broker/Dealer Life Insurance Company Product Sales Agreement by and between TCI Securities Corporation and the Broker/Dealer. Note 3

		(4)	(a)	Form of Policy (MLNY-VA-001). Note 1

			(b)	Contingent Deferred Sales Charge Waiver Endorsement (MLNY003). Note 1

			(c)	Individual Retirement Annuity Endorsement (MLNY004). Note 1

			(d)	Transfer Endorsement (MLNY008). Note 4

			(e)	Tax-Sheltered Annuity Endorsement (MLNY011). Note 4

			(f)	Form of Endorsement (MLNY013). Note 1

			(g)	Form of Endorsement (MLNY014). Note 1

			(h)	Form of Tax Sheltered Annuity Endorsement. Note 5

			(i)	Form of Guaranteed Minimum Income Benefit Endorsement. Note 6

		(5)	(a)	Form of Application. Note 6

		(6)	(a)	Articles of Incorporation of Transamerica Financial Life Insurance Company. Note 7

			(b)	ByLaws of Transamerica Financial Life Insurance Company.Note 7

		(7)	(a)	GMDB Reinsurance Agreement between MLLICNY and ACE Tempest. Note 8

			(a)(1)	Amendment No. 1. Note 8

	(a)(2)	Amendment No. 2. Note 8

	(b)	GMIB Reinsurance Agreement between MLLICNY and ACE Tempest. Note 8

	(b)(1)	Amendment No. 1. Note 8

	(b)(2)	Amendment No. 2. Note 8

	(b)(3)	Amendment No 3. Note 8

(8)	(a)	Participation Agreement (AIM). Note 9

	(a)(1)	Amendment No. 5 to Participation Agreement (AIM). Note 9

	(a)(2)	Amendment No. 6 to Participation Agreement (AIM). Note 9

	(a)(3)	Amendment No. 7 to Participation Agreement (AIM). Note 9

	(a)(4)	Amendment No. 9 to Participation Agreement (AIM). Note 9

	(a)(5)	Amendment No. 10 to Participation Agreement (AIM). Note 10

	(b)	Participation Agreement (AllianceBernstein). Note 9

	(b)(1)	Amendment No. 7 to Participation Agreement (AllianceBernstein). Note 9

	(b)(2)	Amendment No.8 to Participation Agreement (AllianceBernstein). Note 9

	(b)(3)	Amendment No. 9 to Participation Agreement (AllianceBernstein). Note 9

	(b)(4)	Amendment No. 10 to Participation Agreement (AllianceBernstein). Note 9

	(b)(5)	Amendment No. 12 to Participation Agreement (AllianceBernstein). Note 10

	(b)(6)	Amendment of Agreements (AllianceBernstein Confidential Information). Note 11

	(c)	Participation Agreement (American Century). Note 9

	(c)(1)	Amendment to Agreements (Confidential Agreement) (American Century). Note 11

	(c)(2)	Amendment No. 4 to Participation Agreement (American Century). Note 10

	(d)	Participation Agreement (BlackRock). Note 9

	(d)(1)	Amendment No. 5 to Participation Agreement (BlackRock). Note 9

	(d)(2)	Amendment to Fund Participation Agreement (BlackRock). Note 9

	(d)(3)	Amendment to Agreements (BlackRock Confidential Information). Note 11

	(d)(4)	Amendment No. 8 to Participation Agreement (BlackRock). Note 10

	(e)	Participation Agreement (Davis). Note 9

	(e)(1)	Addendum No. 2 to Participation Agreement (Davis). Note 14

		(e)(2)	Amendment to Agreements (Davis Confidential Information). Note 11

		(e)(3)	Amendment No. 6 to Participation Agreement (Davis). Note 10

		(e)(4)	Amendment No. 7 to Participation Agreement (Davis). Note 10

		(f)	Participation Agreement (Federated). Note 12

		(f)(1)	Addendum No. 1 to Participation Agreement (Federated). Note 13

		(f)(2)	Addendum No. 2 to Participation Agreement (Federated). Note 13

		(f)(3)	Amendment to Agreements (Federated Confidential Information). Note 11

		(g)	Participation Agreement (MFS). Note 14

		(g)(1)	Amendment to Agreements (MFS Confidential Information). Note 14

		(h)	Participation Agreement (PIMCO). Note 9

		(h)(1)	Amendment No. 1 to Participation Agreement (PIMCO). Note 9

		(h)(2)	Amendment No. 4 to Participation Agreement (PIMCO). Note 14

		(h)(3)	Amendment No. 6 to Participation Agreement (PIMCO). Note 14

		(h)(4)	Amendment No. 7 to Participation Agreement (PIMCO). Note 10

	(9)		Opinion of Counsel. Note 14

	(10)		Consent of Independent Registered Public Accounting Firm. Note 14

	(11)		Not applicable.

	(12)		Not applicable.

	(13)		Powers of Attorney. Elizabeth Belanger, Steven E. Frushtick, John T. Mallett, Eric J. Martin, Marc Cahn, C. Michiel van Katwijk, Peter G. Kunkel, William Brown, Jr. and Peter P. Post. Note 14

Note 1.	Incorporated herein by reference to Post-Effective Amendment No. 10 to Form N-4 Registration Statement (File No. 33-43654) filed on December 9, 1996.

Note 2.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-187916) filed on April 15, 2013.

Note 3.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-185574) filed on December 20, 2012.

Note 4	Incorporated herein by reference to Post-Effective Amendment No.7 to Form N-4 Registration Statement (File No. 33-45380) filed on April 26, 1995.

Note 5.	Incorporated herein by reference to Post-Effective Amendment No. 15 to N-4 Registration Statement (File No. 33-43773) filed on April 14, 1999

Note 6.	Incorporated herein by reference to Post-Effective Amendment No. 20 to N-4 Registration Statement (File No. 33-43654) filed on August 15, 2002

Note 7.	Incorporated herein by reference to Pre-Effective Amendment No. 1 to form N-4 Registration Statement (File No. 333-172715) filed on May 6, 2011.

Note 8.	Incorporated herein by reference to Post-Effective Amendment No. 7 to Form N-4 Registration Statement (File No. 333-119611) filed on April 28, 2009.

Note 9	Incorporated herein by reference to Post-Effective Amendment No. 6 to Form N-4 Registration Statement (file No. 333-69220) filed on December 3, 2010.

Note 10.	Incorporated herein by reference to Post-Effective Amendment No. 13 to Form N-4 Registration Statement (File No. 333-119611) filed on April 21, 2014.

Note 11.	Incorporated herein by reference to Post-Effective Amendment No. 36 to Form N-4 Registration Statement (File No. 33-43773) dated September 10, 2012.

Note 12.	Incorporated herein by reference to Post-Effective Amendment No. 11 to Form N-4 Registration Statement (File No. 333-119611) filed on April 23, 2012.

Note 13.	Incorporated herein by reference to Post-Effective Amendment No. 12 to Form N-4 Registration Statement (File No. 333-119611) filed on April 24, 2013.

Note 14.	Filed herewith.

Item 25. Directors and Officers of the Depositor (Transamerica Financial Life Insurance Company)

Name and Business Address	Principal Positions and Offices with Depositor
William Brown, Jr. 14 Windward Avenue White Plains, NY 10605	Director

Steven E. Frushtick 500 5th Avenue New York, NY 10110	Director

Peter P. Post 36 Brookridge Drive Greenwich, CT 06830	Director

Marc Cahn 440 Mamaroneck Avenue Harrison, NY 10528	Director, Senior Vice President, Assistant Secretary and Division General Counsel

Eric J. Martin 4333 Edgewood Road, N.E. Cedar Rapids, Iowa 52499-0001	Controller

Peter G. Kunkel 440 Mamaroneck Avenue Harrison, NY 10528	Director, President and Chairman of the Board

Elizabeth Belanger 440 Mamaroneck Avenue Harrison, NY 10528	Director and Vice President

C. Michiel van Katwijk 100 Light Street Baltimore, MD 21202	Senior Vice President and Treasurer

John T. Mallett 4333 Edgewood Rd, N.E. Cedar Rapids, IA 52499	Director and Vice President

Darin D. Smith 4333 Edgewood Rd. N.E. Cedar Rapids, IA 52499	Vice President, Assistant Secretary and Managing Assistant General Counsel

Item 26. Persons Controlled by or under Common Control with the Depositor or Registrant.

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
25 East 38th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

239 West 20th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

313 East 95th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

319 East 95th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

44764 Yukon Inc.	Canada	100% Creditor Resources, Inc.	Holding company

AEGON Alliances, Inc.	Virginia	100% Commonwealth General Corporation	Insurance company marketing support

AEGON Asset Management Services, Inc.	Delaware	100% AUSA Holding Company	Registered investment advisor

AEGON Assignment Corporation	Illinois	100% AEGON Financial Services Group, Inc.	Administrator of structured settlements

AEGON Assignment Corporation of Kentucky	Kentucky	100% AEGON Financial Services Group, Inc.	Administrator of structured settlements

AEGON Canada ULC	Canada	AEGON Canada Holding B.V. owns 174,588,712 shares of Common Stock; 1,500 shares of Series II Preferred stock; 2 shares of Series III Preferred stock. TIHI Canada Holding, LLC owns 1,441,941.26 shares of Class B - Series I Preferred stock.	Holding company

AEGON Capital Management Inc.	Canada	100% AEGON Asset Management (Canada) B.V.	Portfolio management company/investment advisor

AEGON-CMF GP, LLC	Delaware	Transamerica Realty Services, Inc. is sole Member	Investment in commercial mortgage loans

AEGON Core Mortgage Fund, LP	Delaware	Partners: AEGON USA Realty Advisors, LLC (99%); AEGON-CMF GP, LLC (1%)	Investment in mortgages

AEGON Direct & Affinity Marketing Services Australia Pty Limited	Australia	100% Transamerica Direct Marketing Asia Pacific Pty Ltd.	Marketing/operations company

AEGON Direct & Affinity Marketing Services Co., Ltd.	Japan	100% AEGON DMS Holding B.V.	Marketing company

AEGON Direct & Affinity Marketing Services Limited	Hong Kong	100% AEGON DMS Holding B.V.	Provide consulting services ancillary to the marketing of insurance products overseas.

AEGON Direct & Affinity Marketing Services (Thailand) Limited	Thailand	97% Transamerica International Direct Marketing Consultants, LLC; remaining 3% held by various AEGON employees	Marketing of insurance products in Thailand

AEGON Direct Marketing Services, Inc.	Maryland	Monumental Life Insurance Company owns 103,324 shares; Commonwealth General Corporation owns 37,161 shares	Marketing company

AEGON Direct Marketing Services Europe Ltd.	United Kingdom	100% Cornerstone International Holdings, Ltd.	Marketing

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AEGON Direct Marketing Services Insurance Broker (HK) Limited	Hong Kong	100% AEGON Direct Marketing Services Hong Kong Limited	Brokerage company

AEGON Direct Marketing Services International, Inc.	Maryland	100% AUSA Holding Company	Marketing arm for sale of mass marketed insurance coverage

AEGON Direct Marketing Services Korea Co., Ltd.	Korea	100% AEGON DMS Holding B.V.	Provide consulting services ancillary to the marketing of insurance products overseas.

AEGON Direct Marketing Services Mexico, S.A. de C.V.	Mexico	100% AEGON DMS Holding B.V.	Provide management advisory and technical consultancy services.

AEGON Direct Marketing Services Mexico Servicios, S.A. de C.V.	Mexico	100% AEGON DMS Holding B.V.	Provide marketing, trading, telemarketing and advertising services in favor of any third party, particularly in favor of insurance and reinsurance companies.

AEGON Direct Marketing Services, Inc.	Taiwan	100% AEGON DMS Holding B.V.	Authorized business: Enterprise management consultancy, credit investigation services, to engage in business not prohibited or restricted under any law of R.O.C., except business requiring special permission of government.

AEGON Financial Services Group, Inc.	Minnesota	100% Transamerica Life Insurance Company	Marketing

AEGON Fund Management Inc.	Canada	100% AEGON Asset Management (Canada) B.V.	Mutual fund manager

AEGON Funding Company, LLC.	Delaware	100% AEGON USA, LLC	Issue debt securities-net proceeds used to make loans to affiliates

AEGON Institutional Markets, Inc.	Delaware	100% Commonwealth General Corporation	Provider of investment, marketing and administrative services to insurance companies

AEGON Life Insurance Agency Inc.	Taiwan	100% AEGON Direct Marketing Services, Inc. (Taiwan Domiciled)	Life insurance

AEGON Managed Enhanced Cash, LLC	Delaware	Members: Transamerica Life Insurance Company (91.2389%) ; Monumental Life Insurance Company (8.7611%)	Investment vehicle for securities lending cash collateral

AEGON Management Company	Indiana	100% AEGON U.S. Holding Corporation	Holding company

AEGON N.V.	Netherlands	22.446% of Vereniging AEGON Netherlands Membership Association	Holding company

AEGON Structured Settlements, Inc.	Kentucky	100% Commonwealth General Corporation	Administers structured settlements of plaintiff’s physical injury claims against property and casualty insurance companies.

AEGON U.S. Holding Corporation	Delaware	100% Transamerica Corporation	Holding company

AEGON USA Asset Management Holding, LLC	Iowa	100% AUSA Holding Company	Holding company

AEGON USA Investment Management, LLC	Iowa	100% AEGON USA Asset Management Holding, LLC	Investment advisor

AEGON USA Real Estate Services, Inc.	Delaware	100% AEGON USA Realty Advisors, Inc.	Real estate and mortgage holding company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AEGON USA Realty Advisors, LLC	Iowa	Sole Member - AEGON USA Asset Management Holding, LLC	Administrative and investment services

AEGON USA Realty Advisors of California, Inc.	Iowa	100% AEGON USA Realty Advisors, Inc.	Investments

AEGON USA, LLC	Iowa	100% AEGON U.S. Holding Corporation	Holding company

AFSG Securities Corporation	Pennsylvania	100% Commonwealth General Corporation	Inactive

ALH Properties Eight LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Eleven LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Four LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Nine LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Seven LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Seventeen LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Sixteen LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Ten LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Twelve LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Two LLC	Delaware	100% FGH USA LLC	Real estate

American Bond Services LLC	Iowa	100% Transamerica Life Insurance Company (sole member)	Limited liability company

AMTAX HOLDINGS 308, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 347, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 388, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 483, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 546, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 559, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AMTAX HOLDINGS 561, LLC	Ohio	TAHP Fund VII, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 567, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 588, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 613, LLC	Ohio	Garnet LIHTC Fund VII, LLC - 99% member; Cupples State LIHTC Investors, LLC - 1% member; TAH Pentagon Funds, LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 639, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 649, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 672, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 713, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

Apollo Housing Capital Arrowhead Gardens, LLC	Delaware	Garnet LIHTC Fund XXXV, LLC - sole Member	Affordable housing

ARV Pacific Villas, A California Limited Partnership	California	Partners: Transamerica Affordable housing - 0.05% General Partner; non-AEGON affiliate, Jamboree Housing Corporation - 0.05% Managing General Partner; Transamerica Life Insurance Company - 67% Limited Partner; Monumental Life Insurance Company - 32% Limited Partner	Property

Asia Business Consulting Company	China	100% Asia Investments Holdings, Limited	Provide various services upon request from Beijing Dafu Insurance Agency.

Asia Investment Holding Limited	Hong Kong	99% Transamerica Life Insurance Company	Holding company

AUSA Holding Company	Maryland	100% AEGON USA, LLC	Holding company

AUSA Properties, Inc.	Iowa	100% AUSA Holding Company	Own, operate and manage real estate

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AXA Equitable AgriFinance, LLC	Delaware	Members: AEGON USA Realty Advisors, LLC (50%); AXA Equitable Life Insurance Company, a non-affiliate of AEGON (50%)	Agriculturally-based real estate advisory services

Bay Area Community Investments I, LP	California	Partners: 69.995% Transamerica Life Insurance Company; 29.995% Monumental Life Insurance Company; 0.01% Transamerica Affordable housing, Inc.	Investments in low income housing tax credit properties

Bay State Community Investments I, LLC	Delaware	100% Monumental Life Insurance Company	Investments in low income housing tax credit properties

Bay State Community Investments II, LLC	Delaware	100% Monumental Life Insurance Company	Investments in low income housing tax credit properties

Beijing Dafu Insurance Agency Co. Ltd.	Peoples Republic of China	10% owned by WFG China Holdings, Inc.; 90% owned by private individual (non-AEGON associated)	Insurance Agency

Canadian Premier Life Insurance Company	Canada	100% Transamerica Life Canada	Insurance company

CBC Insurance Revenue Securitization, LLC	Delaware	100% Clark Consulting, LLC	Special purpose

Cedar Funding, Ltd.	Cayman Islands	100% Transamerica Life Insurance Company	Investments

Clark, LLC	Delaware	Sole Member - Diversified Retirement Corporation	Holding company

Clark Consulting, LLC	Delaware	100% Clark, LLC	Financial consulting firm

Clark Investment Strategies, inc.	Delaware	100% Clark Consulting, LLC	Registered investment advisor

Clark Securities, Inc.	California	100% Clark Consulting, LLC	Broker-Dealer

Commonwealth General Corporation	Delaware	100% AEGONUSA, LLC	Holding company

Consumer Membership Services Canada Inc.	Canada	100% AEGON Canada ULC	Marketing of credit card protection membership services in Canada

Cornerstone International Holdings Ltd.	UK	100% AEGON DMS Holding B.V.	Holding company

CRG Insurance Agency, Inc.	California	100% Clark Consulting, Inc.	Insurance agency

Creditor Resources, Inc.	Michigan	100% AUSA Holding Company	Credit insurance

CRI Canada Ltd.	Canada	44764 Yukon Inc. owns all preferred shares of stock; various non-AEGON entities/investors own comon shares of stock	Holding company

CRI Solutions Inc.	Maryland	100% Creditor Resources, Inc.	Sales of reinsurance and credit insurance

Cupples State LIHTC Investors, LLC	Delaware	100% Garnet LIHTC Fund VIII, LLC	Investments

Erfahrungsschatz GmbH	Germany	100% Cornerstone International Holdings, Ltd.	Marketing/membership

FD TLIC, Limited Liability Company	New York	100% Transamerica Life Insurance Company	Broadway production

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
FD TLIC Ltd.	United Kingdom	100% FD TLIC, LLC	Theatre production

FGH Realty Credit LLC	Delaware	100% FGH USA, LLC	Real estate

FGH USA LLC	Delaware	100% RCC North America LLC	Real estate

FGP 90 West Street LLC	Delaware	100% FGH USA LLC	Real estate

FGP West Mezzanine LLC	Delaware	100% FGH USA LLC	Real estate

FGP West Street LLC	Delaware	100% FGP West Mezzanine LLC	Real estate

FGP West Street Two LLC	Delaware	100% FGH USA LLC	Real estate

Fifth FGP LLC	Delaware	100% FGH USA LLC	Real estate

Financial Planning Services, Inc.	District of Columbia	100% Commonwealth General Corporation	Special-purpose subsidiary

First FGP LLC	Delaware	100% FGH USA LLC	Real estate

Fong LCS Associates, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Fourth & Market Funding, LLC	Delaware	Commonwealth General Corporation owns 0% participating percentage, but is Managing Member. Ownership: 99% Monumental Life Insurance Company and 1% Garnet Assurance Corporation II	Inactive

Fourth FGP LLC	Delaware	100% FGH USA LLC	Real estate

Garnet Assurance Corporation	Kentucky	100%Transamerica Life Insurance Company	Investments

Garnet Assurance Corporation II	Iowa	100% Commonwealth General Corporation	Business investments

Garnet Assurance Corporation III	Iowa	100% Transamerica Life Insurance Company	Business investments

Garnet Community Investments, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments II, LLC	Delaware	100% Monumental Life Insurance Company	Securities

Garnet Community Investments III, LLC	Delaware	100%Transamerica Life Insurance Company	Business investments

Garnet Community Investments IV, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments V, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments VI, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business

Garnet Community Investments VII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments VIII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments IX, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments X, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XI, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XVIII, LLC	Delaware	100% Transamerica Life Insurance Company	Investments

Garnet Community Investments XX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXIV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Real estate investments

Garnet Community Investments XXV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investment XXVI, LLC	Delaware	100% Transamerica Life Insurance Company	Investments

Garnet Community Investments XXVII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investment XXVIII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXIX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXI, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXIII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXIV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet Community Investments XXXVI, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXVII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXVIII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Invesments

Garnet Community Investments XXXIX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XL, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet LIHTC Fund II, LLC	Delaware	Members: Garnet Community Investments II, LLC (99.99%); Transamerica Life Insurance Company (0.01%)	Investments

Garnet LIHTC Fund III, LLC	Delaware	Members: Garnet Community Investments III, LLC (0.01%); Jefferson-Pilot Life Insurance Company, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund IV, LLC	Delaware	Members: Garnet Community Investments IV, LLC (0.01%); Goldenrod Asset Management, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund V, LLC	Delaware	Members: Garnet Community Investments V, LLC (0.01%); Lease Plan North America, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund VI, LLC	Delaware	Members: Garnet Community Investments VI, LLC (0.01%); Pydna Corporation, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund VII, LLC	Delaware	Members: Garnet Community Investments VII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate(99.99%)	Investments

Garnet LIHTC Fund VIII, LLC	Delaware	Members: Garnet Community Investments VIII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate(99.99%)	Investments

Garnet LIHTC Fund IX, LLC	Delaware	Members: Garnet Community Investments IX, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund X, LLC	Delaware	Members: Garnet Community Investments X, LLC (0.01%); Goldenrod Asset Management, a non-AEGON affiliate (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XI, LLC	Delaware	Members: Garnet Community Investments XI, LLC (0.01%); NorLease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XII, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); and the following non-AEGON affiliates: Bank of America, N.A.( 73.39%); J.P. Morgan Chase Bank, N.A. (13.30%); NorLease, Inc. (13.30%)	Investments

Garnet LIHTC Fund XII-A, LLC	Delaware	Garnet Community Investments XII, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XII-B, LLC	Delaware	Garnet Community Investments XII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XII-C, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); NorLease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIII, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); and the following non-AEGON affiliates: Bank of America, N.A.( 73.39%); J.P. Morgan Chase Bank, N.A. (13.30%); NorLease, Inc. (13.30%)	Investments

Garnet LIHTC Fund XIII-A, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIII-B, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); Norlease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIV, LLC	Delaware	0.01% Garnet Community Investments, LLC; 49.995% Wells Fargo Bank, N.A.; and 49.995% Goldenrod Asset Management, Inc.	Investments

Garnet LIHTC Fund XV, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XVI, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); FNBC Leasing Corporation, a non-AEGON entity (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XVII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); ING USA Annuity and Life Insurance company, a non-affiliate of AEGON (12.999%), and ReliaStar Life Insurance Company, a non-affiliate of AEGON (86.991%).	Investments

Garnet LIHTC Fund XVIII, LLC	Delaware	Members: Garnet Community Investments XVIII, LLC (0.01%); Verizon Capital Corp., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIX, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XX, LLC	Delaware	Sole Member - Garnet Community Investments XX, LLC	Investments

Garnet LIHTC Fund XXI, LLC	Delaware	100% Garnet Community Investments, LLC	Investments

Garnet LIHTC Fund XXII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Norlease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XXIII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Idacorp Financial Services, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XXIV, LLC	Delaware	Members: Garnet Community Investments XXIV, LLC (0.01% as Managing Member); Transamerica Life Insurance Company (21.26%); non-affiliates of AEGON: New York Life Insurance Company (25.51%), New York Life Insurance and Annuity Corporation (21.73%) and Principal Life Insurance Company (31.49%)	Investments

Garnet LIHTC Fund XXV, LLC	Delaware	Members: Garnet Community Investment XXV, LLC (0.01%); Garnet LIHTC Fund XXVIII LLC (1%); non-affiliates of AEGON: Mt. Hamilton Fund, LLC (97.99%); Google Affordable housing I LLC (1%)	Investments

Garnet LIHTC Fund XXVI, LLC	Delaware	Members: Garnet Community Investments XXVI, LLC (0.01%); American Income Life Insurance Company, a non-affiliate of AEGON (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XXVII, LLC	Delaware	Members: Garnet Community Investments XXVII, LLC (0.01%); Transamerica Life Insurance Company (16.7045%); non-affiliates of AEGON: Aetna Life Insurance Company (30.2856%); New York Life Insurance Company (22.7142%); ProAssurance Casualty Company (3.6343%); ProAssurance Indemnity Company (8.4800%); State Street Brank and Trust Company (18.1714%)	Investments

Garnet LIHTC Fund XXVIII, LLC	Delaware	Members: Garnet Community Investments XXVIII LLC (0.01%); non-affiliates of AEGON: USAA Casualty Insurance Company (17.998%); USAA General Indemnity Company (19.998%); USAA Life Insurance Company (3.999%); United Services Automobile Association (57.994%)	Real estate investments

Garnet LIHTC Fund XXIX, LLC	Delaware	Members: Garnet Community Investments XXIX, LLC (.01%); non-affiliate of AEGON: Bank of America, N.A. (99.99%)	Investments

Garnet LIHTC Fund XXX, LLC	Delaware	Garnet Community Investments XXX, LLC (0.01%); non-affiliate of AEGON, New York Life Insurance Company (99.99%)	Investments

Garnet LIHTC Fund XXXI, LLC	Delaware	Members: Garnet Community Investments XXXI, LLC (0.1%); non-affiliates of AEGON: Thunderbolt Peak Fund, LLC (98.99%); Google Affordable housing I, LLC (1%)	Investments

Garnet LIHTC Fund XXXII, LLC	Delaware	Sole Member: Garnet Community Investments XXXVII, LLC.	Investments

Garnet LIHTC Fund XXXIII, LLC	Delaware	Members: Garnet Community Investment XXXIII, LLC (0.01%); non-affiliate of AEGON, NorLease, Inc. (99.99%)	Investments

Garnet LIHTC Fund XXXIV, LLC	Delaware	Members: non-AEGON affiliate, U.S. Bancorp Community Development Corporation (99.99%); Garnet Community Investments XXXIV, LLC (.01%)	Investments

Garnet LIHTC Fund XXXV, LLC	Delaware	Members: Garnet Community Investment XXXV, LLC (0.01%); non-affiliate of AEGON, Microsoft Corporation (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XXXVI, LLC	Delaware	Members: Garnet Community Investments XXXVI, LLC (1%) as managing member; JPM Capital Corporation, a non-AEGON affiliate (99%) as investor member	Investments

Garnet LIHTC Fund XXXVII, LLC	Delaware	Members: Garnet Community Investments XXXVII, LLC (.01%); LIH Realty Corporation, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XXXVIII, LLC	Delaware	Sole Member - Garnet Community Investments XXXVIII, LLC	Investments

Garnet LIHTC Fund XXXIX, LLC	Delaware	Sole Member - Garnet Community Investments XXXIX, LLC	Investments

Garnet LIHTC Fund XL, LLC	Delaware	Sole Member - Garnet Community Investments XL, LLC	Investments

Global Preferred Re Limited	Bermuda	100% AEGON USA, LLC	Reinsurance

Harbor View Re Corp.	Hawaii	100% Commonwealth General Corporation	Captive insurance company

Horizons Acquisition 5, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Horizons St. Lucie Development, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Imani Fe, LP	California	Partners: Garnet LIHTC Fund XIV, LL (99.99% investor limited partner); Transamerica Affordable housing, Inc. (non-owner manager); non-affiliates of AEGON: ABS Imani Fe, LLC (.0034% class A limited partner); Central Valley Coalition for Affordable housing (.0033% co-managing general partner); Grant Housing and Economic Development Corporation (.0033% managing partner)	Affordable housing

Intersecurities Insurance Agency, Inc.	California	100% Western Reserve Life Assurance Co. of Ohio	Insurance agency

Interstate North Office Park GP, LLC	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park, LP	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park Owner, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Interstate North Office Park (Land) GP, LLC	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park (Land) LP	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Investors Warranty of America, Inc.	Iowa	100% AUSA Holding Company	Leases business equipment

LCS Associates, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Legacy General Insurance Company	Canada	100% AEGON Canada ULC	Insurance company

Life Investors Alliance LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Purchase, own, and hold the equity interest of other entities

LIICA Holdings, LLC	Delaware	Sole Member: Transamerica Life Insurance Company	To form and capitalize LIICA Re I, Inc.

LIICA Re I, Inc.	Vermont	100% LIICA Holdings, LLC	Captive insurance company

LIICA Re II, Inc.	Vermont	100% Transamerica Life Insurance Company	Captive insurance company

Massachusetts Fidelity Trust Company	Iowa	100% AUSA Holding Company	Trust company

McDonald Corporate Tax Credit Fund IV Limited Partnership	Delaware	Partners: Monumental Life Insurance Company - 99.9% General Partner; TAH-McD IV, LLC - 0.10% General Partner	Tax credit fund

MLIC Re I, Inc.	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

Money Services, Inc.	Delaware	100% AUSA Holding Company	Provides financial counseling for employees and agents of affiliated companies

Monumental Financial Services, Inc.	Maryland	100% AEGON USA, LLC	DBA in the State of West Viriginia for United Financial Services, Inc.

Monumental General Administrators, Inc.	Maryland	100% AUSA Holding Company	Provides management services to unaffiliated third party administrator

Monumental Life Insurance Company	Iowa	87.72% Commonwealth General Corporation; 12.28% AEGON USA, LLC	Insurance Company

nVISION Financial, Inc.	Iowa	100% AUSA Holding Company	Special-purpose subsidiary

New Markets Community Investment Fund, LLC	Iowa	50% AEGON Institutional Markets, Inc.; 50% AEGON USA Realty Advisors, Inc.	Community development entity

Oncor Insurance Services, LLC	Iowa	Sole Member - Life Investors Financial Group, Inc.	Direct sales of term life insurance

Pearl Holdings, Inc. I	Delaware	100% AEGON USA Asset Management Holding, LLC	Holding company

Pearl Holdings, Inc. II	Delaware	100% AEGON USA Asset Management Holding, LLC	Holding company

Peoples Benefit Services, LLC	Pennsylvania	Sole Member - Stonebridge Life Insurance Company	Special-purpose subsidiary

Pine Falls Re, Inc.	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Primus Guaranty, Ltd.	Bermuda	Members: Transamerica Life Insurance Company (20% 13.1%) and non-affiliates of AEGON and the public holders own the remainder.	Provides protection from default risk of investment grade corporate and sovereign issues of financial obligations.

PSL Acquisitions Operating, LLC	Iowa	Sole Member: Investors Warranty of America, Inc.	Owner of Core subsidiary entities

Pyramid Insurance Company, Ltd.	Hawaii	100% Transamerica Corporation	Property & Casualty Insurance

RCC North America LLC	Delaware	100% AEGON USA, LLC	Real estate

Real Estate Alternatives Portfolio 1 LLC	Delaware	Members: Transamerica Life Insurance Company (90.96%); Monumental Life Insurance Company (6.30%); Transamerica Financial Life Insurance Company (2.74%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 2 LLC	Delaware	Members are: Transamerica Life Insurance Company (90.25%); Transamerica Financial Life Insurance Company (7.5%); Stonebridge Life Insurance Company (2.25%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 3 LLC	Delaware	Members are: Transamerica Life Insurance Company (73.4%); Monumental Life Insurance Company (25.6%); Stonebridge Life Insurance Company (1%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 3A, Inc.	Delaware	Members: Monumental Life Insurance Company (37%); Transamerica Financial Life Insurance Company (9.4%); Transamerica Life Insurance Company (52.6%); Stonebridge Life Insurance Company (1%)	Real estate alternatives investment

Real Estate Alternatives Portfolio 4 HR, LLC	Delaware	Members are: Transamerica Life Insurance Company (64%); Monumental Life Insurance Company (32%); Transamerica Financial Life Insurance Company (4%). Manager: AEGON USA Realty Advisors, Inc.	Investment vehicle for alternative real estate investments that are established annually for our affiliated companies common investment

Real Estate Alternatives Portfolio 4 MR, LLC	Delaware	Members are: Transamerica Life Insurance Company (64%); Monumental Life Insurance Company (32%); Transamerica Financial Life Insurance Company (4%). Manager: AEGON USA Realty Advisors, Inc.	Investment vehicle for alternative real estate investments that are established annually for our affiliated companies common investment

Realty Information Systems, Inc.	Iowa	100% Transamerica Realty Services, LLC	Information Systems for real estate investment management

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Retirement Project Oakmont	California	General Partner: Transamerica Oakmont Retirement Associates, a CA limited partnership; Transamerica Life Insurance Company (limited partner); and Oakmont Gardens, a CA limited partnership (non-AEGON entity limited partner). General Partner of Transamerica Oakmont Retirement Associates is Transamerica Oakmont Corporation. 100 units of limited partnership interests widely held by individual investors.	Senior living apartment complex

River Ridge Insurance Company	Vermont	100% AEGON Management Company	Captive insurance company

Second FGP LLC	Delaware	100% FGH USA LLC	Real estate

Selient Inc.	Canada	100% AEGON Canada ULC	Application service provider providing loan origination platforms to Canadian credit unions.

Seventh FGP LLC	Delaware	100% FGH USA LLC	Real estate

Short Hills Management Company	New Jersey	100% AEGON U.S. Holding Corporation	Dormant

Southwest Equity Life Insurance Company	Arizona	Voting common stock is allocated 75% of total cumulative vote - AEGON USA, LLC. Participating Common stock (100% owned by non-AEGON shareholders) is allocated 25% of total cumulative vote.	Insurance

St. Lucie West Development Company, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Stonebridge Benefit Services, Inc.	Delaware	100% Commonwealth General Corporation	Health discount plan

Stonebridge Casualty Insurance Company	Ohio	100% AEGON USA, LLC	Insurance company

Stonebridge International Insurance Ltd.	UK	100% Cornerstone International Holdings Ltd.	General insurance company

Stonebridge Life Insurance Company	Vermont	100% Commonwealth General Corporation	Insurance company

Stonebridge Reinsurance Company	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

TAH-MCD IV, LLC	Iowa	Sole Member - Transamerica Affordable housing, Inc.	Serve as the general partner for McDonald Corporate Tax Credit Fund IV Limited Partnership

TAH Pentagon Funds, LLC	Iowa	Sole Member - Transamerica Affordable housing, Inc.	Serve as a general partner in a lower-tier tax credit entity

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
TAHP Fund I, LLC	Delaware	Sole Member - Monumental Life Insurance Company	Real estate investments

TAHP Fund II, LLC	Delaware	Sole Member - Garnet LIHTC Fund VIII, LLC	Low incoming housing tax credit

TAHP Fund VII, LLC	Delaware	Investor Member: Garnet LIHTC Fund XIX, LLC	Real estatement investments

TCF Asset Management Corporation	Colorado	100% TCFC Asset Holdings, Inc.	A depository for foreclosed real and personal property

TCFC Air Holdings, Inc.	Delaware	100% Transamerica Commercial Finance Corporation, I	Holding company

TCFC Asset Holdings, Inc.	Delaware	100% Transamerica Commercial Finance Corporation, I	Holding company

The AEGON Trust Advisory Board: Mark W. Mullin, Alexander R. Wynaendts, and Craig D. Vermie	Delaware	100% AEGON International B.V.	Voting Trust

The RCC Group, Inc.	Delaware	100% FGH USA LLC	Real estate

THH Acquisitions, LLC	Iowa	Sole Member - Investors Waranty of America, Inc.	Acquirer of Core South Carolina mortgage loans from Investors Warranty of America, Inc. and holder of foreclosed real estate.

TIHI Canada Holding, LLC	Iowa	Sole Member - Transamerica International Holdings, Inc.	Holding company

TLIC Riverwood Reinsurance, Inc.	Iowa	100% Transamerica Life Insurance Company	Limited purpose subsidiary life insurance company

Tradition Development Company, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Tradition Irrigation Company, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Irrigation company

Tradition Land Company, LLC	Iowa	Sole Member: Investors Warranty of America, Inc.	Aquirer of Core Florida mortgage loans from Investors Warranty and holder of foreclosed read estate.

Transamerica Accounts Holding Corporation	Delaware	100% TCFC Asset Holdings, Inc.	Holding company

Transamerica Advisors Life Insurance Company	Arkansas	100% AEGON USA, LLC	Insurance company

Transamerica Advisors Life Insurance Company of New York	New York	100% AEGON USA, LLC	Insurance company

Transamerica Affinity Marketing Corretora de Seguros Ltda.	Brazil	749,000 quota shares owned by AEGON DMS Holding B.V.; 1 quota share owned by AEGON International B.V.	Brokerage company

Transamerica Affinity Services, Inc.	Maryland	100% AEGON Direct Marketing Services, Inc.	Marketing company

Transamerica Affordable housing, Inc.	California	100% Transamerica Realty Services, LLC	General partner LHTC Partnership

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Agency Network, Inc.	Iowa	100% AUSA Holding Company	Special purpose subsidiary

Transamerica Annuity Service Corporation	New Mexico	100% Transamerica International Holdings, Inc.	Performs services required for structured settlements

Transamerica Asset Management, Inc.	Florida	Western Reserve Life Assurance Co. of Ohio owns 77%; AUSA Holding Co. owns 23%.	Fund advisor

Transamerica Aviation LLC	Delaware	100% TCFC Air Holdings, Inc.	Special purpose corporation

Transamerica (Bermuda) Services Center, Ltd.	Bermuda	100% AEGON International B.V.	Special purpose corporation

Transamerica Capital, Inc.	California	100% AUSA Holding Company	Broker/Dealer

Transamerica Commercial Finance Corporation, I	Delaware	100% Transamerica Finance Corporation	Holding company

Transamerica Consumer Finance Holding Company	Delaware	100% TCFC Asset Holdings, Inc.	Consumer finance holding company

Transamerica Corporation	Delaware	100% The AEGON Trust	Major interest in insurance and finance

Transamerica Corporation	Oregon	100% Transamerica Corporation	Holding company

Transamerica Direct Marketing Asia Pacific Pty Ltd.	Australia	100% AEGON DMS Holding B.V.	Holding company

Transamerica Direct Marketing Consultants Private Limited	India	99.95% AEGON DMS Holding B.V.; non-AEGON affiliate, Keshav Sunderraj owns .05%	Marketing consultant

Transamerica Distribution Finance - Overseas, Inc.	Delaware	100% TCFC Asset Holdings, Inc.	Commercial Finance

Transamerica Finance Corporation	Delaware	100% Transamerica Corporation	Commercial & Consumer Lending & equipment leasing

Transamerica Financial Advisors, Inc.	Delaware	1,000 shares owned by AUSA Holding Company; 209 shares owned by Transamerica International Holdings, Inc.; 729 shares owned by AEGON Asset Management Services, Inc.	Broker/Dealer

Transamerica Financial Life Insurance Company	New York	87.40% AEGON USA, LLC; 12.60% Transamerica Life Insurance Company	Insurance

Transamerica Fund Services, Inc.	Florida	Western Reserve Life Assurance Co. of Ohio owns 44%; AUSA Holding Company owns 56%	Mutual fund

Transamerica Funding LP	U.K.	99% Transamerica Leasing Holdings, Inc.; 1% Transamerica Commercial Finance Corporation, I	Intermodal leasing

Transamerica Home Loan	California	100% Transamerica Consumer Finance Holding Company	Consumer mortgages

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Insurance Marketing Asia Pacific Pty Ltd.	Australia	100% Transamerica Direct Marketing Asia Pacific Pty Ltd.	Insurance intermediary

Transamerica International Direct Marketing Consultants, LLC	Maryland	51% Hugh J. McAdorey; 49% AEGON Direct Marketing Services, Inc.	Provide consulting services ancillary to the marketing of insurance products overseas.

Transamerica International Holdings, Inc.	Delaware	100% AEGON USA, LLC	Holding company

Transamerica International RE (Bermuda) Ltd.	Bermuda	100% AEGON USA, LLC	Reinsurance

Transamerica International Re Escritório de Representação no Brasil Ltd	Brazil	95% Transamerica International Re(Bermuda) Ltd.; 5% Transamerica International Holdings, Inc.	Insurance and reinsurance consulting

Transamerica Investment Management, LLC	Delaware	Sole Member - AEGON USA Asset Management Holding, LLC	Investment advisor

Transamerica Investors Securities Corporation	Delaware	100% Transamerica Retirement Solutions Corporation	Broker/Dealer

Transamerica Leasing Holdings Inc.	Delaware	100% Transamerica Finance Corporation	Holding company

Transamerica Life Canada	Canada	100% AEGON Canada ULC	Life insurance company

Transamerica Life Insurance Company	Iowa	676,190 shares Common Stock owned by Transamerica International Holdings, Inc.; 86,590 shares of Preferred Stock owned by Transamerica Corporation; 30,564 shares of Preferred Stock owned by AEGON USA, LLC	Insurance

Transamerica Life (Bermuda) Ltd.	Bermuda	100% Transamerica Life Insurance Company	Long-term life insurer in Bermuda — will primarily write fixed universal life and term insurance

Transamerica Oakmont Corporation	California	100% Transamerica International Holdings, Inc.	General partner retirement properties

Transamerica Oakmont Retirement Associates	California	General Partner is Transamerica Oakmont Corporation. 100 units of limited partnership interests widely held by individual investors.	Senior living apartments

Transamerica Pacific Insurance Company, Ltd.	Hawaii	26,000 shares common stock owned by Commonwealth General Corporation; 1,000 shares of common stock owned by Transamerica International Holdings, Inc.	Life insurance

Transamerica Pyramid Properties LLC	Iowa	100% Monumental Life Insurance Company	Realty limited liability company

Transamerica Realty Investment Properties LLC	Delaware	100% Monumental Life Insurance Company	Realty limited liability company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Realty Services, LLC	Delaware	AUSA Holding Company - sole Member	Real estate investments

Transamerica Resources, Inc.	Maryland	100% Monumental General Administrators, Inc.	Provides education and information regarding retirement and economic issues.

Transamerica Retirement Advisors, Inc.	Delaware	100% Transamerica Retirement Solutions Corporation	Investment advisor

Transamerica Retirement Insurance Agency, Inc.	Delaware	100% Transamerica Retirement Solutions Corporation	Conduct business as an insurance agency.

Transamerica Retirement Solutions Corporation	Delaware	100% AUSA Holding Company	Retirement plan services.

Transamerica Securities Inc.	Canada	100% World Financial Group Holding Company of Canada, Inc.	Mutual fund dealer

Transamerica Small Business Capital, Inc.	Delaware	100% TCFC Asset Holdings, Inc.	Holding company

Transamerica Stable Value Solutions Inc.	Delaware	100% Commonwealth General Corporation	Principle Business: Provides management services to the stable value division of AEGON insurers who issue synthetic GIC contracts.

Transamerica Travel and Conference Services, LLC	Iowa	100% Money Services, Inc.	Travel and conference services

Transamerica Vendor Financial Services Corporation	Delaware	100% TCFC Asset Holdings, Inc.	Provides commercial leasing

United Financial Services, Inc.	Maryland	100% AEGON USA, LLC	General agency

Universal Benefits, LLC	Iowa	100% AUSA Holding Company	Third party administrator

Western Reserve Life Assurance Co. of Ohio	Ohio	100% AEGON USA, LLC	Insurance

WFG China Holdings, Inc.	Delaware	100% World Financial Group, Inc.	Hold interest in Insurance Agency located in Peoples Republic of China

WFG Insurance Agency of Puerto Rico, Inc.	Puerto Rico	100% World Financial Group Insurance Agency, Inc.	Insurance agency

WFG Properties Holdings, LLC	Georgia	100% World Financial Group, Inc.	Marketing

WFG Reinsurance Limited	Bermuda	51% owned by World Financial Group, Inc; remaining 49% is annually offered to independent contractors associated with WFG Reinsurance Ltd.	Reinsurance

World Financial Group Canada Inc.	Canada	100% World Financial Group Holding Company of Canada Inc.	Marketing

World Financial Group Holding Company of Canada Inc.	Canada	100% Transamerica International Holdings, Inc.	Holding company

World Financial Group, Inc.	Delaware	100% AEGON Asset Management Services, Inc.	Marketing

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
World Financial Group Insurance Agency of Canada Inc.	Ontario	50% World Financial Group Holding Co. of Canada Inc.; 50% World Financial Group Subholding Co. of Canada Inc.	Insurance agency

World Financial Group Insurance Agency of Hawaii, Inc.	Hawaii	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency of Massachusetts, Inc.	Massachusetts	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency of Wyoming, Inc.	Wyoming	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency, Inc.	California	100% Western Reserve Life Assurance Co. of Ohio	Insurance agency

World Financial Group Subholding Company of Canada Inc.	Canada	100% World Financial Group Holding Company of Canada, Inc.	Holding company

Yarra Rapids, LLC	Delaware	Members are: Real Estate Alternatives Portfolio 4MR, LLC (49%) and non-AEGON affiliate (51%)	Real estate investments

Zahorik Company, Inc.	California	100% AUSA Holding Company	Inactive

Zero Beta Fund, LLC	Delaware	Members are: Transamerica Life Insurance Company (82.35%); Monumental Life Insurance Company (16.16%); Transamerica Financial Life Insurance Company (1.49%) Manager: AEGON USA Investment Management LLC	Aggregating vehicle formed to hold various fund investments.

Item 27. Number of Contract Owners

As of April 30, 2014, there were 2,016 Owners of the Contracts.

Item 28. Indemnification

The New York Code (Sections 721 et. seq.) provides for permissive indemnification in certain situations, mandatory indemnification in other situations, and prohibits indemnification in certain situations. The Code also specifies procedures for determining when indemnification payments can be made.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters–

(a)	Transamerica Capital, Inc. serves as the principal underwriter for:

Transamerica Capital, Inc. serves as the principal underwriter for the Retirement Builder Variable Annuity Account, Separate Account VA B, Separate Account VA Q, Separate Account VA HH, Separate Account VA-1, Separate Account VA-2L, Separate Account VA-5, Separate Account VA-6, Separate Account VA-7, Separate Account VA-8, Separate Account Fund B, Separate Account Fund C, Transamerica Corporate Separate Account Sixteen, Transamerica Separate Account R3, Separate Account VL, Separate Account VUL-1; Separate Account VUL-2, Separate Account VUL-3, Separate Account VUL-4, Separate Account VUL-5, Separate Account VUL-6, Separate Account VUL-A, and Variable Life Account A. These accounts are separate accounts of Transamerica Life Insurance Company.

Transamerica Capital, Inc. serves as principal underwriter for Separate Account VA BNY, Separate Account VA QNY, TFLIC Separate Account VNY, Separate Account VA-2LNY, TFLIC Separate Account C, Separate Account VA-5NLNY, Separate Account VA-6NY, TFLIC Series Annuity Account, TFLIC Series Life Account. ML of New York Variable Annuity Separate Account, ML of New York Variable Annuity Separate Account A, ML of New York Variable Annuity Separate Account B, ML of New York Variable Annuity Separate Account C, ML of New York Variable Annuity Separate Account D, ML of New York Variable Life Separate Account, and ML of New York Variable Life Separate Account II. These accounts are separate accounts of Transamerica Financial Life Insurance Company.

Transamerica Capital, Inc. serves as principal underwriter for Separate Account VA U, Separate Account VA V, Separate Account VA AA, WRL Series Life Account, WRL Series Life Account G, WRL Series Life Corporate Account, WRL Series Annuity Account and WRL Series Annuity Account B. These accounts are separate accounts of Western Reserve Life Assurance Co. of Ohio.

Transamerica Capital, Inc. also serves as principal underwriter for Separate Account VA BB, Separate Account VA CC and Separate Account VL E. This account is a separate account of Monumental Life Insurance Company.

Transamerica Capital, Inc. also serves as principal underwriter for Merrill Lynch Life Variable Annuity Separate Account, Merrill Lynch Life Variable Annuity Separate Account A, Merrill Lynch Life Variable Annuity Separate Account B, Merrill Lynch Life Variable Annuity Separate Account C, Merrill Lynch Life Variable Annuity Separate Account D, Merrill Lynch Variable Life Separate Account, and Merrill Lynch Life Variable Life Separate Account II. These accounts are separate accounts of Transamerica Advisors Life Insurance Company.

Transamerica Capital, Inc. also serves as principal underwriter for Transamerica Series Trust, Transamerica Funds, Transamerica Investors, Inc., Transamerica Partners Funds Group, Transamerica Partners Funds Group II, Transamerica Partners Portfolios, and Transamerica Asset Allocation Variable Funds.

(b)	Directors and Officers of Transamerica Capital, Inc.:

Name	Principal Business Address	Position and Offices with Underwriter
Thomas A. Swank	(1)	Director

Michael W. Brandsma	(2)	Director, President and Chief Financial Officer

David W. Hopewell	(1)	Director

David R. Paulsen	(2)	Director, Chief Executive Officer and Chief Sales Officer

Blake S. Bostwick	(2)	Chief Marketing Officer and Chief Operations Officer

Courtney John	(2)	Chief Compliance Officer and Vice President

Amy Angle	(3)	Assistant Vice President

Elizabeth Belanger	(4)	Assistant Vice President

Dennis P. Gallagher	(5)	Assistant Vice President

Christy Rissin	(5)	Assistant Vice President

Brenda L. Smith	(5)	Assistant Vice President

Darin D. Smith	(1)	Assistant Vice President

Lisa Wachendorf	(1)	Assistant Vice President

Arthur D. Woods	(5)	Assistant Vice President

Jeffrey T. McGlaun	(3)	Assistant Treasurer

Carrie N. Powicki	(2)	Secretary

C. Michael van Katwijk	(3)	Treasurer

Wesley J. Hodgson	(2)	Vice President

(1)	4333 Edgewood Road N.E., Cedar Rapids, IA 52499-0001
(2)	4600 S Syracuse St, Suite 1100, Denver, CO 80237-2719
(3)	100 Light Street, Floor B1, Baltimore, MD 21202
(4)	440 Mamaroneck Avenue, Harrison, NY 10528
(5)	570 Carillon Parkway, St. Petersburg, FL 33716

(c)	Compensation to Principal Underwriter:

Name of Principal Underwriter	Net Underwriting Discounts and Commissions(1)	Compensation on Redemption	Brokerage Commissions	Compensation
Transamerica Capital, Inc.	$832,129	0	0	0

(1)	Fiscal Year 2013

Item 30. Location of Accounts and Records

The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by Manager Regulatory Filing Unit, Transamerica Financial Life Insurance Company at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001.

Item 31. Management Services.

All management Contracts are discussed in Part A or Part B.

Item 32. Undertakings

(a)	Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as Premiums under the Contract may be accepted.

(b)	Registrant undertakes that it will include either (i) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information or (ii) a space in the Policy application that an applicant can check to request a Statement of Additional Information.

(c)	Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Transamerica at the address or phone number listed in the Prospectus.

(d)	Transamerica Financial Life Insurance Company hereby represents that the fees and charges deducted under the policies, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Transamerica Financial Life Insurance Company.

SECTION 403(B) REPRESENTATIONS

Transamerica represents that it is relying on a no-action letter dated November 28, 1988, to the American Council of Life Insurance (Ref. No. IP-6-88), regarding Sections 22(e), 27(c)(1), and 27(d) of the Investment Company Act of 1940, in connection with redeemability restrictions on Section 403(b) Policies, and that paragraphs numbered (1) through (4) of that letter will be complied with.

TEXAS ORP REPRESENTATION

The Registrant intends to offer policies to participants in the Texas Option Retirement Program. In connection with that offering, the Registrant is relying on Rule 6c-7 under the Investment Company Act of 1940 and is complying with, or shall comply with, paragraphs (a) – (d) of that Rule.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Cedar Rapids and State of Iowa, on this 1 day of July, 2014.

ML OF NEW YORK VARIABLE ANNUITY
SEPARATE ACCOUNT A

TRANSAMERICA FINANCIAL LIFE
INSURANCE COMPANY
Depositor

Peter G. Kunkel*
Director, President and Chairman of the Board

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

	Director	, 2014
William Brown, Jr.*

	Director	, 2014
Steven E. Frushtick*

	Director	, 2014
Peter P. Post*

	Director, Chairman of the Board and President	, 2014
Peter G. Kunkel*

	Director, Senior Vice President, Assistant Secretary and Division General Counsel	, 2014
Marc Cahn*

	Director and Vice President	, 2014
Elizabeth Belanger*

	Director and Vice President	, 2014
John T. Mallett*

	Senior Vice President and Treasurer	, 2014
C. Michiel van Katwijk*

	Controller	, 2014
Eric J. Martin*

/s/ Darin D. Smith Darin D. Smith	Vice President, Assistant Secretary and Managing Assistant General Counsel	July 1, 2014

*	By: Darin D. Smith – Attorney-in-Fact pursuant to Powers of Attorney filed previously and herewith.

Registration No.

333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM N-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOR

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page No.*

(l)(b)	Resolution of Board of Directors of Transamerica Financial Life Insurance Company Approving Plan of Merger with Transamerica Advisors Life Insurance Company of New York

(1)(c)	Resolution of Board of Directors of Transamerica Advisors Life Insurance Company of New York Approving Plan of Merger with Transamerica Financial Life Insurance Company

(8)(e)(1)	Addendum No. 2 to Participation Agreement (Davis)

(8)(g)	Participation Agreement (MFS)

(8)(g)(1)	Amendment to Agreements (MFS Confidential Information)

(8)(h)(2)	Amendment No. 4 to Participation Agreement (PIMCO)

(8)(h)(3)	Amendment No. 6 to Participation Agreement (PIMCO)

(9)	Opinion of Counsel

(10)	Consent of Independent Registered Public Accounting Firm

(13)	Powers of Attorney

*	Page numbers included only in manually executed original.